UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

SQZ Biotechnologies Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SQZ BIOTECHNOLOGIES COMPANY

PO Box 5515

Wayland, Massachusetts 01778

January 23, 2024

To our stockholders:

You are invited to attend a special meeting of stockholders (the “Special Meeting”) of SQZ Biotechnologies Company, a Delaware corporation (the “Company” or “SQZ”), which will be held on February 29, 2024 at 9:30 a.m. Eastern Time. The Special Meeting will be held in a virtual-only format, which will be conducted via live webcast. You may attend the meeting online, submit questions, and vote your shares electronically during the meeting via live webcast by visiting: www.proxydocs.com/SQZB. In order to attend and/or participate, you must register in advance at www.proxydocs.com/SQZB prior to the deadline of February 28, 2024 at 5:00 p.m. Eastern Time. Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the Special Meeting and will also permit you to vote electronically and submit questions at the meeting.

The attached Notice of Special Meeting of Stockholders and proxy statement contain details of the business to be conducted at the Special Meeting.

Holders of record of our common stock, par value $0.001 per share, as of the close of business on January 23, 2024 are entitled to notice of and to vote at the Special Meeting, or any continuation, postponement or adjournment thereof. Your vote is important. Whether or not you are able to attend the meeting, it is important that your shares be represented and voted at the Special Meeting. Therefore, to ensure your vote is counted, we urge you to please promptly vote your shares by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card. If you decide to attend the Special Meeting online, you will be able to change your vote or revoke your proxy, even if you have previously submitted your proxy.

On behalf of SQZ, we would like to thank you for your continued support.

Sincerely,
/s/ Howard Bernstein, M.D., Ph.D.
Howard Bernstein, M.D., Ph.D.
Interim Chief Executive Officer and Director

SQZ BIOTECHNOLOGIES COMPANY

PO Box 5515

Wayland, Massachusetts 01778

NOTICE OF SPECIAL MEETING OF

STOCKHOLDERS

To be held on February 29, 2024

Time and Date	February 29, 2024 at 9:30 a.m. Eastern Time

Place	The special meeting of stockholders (the “Special Meeting”) of SQZ Biotechnologies Company (“SQZ,” the “Company,” “we,” “us” and “our”) will be held in a virtual format only at www.proxydocs.com/SQZB.

Items of Business

•  The approval of the sale of all or substantially all of the assets of the Company (the “Sale”) pursuant to the Asset Purchase Agreement dated December 21, 2023, by and between the Company and STEMCELL Technologies Canada Acquisitions Inc. (the “Purchaser”), a copy of which is attached to the accompanying proxy statement as Exhibit A (such agreement, the “Asset Purchase Agreement,” and such proposal the “Sale Proposal”).

•  The approval of the liquidation and dissolution of the Company (the “Dissolution”) and the Plan of Liquidation and Dissolution (the “Plan of Dissolution”), a copy of which is attached to the accompanying proxy statement as Exhibit B, which, if approved, will authorize the Board of Directors (the “Board”) to liquidate and dissolve the Company in accordance with the Plan of Dissolution (the “Dissolution Proposal”).

•  To grant discretionary authority to the Board to adjourn the Special Meeting, from time to time, to a later date or dates to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Sale Proposal or the Dissolution Proposal (the “Adjournment Proposal”).

•  To transact such other business as may properly come before the Special Meeting or any adjournments, postponements or continuations thereof.

Board Recommendations

After careful consideration of a number of factors, as described in the attached proxy statement, the Board has unanimously determined that the Sale Proposal, Dissolution Proposal and Adjournment Proposal are advisable and in the best interests of SQZ and its stockholders.

The Board unanimously recommends that you vote “FOR” each of the Sale Proposal, the Dissolution Proposal and the Adjournment Proposal.

Record Date	The close of business on January 23, 2024 (the “Record Date”). Only holders of our common stock, par value $0.001 per share (“Common Stock”), on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting, or any continuation, postponement or adjournment thereof.

Proxy Voting	IMPORTANT

Please submit a proxy to vote your shares at your earliest convenience. Promptly submitting a proxy by following the instructions on the proxy card and completing, signing, dating and returning your proxy card or submitting a proxy by Internet or telephone as described on your proxy card will save the expense and extra work of additional solicitation. Submitting your proxy now will not prevent you from voting your shares at the Special Meeting, as your proxy is revocable at your option.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to Be Held on February 29, 2024 at 9:30 a.m. Eastern Time. This proxy statement is first being sent to stockholders on or about January 24, 2024.

This proxy statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, are also available on the SEC’s website at www.sec.gov.

By order of the Board of Directors,

/s/ Lawrence Knopf
Lawrence Knopf
General Counsel and Secretary

January 23, 2024

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements, including within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact contained in this proxy statement are “forward-looking statements” for purposes of this proxy statement. These statements involve known and unknown risks, uncertainties, assumptions and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “target,” “predict,” “project,” “contemplate,” “should,” “will,” “would,” “continue” or the negative or plural of those terms or other similar expressions.

Forward-looking statements in this proxy statement include, but are not limited to:

•	plans and expectations for the Sale and the Dissolution;

•

the risk that the Sale and the Dissolution may not be completed in a timely manner or at all, which may adversely affect the price of the securities of the Company and the Company’s ability to survive as an operating entity;

•	the failure to satisfy the conditions to the consummation of the Sale, including the adoption of the Asset Purchase Agreement by the Company’s stockholders;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Asset Purchase Agreement;

•	the outcome of any legal proceedings related to the Sale that may be instituted against the Company and the Purchaser following the announcement of the Sale;

•	beliefs about the Company’s available options and financial condition;

•	the effect of the announcement or pendency of the Sale on the Company’s business relationships, performance, and business generally;

•	all statements regarding the tax and accounting consequences of the transactions contemplated by the Sale and the Dissolution;

•	the amount of costs, fees and expenses related to the Sale and the Dissolution; and

•	all statements regarding the amount and timing of distributions made to stockholders, if any, in connection with the Sale and the Dissolution.

The forward-looking statements in this proxy statement are only predictions. We based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions, some of which cannot be predicted or quantified and some of which are beyond our control. Risks, uncertainties and assumptions that may cause actual results to differ materially from current expectations include, among other things, those set forth in under the caption “Risk Factors” in this proxy statement and SQZ’s most recent Annual Report on Form 10-K and its recent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”).

Any forward-looking statement in this proxy statement reflects our current view with respect to future events, speaks only as of the date of this proxy statement, and is subject to these and other risks, uncertainties and assumptions. Given these uncertainties, you should not rely on these forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, our information may be incomplete or limited and we cannot guarantee future results. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by law, we do not plan, and assume no obligation, to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. We qualify all of our forward-looking statements by these cautionary statements.

WEBSITES

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

SQZ BIOTECHNOLOGIES COMPANY

PO Box 5515

Wayland, Massachusetts 01778

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of SQZ Biotechnologies Company of proxies in connection with our Special Meeting of Stockholders to be held on February 29, 2024 (the “Special Meeting”), at 9:30 a.m. Eastern Time, and at any continuation, postponement, or adjournment of the Special Meeting. The Special Meeting will be a completely virtual meeting, which will be conducted via live webcast.

You will be able to participate in the Special Meeting online, vote your shares electronically and submit your questions before and during the Special Meeting by visiting www.proxydocs.com/SQZB. In order to attend and/or participate, you must register in advance at www.proxydocs.com/SQZB prior to the deadline of February 28, 2024 at 5:00 p.m. Eastern Time. Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the Special Meeting and will also permit you to vote electronically and submit questions at the meeting. You will not be able to attend the Special Meeting in person.

Holders of record of shares of our common stock, $0.001 par value per share (“Common Stock”), as of the close of business on January 23, 2024 (the “Record Date”), will be entitled to notice of and to vote at the Special Meeting and any continuation, postponement, or adjournment of the Special Meeting. As of the Record Date, there were 29,491,125 shares of Common Stock outstanding and entitled to vote at the Special Meeting. Each share of Common Stock is entitled to one vote on any matter presented to stockholders at the Special Meeting.

This proxy statement is dated January 23, 2024, and we expect to commence providing this proxy statement to our stockholders on or about January 24, 2024.

In this proxy statement, “SQZ”, “Company”, “we”, “us”, and “our” refer to SQZ Biotechnologies Company.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE STOCKHOLDER MEETING TO BE HELD ON FEBRUARY 29, 2024

This Proxy Statement is available at

http://www.proxydocs.com/SQZB

General

At the Special Meeting, you will be asked to consider and vote upon the following proposals.

•	The approval of the sale of all or substantially all of the assets of the Company (the “Sale”) pursuant to the Asset Purchase Agreement dated December 21, 2023, by and between the Company and

STEMCELL Technologies Canada Acquisitions Inc. (the “Purchaser”), attached hereto as Exhibit A (such agreement, the “Asset Purchase Agreement,” and such proposal the “Sale Proposal”).

•

The approval of the liquidation and dissolution of the Company (the “Dissolution”) and the Plan of Liquidation and Dissolution (the “Plan of Dissolution”), attached hereto as Exhibit B, which, if approved, will authorize the Board to liquidate and dissolve the Company in accordance with the Plan of Dissolution (the “Dissolution Proposal”).

•

To grant discretionary authority to the Board to adjourn the Special Meeting, from time to time, to a later date or dates to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Sale Proposal or the Dissolution Proposal (the “Adjournment Proposal”).

•	To transact such other business as may properly come before the Special Meeting or any adjournments, postponements or continuations thereof.

After careful consideration of a number of factors, as further described in this proxy statement, the Board has unanimously:

•	Determined that each of the foregoing proposals and other transactions contemplated thereby are advisable and in the best interests of the Company and its stockholders.

•	Approved in all respects each of the foregoing proposals and other transactions contemplated thereby.

•	Recommended a vote “FOR” each of the Sale Proposal, Dissolution Proposal and Adjournment Proposal.

SUMMARY TERM SHEET

Asset Purchase Agreement

The following is a summary of the key terms of the Asset Purchase Agreement. All capitalized, undefined terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement, which is attached to this proxy statement as Exhibit A.

•

Pursuant to the Asset Purchase Agreement, the Company will sell and assign substantially all of its assets to the Purchaser, and the Purchaser will assume certain liabilities relating to or arising out of the ownership, use, operations or maintenance of the assigned assets from and after the closing of the transactions contemplated by the Asset Purchase Agreement (the “Closing”).

•	The total consideration for the purchase and sale of the Company’s assets is $11,800,000.

•

The Asset Purchase Agreement contains customary representations, warranties and covenants of the parties, including covenants concerning the preservation of the Transferred Assets (as defined below) by the Company prior to the Closing.

•

Until the Closing, the Company is prohibited from, directly or indirectly, engaging in any solicitation or similar activities, as set forth in the Asset Purchase Agreement (the “No-Shop”). During the No-Shop, the Company may, under certain limited circumstances, consider unsolicited, alternative transaction proposals from third parties that are Superior Proposals. The Company must give the Purchaser an opportunity to revise its proposal so that any other alternative transaction proposals are no longer Superior Proposals.

•

The Company, on the one hand, and the Purchaser, on the other hand, have agreed to indemnify each other from and against losses the respective parties may incur arising out of breaches of the other party’s representations, warranties and covenants contained in the Asset Purchase Agreement, and the Purchaser has agreed to indemnify the Company for losses relating to any Assumed Liabilities, and the Company has agreed to indemnify the Purchaser for losses relating to the Excluded Assets and the Excluded Liabilities. All indemnification obligations of the parties under the Asset Purchase Agreement are subject to specified survival limitations, including the termination of such obligations upon the Company’s filing of a certificate of dissolution with the Secretary of State of the State of Delaware (the “Secretary of State”) and other customary exceptions and limitations. The indemnification obligations of the parties will not exceed $590,000, other than for the Company’s breach of its fundamental representations.

•

For a period of two years commencing on the Closing, the Company is prohibited from directly or indirectly engaging in, investing in, owning, managing, operating, controlling, advising or rendering services to any person engaged in the business of mechanically opening cells for the intracellular delivery of cargo.

•

The Closing is subject to customary closing conditions, including, among others, (i) obtaining approval of the Sale Proposal by our stockholders, as further described in this proxy statement, (ii) the absence of any law or order prohibiting the consummation of the Sale, (iii) the accuracy of representations and warranties set forth in the Asset Purchase Agreement (subject to customary bringdown qualifiers) and material compliance with covenants set forth in the Asset Purchase Agreement and (iv) certain other conditions contained therein.

•

The Company and the Purchaser are permitted under certain circumstances to terminate the Asset Purchase Agreement, including in the event that (i) the Closing has not occurred by April 30, 2024, (ii) a government entity having competent jurisdiction over the business of the Company has permanently enjoined or prohibited the consummation of the Sale, (iii) the Sale Proposal has not been approved by our stockholders, (iv) if the other party to the Asset Purchase Agreement has materially breached any representation, warranty, covenant or other agreement such that the closing conditions relating to either the accuracy of representations or the satisfaction of covenants by the other party are not met and cannot be cured as provided in the Asset Purchase Agreement, or (v) by mutual written consent. Further, the Company may terminate the Asset Purchase Agreement in the event the Board authorizes the Company to enter into an alternative transaction with respect to a Superior Proposal, and the Purchaser may terminate the Asset Purchase Agreement in the event the Board changes its recommendation to the stockholders of the Company to vote in favor of the Sale Proposal. Additionally, SQZ must pay to the Purchaser a termination fee of $360,000 in the event (i) SQZ terminates the Asset Purchase Agreement if the Board authorizes SQZ to enter into an alternative transaction with respect to a Superior Proposal or (ii) the Purchaser terminates the Asset Purchase Agreement upon the Board’s change of recommendation that the Asset Purchase Agreement and the Sale Proposal be approved by our stockholders.

The summary of selected information from this proxy statement regarding the Sale Proposal may not contain all of the information that is important to you. To understand the Sale Proposal and the Asset Purchase Agreement fully, we encourage you to read carefully this entire proxy statement, including, but not limited to, the Asset Purchase Agreement which is attached to this proxy statement as Exhibit A.

Plan of Dissolution

The following is a summary of the material terms of the Plan of Dissolution. All capitalized, undefined terms used herein shall have the meanings ascribed to such terms in the Plan of Dissolution, which is attached to this proxy statement as Exhibit B.

•

Pursuant to the Plan of Dissolution, upon the filing of the Certificate of Dissolution with the Secretary of State, the Company will cease conducting its business, wind up its affairs, dispose of any remaining non-cash assets, pay or otherwise provide for its obligations, and distribute its remaining assets, if any, to its stockholders during the dissolution period.

•

The dissolution period, as required by the Delaware General Corporation Law (the “DGCL”), will take a minimum of three years, or such longer period as required by Delaware law, beginning on the date the Certificate of Dissolution is filed and ending on the date the Company’s legal existence terminates in accordance with the DGCL (the “Dissolution Survival Period”). Distributions, if any, to our stockholders may be paid in one or more distributions, but the timing or amount of any such distributions cannot be predicted.

•

If the Dissolution Proposal is authorized by the Company’s stockholders, then the Company plans to file the Certificate of Dissolution as soon as practicable following the Closing of the Sale. The Board may also, in its sole discretion, decide to delay the filing or not file the Certificate of Dissolution.

•

Upon the filing of the Certificate of Dissolution, the Company must make provision for the payment of claims against the Company and the distribution of remaining assets to the Company’s stockholders using one of two procedures: (i) the Company may elect to give notice of its dissolution to persons having a claim against the Company (other than claims against the Company in any pending actions, suits or proceedings to which the Company is a party) and to persons with contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, and, after giving these notices, following certain procedures prescribed by the DGCL or (ii) if the Company does not elect to follow the procedures outlined in the preceding clause (i), then the Company must adopt a plan of distribution pursuant to which it will (1) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (2) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company that is the subject of a pending action, suit or proceeding to which the Company is a party and (3) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten years after the date of dissolution. If there are insufficient assets to make these payments and provisions, then they will be satisfied or provided for ratably in accordance with legal priorities, to the extent assets are available. Remaining assets will be distributed to the Company’s stockholders, and such distribution may occur all at once or in a series of distributions, as the Company may determine. The Plan of Dissolution adopted by the Board constitutes a plan of distribution as discussed in clause (ii) above, but also provides the Board with discretion to elect to follow either procedure set forth in clauses (i) and (ii) above.

•

The Company shall close its stock transfer books as of the effective time of the Dissolution (the “Effective Time”). The distributions made to the Company’s stockholders, if any, shall be deemed to be in complete cancellation of all of the outstanding shares of capital stock of the Company as of the date that the Company’s legal existence terminates in accordance with the DGCL, and the Company may condition the stockholders’ receipt of any distribution on the stockholders (i) surrendering their certificates evidencing their shares of capital stock of the Company, or (ii) furnishing evidence satisfactory to the Company of the loss, theft or destruction of such certificates, together with any surety bond or other security or indemnification which the Company may require.

•

During the Dissolution Survival Period, the Company may retain, hire, employ or contract with employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board may determine, from time to time, to be necessary or advisable to effect the Dissolution.

•	After filing the Certificate of Dissolution, the Board expects that it will reduce the size of the Board to save costs.

•

Notwithstanding the authorization of the Plan of Dissolution by the Company’s stockholders, the Board may modify, amend or abandon the Plan of Dissolution without further action by the Company’s stockholders to the extent permitted by the DGCL.

The summary of selected information from this proxy statement regarding the Dissolution Proposal may not contain all of the information that is important to you. To understand the Dissolution Proposal and the Plan of Dissolution fully, we encourage you to read carefully this entire proxy statement, including, but not limited to, the Plan of Dissolution which is attached to this proxy statement as Exhibit B.

INTRODUCTORY SUMMARY

This summary highlights selected information contained in this proxy statement and may not contain all of the information that is important to you with respect to the Company. To understand fully the Sale Proposal and the Dissolution Proposal, and for a more complete description of the terms of the Sale pursuant to the Asset Purchase Agreement and the Dissolution pursuant to the Plan of Dissolution, you should carefully read this entire proxy statement.

Background of Asset Sale and Dissolution

The Company was incorporated in March 2013 in the State of Delaware. In November 2020, the Company completed its initial public offering (“IPO”) and began trading on the New York Stock Exchange (the “NYSE”). Historically, the Company has been a clinical-stage biotechnology company focused on unlocking the full potential of cell therapies to benefit patients with cancer and other serious medical conditions. The Company was founded on the therapeutic potential of Cell Squeeze®, a proprietary technology which allows for rapid delivery of a variety of cargo into different cell types. Since inception, the Company funded its operations primarily with payments received in connection with collaboration agreements, proceeds from equity and debt financing (including its IPO and 2021 follow-on offering), and an Open Market Sales Agreement, dated as of November 10, 2021, with Jefferies LLC (“Jefferies” and such agreement, the “Sales Agreement”). Pursuant to the Sales Agreement, the Company authorized Jefferies to issue and sell up to $75 million in shares of the Company’s common stock from time to time during the term of the Sales Agreement through an “at-the-market” equity offering program under which Jefferies acts as the Company’s sales agent (the “ATM Facility”). The Company did not sell any shares under the ATM Facility during both the three and six months ended June 30, 2023. During the three and six months ended June 30, 2022, the Company sold 958,663 shares of common stock under the ATM Facility for net proceeds of approximately $3.1 million.

In July 2023, the NYSE suspended trading in the Company’s Common Stock pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization of at least $15 million over a consecutive 30-trading day period. The Company’s Common Stock began trading in the over-the-counter markets, under the symbol SQZB, on July 5, 2023.

On July 25, 2023, the Company announced that F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively “Roche”) determined that it would not exercise its option under the license and collaboration agreement (the “2018 Roche Agreement”) and the parties agreed to terminate the 2018 Roche Agreement effective September 13, 2023. Under the 2018 Roche Agreement, Roche paid the Company $45 million in upfront cash in October 2018, and Roche agreed to pay to the Company certain milestone, reimbursement and royalty payments in connection with the products developed by Roche. Other than the upfront payment, the Company received $33 million from Roche pursuant to the terms of the 2018 Roche Agreement, prior to the termination of the 2018 Roche Agreement. Recognizing the effect that the termination of the 2018 Roche Agreement would have on the Company’s ability to continue as a going concern, the Company also announced that it intended to explore potential strategic alternatives to support the advancement of its oncology programs, including HPV 16 positive tumors, in an effort to allow the Company to partner its clinical and preclinical assets across all disease areas and indications.

Since inception the Company has faced challenges, including a failure to reach profitability in its business, and the Board and management have periodically evaluated the Company’s short-term and long-term strategic options. In recognition of these challenges, compounded by the termination of the 2018 Roche Agreement and available financing, in July 2023, the Board began discussions with representatives of Leerink Partners LLC (“Leerink Partners”) regarding strategic alternatives. On July 31, 2023, the Board formally engaged Leerink Partners to explore strategic alternatives for the Company, including a potential strategic acquisition in the biotechnology industry, the continued execution of the strategy as a stand-alone company and/or a possible strategic or financial investment by a third party, including a strategic sale to a third party, equity raise or other business combination. In making this determination, the Board considered, amongst other items, the Company’s ability to continue operating as a stand-alone entity.

Between July 22, 2023 and July 31, 2023, representatives of Leerink Partners worked with Company management and the Board to prepare initial sell-side materials and lists of potential investors and buyers. In July 2023, the Company approved a confidential information memorandum and formally commenced the strategic alternatives process. STEMCELL Parent was among the 52 potential buyers contacted by Leerink Partners in July and August 2023, as was a private equity sponsor referred to as “Party A”, a strategic party referred to as “Party B”, a strategic party referred to as “Party C” and a strategic party referred to as “Party D.” Of the 52 parties Leerink Partners contacted, five signed non-disclosure agreements and five submitted non-binding indications of interest and three submitted formal proposals in connection with this process, as further detailed below.

Prior to the Company’s initiation of the strategic alternatives process, the Company and STEMCELL Parent were party to that certain License and Development Agreement, dated as of April 21, 2020, pursuant to which the Company granted to STEMCELL Parent an exclusive license to commercialize, in the research use only market, the Company’s microfluidic chip and reagent reservoir. Through this business relationship, STEMCELL Parent became aware of the Company’s declining financial situation. Between April 27, 2023 and July 19, 2023, the Company’s management and representatives from STEMCELL Parent exchanged a number of emails and held multiple teleconference calls in which STEMCELL Parent expressed an interest in a transaction with the Company, if the Company were to pursue a strategic alternatives path.

On July 7 and 14, 2023, members of the Board convened with Leerink Partners via videoconference to discuss and consider a process to generate potential transactions that would provide opportunities to realize value from the sale of the Company as a whole, some or substantially all of the Company’s assets or other strategic collaborations or investments.

On July 21, 2023, management notified STEMCELL Parent that it would be pursuing strategic alternatives, and that if STEMCELL Parent were interested in participating in that process the Company would connect STEMCELL Parent with Leerink Partners. On July 22, 2023, STEMCELL Parent notified the Company that it would like to become involved in the strategic alternatives process.

During the week of July 24, 2023, management introduced STEMCELL Parent via email to Leerink Partners. Leerink Partners subsequently met via teleconference call with STEMCELL Parent on July 26, 2023, during which STEMCELL Parent indicated it was only interested in a transaction wherein it would acquire certain assets of the Company, rather than a transaction wherein it would acquire the equity of the Company. The day following that meeting, management and Leerink Partners discussed the STEMCELL Parent proposal and a proposed process, including STEMCELL Parent entering into a non-disclosure agreement in connection with the potential transaction. Management authorized Leerink Partners to negotiate and enter into a non-disclosure agreement with STEMCELL Parent, and management provided Leerink Partners a form of non-disclosure agreement to be shared with STEMCELL Parent.

On July 27, 2023, Party D provided a preliminary proposal to purchase all of the Company’s underlying issued and filed patents for $250,000 to $1,000,000, which Leerink Partners thereafter indicated the Company was not interested in.

During the week of July 30, 2023, Leerink Partners met with Party A and Party B via teleconference, during which each of Party A and Party B expressed an interest in participating in a potential transaction with the Company.

From August 2023 and into October 2023, Leerink Partners and management held teleconferences with Party B to encourage Party B to enter into a non-disclosure agreement, which Party B declined, and to exchange information regarding a potential transaction. On October 4, 2023, Party B submitted non-binding offers across four of the Company’s clinical programs for up to $70,000 and a 5% equity stake in Party B. On October 6, 2023, the Company and Leerink Partners determined that a transaction structured without substantial upfront proceeds and involving significant future at-risk considerations did not meet the financing needs of the Company.

On August 2 and 3, 2023, the Company and STEMCELL Parent negotiated and entered into a non-disclosure agreement regarding the potential transaction. On August 4, 2023, the Board held a meeting, at which Leerink Partners provided an overview of STEMCELL Parent to the Board. On August 8, 2023, at the direction of the Company, Leerink Partners granted STEMCELL Parent access to a virtual data room (the “Data Room”) that included customary business, financial, accounting, environmental, human resources and legal diligence information, in order for STEMCELL Parent to conduct its due diligence review of the Company. During the remainder of August 2023, the Company and Leerink Partners uploaded numerous contracts and other documents into the Data Room and responded to multiple diligence requests from STEMCELL Parent.

On August 7, 2023, at the direction of the Company, Leerink Partners provided a non-disclosure agreement to Party A.

On August 9, 2023, Party C called Leerink Partners to initiate its involvement in the transaction process and to discuss process and timing.

On August 10, 2023, the issuance date of the interim condensed consolidated financial statements for the three and six months ended June 30, 2023, the Company announced that it had substantial doubt about its ability to continue as a going concern for a period of one year from the date that those interim condensed consolidated financial statements were issued.

On August 17, 2023, Party A returned the executed non-disclosure agreement to Leerink Partners and was granted access to the Data Room.

On August 22, 2023, during a teleconference with Leerink Partners, Party C indicated its interest in alternative transaction structures.

From August 22 through September 14, 2023, at the direction of the Company, Leerink Partners held several teleconferences with Party A to discuss the process and timing for a potential transaction.

On August 30, 2023, STEMCELL Parent contacted Leerink Partners and indicated its interest in making an offer to acquire the Company’s platform technology and related intellectual property. On September 1, 2023, Leerink Partners provided additional details to STEMCELL Parent regarding the proposed structure of the potential transaction. Later that same day, the Board, the Company’s management and Leerink Partners held a meeting, during which Leerink Partners informed the Board of STEMCELL Parent’s interest in making an offer, likely to be structured as an asset or stock purchase.

On September 6, 2023, at the direction of the Company, Leerink Partners held a teleconference with Party C and discussed the strategic process and relevant intellectual property considerations.

That same day, STEMCELL Parent submitted an initial non-binding letter of interest, which contemplated two alternative structures, an asset purchase and a stock purchase (the “Initial STEMCELL Proposals”). Both structures contemplated the same base cash purchase price. The asset purchase structure provided for an amendment and assignment of that certain Amended and Restated Exclusive Patent License Agreement, dated as of December 2, 2015, as amended on May 17, 2022, by and between the Company and Massachusetts Institute of Technology (“MIT” and such agreement, the “MIT License Agreement”) and certain equipment and intellectual property, and the Company’s option to license back the acquired assets for use in the Company’s existing clinical programs. The stock purchase structure contemplated that the parties would agree on certain steps to be taken by Company in winding down its business, including the termination of all non-key employees and settlement of liabilities. Both the asset and share purchase proposals were conditioned on customary due diligence, reasonable exclusivity, STEMCELL Parent’s successful negotiation with MIT regarding limited amendments to SQZ’s remaining obligations under the MIT License Agreement, and the negotiation of a reasonable holdback amount.

On September 7, 2023, the Company’s transaction committee, a subcommittee of the Board (the “Transaction Committee”) met informally via videoconference to consider and recommend a response to STEMCELL Parent’s initial proposal and its implications with respect to the alternative proposals from other potential parties.

On September 8, 2023, the Board held a videoconference with management and representatives from Leerink Partners to discuss the Initial STEMCELL Proposals and directed management and Leerink Partners to encourage STEMCELL Parent to enhance its proposal. On September 9, 2023, Leerink Partners spoke with STEMCELL via teleconference and communicated the Board’s feedback on the initial proposal and noted that STEMCELL Parent would need to improve its proposal to remain competitive in the process. STEMCELL Parent subsequently followed up with Leerink Partners to clarify certain information regarding the Company’s patent protection and prosecution costs.

On September 11, 2023, Leerink Partners and STEMCELL Parent met via teleconference and further discussed the Initial STEMCELL Proposals. Following the phone call, STEMCELL Parent furnished to Leerink Partners a revised non-binding offer, structured as an asset purchase structure, including a definitive list of the Company’s equipment to be agreed upon, and a materially increased purchase price of $7,500,000, with the other terms remaining substantially the same from the Initial STEMCELL Proposals (the “Revised STEMCELL Proposal”).

On September 13, 2023, the Transaction Committee met informally via videoconference to discuss the Revised STEMCELL Proposal and to consider the likelihood that a transaction could be consummated with any of the other potential bidders.

On September 14, 2023, Latham introduced management to representatives from Richards, Layton & Finger, P.A. (“RLF”) in order to discuss a potential dissolution or bankruptcy in connection with the strategic alternatives process.

On September 14 and 15, 2023, at the direction of the Company, Leerink Partners held teleconferences with Party C to discuss process and timing, and Leerink Partners provided Party C a non-confidential presentation, as well as a non-disclosure agreement for Party C to execute.

On September 15, 2023, the Board formally authorized and formed the Transaction Committee. That day, the Board, management, and Leerink Partners met via videoconference to discuss and evaluate the Revised STEMCELL Proposal, and management held an initial videoconference with RLF to discuss the potential dissolution or bankruptcy process.

Also on September 15, 2023, Party A submitted a preliminary non-binding proposal to Leerink Partners to purchase all of the Company’s equity for $3,000,000, which indicated financing was certain and contemplated a sixty-day exclusivity period for completion of due diligence. Later that day, Leerink Partners and Party A met via teleconference to discuss process and timing.

During the week of September 17, 2023, Leerink Partners exchanged emails with Party A to facilitate its due diligence exercise.

On September 20, 2023, the Company formally engaged RLF to explore a potential dissolution or bankruptcy in connection with the strategic alternatives process.

On September 21, 2023, Party C provided Leerink Partners with a revised non-disclosure agreement.

Also on September 21, 2023, at the direction of the Company, Leerink Partners spoke with STEMCELL Parent via teleconference, during which STEMCELL Parent verbally indicated that they would amend the Revised STEMCELL Proposal to address certain concerns of the Company, indicating a written revised non-binding offer was forthcoming. Following the call, STEMCELL Parent provided a written revised non-binding offer to Leerink Partners, which increased the purchase price to $11,000,000, with the other terms remaining substantially the same from the Revised STEMCELL Proposal (the “Second Revised STEMCELL Proposal”).

On September 22, 2023, the Transaction Committee met via videoconference to discuss and consider the Second Revised STEMCELL Proposal, and the amount necessary to pay off the Company’s liabilities in winding up the business. Separately on that day, the Board met via videoconference to discuss the Second Revised STEMCELL Proposal and assessed the certainty of closure it provided. The Board then instructed Leerink Partners to inform STEMCELL Parent of the Company’s need for a higher purchase price to allow the Company to pay off its liabilities while increasing the likelihood the Company could provide value to its stockholders.

On September 23, 2023, Leerink Partners called STEMCELL Parent to communicate the Company’s feedback with respect to the Second Revised STEMCELL Proposal, and during the call STEMCELL Parent verbally agreed to send another revised proposal. That evening, STEMCELL Parent emailed Leerink Partners its final revised non-binding offer (the “Final STEMCELL Proposal”). The Final STEMCELL Proposal, amongst other items, (i) increased the purchase price to $12,000,000 (ii) contained terms respecting exclusivity, prohibitions on asset disposal, a holdback and (iii) was conditioned upon STEMCELL Parent’s and the Company’s successful negotiation on an amendment to MIT License Agreement.

On September 25, 2023, at the direction of the Company, Leerink Partners contacted Party C to provide an update on process and timing for the potential transaction.

On September 26, 2023, the Company notified STEMCELL Parent that it was prepared to continue negotiations and finalize transaction documentation on substantially the same terms included in the Final STEMCELL Proposal.

On September 26 and 27, 2023, management emailed representatives from MIT and asked if MIT would be willing to speak with one or more potential acquirors of the Company and/or its assets. On September 29, 2023, following MIT’s acceptance of the Company’s proposal, representatives from the Company, STEMCELL Parent and Leerink Partners met via videoconference regarding potential amendments to the MIT License Agreement. The parties determined to continue discussions and STEMCELL Parent proposed to send MIT an initial draft of an amendment to the MIT License Agreement. On October 6, 2023, STEMCELL Parent sent MIT the initial draft of the amendment. Between October 11, 2023 and December 21, 2023, STEMCELL Parent, the Company and/or MIT exchanged numerous emails, met via videoconference and/or teleconference approximately five times and exchanged approximately five full drafts of the proposed amendment to the MIT License Agreement.

On September 27, 2023, at the direction of the Company, Leerink Partners rescinded Party A’s Data Room access because Party A did not provide sufficient evidence it was able to transact and was unwilling to disclose information the Board deemed necessary to continue discussions.

Between September 21, 2023 and September 28, 2023, management and RLF exchanged emails regarding potential candidates for the position of Chief Restructuring Officer, including Michael Jacoby of Phoenix Management.

On September 29, 2023, the Company announced a restructuring, pursuant to which it would cease substantially all research and development activities and reduce its work force by approximately 80% to reduce ongoing operating expenses in furtherance of completing its review of strategic alternatives as further discussed in this proxy statement. The Company expected to continue to treat currently enrolled patients in its enhanced antigen presenting cell (eAPC) and activating antigen carriers (AAC) programs in HPV16+ tumors through November 2023.

On September 29, 2023, the Board met via videoconference to discuss a potential restructuring and/or dissolution process and the Final STEMCELL Proposal and ongoing process with STEMCELL Parent. Also on that day, Leerink Partners and STEMCELL Parent met via teleconference to discuss process and timing. The parties determined that the Company’s counsel, Latham & Watkins LLP (“Latham”), would provide the initial draft of the asset purchase agreement.

Beginning on September 30, 2023, and throughout October 2023, management exchanged emails and held several teleconferences with Michael Jacoby and representatives from RLF regarding the process for and costs associated with the potential dissolution and/or bankruptcy, including to discuss the Company’s budget, lease obligations, projected cash flows and options for disposing of excess equipment.

On October 2, 2023, Party C provided to management and Leerink Partners a preliminary non-binding offer to purchase all of the Company’s assets in exchange for shares of Party C’s common stock equaling between 2.5% to 12.5% of Party C’s total issued and outstanding equity. Party C’s proposal, which expired the next day, contemplated voting agreements in favor of the proposal to be entered into by the Company’s directors, officers and stockholders. On October 3, 2023, management met with Leerink Partners via teleconference to discuss Party C’s offers, during which Leerink Partners was instructed to inform Party C that its offer was not viable. On October 4, 2023, following conversations with management, Leerink Partners informed Party C that its proposal was not viable.

On October 6, 2023, management, Leerink Partners and STEMCELL Parent met via videoconference and discussed the terms of the Final STEMCELL Proposal and related process of the potential transaction.

On October 10, 2023, at the direction of the Company, Leerink Partners held a teleconference with STEMCELL Parent to discuss process and timing for the potential transaction, after which Latham was instructed to distribute the initial draft of the asset purchase agreement.

On October 16 and 18, 2023, the Company held videoconferences with Latham to discuss the key terms of, and process and timing for, the initial draft of the asset purchase agreement. Later on October 18, 2023, Latham provided the initial draft asset purchase agreement to STEMCELL Parent and its counsel, Farris LLP (“Farris”).

On October 20, 2023, the Board met with management via videoconference to discuss process and timing for the potential transaction with STEMCELL Parent.

On October 23, 2023, at the direction of the Company, Leerink Partners met with STEMCELL Parent via teleconference to discuss process and timing, including the timing for STEMCELL Parent’s revised draft asset purchase agreement.

On October 30, 2023, representatives from Latham and Farris met via videoconference to discuss the initial draft asset purchase agreement.

That evening, at the direction of the Company, Leerink Partners and STEMCELL Parent met via teleconference and discussed certain process matters, including the timing for distribution of a revised draft asset purchase agreement and its key terms, including the scope of transferred assets, during which Leerink Partners advised STEMCELL Parent of the Company’s plans to wind down its business, indicating the Company would not accept an escrow mechanism to hold back any portion of the purchase price, nor would the Company accept representations that may be applicable to a going concern selling a business unit.

On November 2, 2023, management met via videoconference with Michael Jacoby and RLF to discuss SEC filing obligations in connection with the potential dissolution and/or bankruptcy.

On November 3, 2023, Farris provided to Latham a draft exclusivity agreement and a revised draft asset purchase agreement, which expanded of the list of transferred assets and included an $1,800,000 holdback of a portion of the purchase price for a period of two years following the closing of the proposed transaction.

On November 7, 2023, management held a videoconference with representatives from Latham, Leerink Partners, STEMCELL Parent and Farris to discuss the latest draft asset purchase agreement. Following the videoconference, management met with Latham and Leerink Partners twice via videoconference to debrief and to discuss process and timing.

On November 8, 2023, at the direction of the Company, representatives from Leerink Partners and STEMCELL Parent met via teleconference to discuss process and timing, including timing for distribution of the next draft of the asset purchase agreement, the scope of transferred assets and scope of the representations and warranties, and the holdback terms proposed by STEMCELL Parent. Leerink Partners noted that STEMCELL Parent’s proposed escrow was higher than the Company would be willing to accept.

Later that evening, at the direction of the Company, Leerink Partners met via teleconference with STEMCELL Parent to provide feedback on the revised draft asset purchase agreement, including an increase to the purchase price, given the expanded scope of the transferred assets, and to decrease the amount and time of any holdback.

On November 9, 2023, STEMCELL Parent articulated its position to Leerink Partners via email, confirming it contemplated an asset purchase structure for $12,000,000, the desired scope of the transferred assets, and a willingness to reduce the holdback amount and period. Later that day, management met with Latham and Leerink Partners via videoconference to discuss process and timing and to consider next steps.

On November 10, 2023, following negotiations among STEMCELL Parent, the Company and their respective advisors, the Company and STEMCELL Parent agreed that, in exchange for eliminating the holdback mechanism proposed by STEMCELL Parent, the parties would continue negotiations based on a purchase price of $11,800,000 with no holdback.

From November 16, 2023 to November 20, 2023, management and Latham exchanged emails regarding the terms of the asset purchase agreement and on the evening of November 20, 2023, Latham provided a revised asset purchase agreement to Farris, which narrowed the scope of representations and warranties proposed by STEMCELL Parent and removed the holdback provision, amongst other changes.

On November 21, 2023, Farris emailed Latham, confirming receipt of the revised asset purchase agreement and requesting to revisit the exclusivity issue. That day, management exchanged emails with Latham and Leerink Partners regarding process and timing and instructed Leerink Partners to call STEMCELL Parent to highlight the need to expedite the negotiations.

On November 22, 2023, Leerink Partners met with STEMCELL Parent via teleconference and emphasized the need for expedited timing and the Company’s desire for another draft of the asset purchase agreement.

On November 24, 2023, STEMCELL Parent emailed Leerink Partners to identify key issues in the latest draft asset purchase agreement, including the scope of transferred and excluded assets, representations and warranties, and STEMCELL Parent’s desire for an exclusivity agreement.

On November 28, 2023, Farris provided a revised asset purchase agreement to Latham. Key changes to this revised draft included, amongst other items, an expansion of the scope of the transferred personal property to include all personal property of the Company, expansion of the scope of the assigned technology to be all technology of the Company, additional representations, and the inclusion of an indemnity capped at the purchase price and terminating on the Company’s dissolution following the Closing of the proposed transaction.

On the morning of November 29, 2023, management held a videoconference with Latham and Leerink Partners to discuss material issues with the revised draft asset purchase agreement. That afternoon, management met with STEMCELL Parent via teleconference to discuss the latest draft asset purchase agreement. Management subsequently instructed Latham to provide a list of material issues with draft asset purchase agreement.

Also on November 29, 2023, management informed Michael Jacoby and representatives from RLF via email that negotiations with STEMCELL Parent were faltering and the Company needed to further explore the potential bankruptcy, and RLF furnished a bankruptcy preparation checklist to management.

On December 1, 2023, the Board met with management and Leerink Partners via videoconference, during which Leerink Partners updated the Board on negotiations with STEMCELL Parent, expressing concerns with the likelihood of closure and certainty of proceeds.

Also on December 1, 2023, Latham furnished a list of the Company’s material issues in the latest draft asset purchase agreement to management. That evening, management requested an all-hands call with the Company, STEMCELL Parent and their respective financial and legal advisors to discuss the open issues in the draft asset purchase agreement, noting that if a path to executing the definitive documentation was not clear to management, the Board instructed management to seek an alternative transaction, including to continue discussions regarding a potential dissolution. On request by STEMCELL Parent, management emailed STEMCELL Parent with a list of the Company’s material issues in the latest draft asset purchase agreement.

On December 4, 2023, management met with Latham via videoconference to discuss process and timing. Later that day, management and Latham met with STEMCELL Parent and Farris via videoconference to discuss process and timing and the key terms of the asset purchase agreement.

On December 5, 2023, management held a videoconference with Latham to discuss issues contained in the latest draft of the asset purchase agreement. Later that afternoon, management and Latham met with STEMCELL Parent and representatives from Farris and STEMCELL Parent’s U.S. and securities counsel, Nixon Peabody LLP (“Nixon”), to discuss these issues. That evening, STEMCELL Parent emailed management and Latham stating its expectations with regard to the scope of transferred assets and intellectual property, including that there would be no license back.

On December 6, 2023, management and representatives from Latham met via videoconference with representatives from STEMCELL Parent, Farris and Nixon and discussed material tax issues raised in STEMCELL Parent’s revised draft asset purchase agreement. Latham previewed the changes it was planning to propose along with the rationale for such changes.

Later that evening, Latham provided a revised draft asset purchase agreement and ancillary documentation to STEMCELL Parent and Farris, requesting any comments within two days. Key changes in this revised draft included, amongst other items, a transfer of only the personal property identified in a schedule, express exclusion of assets previously included in the transaction, and changes to the warranties and indemnification provisions.

On the morning of December 7, 2023, management and Latham held a videoconference with STEMCELL Parent and representatives from Farris and Nixon to discuss the scope of assets to be transferred. That evening, Farris emailed Latham to provide a revised issues list covering the remaining issues in the draft asset purchase agreement.

On the morning of December 8, 2023, management held a videoconference with Latham to discuss the revised issues list and instructed Latham to address those issues in a meeting with the STEMCELL Parent’s legal representatives. That afternoon, Latham held a videoconference with Farris, Nixon and representatives from STEMCELL Parent to discuss the issues list, resolving certain issues in the draft agreement, while acknowledging that others remained outstanding. STEMCELL Parent also requested that certain material agreements be uploaded to the Data Room for its review.

Also on that day, the Board met with management and Leerink Partners via videoconference to discuss process and timing and key agreed-upon terms of the asset purchase agreement, including changing the structure of the transaction to be a sale of substantially all of the Company’s assets.

From December 10 to December 16, 2023, management and Latham uploaded a number of the Company’s commercial contracts into the Data Room in order to provide STEMCELL Parent the opportunity to complete its legal and business diligence.

Also on December 11, 2023, Latham held a videoconference and shared the draft asset purchase agreement with RLF to review and address issues of Delaware law in connection with the asset purchase and proposed dissolution. That day, representatives of STEMCELL Parent visited the Company’s warehouse facility in Woonsocket, Rhode Island to inspect the condition of the transferred equipment.

On December 12, 2023, management held a videoconference with Latham to discuss the draft asset purchase agreement.

That evening, Farris provided a revised draft asset purchase agreement to Latham, which included, amongst other items, the transfer of substantially all of the Company’s assets, pushback on the actions the Company would be permitted to take in winding-down the business, and changes to the indemnification provisions, including increasing the indemnification cap above the 5% of the purchase price proposed by the Company.

On December 13, 2023, management met with Michael Jacoby via videoconference to discuss next steps in the bankruptcy process, and the next day management exchanged emails with Michael Jacoby regarding the documentation the Company should prepare should the Company elect to pursue a bankruptcy.

On December 13, 2023, management met with Latham and Leerink Partners via videoconference to discuss process and timing, and management instructed Leerink Partners to inform STEMCELL Parent that it must either accept the previous draft asset purchase agreement provided to STEMCELL Parent by the Company, with minimal changes, or the Company would otherwise pursue an alternative transaction. That evening, Leerink Partners spoke on the phone with STEMCELL Parent, highlighting that, unless STEMCELL Parent promptly provided a mark-up to the asset purchase agreement, the Company would pursue an alternative transaction. STEMCELL Parent did not comply with this instruction.

On December 14, 2023, management, Leerink Partners and STEMCELL Parent exchanged emails regarding the remaining open issues in the draft asset purchase agreement, including, among other items, (i) the indemnity cap and (ii) the Company’s ability to take limited actions to wind down its business prior to the Closing of the proposed transaction.

On the morning of December 15, 2023, management met with Latham and Leerink Partners via videoconference to discuss the draft asset purchase agreement and potential paths forward to signing a definitive agreement with STEMCELL Parent. Management instructed Latham to prepare revised drafts of the asset purchase agreement and related transaction documentation, with proposed compromise positions in respect of the issues raised by STEMCELL Parent. That evening, Latham furnished proposed final versions of the asset purchase agreement and ancillary documentation to STEMCELL Parent and Farris, requesting confirmation that STEMCELL Parent was prepared to execute the transaction documents by no later than 12:00 p.m. Eastern Standard Time on Monday, December 18, 2023.

On December 16, 2023, in response to the Company’s December 18, 2023 deadline for STEMCELL Parent to confirm it was prepared to execute the transaction documents, Farris responded with a list of matters to be resolved prior to executing the transaction documents.

On the morning of December 17, 2023, management held a videoconference and exchanged emails with Latham and Leerink Partners to discuss the asset purchase agreement. Thereafter, Latham furnished a revised draft asset purchase agreement to STEMCELL Parent and Farris along with responses to Farris’s issues list. That evening, Farris emailed Latham, providing further comments to the issues list.

On the morning of December 18, 2023, management held a videoconference with Latham and Leerink Partners to discuss the process and timing. Thereafter, Latham furnished a revised draft asset purchase agreement to Farris.

Also on December 18, 2023, management met with Michael Jacoby and RLF via videoconference to discuss process and timing and to consider the Final STEMCELL Proposal against other strategic alternatives.

That afternoon, a special meeting of the Board was held via videoconference, together with management and representatives from Latham and Leerink Partners. During the meeting, Latham reviewed the key terms of the proposed transaction and the fiduciary obligations of the Board in connection with a sale process, and Leerink Partners reviewed the financial terms of the proposed transaction and thereafter rendered its oral opinion that the transaction was fair to the Company, from a financial perspective. The Board then directed management to seek to finalize the asset purchase agreement, but authorized management to walk away if negotiations failed to progress. Throughout the remainder of that day, Latham and Farris exchanged emails to resolve the few remaining open issues.

On December 19, 2023, management held a videoconference with Leerink Partners, and exchanged emails with Latham, to discuss the remaining open items, including open items with respect to the MIT Amendment. Thereafter, management discussed process and timing with Leerink Partners. On that same day, Leerink Partners delivered its written fairness opinion to the Company, which stated that, as of such date and based upon and subject to the various assumptions made by the Company, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the cash purchase price of $11.8 million proposed to be paid by STEMCELL Parent pursuant to the terms of the asset purchase agreement was fair, from a financial point of view.

In connection with the development of Leerink Partners’ financial analyses, the Company prepared and provided to Leerink Partners estimates as to the Company’s financial situation in either the case of (i) an orderly liquidation and dissolution following the completion of a strategic sale of substantially all of the Company’s assets for a total of $11.8 million (the “Dissolution Case”) and (ii) following the Company’s inability to complete a strategic sale to a third party, the sale of the all of the Company’s assets through bankruptcy proceedings (the “Bankruptcy Case”). In the Dissolution Case, the Company determined there would potentially be sufficient cash available to distribute approximately $0.0368 per share to its stockholders. In the Bankruptcy Case, the Company determined that there would be no distributable cash available, regardless of whether the Company were able to obtain proceeds totaling 100%, 75% or 50% of $11.8 million, respectively, from a bankruptcy sale, given the significant costs that would be incurred in the Bankruptcy Case. For a detailed discussion of Leerink Partners’ opinion, please see the heading entitled “—Opinion of our Independent Advisor” beginning on page 39 of this proxy statement.

On December 20, management advised STEMCELL Parent that, since the definitive transaction documents remained unexecuted, the Company was ceasing discussions and moving forward with alternative plans. During this day, STEMCELL Parent and MIT continued negotiations on the MIT Amendment.

Throughout December 20, 2023, management exchanged emails and held three videoconferences with Latham and Leerink Partners to discuss process and timing, and management exchanged drafts of the MIT Amendment with STEMCELL Parent and MIT.

That evening, after receipt of the final form of MIT Amendment, Farris indicated that STEMCELL Parent was prepared to cause the Purchaser to enter into all transaction documents, and management authorized Latham to finalize all transaction documentation.

On December 21, 2023, the Company finalized and executed the Asset Purchase Agreement and MIT Amendment, and on December 22, 2023, the Company publicly announced the signing of the Asset Purchase Agreement on Form 8-K.

RISK FACTORS

The following risk factors, together with the other information in this proxy statement and in the “Risk Factors” sections included in the documents incorporated by reference into this proxy statement (see the section entitled “Where You Can Find Additional Information” beginning on page 121 of this proxy statement), should be carefully considered before deciding whether to vote to approve the Sale Proposal and the Dissolution Proposal as described in this proxy statement. In addition, stockholders should keep in mind that the risks described below are not the only risks that are relevant to your voting decision. The risks described below are the risks regarding the Sale and the Dissolution that we currently believe are the material risks of which our stockholders should be aware. Nonetheless, additional risks that are not presently known to us, or that we currently believe are not material, may also prove to be important.

RISKS RELATED TO THE SALE

The proposed Sale is subject to several conditions beyond our control. Failure to complete the Sale could materially and adversely affect our future business, results of operations, financial condition and stock price.

The closing of the Sale is conditioned on the receipt of the approval of our stockholders, as well as the satisfaction of other closing conditions, including performance in all material respects by each party of its obligations under the Asset Purchase Agreement.

We cannot predict whether and when the conditions will be satisfied. If one or more of these conditions is not satisfied, and as a result, we do not complete the Sale, or in the event the Sale is not completed or is delayed for any other reason, we may be harmed because:

•	management’s and our officers’ and consultants’ attention may be diverted from our day-to-day operations as they focus on matters related to the Sale;

•

we could potentially lose key officers and consultants if such officers or consultants experience uncertainty about their future roles with us and decide to pursue other opportunities in light of the Sale;

•

we have agreed to restrictions in the Asset Purchase Agreement that limit how we conduct our business prior to the closing of the Sale, including, among other things, restrictions on our ability to terminate the MIT License Agreement (as defined below) or any other Transferred Contract, or to transfer or grant any rights or options in respect of the Transferred Assets; these restrictions may not be in our best interests as an independent company and may disrupt or otherwise adversely affect our business and our relationships with our customers, prevent us from pursuing otherwise attractive business opportunities, limit our ability to respond effectively to competitive pressures, industry developments and future opportunities, and otherwise harm our business, financial results and operations;

•

we have incurred and expect to continue to incur expenses related to the Sale, such as legal, financial advisory and accounting fees, and other expenses that are payable by us whether or not the Sale is completed;

•

we may be required to pay a termination fee of $360,000 to the Purchaser if the Asset Purchase Agreement is terminated under certain circumstances, which would negatively affect our financial results and liquidity;

•	we may not be able to identify and execute on alternative strategic transactions or collaborations; and

•	the failure to, or delays in, consummating the Sale may result in a negative impression of us with customers, potential customers or the investment community.

The occurrence of these or other events individually or in combination could have a material adverse effect on our business, results of operations, financial condition and stock price.

In addition, our stock price may fluctuate significantly based on announcements by us, the Purchaser or third parties regarding the Sale or our business.

The Asset Purchase Agreement contains provisions that could discourage a potential competing acquirer.

The Asset Purchase Agreement contains “no solicitation” provisions that restrict our ability to solicit, initiate, or knowingly encourage, facilitate or induce third party proposals for the acquisition of our common stock or to pursue an unsolicited offer, subject to certain limited exceptions. In addition, the Purchaser has an opportunity to modify the terms of the Asset Purchase Agreement in response to any competing acquisition proposals before the Board may withdraw or change its recommendation with respect to the Sale. Upon the termination of the Asset Purchase Agreement to pursue an alternative transaction, including in connection with a “superior proposal”, we will be required to pay $360,000 as a termination fee. These provisions could discourage a potential third-party acquirer from considering or proposing an acquisition transaction, even if it were prepared to pay a higher price than what would be received in the Sale, or propose to acquire our entire company. These provisions might also result in a potential third-party acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable. If the Asset Purchase Agreement is terminated and we determine to seek another purchaser for substantially all our assets or another business combination, we may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Sale.

We will incur significant costs in connection with the Sale, whether or not it is consummated.

We have and will continue to incur substantial expenses related to the Sale, whether or not it is completed. We have recorded significant transaction-related costs, and we anticipate incurring additional costs and expenses until completion of the Sale. In addition, we will incur additional financial advisory fees that are payable upon consummation of the Sale. Finally, we may also be required to pay $360,000 to the Purchaser if the Asset Purchase Agreement is terminated under certain circumstances. Payment of these expenses by us as a standalone entity would adversely affect our operating results and financial condition and would likely adversely affect our stock price.

We cannot predict the timing, amount or nature of any distributions to our stockholders.

See “Risks Related to the Dissolution — We cannot predict the timing of the distributions to stockholders.”

RISKS RELATED TO THE DISSOLUTION

We cannot predict the timing of the distributions to stockholders.

Our current intention is that, if approved by our stockholders, the Certificate of Dissolution would be filed promptly after approval and consummation of the Sale; however, the timing of such filing and the decision of whether or not to proceed with the Dissolution will be made by the Board in its sole discretion and in its own timing. No further stockholder approval would be required to effect the Dissolution. However, if the Board determines that the Dissolution is not in our best interest or the best interest of our stockholders, the Board may, in its sole discretion, abandon the Dissolution or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Under Delaware law, before a dissolved corporation may make any distribution to its stockholders, it must pay or make reasonable provision to pay all of its claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation. Furthermore, we may be subject to potential liabilities relating to indemnification obligations, if any, to third parties or to our current and former officers and directors. It might take significant time to resolve these matters, and as a result we are unable to predict the timing of distributions, if any are made, to our stockholders.

We cannot assure you as to the amount of distributions, if any, to be made to our stockholders.

We cannot predict the amount of distributions, if any, to our stockholders. Amounts, if any, may be paid in one or more distributions. Such distributions, if any, will not occur until after the Certificate of Dissolution is filed, and we cannot predict the timing or amount, if any, of such distributions, as uncertainties as to the ultimate amount of our liabilities, operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it impossible to predict with certainty the actual net cash amount that could ultimately be available for distribution to stockholders or the timing of such distributions, if any. Examples of uncertainties that could reduce the value of distributions to our stockholders include, without limitation: unanticipated costs relating to the defense, satisfaction or settlement of lawsuits or other claims threatened against us or our directors or officers; amounts necessary to resolve claims of any creditors or other third parties; and delays in the liquidation and dissolution or other winding up process.

In addition, as we wind down, we will continue to incur expenses from operations, including directors’ and officers’ insurance; payments to service providers and any continuing officers or consultants; taxes; legal, accounting and consulting fees and expenses related to our filing obligations with the SEC, which will reduce any amounts available for distribution to our stockholders. As a result, we cannot assure you as to amounts, if any, to be distributed to our stockholders if the Board proceeds with the Dissolution. If our stockholders do not approve the Dissolution Proposal, we will not be able to proceed with the Dissolution, and no liquidating distributions will be made in connection therewith.

It is the current intent of the Board, assuming approval of the Dissolution, that any cash will first be used to pay our outstanding current liabilities and then will be retained to pay ongoing corporate and administrative costs and expenses associated with winding down the company, liabilities and potential liabilities relating to or arising out of any litigation matters and potential liabilities relating to our indemnification obligations, if any, to our service providers, or to our current and former officers, consultants and directors.

The Board will determine, in its sole discretion, the timing of the distribution of the remaining amounts, if any, to our stockholders in the Dissolution. We can provide no assurance as to if or when any such distribution will be made, and we cannot provide any assurance as to the amount, if any, to be paid to stockholders in any such distribution, if one is made. Stockholders may receive no distribution at all. To the extent funds are available for distribution to stockholders, the Board intends to seek to distribute such funds to our stockholders at some point following the filing of the Certificate of Dissolution, as permitted by the DGCL, and intends to take reasonable actions to optimize the distributable value to our stockholders.

If our stockholders do not approve the Dissolution Proposal, we would not be able to continue our business operations.

On September 29, 2023, we announced a workforce reduction of approximately 80% of our remaining employees and the decision to cease substantially all research and development activities to reduce our ongoing operating expenses while we pursue strategic alternatives. If our stockholders do not approve the Dissolution Proposal, the Board will continue to explore what, if any, alternatives are available for the future of the Company in light of its discontinued business activities and its lack of resources; however, those alternatives are likely limited to seeking voluntary dissolution at a later time with potentially diminished assets or seeking bankruptcy protection. It is unlikely that these alternatives would result in greater stockholder value than the proposed Plan of Dissolution and the Dissolution.

The Board may determine not to proceed with the Dissolution.

Even if the Dissolution Proposal is approved by our stockholders, the Board may determine in its sole discretion not to proceed with the Dissolution. Further, the Board has not set a deadline to make its decision on whether to proceed with the Dissolution after stockholder approval is obtained. If our Board elects to pursue any alternative to the Plan of Dissolution, our stockholders may not receive any of the funds that might otherwise be available for distribution to our stockholders. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Our stockholders may be liable to third parties for part or all of the amount received from us in our liquidating distributions if reserves are inadequate.

If the Dissolution becomes effective, we may establish a contingency reserve designed to satisfy any additional claims and obligations that may arise. Any contingency reserve may not be adequate to cover all of our claims and obligations. Under the DGCL, if we fail to create an adequate contingency reserve for payment of our expenses, claims and obligations, each stockholder could be held liable for payment to our creditors for claims brought prior to or after the expiration of the Survival Period (as defined below) after we file the Certificate of Dissolution with the Secretary of State (or, if we choose the Safe Harbor Procedures (as defined under the section entitled “Proposal 2 — Approval of the Dissolution Pursuant to the Plan of Dissolution — Delaware Law Applicable to Our Dissolution — Payments and Distributions to Claimants and Stockholders — Safe Harbor Procedures under DGCL Sections 280 and 281(a)” beginning on page 49 of this proxy statement), for claims brought prior to the expiration of the Survival Period), up to the lesser of (i) such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve and (ii) the amounts previously received by such stockholder in Dissolution from us and from any liquidating trust or trusts. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from us under the Plan of Dissolution. Moreover, if a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a situation in which a stockholder may incur a net tax cost if the repayment of the amount previously distributed does not cause a commensurate reduction in taxes payable.

Our stockholders of record will not be able to buy or sell shares of our Common Stock after we close our stock transfer books on the Effective Time.

If the Board determines, in its sole discretion and in its own timing, to proceed with the Dissolution, we intend to close our stock transfer books and discontinue recording transfers of our Common Stock at the Effective Time. After we close our stock transfer books, we will not record any further transfers of our Common Stock on our books except by will, intestate succession or operation of law. Therefore, shares of our Common Stock will not be freely transferable after the Effective Time. As a result of the closing of the stock transfer books, all liquidating distributions in the Dissolution will likely be made pro rata to the same stockholders of record as the stockholders of record as of the Effective Time.

We have initiated steps to exit from our reporting requirements under the Exchange Act, which will substantially reduce publicly available information about us. If the exit process is protracted, we will continue to bear certain expenses of being a public reporting company despite having no source of revenue.

Our periodic reporting obligations were suspended upon our filing a Form 15 on January 4, 2024, and therefore publicly available information about us will be substantially reduced. While our periodic reporting obligations under Section 15(d) of the Exchange Act are suspended, we will still be required to comply with certain public company reporting requirements in connection with this proxy statement until our Form 15 becomes effective. Compliance with these remaining Exchange Act requirements will be costly and time-consuming. Accordingly, we will continue to incur expenses that will reduce any amount available for distribution, including expenses of complying with certain public company reporting requirements and paying our service providers, among others.

If we make a series of liquidating distributions, stockholders may not be able to recognize a loss for U.S. federal income tax purposes until they receive the final distribution from us.

Distributions (if any) made pursuant to the Plan of Dissolution are intended to be treated as received by stockholders as a series of liquidating distributions. Accordingly, as a result of the Dissolution, for U.S. federal income tax purposes, a stockholder that is a U.S. Holder (as defined in the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Proposed Dissolution”) generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to the U.S. Holder with respect to each share of Common Stock, less any known liabilities assumed by the U.S. Holder or to which the distributed property (if any) is subject, and (2) the U.S. Holder’s adjusted tax basis in each share of our Common Stock. Any liquidating distributions pursuant to the Plan of Dissolution may occur at various times and in more than one tax year. Any loss generally will be recognized by a U.S. Holder only in the tax year in which the U.S. Holder receives our final liquidating distribution, if any, and then only if the aggregate value of all liquidating distributions with respect to a share of our Common Stock is less than the U.S. Holder’s tax basis for that share.

For a more detailed discussion, including with respect to Non-U.S. Holders (as defined below), see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Proposed Dissolution” beginning on page 58 of this proxy statement. Stockholders are urged to consult with their tax advisors as to the specific tax consequences to them of the Dissolution pursuant to the Plan of Dissolution.

The tax treatment of any liquidating distribution may vary from stockholder to stockholder, and the discussions in this proxy statement regarding tax consequences are general in nature.

We have not requested a ruling from the Internal Revenue Service (the “IRS”) with respect to the anticipated tax consequences of the Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in this proxy statement prove to be incorrect, the result could be increased taxation at the corporate or stockholder level, thus reducing the benefit to our stockholders and us from the Dissolution. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

You should consult your tax advisor for tax advice instead of relying on the discussions of tax consequences in this proxy statement.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION

AND VOTING AT THE SPECIAL MEETING

The following are some of the questions you may have as an SQZ stockholder and answers to those questions. These questions and answers highlight only some of the information contained in this proxy statement. You should read carefully this entire document, including all exhibits and annexes hereto, to fully understand the Sale Proposal, the Dissolution Proposal, the Adjournment Proposal and the voting procedures for the Special Meeting.

Special Meeting and Voting

When and where will the Special Meeting be held?

The Special Meeting will be held on February 29, 2024 at 9:30 a.m. Eastern Time. The Special Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Special Meeting online and submit your questions during the meeting by visiting www.proxydocs.com/SQZB. In order to attend and/or participate, you must register in advance at www.proxydocs.com/SQZB prior to the deadline of February 28, 2024 at 5:00 p.m. Eastern Time. Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the Special Meeting and will also permit you to vote electronically and submit questions at the meeting.

Why am I receiving these materials, and who is soliciting my vote?

We sent you this proxy statement because our Board is soliciting your proxy to vote at the Special Meeting that SQZ is holding to seek stockholder approval of the Sale Proposal, the Dissolution Proposal and the Adjournment Proposal, as described in further detail herein. This proxy statement summarizes the information you need to vote at the Special Meeting. You do not need to attend the Special Meeting to vote your shares.

Why hold a virtual meeting?

We believe that hosting a virtual meeting is in the best interest of the Company and its stockholders. Furthermore, a virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Special Meeting online and submit your questions by visiting www.proxydocs.com/SQZB. You also will be able to vote your shares electronically at the Special Meeting by following the instructions below.

What is the purpose of the Special Meeting?

At the Special Meeting, stockholders will vote on the matters described in the accompanying Notice of Special Meeting and this proxy statement. The only matters expected to be voted upon at the Special Meeting are the Sale Proposal, the Dissolution Proposal and the Adjournment Proposal.

When is the Record Date for the Special Meeting?

The Record Date for determination of stockholders entitled to vote at the Special Meeting is the close of business on January 23, 2024.

Which stockholders may vote?

The Board has fixed the close of business on January 23, 2024 as the Record Date for determining the stockholders of SQZ who are entitled to receive notice of the Special Meeting and to vote their shares at the Special Meeting. Only stockholders as of the Record Date will be entitled to notice of, and to vote at, the Special Meeting, or any continuation, postponement or adjournment thereof. Each share of SQZ’s Common Stock is entitled to one vote. As of the Record Date, SQZ had issued and outstanding 29,491,125 shares of Common Stock.

What am I being asked to vote on?

The Board is asking SQZ’s stockholders of record at the close of business on January 23, 2024, the Record Date for the Special Meeting, to consider and vote upon the Sale Proposal, Dissolution Proposal and Adjournment Proposal. As of the date of this proxy statement, the Board currently knows of no other business that will be presented for consideration at the Special Meeting. In the event any matters other than those referred to in the accompanying Notice of Special Meeting and this proxy statement should properly come before and be considered at the Special Meeting, it is intended that any proxy holder may vote on the matter in his or her discretion on behalf of the stockholder or stockholders granting such proxy.

Why is SQZ seeking a stockholder vote on the Adjournment Proposal?

Adjourning the Special Meeting to a later date will give the Board additional time to solicit proxies and obtain sufficient votes in favor of approval of the Sale Proposal and/or the Dissolution Proposal if there are not sufficient votes to approve such proposals at the time of the Special Meeting. Consequently, SQZ is seeking your approval of the Adjournment Proposal to ensure that, if necessary, SQZ will have additional time to solicit the required votes for approval of the Sale Proposal and the Dissolution Proposal.

What are the recommendations of the Board for how I should vote my shares?

The Board unanimously recommends that you vote “FOR” the Sale Proposal, “FOR” the Dissolution Proposal and “FOR” the Adjournment Proposal.

Who can attend the Special Meeting?

Only stockholders of record as of the close of business on the Record Date, or their duly appointed proxies, may attend the Special Meeting.

A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Special Meeting for a purpose germane to the meeting by sending an email to Lawrence Knopf, General Counsel and Secretary, at GeneralCounsel@sqzbiotech.com, stating the purpose of the request and providing proof of ownership of the Company’s Common Stock. The Special Meeting may be continued or adjourned from time to time without notice other than by announcement at the Special Meeting.

How is a quorum reached?

A quorum must be present at the Special Meeting for any business to be conducted. The holders of a majority in voting power of the Company’s Common Stock issued and outstanding and entitled to vote, present in person, including by remote communication, or represented by proxy, constitutes a quorum. If you sign and return your paper proxy card or authorize a proxy to vote electronically or telephonically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials. There are 29,491,125 shares of our Common Stock outstanding and entitled to vote on the Record Date. Shares present virtually during the Special Meeting will be considered shares of Common Stock represented in person at the meeting.

Under the DGCL, shares that “abstain” or are “withheld” from voting and “broker non-votes” are counted as present for purposes of determining whether a quorum is present at the Special Meeting. If a quorum is not present or represented at the scheduled time of the Special Meeting, (i) the chairperson of the Special Meeting or (ii) a majority in voting power of the stockholders entitled to vote thereon, present in person, including by remote communication, or represented by proxy, may adjourn the Special Meeting until a quorum is present or represented.

What vote is needed for each of the proposals to be adopted?

Under the Restated Certificate of Incorporation of the Company (the “Charter”), the affirmative vote of the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote on the Sale Proposal is required to approve the Sale Proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the Sale Proposal.

Under the Charter, the affirmative vote of the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote on the Dissolution Proposal is required to approve the Dissolution Proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” the Dissolution Proposal.

If a quorum is present at the Special Meeting, the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively is required for the approval of the Adjournment Proposal. Broker non-votes (if any) and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of the Adjournment Proposal.

What are broker non-votes?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters.

The Sale Proposal, Dissolution Proposal and Adjournment Proposal are considered non-routine matters.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder (also called a “registered holder”) holds shares in his or her name. Shares held in “street name” means that shares are held in the name of a bank, broker or other nominee on the holder’s behalf.

What do I do if my shares are held in “street name”?

If your shares are held in a brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of such shares held in “street name.” As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by following their instructions for voting. Please refer to information from your bank, broker or other nominee on how to submit your voting instructions.

How do I vote my shares prior to the Special Meeting or if I do not plan on attending the Special Meeting?

We recommend that stockholders submit a proxy even if they plan to attend the Special Meeting and vote electronically.

Stockholders of Record. If you are a stockholder of record, there are three ways to submit a proxy:

•	by Telephone – You can submit a proxy by telephone by calling 866-509-2154 and following the instructions on the proxy card;

•	by Internet – You can submit a proxy over the Internet at www.proxypush.com/SQZB by following the instructions on your proxy card;

•	by Mail – You can submit a proxy by mail by signing, dating and mailing the proxy card, which you received by mail;

In addition, you can vote electronically at the Special Meeting. To do so, you must register in advance at www.proxydocs.com/SQZB prior to the deadline of February 28, 2024 at 5:00 p.m. Eastern Time. You will be asked to provide the company number and control number from the Internet Notice. Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the meeting and you will have the ability to vote electronically.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day until the time at which online voting closes at the Special Meeting. Whether or not you expect to attend the Special Meeting online, we urge you to submit a proxy directing how to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Special Meeting. If you submit your proxy, you may still decide to attend the Special Meeting and vote your shares electronically. We encourage stockholders to submit their proxy via the Internet or telephone.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If you wish to attend the Special Meeting and vote your shares online at the Special Meeting, you must register with your control number and obtain a legal proxy from your bank or broker in order to cast your vote. If your shares are not registered in your own name or if you lose your control number, you should contact your bank or broker to obtain your control number or otherwise vote through the bank or broker.

How can I attend and vote at the Special Meeting?

The Special Meeting will be held entirely online. There will not be a physical meeting location and you will not be able to attend the meeting in person. To participate in the Special Meeting virtually via the internet, please visit www.proxydocs.com/SQZB prior to the meeting.

You must register by February 28, 2024 at 5:00 p.m. Eastern Time to attend the Special Meeting webcast.

Upon properly completing your registration, you will receive further instructions via email, including your unique live meeting link that will allow you access to the Special Meeting and will permit you to submit questions before and during the Special Meeting and vote. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:15 a.m. Eastern Time and you should allow ample time for the check-in procedures. Even if you plan to attend the Special Meeting, we encourage you to vote in advance by Internet, telephone or mail so that your vote will be counted even if you later decide not to attend the Special Meeting.

Can I revoke or change my vote after I submit my proxy?

Yes. Whether you have submitted a proxy by Internet, telephone or mail, if you are a stockholder of record, you may change your vote and revoke your proxy:

•	by submitting a duly executed proxy bearing a later date;

•	by granting a subsequent proxy through the Internet or telephone;

•	by giving written notice of revocation to the Secretary of SQZ prior to or at the Special Meeting; or

•	by voting online at the Special Meeting.

If you hold shares in street name, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your proxy during the Special Meeting if you obtain a signed proxy from the record holder (broker, bank or other nominee) giving you the right to vote the shares.

Your most recent proxy card or telephone or Internet proxy is the one that is counted. Your attendance at the Special Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Company before your proxy is voted or you vote at the Special Meeting.

Who will count the votes?

A representative of Mediant Communications Inc., our inspector of election, will tabulate and certify the votes.

What if I vote for one, but not all, of the proposals?

Shares of SQZ’s Common Stock represented by proxies received by SQZ (whether received through the return of the enclosed proxy card or received by telephone or via the Internet) where the stockholder has provided voting instructions with respect to the proposals described in this proxy statement will be voted in accordance with the voting instructions so made. If your proxy card is properly executed and returned but does not contain voting instructions as to one or more of the proposals to be voted upon at the Special Meeting, or if you give your proxy by telephone or via the Internet without indicating how you want to vote on each of the proposals to be voted upon at the Special Meeting, your shares will be voted “FOR” the Sale Proposal, the Dissolution Proposal and the Adjournment Proposal.

Who will pay for the cost of this proxy solicitation?

The Company will pay the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and other vendors for forwarding solicitation material to beneficial owners of the Company’s outstanding Common Stock. The Company may solicit proxies by mail, personal interview, telephone or via the Internet through its officers and directors, who will receive no additional compensation for their services. We may also utilize the assistance of one or more third parties in connection with our proxy solicitation efforts, and we would compensate such third parties for their efforts. To date, we have engaged one such third party, Morrow Sodali Global LLC, to assist in the solicitation of proxies and provide related advice and informational support, for services fees of up to $15,000 and the reimbursement of certain expenses.

Do I have appraisal rights?

No. Under Delaware law, you do not have appraisal rights in connection with any of the proposals.

What if during the check-in time or during the Special Meeting, I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located in the email you receive with information on how to join the Annual Meeting.

Who can help answer my additional questions?

If you have any additional questions about the Special Meeting, Sale, Asset Purchase Agreement, Sale Proposal, Dissolution, Plan of Dissolution, Dissolution Proposal or Adjournment Proposal, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please contact SQZ at SQZ Biotechnologies Company, PO Box 5515, Wayland, Massachusetts 01778, (617) 758-8672.

How can I find out the voting results?

We plan to announce preliminary voting results at the Special Meeting and will publish final results in a press release following the Special Meeting.

Proposed Sale Pursuant to the Asset Purchase Agreement

Why is SQZ seeking a stockholder vote on the Sale Proposal?

Under Section 271 of the DGCL, a Delaware corporation must obtain the approval of a majority of the corporation’s outstanding stock in the proposed sale of all or substantially all of such corporation’s assets. Additionally, under Article FIFTH of the Charter, the Company must obtain the approval of the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote thereon before proceeding with the sale, lease or exchange (in one transaction or a series of transactions) of all or substantially all of the Company’s assets. The Board therefore is seeking stockholder approval of the Sale Proposal in order to comply with the Charter and Delaware law.

Why is the Board recommending approval of the Sale pursuant to the Asset Purchase Agreement?

After considering at length the potential strategic alternatives available to the Company, including an evaluation to identify any available strategic alternatives and transactions involving the Company as a whole, such as a merger, reverse merger, sale of assets, strategic partnership or other business combination transaction, that would have a reasonable likelihood of providing value to our stockholders in excess of the amount, if any, the stockholders would receive in a liquidation, the Board unanimously determined that effecting the Sale on the terms and subject to the conditions set forth in the Asset Purchase Agreement is fair to, and in the best interests of, the Company and our stockholders. See “Proposal 1: Approval of the Sale Pursuant to the Asset Purchase Agreement” for additional information.

When is the closing of the Sale expected to occur?

If the Sale is approved by stockholders and all conditions to completing the Sale are satisfied or waived, the Sale is expected to occur as soon as practicable after the Special Meeting and prior to April 30, 2024.

What will happen if the Sale Proposal is approved by stockholders?

If the Sale Proposal is approved by our stockholders, among other things as may be completed at such times as the Board or, if applicable, our officers, in accordance with Delaware law, deem necessary, appropriate or advisable in our best interests and the best interests of our stockholders, we will consummate the Sale pursuant to the Asset Purchase Agreement. See “Proposal 1: Approval of the Sale Pursuant to the Asset Purchase Agreement” for further information.

What will happen if the Sale Proposal is not approved by stockholders?

If our stockholders vote against the Sale Proposal or fail to vote and the Sale Proposal is not approved, the Sale would not occur and could result in our inability to pay off existing debt, liabilities and other obligations, and we may be required to seek the protection of the bankruptcy courts. If the Sale Proposal is not approved and the Dissolution Proposal is approved, we may not have sufficient funds to proceed with the dissolution, and if we are unable to identify and implement a meaningful strategic alternative in a timely manner, the Board is likely to consider bankruptcy. See “Proposal 1: Approval of the Sale Pursuant to the Asset Purchase Agreement” and “Risks Related to the Sale” for further information.

Are there any risks related to the Sale?

Yes. You should carefully review the section entitled “Risk Factors” beginning on page 18 of this proxy statement for a description of risks related to the Sale.

Proposed Dissolution of the Company

Why is SQZ seeking a stockholder vote on the Dissolution Proposal?

Under Article FIFTH of the Charter, the Company must obtain the approval of the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote thereon before proceeding with a dissolution of the Company. The Board therefore is seeking stockholder approval of the Dissolution Proposal in order to comply with the Charter and Delaware law.

Why is the Board recommending approval of the Dissolution pursuant to the Plan of Dissolution?

The Board carefully reviewed and considered its options in light of the financial position of the Company, including our available cash, resources and operations following and in light of our previously announced review and pursuit of strategic alternatives. After due consideration of the options available to the Company, our Board has determined that the Dissolution pursuant to the Plan of Dissolution, is advisable and in the best interests of the Company and our stockholders. See “Proposal 2: Approval of the Dissolution Pursuant to the Plan of Dissolution - Reasons for the Proposed Dissolution.”

What does the Plan of Dissolution entail?

The Plan of Dissolution provides an outline of the steps for the Dissolution of the Company under Delaware law. The Plan of Dissolution provides that we will file the Certificate of Dissolution following stockholder approval of the Dissolution; however, the decision of whether or not to proceed with the Dissolution and when to file the Certificate of Dissolution will ultimately be made by the Board in its sole discretion and in its own timing.

What will happen if the Dissolution is approved?

If the Dissolution is approved by our stockholders, our Board will have sole discretion to determine if and when (at such time as they deem appropriate following stockholder approval of the Dissolution) to proceed with the Dissolution. If the Board decides to proceed with the Dissolution, we will follow the dissolution and winding-up procedures prescribed by the DGCL and Plan of Dissolution, which requires, among other things, that the Company file a Certificate of Dissolution.

If our Board determines that the Dissolution is not in our best interests or not in the best interests of our stockholders, our Board may direct that the Dissolution be abandoned, or may amend or modify the Plan of Dissolution to the extent permitted by Delaware law without the necessity of further stockholder approval. After the Certificate of Dissolution has been filed, revocation of the Dissolution would require stockholder approval under Delaware law.

Are there any risks related to the Dissolution?

Yes. You should carefully review the section entitled “Risk Factors” beginning on page 18 of this proxy statement for a description of risks related to the Dissolution.

Will I owe any U.S. federal income taxes as a result of the Dissolution?

If the Dissolution is approved and implemented, distributions made pursuant to the Plan of Dissolution are intended to be treated as received by a stockholder as a series of liquidating distributions and could result in a U.S. federal income tax liability to the stockholder. A stockholder that is a U.S. Holder (as defined in the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Proposed Dissolution”) generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to the U.S. Holder with respect to each share of our Common Stock, less any known liabilities assumed by the U.S. Holder or to which the distributed property (if any) is subject, and (2) the U.S. Holder’s adjusted tax basis in each share of our Common Stock. For a more detailed discussion, including with respect to Non-U.S. Holders (as defined below), see the section entitled “Certain Material U.S. Federal Income Tax Consequences of the Proposed Dissolution” beginning on page 58 of this proxy statement. Stockholders are urged to carefully review the discussion of tax matters within this proxy statement and to consult their tax advisors as to the specific tax consequences to them of the Dissolution.

What will happen to our Common Stock if the Certificate of Dissolution is filed with the Secretary of State of Delaware?

If the Certificate of Dissolution is filed with the Secretary of State, our Common Stock (if not previously deregistered) will be deregistered under the Exchange Act when we take action to do so. From and after the Effective Time, which we refer to as the effective time of the Certificate of Dissolution as filed with the Secretary of State of Delaware, and subject to applicable law, each holder of shares of our Common Stock shall cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with the Plan of Dissolution and the DGCL. After the Effective Time, our stock transfer records shall be closed, and we will not record or recognize any transfer of our Common Stock occurring after the Effective Time, except such transfers occurring by will, intestate succession or operation of law. Under the DGCL, no stockholder shall have any appraisal rights in connection with the Dissolution.

We expect to file the Certificate of Dissolution as soon as reasonably practicable after the Sale is consummated; however, the decision of whether or not to proceed with the Dissolution and the timing of such filing will be made by the Board in its sole discretion and in its own timing.

PROPOSAL 1:  APPROVAL OF THE SALE PURSUANT TO THE ASSET PURCHASE AGREEMENT

General

In an effort to maximize stockholder value, the Board seeks to effect the sale of substantially all of the assets of the Company. In furtherance of these efforts, the Board is presenting the Sale Proposal (as defined below) for approval by the Company’s stockholders.

At the Special Meeting, you will be asked to consider and vote upon a proposal to approve the sale of substantially all of the assets of the Company (the “Sale”) pursuant to the Asset Purchase Agreement dated December 21, 2023, by and between the Company and the Purchaser, attached to this proxy statement as Appendix A (such agreement, the “Asset Purchase Agreement,” and such proposal the “Sale Proposal”), which was unanimously ratified and approved by the Board on December 18, 2023, subject to stockholder approval. The Board also unanimously recommended that our stockholders approve the Asset Purchase Agreement. Delaware law provides that a corporation may sell all or substantially all of its assets upon the recommendation of its board of directors, followed by the approval of its stockholders. At the Special Meeting, you will be asked to consider and vote upon the Sale Proposal to approve the Sale pursuant to the Asset Purchase Agreement. We encourage you to read the Asset Purchase Agreement in its entirety.

The Asset Purchase Agreement

Summary

The following is a summary of the key terms of the Asset Purchase Agreement. All capitalized, undefined terms used herein shall have the meanings ascribed to such terms in the Asset Purchase Agreement.

•

Pursuant to the Asset Purchase Agreement, the Company will sell and assign substantially all of its assets to the Purchaser, and the Purchaser will assume certain liabilities relating to or arising out of the ownership, use, operations or maintenance of such assigned assets from and after the Closing.

•	The total consideration for the purchase and sale of the Company’s assets is $11,800,000.

•

The Asset Purchase Agreement contains customary representations, warranties and covenants of the parties, including covenants concerning the preservation of the Transferred Assets by the Company prior to the Closing.

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Until the Closing, the Company is prohibited from, directly or indirectly, engaging in any solicitation or similar activities, as set forth in the Asset Purchase Agreement. During the No-Shop, the Company may, under certain limited circumstances, consider unsolicited, alternative transaction proposals from third parties that are Superior Proposals. The Company must give the Purchaser an opportunity to revise its proposal so that any other alternative transaction proposals are no longer Superior Proposals.

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The Company, on the one hand, and the Purchaser, on the other hand, have agreed to indemnify each other from and against losses the respective parties may incur arising out of breaches of the other party’s representations, warranties and covenants contained in the Asset Purchase Agreement, and the Purchaser has agreed to indemnify the Company for losses relating to any Assumed Liabilities, and the Company has agreed to indemnify the Purchaser for losses relating to the Excluded Assets and the Excluded Liabilities. All indemnification obligations of the parties under the Asset Purchase Agreement are subject to specified survival limitations, including the termination of such obligations upon the Company’s filing of a certificate of dissolution with the Delaware Secretary of State and other customary exceptions and limitations. The indemnification obligations of the parties will not exceed $590,000, other than for the Company’s breach of its fundamental representations.

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For a period of two years commencing on the Closing, the Company is prohibited from directly or indirectly engaging in, investing in, owning, managing, operating, controlling, advising, rendering services to any person engaged in the business of mechanically opening cells for the intracellular delivery of cargo.

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The Closing is subject to customary closing conditions, including, among others, (i) obtaining approval of the Sale Proposal by our stockholders, as further described in this proxy statement, (ii) the absence of any law or order prohibiting the consummation of the Sale, (iii) the accuracy of representations and warranties set forth in the Asset Purchase Agreement (subject to customary bringdown qualifiers) and material compliance with covenants set forth in the Asset Purchase Agreement and (iv) certain other conditions contained therein.

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The Company and the Purchaser are permitted under certain circumstances to terminate the Asset Purchase Agreement, including in the event that (i) the Closing has not occurred by April 30, 2024, (ii) a government entity having competent jurisdiction over the business of the Company has permanently enjoined or prohibited the consummation of the Sale, (iii) the Sale Proposal has not been approved by our stockholders, or (iv) if the other party to the Asset Purchase Agreement has materially breached any representation, warranty, covenant or other agreement such that the closing conditions relating to either the accuracy of representations or the satisfaction of covenants by the other party are not met and cannot be cured as provided in the Asset Purchase Agreement. Further, the Company may terminate the Asset Purchase Agreement in the event the Board authorizes the Company to enter into an alternative transaction with respect to a Superior Proposal, and the Purchaser may terminate the Asset Purchase Agreement in the event the Board changes its recommendation to the stockholders of the Company to vote in favor of the Sale Proposal. Additionally, SQZ must pay to the Purchaser a termination fee in the amount of $360,000 in the event (i) SQZ terminates the Asset Purchase Agreement if the Board authorizes SQZ to enter into an alternative transaction with respect to a Superior Proposal or (ii) the Purchaser terminates the Asset Purchase Agreement upon the Board’s change of recommendation that the Asset Purchase Agreement and the Sale Proposal be approved by our stockholders.

The summary of selected information from this proxy statement regarding the Sale Proposal may not contain all of the information that is important to you. To understand the Sale Proposal and the Asset Purchase Agreement fully, we encourage you to read carefully this entire proxy statement, including, but not limited to, the Asset Purchase Agreement which is attached to this proxy statement as Exhibit A.

The Parties

The purchaser under the Asset Purchase Agreement is STEMCELL Technologies Canada Acquisitions Inc. (the “Purchaser”). The Purchaser is a British Columbia corporation formed on December 20, 2023, solely for the purpose of engaging in the transactions contemplated by the Asset Purchase Agreement, subject to the terms and conditions thereof. The Purchaser is a wholly owned subsidiary of STEMCELL Technologies Canada Inc. (“STEMCELL Parent”). STEMCELL Parent is engaged in the business of providing high-quality cell culture media, cell separation technologies, instruments, accessory products, and educational resources to scientists around the world working on stem cell, immunology, cancer, regenerative medicine, and cellular therapy research. STEMCELL Parent’s principal executive office is located at 1618 Station Street, Vancouver, British Columbia, Canada, V6A 1B6, and its website is: https://www.stemcell.com.

The seller under the Asset Purchase Agreement is the Company. The Company has historically been engaged in the business of developing cell therapies for patients with cancer and other serious medical conditions. The Company no longer has a physical principal executive office, but can be contacted at PO Box 5515, Wayland, Massachusetts 01778, and its website is: https://www.sqzbiotech.com.

As discussed earlier in this proxy statement, prior to the Company entering into the Asset Purchase Agreement, the Company and STEMCELL Parent were party to that certain License and Development Agreement, dated as of April 21, 2020, pursuant to which the Company granted to STEMCELL Parent an exclusive license to commercialize, in the research use only market, the Company’s Intracellular Delivery System, including microfluidic chip and reagent reservoir. STEMCELL Parent introduced the CELLPORETM Transfection System, a cell mechanoporation system for transfection and intracellular delivery, in 2023.

Principal Terms and Conditions

The following is a summary of the principal terms and conditions of the Asset Purchase Agreement, which are further described under and qualified in their entirety by the full text of the Asset Purchase Agreement. Pursuant to the Asset Purchase Agreement, the parties agreed to, among other things, the following terms and conditions:

The Sale

The Company will sell, convey, transfer, assign and deliver to the Purchaser all of the Company’s right, title and interest in and to (i) all fixed assets and items of machinery, equipment, including laboratory equipment, and all other tangible personal property of the Company, (ii) the Company’s rights and obligations pursuant to the MIT License Agreement and the intellectual property licensed to the Company thereunder, (iii) all technology owned or licensed to the Company as of the date of the agreement, (iv) the Company’s rights and obligations pursuant to agreements with certain former employees (together with the MIT License Agreement, the “Transferred Contracts”) and (v) the intellectual property owned by the Company (collectively, the “Transferred Assets”). Certain assets of the Company are excluded from the Sale, including (A) the Investigational New Drug (“IND”) applications held by the Company, (B) any inventory related to the SQZ Clinical Product(s) or SQZ Therapeutic Product(s), including raw materials and other supplies therefor, (C) all cells owned or controlled by the Company, (D) all contracts other than the Transferred Contracts and (E) all cash and cash equivalents held by the Company. The only liabilities being assumed by the Purchaser are (I) post-Closing liabilities in connection with the Transferred Assets or use thereof and (II) post-Closing liabilities and obligations for taxes in respect of the Transferred Assets, in each case other than (x) any liability to the extent arising out of or relating to a breach by the Company of a Transferred Contract which occurred prior to the Closing or (y) any obligations required by any Transferred Contract to be performed prior to the Closing. The Purchaser will also assume any liabilities, fees or costs relating to, or arising out of, the transfer, conveyance, assumption, novation or assignment of the Transferred Assets (including, but not limited to, shipping, relocation and storage fees of the Transferred Assets pursuant to the Sale).

Consideration

The total cash consideration for the purchase and sale of the assets of the Company is $11,800,000. The purchase price is not subject to adjustment either before or after Closing, nor is any portion of the purchase price subject to an escrow holdback by the Purchaser.

Representations and Warranties of the Company

The Asset Purchase Agreement contains a number of representations and warranties of the Company to the Purchaser relating to, among other things: organization and qualification; power, authority and enforceability; no conflict; financial statements; title to transferred assets; no undisclosed liabilities; taxes; compliance with applicable laws and government authorizations; applicable health laws; claims and proceedings; the MIT License Agreement; officers and consultants; intellectual property; and brokers and finders.

The Company’s representations relating to organization, qualification, power, authority and enforceability, no conflict, title to transferred assets and brokers and finders constitute the Company’s fundamental representations.

Representations and Warranties of the Purchaser

The Asset Purchase Agreement contains a number of representations and warranties of the Purchaser to the Company relating to, among other things: organization, power, authority and enforceability; no conflict; claims and proceedings; brokers and finders and sufficiency of funds.

Seller Covenants

The Asset Purchase Agreement contains a number of pre-Closing covenants of the Company to the Purchaser relating to, among other things:

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providing the Purchaser and its representatives reasonable access to the Company’s officers and to the Transferred Assets, including the right of the Purchaser to inspect the transferred equipment and other personal property;

•	preserving and maintaining the Transferred Assets in all material respects;

•	compliance with applicable laws and the terms of the MIT License Agreement;

•	refraining from taking specific actions, subject to certain exceptions;

•	maintaining in the ordinary course, at the Purchaser’s sole cost and expense, the status of the Company’s registered intellectual property;

•	refraining from actively soliciting any Acquisition Proposals or Superior Proposals, and otherwise adhering to all its obligations under the No-Shop provision;

•	giving notice of, convening and holding a special meeting of its stockholders to submit the Sale and the Asset Purchase Agreement to the Company’s stockholders for approval; and

•	providing notice of certain information to the Purchaser in accordance with the Asset Purchase Agreement (including with respect to any Material Adverse Effects, or Proceedings).

The Asset Purchase Agreement also contains several post-Closing covenants of each of the Company and the Purchaser, including (i) the Company’s requirement to use commercially reasonable efforts to withdraw the INDs and close out the HPV Studies and (ii) the Purchaser’s grant of a limited license to the Company to use certain trademarks and domain names as the Company requires to wind down its business. Additionally, prior to Closing the Company is permitted to take such actions that are reasonably necessary or desirable to wind down its business, including by (A) resolving outstanding liabilities of the Company, (B) terminating or modifying any existing arrangement of any employee or consultant of the Company or (C) preparing to file a certificate of dissolution, or similar instrument, with the Secretary of State.

Mutual Covenants

The Asset Purchase Agreement contains a number of pre-Closing covenants of the Company and the Purchaser to the other party, relating to, among other things: certain tax matters; transfer taxes; confidentiality; public disclosures; fees and expenses; and providing further assurance as necessary to take actions for consummating the Sale pursuant to the Asset Purchase Agreement.

No-Shop

Until the Closing of the Sale or, if earlier, the termination of the Purchase Agreement, the Company will not, and will direct and use its commercially reasonable efforts to cause its representatives not to, (a) solicit, initiate, knowingly facilitate or knowingly encourage the submission of any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal, (b) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data relating to the Company or encourage any effort by, any third party that is seeking to make, or has made, an Acquisition Proposal, or (c) approve, support, adopt, endorse or recommend or enter into any agreement or other instruments (whether binding or not binding) with respect to an Acquisition Proposal.

If the Company receives a bona fide written acquisition proposal prior to the adoption of the Asset Purchase Agreement by its stockholders, the Board, following prompt notice of such proposal to the Purchaser, may

(i) participate in negotiations or discussions with any third party that has made (and not withdrawn) a bona fide, unsolicited takeover proposal in writing that the Board believes in good faith, after consultation with outside legal counsel and its financial advisor, constitutes a “superior proposal;” (ii) thereafter furnish to such third party non-public information relating to the Company pursuant to an executed confidentiality agreement; and/or (iii) following receipt of and on account of a “superior proposal,” recommend the acceptance of such proposal.

The Board may make a recommendation adverse to the Sale, only if (i) the Company promptly notifies the Purchaser, in writing, at least 10 calendar days before making such an adverse recommendation or entering into an alternate acquisition agreement, of its intention to take such action with respect to a superior proposal, which notice shall state expressly that the Company has received a takeover proposal that the Board intends to declare a superior proposal and that the Board intends to effect an adverse recommendation and/or the Company intends to enter into an alternate acquisition agreement; (ii) the Company attaches to such notice the material terms and conditions of the transaction that constitutes such superior proposal and the identity of the third party making such superior proposal; (iii) the Company shall, and shall cause its representatives to, during such 10 calendar day notice period, negotiate with the Purchaser in good faith during such notice period with respect to such proposal to make such adjustments in the terms and conditions of the Asset Purchase Agreement so that the superior proposal described in such notice ceases to constitute a superior proposal (to the extent the Purchaser desires to negotiate); and (iv) the Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that such takeover proposal continues to constitute a superior proposal after taking into account any adjustments made by the Purchaser during the notice period in the terms and conditions of the Asset Purchase Agreement.

Closing Conditions

The obligations of the Purchaser and the Company to consummate the Sale pursuant to the Asset Purchase Agreement and other transactions contemplated thereby, are subject to the satisfaction of the following conditions:

•	obtaining the requisite stockholder approval on or prior to the Closing;

•	on or prior to the Closing, no Order shall have been issued by any Governmental Entity prohibiting the consummation of the Sale and the other transactions contemplated by the Asset Purchase Agreement;

•	the representations and warranties of each party in the Asset Purchase Agreement being true and correct as of the Closing (subject to applicable materiality thresholds);

•	performance in all material respects all of the covenants and agreements required to be performed by each party prior to the Closing; and

•	delivery of ancillary agreements, certificates, documents and items required by each party under the Asset Purchase Agreement on or prior to the Closing.

Non-Competition, Non-Solicitation and Non-Disparagement

Additionally, for two years following the Closing Date, the Company will be prohibited from directly or indirectly engaging in, investing in, owning, managing, operating, controlling, advising or rendering services to any person engaged in the business of mechanically opening cells for the intracellular delivery of cargo, however the Company may acquire or otherwise own less than 5% of the outstanding capital stock of any entity that is listed on any national securities exchange or is otherwise registered under U.S. securities laws.

During this period, the Company is also prohibited from directly or indirectly, knowingly causing, inducing or attempting to cause or induce any third party that was, as of the Closing Date, a consultant or independent contractor of the Company to terminate such relationship. The Company is also prohibited from publicly disparaging or otherwise defaming the Purchaser, the Company or the Company’s business.

Termination Events and Termination Fee

The Asset Purchase Agreement may be terminated at any time prior to the Closing by:

•	mutual written consent of the Purchaser and the Company;

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the Purchaser or the Company (i) if the Closing has not occurred by April 30, 2024, (ii) if there is in effect a final, non-appealable order of a Government Entity having competent jurisdiction over the business of the Company permanently enjoining or prohibiting the consummation of the Sale, (iii) if the Company’s stockholders fail to approve the Sale Proposal, or (iv) the other party’s misrepresentation, or breach of warranty or covenant in its representations and warranties or covenants in the Asset Purchase Agreement and such breach remains uncured within the earlier of (a) thirty (30) days after written notice thereof and (b) April 28, 2024, provided that a party in material breach shall not be entitled to terminate the Asset Purchase Agreement;

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the Purchaser if the Board (i) shall have made a Change of Recommendation, (ii) fails to include a recommendation to approve the Sale Proposal in this proxy statement, (iii) shall have failed to reaffirm its approval or recommendation of the Sale and the Asset Purchase Agreement as promptly as reasonable practicable (but in any event within 10 business days after receipt of any written request to do so by the Purchaser) at any time following the public disclosure of an Acquisition Proposal, or (iv) prior to the 10 business days after the commencement of a tender or exchange offer for outstanding equity interests of the Company that has been publicly disclosed (other than by the Purchaser or an affiliate thereof), shall fail to recommend against such tender offer or exchange offer; and

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The Company, at any time before April 30, 2024 and subject to the terms and conditions of the Asset Purchase Agreement, if the Board authorizes the Company to enter into an alternative Acquisition Proposal with respect to a superior proposal.

The Company will pay to the Purchaser a termination fee of $360,000 in the event (a) the Company terminates upon the Board authorizing the Company to enter into an alternative transaction with respect to a superior proposal, or (b) the Purchaser terminates the Asset Purchase Agreement upon the Board’s change of recommendation.

Survival; Indemnification Obligations

The Company, on the one hand, and the Purchaser, on the other hand, have agreed to indemnify each other from and against losses the respective parties may incur arising out of breaches of the other party’s representations, warranties and covenants contained in the Asset Purchase Agreement, and the Purchaser has agreed to indemnify the Company for losses relating to any Assumed Liabilities, and the Company has agreed to indemnify the Purchaser for losses relating to the Excluded Assets and the Excluded Liabilities. All indemnification obligations of the parties under the Asset Purchase Agreement are subject to specified survival limitations, including the termination of such obligations upon the Company’s filing of a certificate of dissolution with the Delaware Secretary of State and other customary exceptions and limitations.

Except in the event of breaches of the Company’s fundamental representations, the aggregate amount of the Company’s liabilities for breaches of representations and warranties in the Asset Purchase Agreement shall not exceed $590,000. The amount of all losses arising out of or relates to breaches of any of the Company’s fundamental representations shall not exceed $11,800,000.

Reasons for the Sale Proposal

At its meeting on December 18, 2023, the Board determined that effecting the Sale pursuant to the Asset Purchase Agreement was advisable and fair to, and is in the best interests of, the Company and its stockholders and approved the Asset Purchase Agreement and the Sale. The Board considered at length potential strategic alternatives available to the Company, including an evaluation to identify available strategic alternatives and transactions involving the Company as a whole, such as a merger, reverse merger, sale of assets, strategic partnership or other business combination transaction, that would have a reasonable likelihood of providing value to our stockholders in excess of the amount, if any, the stockholders would receive in a liquidation. The Board believed that the Company engaged in a reasonable process to obtain the best available value for its stockholders and created an opportunity for other potentially interested parties to express interest in and negotiate a transaction with the Company. The Board considered that the Company actively sought offers from a broad range of potential financial and strategic investors on the sell side. Specifically, the Board noted that the Company’s financial advisor, Leerink Partners, had contacted 52 potential buyers and investors, of which five potential buyers signed non-disclosure agreements and five communicated an indication of interest with respect to a potential acquisition of the Company, as well as Leerink Partners’ verbal opinion that the purchase price contemplated by the Sale was fair to the Company from a financial perspective. For a more detailed discussion, see the section entitled “Introductory Summary — Background of Asset Sale and Dissolution” beginning on page 8 of this proxy statement. The Board recommends that our stockholders vote “FOR” approval of the Sale at the special meeting.

In reaching its decision to approve the Asset Purchase Agreement and to recommend that stockholders vote to approve the Sale, including the fairness of the consideration to be received in the Sale, the Board, in consultation with our advisors and management, considered a number of factors, including, but not limited to, the risk factors described elsewhere in this proxy statement or referred to herein, as well as the following factors:

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our limited capital resources and our recent difficulty in raising capital without substantial dilution to our stockholders given the current capital markets for microcap biotech and pharma companies, thus limiting our ability to attempt to further innovate and develop our business on our own;

•	our history of operating losses and the Board’s understanding of, and discussions with management regarding, our future performance;

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the financial analyses of Leerink Partners as well as the oral opinion of Leerink Partners rendered to the Board on December 18, 2023 (which was subsequently confirmed in writing by delivery of Leerink Partners’ written opinion to the Board, dated December 19, 2023) that the purchase price to be received by the Company in the Sale, is fair, from a financial point of view, to the Company, as more fully described below under the heading “Opinion of our Independent Advisor”;

•	the ability to potentially return value to our stockholders and the Board’s concern that if we cannot consummate the Sale, we may be required to seek the protection of the bankruptcy courts;

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the value of the consideration (including the liabilities to be assumed by the Purchaser) to be received by the Company pursuant to the Asset Purchase Agreement, as well as the outstanding liabilities of the Company;

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the Sale is the result of an active, lengthy and thorough evaluation of strategic alternatives reasonably available to the Company conducted with the assistance of Leerink Partners that did not result in any alternative actionable proposals;

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the Board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, operating losses and future business prospects for the Company (as well as the risks and costs involved in pursuing those prospects);

•	the Purchaser’s obligation to consummate the Sale is not conditioned on it obtaining financing, nor is the Sale subject to a regulatory approval requirement;

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the Purchaser’s agreement to limit the survival period applicable to the representations and warranties, covenants and indemnification obligations of the Company to the date on which a certificate of dissolution is filed with the Secretary of State, and to limit indemnification liability, other than for the Company’s fundamental representations, to $590,000;

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the ability of our Board, pursuant to the terms of the Asset Purchase Agreement, to evaluate any unsolicited or unencouraged alternative acquisition proposals that we may receive at any time prior to our receipt of stockholder approval, and our ability to change our recommendation and/or terminate the

Asset Purchase Agreement (and pay the Termination Fee under certain circumstances) if the Board determines that such action is consistent with the Board’s fiduciary obligations;

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the likelihood that the Sale will be completed, including the reasonableness of the conditions to the Sale, and the likelihood that the stockholder approvals necessary to complete the Sale will be obtained;

•	the fact that if our stockholders do not approve the Sale, there may not be any other offers from potential acquirers; and

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that the Sale is subject to approval of holders of at least a two-thirds of the outstanding shares of our Common Stock, which ensures that the Board will not be taking action without the support of a significant portion of our stockholders.

Our Board also considered potential drawbacks or risks relating to the Sale, including the following risks and potentially negative factors, but determined that these potential risks and factors were outweighed by the expected benefits of the Sale:

•	the risks and contingencies relating to the announcement and pendency of the Sale;

•	the incurrence of significant costs and expenses in connection with attempting to complete the Sale, including legal, accounting and other costs;

•	the fact that the assets being sold to the Purchaser include virtually all of our non-cash assets, except for those assets specially needed to wind down the Company’s business;

•	the fact that the Sale must be completed by April 30, 2024;

•	that the Asset Purchase Agreement obligates us to indemnify the Purchaser against certain damages;

•	the terms of the Asset Purchase Agreement that place restrictions on our ability to consider an Acquisition Proposal and to terminate the Asset Purchase Agreement and accept a Superior Proposal;

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the fact that the Company must pay to the Purchaser a termination fee if the Asset Purchase Agreement is terminated in certain circumstances, including the potential effect of such a termination fee to deter other potential acquirers from publicly making a competing offer for the Company that might be more advantageous to the Company and its stockholders;

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one or more third parties could assert claims against us, either before or after the Closing, and seek damages or other remedies, which may require the Company to spend substantial time and resources defending any such claims, and any amounts paid to any such third parties would reduce the net amount received from the transaction;

•	the inability to predict the timing of any distributions of proceeds from the Sale, if any, to our stockholders;

•	the fact that following the filing of a Certificate of Dissolution, our stockholders’ ability to sell their stock will be limited; and

•	that, under Delaware law, appraisal rights are not provided to stockholders in connection with the Sale.

The foregoing discussion of the factors considered by the Board is not intended to be exhaustive, but rather includes material factors considered by the directors. The Board also considered other factors, including those described in the section entitled “Risks Related to the Sale” beginning on page 18 of this proxy statement, in deciding to approve, and unanimously recommending that our stockholders authorize, the Sale. In reaching its decision and recommendation to our stockholders, the Board did not quantify or assign any relative weights to the factors considered and individual directors may have given different weights to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather conducted an overall analysis of the factors described above.

Opinion of Our Independent Advisor

On December 18, 2023, Leerink Partners rendered its oral opinion, subsequently confirmed in writing, to the Board that, as of such date and based upon and subject to the foregoing, it is Leerink Partners’ opinion that the purchase price to be received by the Company in the Sale is fair, from a financial point of view, to the Company.

The Company retained Leerink Partners as its financial advisor in connection with the transactions contemplated by the Asset Purchase Agreement. The Asset Purchase Agreement provides for (i) the sale of all of the Company’s right, title and interest in the Transferred Assets and (ii) the payment by the Purchaser to the Company of $11.8 million in cash (the “Purchase Price”) and the agreement of the Purchaser to pay, perform or discharge the Assumed Liabilities (the actions in the foregoing clauses (i) and (ii), the “Transaction” and the Transferred Assets and the Assumed Liabilities, collectively the “Business”). In connection with this engagement, the Board requested that Leerink Partners evaluate the fairness, from a financial point of view, to the Company of the Purchase Price proposed to be paid to the Company pursuant to the terms of the Asset Purchase Agreement.

On December 18, 2023, Leerink Partners rendered to the Board its oral opinion, which was subsequently confirmed by delivery of a written opinion dated December 19, 2023, that, as of such date and based upon and subject to the various assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, the Purchase Price proposed to be paid to the Company pursuant to the terms of the Asset Purchase Agreement was fair, from a financial point of view, to the Company.

The full text of the written opinion of Leerink Partners, dated December 19, 2023, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Exhibit C. Leerink Partners’ opinion is directed to, and is solely for the benefit of the Board in connection with its consideration of the Asset Purchase Agreement and the opinion does not constitute advice or a recommendation as to how the Board or any stockholder should vote or act on any matter relating to the Asset Purchase Agreement. The Company’s stockholders are encouraged to read Leerink Partners’ opinion carefully and in its entirety. The following discussion of Leerink Partners’ written opinion is qualified in its entirety by reference to the full text of the written opinion of Leerink Partners, dated December 19, 2023, attached to this proxy statement as Exhibit C.

The full text of the written opinion of Leerink Partners, dated December 19, 2023, which describes the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion, is attached as Exhibit C to this proxy statement and is incorporated herein by reference. The summary of the written opinion of Leerink Partners set forth below is qualified in its entirety by the full text of the written opinion attached hereto as Exhibit C. Leerink Partners’ financial advisory services and opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of the Board’s consideration of the Transaction and the opinion of Leerink Partners addressed only the fairness, from a financial point of view, as of the date thereof, to the Company of the Purchase Price proposed to be paid to the Company pursuant to the terms of the Asset Purchase Agreement. The opinion of Leerink Partners did not address any other term or aspect of the Asset Purchase Agreement or the Transaction and does not constitute a recommendation to any stockholder of the Company as to whether or how such stockholder should vote or otherwise act with respect to the Transaction or any other matter.

The full text of the written opinion of Leerink Partners should be read carefully in its entirety for a description of the assumptions made, and the qualifications and limitations upon the review undertaken by Leerink Partners in preparing its opinion.

In connection with rendering the opinion described above and performing its related financial analyses, Leerink Partners reviewed, among other things:

•	the proposed execution version of the Asset Purchase Agreement, as provided to Leerink Partners by the Company on December 18, 2023;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed by the Company with the SEC;

•	the Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2023, as filed by the Company with the SEC;

•	certain Current Reports on Form 8-K, as filed by the Company with, or furnished by the Company to, the SEC; and

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certain internal information, primarily consisting of (A) a dissolution analysis prepared by the Company assuming an orderly liquidation and dissolution of the Company following consummation of the Transaction (the “Dissolution Case”) and (B) a bankruptcy analysis prepared by the Company assuming that the Company files for bankruptcy protection under the Federal Bankruptcy Code and effects a sale of its assets in bankruptcy (the “Bankruptcy Case”), as furnished to Leerink Partners by the management of the Company and approved by management and the Board for use by Leerink Partners, which are collectively referred to in this summary of Leerink Partners’ opinion as the “Internal Data.” For detailed information regarding the Dissolution Case and the Bankruptcy Case, see “Introductory Summary – Background of Asset Sale and Dissolution.”

Leerink Partners also conducted discussions with members of the senior management and representatives of the Company regarding such Internal Data. The Company advised Leerink Partners that it did not have a standalone business plan and its plan in the absence of a sale or merger of the company was to pursue a dissolution of the Company, whether through an orderly liquidation and dissolution of the Company, or in a proceeding under the Federal Bankruptcy Code. In addition, Leerink Partners considered the results of its efforts on behalf of the Company to solicit, at the direction of the Company, indications of interest from third parties with respect to a possible acquisition of the Business or the Company or a business combination with the Company. Leerink Partners also conducted such other financial studies and analyses and took into account such other information as it deemed appropriate.

Leerink Partners assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Leerink Partners for purposes of its opinion and, with the Company’s consent, Leerink Partners relied upon such information as being complete and accurate. In that regard, Leerink Partners assumed, at the Company’s direction, that the Internal Data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Leerink Partners relied, at the Company’s direction, on the Internal Data for purposes of its analysis and opinion. Leerink Partners expressed no view or opinion as to the Internal Data or the assumptions on which it was based. In addition, at the Company’s direction, Leerink Partners did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company, nor was Leerink Partners furnished with any such evaluation or appraisal, and Leerink Partners was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company. The Company advised Leerink Partners that consistent with the Dissolution Case, following consummation of the Transaction, the Company would effect an orderly liquidation and dissolution.

Leerink Partners assumed, at the Company’s direction, that the final executed Asset Purchase Agreement would not differ in any respect material to Leerink Partners’ analysis or its opinion from the last version of the Asset Purchase Agreement reviewed by Leerink Partners. Leerink Partners also assumed, at the Company’s direction, that the representations and warranties made by the Company and the Purchaser in the Asset Purchase Agreement were and would continue to be true and correct in all respects material to Leerink Partners’ analysis. Furthermore, Leerink Partners assumed, at the Company’s direction, that the Transaction would be consummated on the terms set forth in the Asset Purchase Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Leerink Partners’ analysis or its opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change would be imposed, the effect of which would be material to Leerink Partners’ analysis or its opinion. Leerink Partners did not evaluate and did not express any opinion as to the solvency or fair value of the Company, or the Company’s ability to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Leerink Partners is not a legal, regulatory, tax or accounting advisor, and Leerink Partners expressed no opinion as to any legal, regulatory, tax or accounting matters.

The opinion of Leerink Partners expressed no view as to, and did not address, the Company’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. The opinion of Leerink Partners was limited to and addressed only the fairness, from a financial point of view, as of the date of the opinion, to the Company of the Purchase Price proposed to be paid to the Company pursuant to the terms of the Asset Purchase Agreement. Leerink Partners was not asked to, and Leerink Partners did not, express any view on, and its opinion did not address, any other term or aspect of the Asset Purchase Agreement or the Transaction, including, without limitation, the structure or form of the Transaction or any other agreements or arrangements contemplated by the Asset Purchase Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of the Company’s or any other party. In addition, Leerink Partners expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any other party, or class of such persons in connection with the Transaction, whether relative to the Purchase Price proposed to be paid to the Company pursuant to the terms of the Asset Purchase Agreement or otherwise. The opinion of Leerink Partners was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Leerink Partners as of, the date of its written opinion, and Leerink Partners does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of the opinion. Leerink Partners’ opinion does not constitute a recommendation to any stockholder of the Company as to whether or how such stockholder should vote or otherwise act with respect to the Transaction or any other matter. Leerink Partners’ financial advisory services and its opinion were provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of their consideration of the Transaction. The issuance of the opinion of Leerink Partners was approved by the Leerink Partners Fairness Opinion Review Committee.

Summary of Financial Analyses

The following is a summary of the material financial analyses prepared by Leerink Partners and reviewed with the Board in connection with its opinion, which was delivered orally to the Board on December 18, 2023, and subsequently confirmed in Leerink Partners’ written opinion, dated December 19, 2023. For purposes of the analyses described below, Leerink Partners was directed to rely upon the Internal Data, including the Dissolution Case and the Bankruptcy Case. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Leerink Partners, nor does the order of the analyses described below represent the relative importance or weight given to those analyses by Leerink Partners. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. In arriving at its opinion, Leerink Partners did not draw, in isolation, conclusions from or with regard to any factor or analysis that it considered. Accordingly, Leerink Partners believes that its analyses must be considered as a whole and that selecting portions of such analyses and factors without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying Leerink Partners’ financial analyses and its opinion.

Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. The assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before December 19, 2023, and is not necessarily indicative of current market conditions.

Leerink Partners was not requested to, and did not, recommend or determine the specific consideration payable in the Transaction. The type and amount of consideration payable in the Transaction was determined through negotiations between the Company and the Purchaser and the Company’s decision to enter into the Asset Purchase Agreement was solely that of the Board. The opinion of Leerink Partners was only one of many factors considered by the Board in their evaluation of the Transaction and should not be viewed as determinative of the views of the Board or the management of the Company with respect to the Transaction, the Purchase Price or any other aspect of the transactions contemplated by the Asset Purchase Agreement.

The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Leerink Partners. Future results may be different from those described and such differences may be material.

Analysis of Transaction Payments

The Company advised Leerink Partners that it did not have a standalone business plan and its plan in the absence of a sale or merger of the company was to pursue a dissolution of the Company, whether through an orderly liquidation and dissolution of the Company, or in a proceeding under the Federal Bankruptcy Code. Accordingly, Leerink Partners concluded, in the exercise of its professional judgment, that traditional valuation methodologies typically used for purposes of valuing a business as a going concern were not applicable to the Company. The Company’s management furnished to Leerink Partners the Dissolution Case and the Bankruptcy Case prepared by management and advised Leerink Partners, and Leerink Partners assumed at the direction of the Company that, consistent with the Dissolution Case, following consummation of the Transaction the Company would effect an orderly liquidation and dissolution. The Dissolution Case assumed an initial distribution of cash to holders of shares of the Company’s Common Stock as of March 31, 2024, of approximately $1.1 million, or approximately $0.037 per share based upon approximately 29.49 million shares outstanding as of December 12, 2023, excluding out-of-the-money and unvested options, as provided by the Company’s management, and a final distribution of cash to holders of shares as of March 31, 2027, of approximately $0.6 million. The initial distribution and the final distribution are referred to in this section as the “Transaction Payments.”

Leerink Partners calculated the present value of the Transaction Payments as of March 31, 2024 (the assumed date of approval by stockholders of the Company of a dissolution of the Company) by discounting the March 31, 2027 final distribution payment to March 31, 2024 using a discount rate equivalent to Moody’s Seasoned AAA Corporate Bond Yield of 4.75%, and adding that discounted amount to the amount of the initial distribution payment. Leerink Partners determined this discount rate based upon its professional expertise and judgment. This analysis resulted in an implied estimated present value as of March 31, 2024 of the final distribution of approximately $0.016 per Share, and an aggregate present value as of March 31, 2024 of approximately $0.053 per Share.

Leerink Partners then compared the results of the above analysis to the closing price of the Company’s Common Stock of $0.023 as of December 18, 2023.

Bankruptcy Case

The Company’s management furnished to Leerink Partners the Bankruptcy Case. As described in detail in see “Introductory Summary – Background of Asset Sale and Dissolution,” the Bankruptcy Case assumed that the

Company would realize the same cash purchase price in a sale in bankruptcy, but that the Company would incur an additional approximately $2.6 million in expenses. Leerink Partners noted that, under the Bankruptcy Case, no proceeds would be available for distribution to stockholders of the Company.

General

Leerink Partners is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. Other than services in connection with the Transaction, for which Leerink Partners has received opinion fees of $750,000, in the past two years, Leerink Partners has not provided investment banking services to, or received compensation from, the Company. In the past two years, Leerink Partners has not provided investment banking services to, or received compensation from the Purchaser. In the ordinary course of business, Leerink Partners may, in the future, provide investment banking services to the Company, the Purchaser, or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of its trading and brokerage activities, Leerink Partners has in the past and may in the future hold positions, for its own account or the accounts of its customers, in equity, debt or other securities of the Company, the Purchaser or their respective affiliates. Consistent with applicable legal and regulatory requirements, Leerink Partners has adopted policies and procedures to establish and maintain the independence of its research department and personnel. As a result, Leerink Partners’ research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, the Purchaser, and the Transaction and other participants in the Transaction that differ from the views of Leerink Partners’ investment banking personnel.

The Board selected Leerink Partners as a financial advisor in connection with the Transaction based on Leerink Partners’ longstanding relationship and familiarity with the Company and its business, as well as its experience and expertise in the pharmaceutical industry. Leerink Partners is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transaction.

In connection with Leerink Partners’ services as a financial advisor to the Company, the Company has agreed to pay Leerink Partners an aggregate fee of $3.0 million of which opinion fees of $750,000 have been paid and the remainder of which is payable contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse certain of Leerink Partners’ expenses arising, and to indemnify Leerink Partners against certain liabilities, including liabilities under federal securities laws, that may arise, out of Leerink Partners’ engagement. The terms of the fee arrangement between Leerink Partners and the Company, which are customary in transactions of this nature, were negotiated at arm’s length between Leerink Partners and the Board, and the Board was aware of the arrangement, including the fact that a significant portion of the fee payable to Leerink Partners is contingent upon the completion of the Transaction.

Disclaimer

This prospective financial information was not prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information.

The Dissolution Case and the Bankruptcy Case included in this document has been prepared by, and is the responsibility of, the Company’s management. PricewaterhouseCoopers LLP has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying Dissolution Case and the Bankruptcy Case and, accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report included in this document relates to the Company’s previously issued financial statements. It does not extend to the Dissolution Case and the Bankruptcy Case and should not be read to do so.

Our Conduct Following Approval of the Sale Proposal

If the Sale Proposal is approved by the requisite vote of our stockholders, among other things as may be completed at such times as the Board or, if applicable, our officers, in accordance with Delaware law, deems necessary, appropriate or advisable in our best interests and the best interests of our stockholders, we will consummate the Sale pursuant to the Asset Purchase Agreement, and assuming the Dissolution Proposal is approved by the requisite vote of our stockholders, we will effect the Dissolution pursuant to the Plan of Dissolution, and file a certificate of dissolution with the Secretary of State of Delaware dissolving the Company, as further described below.

Amendment to the MIT Patent License Agreement

On December 21, 2023, the Company entered into a Second Amendment to the Amended and Restated Exclusive Patent License Agreement (the “Amendment”) with the Massachusetts Institute of Technology (“MIT”), which amended the MIT License Agreement. The Amendment was entered into in anticipation of the assignment of the MIT License Agreement to the Purchaser in connection with the Sale, and will be effective upon the Closing of the Asset Purchase Agreement, subject to the execution by the Purchaser of an assignment and assumption agreement in substantially the form attached to the Amendment. If these conditions are not met by April 30, 2024, then the Amendment shall terminate and will be considered null and void.

The Amendment, among other things, (i) modifies certain definitions and terms related to payment, indemnification, and running royalties (ii) requires the Company to develop and bring to market certain Licensed Products or Licensed Processes (each as defined in the MIT License Agreement), (iii) removes certain clinical milestones, and (iv) requires that the Company engage in certain development and commercialization activities using a Licensed Product or Licensed Process and manufactured under cGMP (as defined in the MIT License Agreement). In addition, under the Amendment, MIT waives and releases the Purchaser from any and all (i) financial obligations owed by the Company to MIT under the MIT License Agreement, and (ii) certain additional obligations owed by the Company to MIT under the MIT License Agreement, in each case, that arise on or before the Closing.

Interests of Certain Persons in the Sale

None of the Company’s officers, directors or consultants have any interest in, or will receive any special benefit from, the Sale.

Certain Material U.S. Federal Income Tax Consequences of the Sale Proposal

The following discussion is a general summary of certain material anticipated U.S. federal income tax consequences of the Sale. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, currently applicable and proposed Treasury regulations under the Code (the “Treasury Regulations”) and published rulings and decisions, all as currently in effect as of the date of this proxy statement, and all of which are subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the IRS with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. The following summary has no binding effect on the IRS or the courts. In addition, tax considerations under state, local, and non-U.S. laws, or federal laws other than those pertaining to income tax are not addressed in this summary. The proposed Sale by us is entirely a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Sale.

The proposed Sale will be treated as a sale of corporate assets in exchange for cash and the assumption of certain liabilities by the Purchaser. The amount of gain or loss we recognize with respect to the sale of a particular asset will be measured by the difference between the amount realized by us on the sale of that asset and our tax basis in that asset. The determination of whether we will recognize gain or loss will be made with respect to each of the assets to be sold. Accordingly, we may recognize gain on the sale of certain assets and loss on the sale of certain others, depending on the amount of consideration allocated to an asset as compared to the tax basis of that asset. Further, the sale of certain assets may result in ordinary income or loss, depending on the nature of the asset. We anticipate that our tax attributes, including any available U.S. federal net operating loss carry forwards (“NOLs”), will be available to reduce our U.S. federal income tax liability resulting from any gain realized by us as a result of the proposed Sale.

However, our ability to use our tax attributes to offset such gain may be subject to certain limitations. For example, our deduction for NOLs arising in taxable years beginning after December 31, 2017 is limited to 80% of current year taxable income, although our ability to use NOLs arising in taxable years beginning prior to January 1, 2018 is not so limited. In addition, in general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change”, generally defined as a greater than 50% change by value in its equity ownership by certain shareholders or groups of shareholders over a rolling three-year period, is subject to annual limitations on its ability to use its pre-ownership change NOLs or tax credit carryforwards to reduce future taxable income or income taxes. Our existing NOLs and tax credit carryforwards may be subject to limitations arising from previous ownership changes or future changes in our stock ownership, some of which might be beyond our control. Accordingly, the use of NOLs and tax credits may be subject to limitation under Sections 382 and 383 of the Code.

The determination of the amount of gain or loss we will recognize on the Sale and whether and to what extent our tax attributes will be available to reduce the gain, is complex and is based in part upon facts that will not be known until the completion of the Sale. It is possible that we will incur a U.S. federal income tax liability as a result of the proposed Sale.

STOCKHOLDERS ARE URGED TO REVIEW THIS DESCRIPTION CAREFULLY AND TO CONSULT THEIR TAX ADVISORS AS TO DETERMINE ANY SPECIFIC TAX CONSEQUENCES TO THE STOCKHOLDER IN CONNECTION WITH THE SALE, INCLUDING, ANY U.S. FEDERAL INCOME TAX CONSEQUENCES AND/OR ANY OTHER U.S. FEDERAL TAX CONSEQUENCES, AND ANY STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES RELEVANT TO SUCH STOCKHOLDER AS A RESULT OF THE SALE PURSUANT TO THE ASSET PURCHASE AGREEMENT.

Accounting Treatment of the Sale

The Sale will be accounted for as a “sale” by the Company, as that term is used under generally accepted accounting principles, for accounting and financial reporting purposes.

No Appraisal or Dissenters’ Rights

Our stockholders may vote against the authorization of the Sale Proposal, but under Delaware law, appraisal or dissenters’ rights are not provided to stockholders in connection with the Sale.

Required Vote

Under the Charter, the affirmative vote of the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote on the Sale Proposal is required to approve the Sale Proposal. Abstentions and broker non-votes, if any, will have the effect of a vote against the Sale Proposal.

Recommendation of the Board

After careful consideration and evaluation of the Sale, and in consideration of, among other things, the opinion of Leerink Partners that, based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the Company in the Sale, is fair, from a financial point of view, to the Company, our Board unanimously (i) determined that the Sale pursuant to the Asset Purchase Agreement and the other transactions contemplated thereby are fair, advisable and in the best interests of the Company and its stockholders, and (ii) approved in all respects the Sale and the Asset Purchase Agreement and the other transactions contemplated thereby.

The Board unanimously recommends that you vote “FOR” the Sale Proposal.

PROPOSAL 2: APPROVAL OF THE DISSOLUTION PURSUANT TO THE PLAN OF DISSOLUTION

Our Board has (i) determined that the Dissolution is advisable and in the best interests of the Company and our stockholders, (ii) approved the Dissolution and (iii) adopted the Plan of Dissolution. The reasons for the Dissolution are described under “Introductory Summary – Background of Asset Sale and Dissolution” beginning on page 8 of this proxy statement. The Dissolution requires approval by the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote on the Dissolution Proposal. Our Board unanimously recommends that our stockholders authorize the Dissolution.

In general terms, when we dissolve, we will cease conducting our business, wind up our affairs, dispose of any remaining non-cash assets, pay or otherwise provide for our obligations, and distribute our remaining assets, if any, during a winding-up period of at least three years, as required by the DGCL. With respect to the Dissolution, we will follow the liquidation, dissolution and winding-up procedures prescribed by the DGCL and our Plan of Dissolution, as described in further detail under “Proposal 2 - Approval of the Dissolution Pursuant to the Plan of Dissolution - Delaware Law Applicable to Our Dissolution” beginning on page 48 of this proxy statement. You should carefully consider the risk factors relating to our complete liquidation and dissolution as described under “Risk Factors - Risks Related to the Dissolution” beginning on page 19 of this proxy statement.

Subject to the requirements of the DGCL and our Plan of Dissolution described in this proxy statement, we will use our existing cash to pay for our winding-up procedures, including:

•	the payment of income and other taxes;

•

the payment of the costs associated with our Dissolution and winding up over the Survival Period (as defined below); these costs may include, among others, expenses necessary to the implementation and administration of our Plan of Dissolution and fees and other amounts payable to professional advisors (including legal counsel, financial advisors and others) and to consultants and others assisting us with our Dissolution;

•	the payment of any claims by others against us that we do not reject as part of the dissolution process;

•	the payment of any amounts owed by us under contracts with third parties;

•

the funding of any reserves or other security we are required to establish, or deem appropriate to establish, to pay for asserted claims (including lawsuits) and possible future claims, as further described below; and

•

solely to the extent we have cash remaining after provision for the above-described payments and funding of any reserves or other security we are required to establish or deem appropriate to establish, liquidating distributions to be made to our stockholders, which distributions may be made from time to time as available and in accordance with the procedures required by the DGCL and the Plan of Dissolution as described below.

Distributions to Stockholders

Distributions, if any, to our stockholders may be paid in one or more distributions. Notwithstanding the analysis in the Dissolution Case and the Bankruptcy Case, we cannot be certain that any amounts will remain available for distribution to stockholders in the course of the Dissolution process. However, should funds be available for distribution, we estimate that stockholders would receive approximately 3.3 cents per share of the Company’s outstanding Common Stock for each $1 million available for distribution. We cannot predict the timing or amount of any such distributions, as uncertainties as to the ultimate amount of our liabilities, the operating costs and amounts to be set aside for claims, obligations and provisions during the liquidation and winding-up process, and the related timing to complete such transactions make it challenging to predict with certainty the actual net cash amount that will ultimately be available for distribution to stockholders or the timing of any such distributions. Examples of uncertainties that could reduce the value of distributions, if any, to our stockholders include, without limitation: unanticipated costs relating to the defense, satisfaction or settlement of existing or future lawsuits or other claims threatened against us or our officers or directors (including currently unknown claims); amounts necessary to resolve claims of our creditors; and delays in the liquidation and dissolution or other winding up of our subsidiaries due to our inability to settle claims or otherwise.

Amounts, if any, we will be able to distribute to our stockholders in liquidation are subject to change and outside of our control. While we intend to pursue matters related to our liquidation and winding up as quickly as possible if we obtain approval from our stockholders, the timing of many elements of this process after our Dissolution will not be entirely within our control and, therefore, we are unable to estimate when we would be able to begin making any post-Dissolution liquidating distributions to our stockholders. See the section entitled “Risk Factors — Risks Related to the Dissolution” beginning on page 19 of this proxy statement.

Reasons for the Proposed Dissolution

The Board believes that the Dissolution is in SQZ’s best interests and the best interests of our stockholders. The Board considered and pursued at length potential strategic alternatives available to SQZ such as a merger, asset sale, strategic partnership or other business combination transaction, and, following the results of such review, now believes that the Sale and the subsequent winding-up of the Company in accordance with the Plan of Dissolution is in the best interests of SQZ and its stockholders. We believe these transactions will maximize any possible residual value for our stockholders.

In making its determination to approve the Dissolution, the Board considered, in addition to other pertinent factors, the fact that SQZ currently has insufficient business operations or business prospects to fund continued operations and outstanding liabilities; and the fact that SQZ will continue to incur substantial accounting, legal and other expenses associated with being a public company despite having no source of revenue or financing alternatives. See “Introductory Summary – Background of Asset Sale and Dissolution” for additional information. As a result of its evaluation, the Board concluded that the Dissolution is the preferred strategy among the limited alternatives now available to SQZ and is in the best interests of SQZ and its stockholders. Accordingly, the Board approved the Dissolution of SQZ pursuant to the Plan of Dissolution and recommends that our stockholders approve the Dissolution Proposal. See “Proposal 2: Approval of the Dissolution Pursuant to the Plan of Dissolution - Sale of Our Remaining Assets.”

Delaware Law Applicable to our Dissolution

We are a corporation organized under the laws of the State of Delaware and the Dissolution will be governed by the DGCL. The following is a brief summary of some of the DGCL provisions applicable to the Dissolution. The following summary is qualified in its entirely by Sections 275 through 283 of the DGCL, which are attached to this proxy statement as Annex A.

Delaware Law Generally

Authorization of Board and Stockholders. If a corporation’s board of directors deems it advisable that the corporation should dissolve, it may adopt a resolution to that effect by a majority vote of the whole board and notify the corporation’s stockholders entitled to vote on the dissolution of the adoption of the resolution and the calling of a meeting of stockholders to act on the resolution. Our Board has unanimously adopted a resolution approving the Dissolution and the Plan of Dissolution and declaring them advisable and recommending them to our stockholders. Under our Charter, the Dissolution must be authorized and approved by the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote on the Dissolution Proposal.

Certificate of Dissolution. If a corporation’s stockholders authorize its dissolution, the dissolution will only be effective once the corporation files a certificate of dissolution with the Secretary of State. If our stockholders authorize the Dissolution at the Special Meeting, we intend to file the Certificate of Dissolution with the Secretary of State as soon as practicable after the receipt of such approval. However, both the timing of such filing and whether or not to proceed with the Dissolution is subject to the discretion of the Board.

Possible Permitted Abandonment of Dissolution. The resolution authorizing a dissolution adopted by a corporation’s board of directors may provide that, notwithstanding authorization of the dissolution by the corporation’s stockholders, the board of directors may abandon the dissolution without further action by the stockholders. While we do not currently foresee any reason that our Board would abandon the Dissolution once it is authorized by our stockholders, to provide our Board with the maximum flexibility to act in the best interests of our stockholders, the resolutions adopted by our Board and the Plan of Dissolution included language providing the Board with the flexibility to abandon the Dissolution without further action of our stockholders at any time prior to the filing of the Certificate of Dissolution.

Time of Dissolution. When a corporation’s certificate of dissolution is filed with the Secretary of State and has become effective, along with the corporation’s tender of all relevant taxes (including Delaware franchise taxes) and fees authorized to be collected by the Secretary of State, the corporation will be dissolved.

Continuation of Corporation After Dissolution

A dissolved corporation continues its existence for three years after dissolution, or such longer period as the Delaware Court of Chancery may direct, for the purpose of prosecuting and defending suits and enabling the corporation to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets. A dissolved corporation may not, however, continue the business for which it was organized. Any action, suit or proceeding begun by or against the corporation before or during the Survival Period (as defined below) does not abate by reason of the dissolution, and for the purpose of any such action, suit or proceeding, the corporation will continue beyond the Survival Period until any related judgments, orders or decrees are fully executed, without the necessity for any special direction by the Delaware Court of Chancery. Our Plan of Dissolution will govern our winding up process after Dissolution. See the section entitled “Our Plan of Dissolution” beginning on page 52.

Payment and Distribution to Claimants and Stockholders

A dissolved corporation must make provision for the payment (or reservation of funds as security for payment) of claims against the corporation in accordance with the applicable provisions of the DGCL and the distribution of remaining assets to the corporation’s stockholders. The dissolved corporation may do this by following one of two procedures, as described below.

Safe Harbor Procedures under DGCL Sections 280 and 281(a)(the “Safe Harbor Procedures”)

A dissolved corporation may elect to give notice of its dissolution to persons having a claim against the corporation (other than claims against the corporation in any pending actions, suits or proceedings to which the corporation is a party) (“Current Claimants”) and to persons with contractual claims contingent on the occurrence or nonoccurrence of future events or otherwise conditional or unmatured (“Contingent Contractual Claimants”), and after giving these notices, following the procedures set forth in the DGCL, as described below.

The Plan of Dissolution provides the Board with the discretion to elect to follow the Safe Harbor Procedures rather than the Alternative Procedures (as defined below).

Current Claimants

Notices and Publication. The notice to Current Claimants must state (1) that all such claims must be presented to the corporation in writing and must contain sufficient information that will reasonably inform the corporation of the identity of the claimant and the substance of the claim; (2) the mailing address to which the claim must be sent; (3) the date (the “Claim Date”) by which the claim must be received by the corporation, which must be no earlier than 60 days from the date of the corporation’s notice; (4) that the claim will be barred if not received by the Claim Date; (5) that the corporation may make distributions to other claimants and the corporation’s stockholders without further notice to the Current Claimant; and (6) the aggregate annual amount of all distributions made by the corporation to its stockholders for each of the three years before the date of dissolution. The notice must be published at least once a week for two consecutive weeks in a newspaper of general circulation in the county in which the corporation’s registered agent in Delaware is located and in the corporation’s principal place of business and, in the case of a corporation having $10 million or more in total assets at the time of dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of the notice, the corporation must also mail a copy of the notice by certified or registered mail, return receipt requested, to each known claimant of the corporation, including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.

Effect of Non-Responses to Notices. If the dissolved corporation does not receive a response to the corporation’s notice by the Claim Date from a Current Claimant who was given actual notice according to the foregoing paragraph, then the claimant’s claim will be barred.

Treatment of Responses to Notices. If the dissolved corporation receives a response to the corporation’s notice by the Claim Date, the dissolved corporation may accept or reject, in whole or in part, the claim. If the dissolved corporation rejects a claim, it must mail a notice of the rejection to the Current Claimant by certified or registered mail, return receipt requested, within 90 days after receipt of the claim (or, if earlier, at least 150 days before the expiration of the Survival Period). The notice must state that any claim so rejected will be barred if the Current Claimant does not commence an action, suit or proceeding with respect to the claim within 120 days of the date of the rejection.

Effect of Non-Responses to Rejections of Claims. If the dissolved corporation rejects a claim and the Current Claimant does not commence an action suit or proceeding with respect to the claim within the 120-day post-rejection period, then the Current Claimant’s claim will be barred.

Contingent Contractual Claims

Notices. The notice to Contingent Contractual Claimants (persons with contractual claims contingent on the occurrence or nonoccurrence of future events or otherwise conditional or unmatured) must be in substantially the same form and sent and published in the same manner, as notices to Current Claimants and shall request that Contingent Contractual Claimants present their claims in accordance with the terms of such notice.

Responses to Contractual Claimants. If the dissolved corporation receives a response by the date specified in the notice by which the claims from Contingent Contractual Claimants must be received by the corporation, which must be no earlier than 60 days from the date of the corporation’s notice to Contingent Contractual Claimants, the dissolved corporation must offer to the Contingent Contractual Claimant such security as the dissolved corporation determines is sufficient to provide compensation to the claimant if the claim matures. This offer must be mailed to the Contingent Contractual Claimant by certified or registered mail, return receipt requested, within 90 days of the dissolved corporation’s receipt of the claim (or, if earlier, at least 150 days before the expiration of the post-dissolution survival period). If the Contingent Contractual Claimant does not deliver to the dissolved corporation a written notice rejecting the offer within 120 days after receipt of the offer for security, the claimant is deemed to have accepted the security as the sole source from which to satisfy the claim against the dissolved corporation.

Determinations by Delaware Court of Chancery

A dissolved corporation that has complied with the Safe Harbor Procedures must petition the Delaware Court of Chancery to determine the amount and form of security that will be (1) reasonably likely to be sufficient to provide compensation for any claim against the dissolved corporation that is the subject of a pending action, suit or proceeding to which the dissolved corporation is a party, other than a claim barred pursuant to the Safe Harbor Procedures, (2) sufficient to provide compensation to any Contingent Contractual Claimant who has rejected the dissolved corporation’s offer for security for such person’s claims made pursuant to the Safe Harbor Procedures, and (3) reasonably likely to be sufficient to provide compensation for claims that have not been made known to the dissolved corporation or that have not arisen but that, based on facts known to the dissolved corporation, are likely to arise or to become known to the dissolved corporation within five years after the date of dissolution or such longer period of time as the Delaware Court of Chancery may determine, not to exceed ten years after the date of dissolution.

Payments and Distributions

If a dissolved corporation has followed the Safe Harbor Procedures, then it will (1) pay the current claims made but not rejected, (2) post the security offered and not rejected for contractual claims that are contingent, conditional or unmatured, (3) post any security ordered by the Delaware Court of Chancery in response to the dissolved corporation’s petition to the court described above, and (4) pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the dissolved corporation. If there are insufficient assets to make these payments and provisions, then they will be satisfied ratably in accordance with legal priorities, to the extent that assets are available.

All remaining assets will be distributed to the dissolved corporation’s stockholders, but not earlier than 150 days after the date of the last notice of rejection given by the dissolved corporation to a Current Claimant pursuant to the Safe Harbor Procedures.

Alternative Procedures under DGCL Section 281(b) (the “Alternative Procedures”)

If a dissolved corporation does not elect to follow the Safe Harbor Procedures, it must adopt a plan of distribution pursuant to which it will (1) pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation, (2) make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the dissolved corporation that is the subject of a pending action, suit or proceeding to which the dissolved corporation is a party and (3) make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the dissolved corporation or that have not arisen but that, based on facts known to the dissolved corporation, are likely to arise or to become known to the dissolved corporation within ten years after the date of dissolution. If there are insufficient assets to make these payments and provisions, then they will be satisfied ratably in accordance with legal priorities, to the extent assets are available. All remaining assets will be distributed to the dissolved corporation’s stockholders.

The Plan of Dissolution adopted by the Board and proposed to the stockholders for approval constitutes the plan of distribution for purposes of the Alternative Procedures. The Board currently anticipates dissolving SQZ in accordance with the Alternative Procedures, but retains the discretion to elect to follow the Safe Harbor Procedures.

Liabilities of Stockholders and Directors

If a dissolved corporation follows either the Safe Harbor Procedures or the Alternative Procedures, then (1) a stockholder of the dissolved corporation’s will not be liable for any claim against the dissolved corporation in an amount in excess of the lesser of (a) the stockholder’s pro rata share of the claim and (b) the amount distributed to the stockholder. If a dissolved corporation follows the Safe Harbor Procedures, then a stockholder of the dissolved corporation will not be liable for any claim against the dissolved corporation pursuant to any action, suit or proceeding that is not begun before the expiration of the Survival Period. In no event will the aggregate liability of a stockholder of a dissolved corporation for claims against the dissolved corporation exceed the amount distributed to the stockholder in dissolution. If a dissolved corporation fully complies with either the Safe Harbor Procedures or the Alternative Procedures, then the dissolved corporation’s directors will not be personally liable to the dissolved corporation’s claimants.

Application of These Procedures to Us

We currently plan to elect to follow the Alternative Procedures. However, our Plan of Dissolution provides our Board with the discretion to decide to instead follow the Safe Harbor Procedures.

Our Plan of Dissolution

The Dissolution will be conducted in accordance with the Plan of Dissolution, which is attached to this proxy statement as Exhibit B and incorporated by reference into this proxy statement. The following is a summary of our Plan of Dissolution and does not purport to be complete or contain all of the information that is important to you. To understand our Plan of Dissolution more fully, you are urged to read this proxy statement as well as the Plan of Dissolution. Our Plan of Dissolution may be modified, clarified or amended by action of our Board at any time and from time to time, as further described below.

Authorization and Effectiveness

Our Plan of Dissolution will be deemed approved if the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote on the Dissolution Proposal approve the Dissolution Proposal and will constitute our authorized plan of distribution pursuant to Section 281(b) of the DGCL and will evidence our authority to take all actions described in the Plan of Dissolution. Following the authorization of the Dissolution by our stockholders, at such time as our Board determines to be appropriate, we will file the Certificate of Dissolution with the Secretary of State and ensure that all relevant taxes (including Delaware franchise taxes) and fees authorized to be collected by the Secretary of State are paid. The Effective Time will be when the Certificate of Dissolution is filed with the office of the Secretary of State or such later date and time that is stated in the Certificate of Dissolution.

Survival Period

For three years after the Effective Time (or such longer period as the Delaware Court of Chancery may direct) (the “Survival Period”), we will continue as a body corporate for the purpose of prosecuting and defending lawsuits (civil, criminal or administrative) by or against us; settling and closing our business; disposing of and conveying our property; discharging our liabilities in accordance with the DGCL; and distributing our remaining assets to our stockholders. We will no longer engage in the development of cell therapies or the treatment of patients in our enhanced antigen presenting cell (eAPC) and activating antigen carriers (AAC) programs in HPV16+ tumors, except to the extent necessary to preserve the value of our assets and wind up our business affairs in accordance with our Plan of Dissolution. We anticipate that distributions, if any, to our stockholders will be made in cash, and may be made at any time, from time to time, in accordance with the DGCL.

General Liquidation, Winding Up and Distribution Process

We intend to elect to follow the Alternative Procedures described under the section entitled “Alternative Procedures under DGCL Section 281(b)” beginning on page 51 of this proxy statement but our Board retains the discretion to opt to dissolve the Company in accordance with the Safe Harbor Procedures.

Continuing Officers and Consultants

During the Survival Period, we may retain, hire, employ or contract with employees, consultants, agents, trustees, independent professional advisors (including legal counsel, accountants and financial advisors) and others, as the Board may determine, from time to time, to be necessary or advisable to effect the Dissolution as described in our Plan of Dissolution. The Board expects that during the Dissolution, Lawrence Knopf, Richard Capasso and David Nyero Nyeko, among others, will continue as consultants of the Company, and the Company will retain Michael Jacoby of Phoenix Management as Chief Restructuring Officer, to help with the winding-up activities and administering the Dissolution. The Board also expects that outside legal and financial advisors will continue to advise on and assist with the Dissolution.

After filing the Certificate of Dissolution, the Board expects it will reduce the size of the Board to save costs.

We may, in the absolute discretion of the Board, pay the Company’s officers and directors, any employees it may hire, consultants, agents and other representatives, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they will be required to undertake in connection with the implementation of the Plan of Dissolution; however, given the Company’s already streamlined operations, the Board does not expect to need to hire any employees or otherwise expand the team of advisors and consultants currently in place.

Sale of Our Remaining Assets

Following the proposed Sale, we do not believe that any of our remaining non-cash assets will be material. Therefore, the Plan of Dissolution contemplates the sale of all of our remaining non-cash assets if and at such time as the Board may approve, without further stockholder approval, subject to the Sale, if approved by stockholders. The Plan of Dissolution does not specify the manner in which we may sell our assets. Such sales could take the form of sales of individual assets, sales of groups of assets organized by type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. The assets may be sold to one or more purchasers in one or more transactions over a period of time. It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the Board. We do not anticipate amending or supplementing this proxy statement to reflect any such agreement or sale, unless required by applicable law, or selling any additional assets in the future. See the section of this proxy statement captioned “Risks Related to the Dissolution.”

Costs and Expenses

We will pay all costs and expenses that the Board may determine from time to time to be necessary or advisable to effect the Dissolution in accordance with the Plan of Dissolution and as may be necessary or advisable to continue our existence and operations. These costs and expenses may include, without limitation, brokerage, agency, professional, consulting and other fees and expenses of persons rendering services to the Company in connection with the matters described in the Plan of Dissolution and costs incurred to comply with contracts to which the Company is a party.

Indemnification

We will continue to indemnify our current and former officers, directors, employees, consultants and agents in accordance with, and to the extent required or permitted by, the DGCL, our Charter, our Amended and Restated Bylaws (the “Bylaws”) and any contractual arrangements, whether these arrangements existed before the Dissolution or were entered into after the Dissolution. During the Survival Period, acts and omissions of any indemnified or insured person in connection with the implementation of the Plan of Dissolution will be covered to the same extent that they were covered before the Effective Time. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations, including seeking an extension in time and coverage of our insurance policies currently in effect.

Stockholder Approval

Authorization of the Dissolution by the holders of at least two-thirds in voting power of the outstanding shares of capital stock of the Company entitled to vote thereon shall, to the fullest extent permitted by law, constitute approval of all matters described in this proxy statement relating to the Dissolution, including our Plan of Dissolution.

Authorization of the Dissolution by the holders of at least two-thirds in voting power of the outstanding capital stock of the Company entitled to vote thereon shall constitute the authorization of the sale, exchange or other disposition in liquidation of all of the remaining property and assets of the Company after the Effective Time, whether the sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of any and all contracts for sale, exchange or other disposition that are conditioned on stockholder approval. We note that we have not solicited, and do not intend to solicit, affiliates to purchase our assets as part of the Plan of Dissolution. The Plan of Dissolution is not intended as a “going private transaction” within the meaning of Rule 13e-3 under the Exchange Act. In the event that our plans change, and we engage in a transaction identified in Rule 13e-3 with an affiliate, we would comply with the requirements of Rule 13e-3, including filing a Schedule 13e-3.

Subsidiaries

As part of the Dissolution, we may take actions with respect to our direct and indirect subsidiaries, in accordance with the requirements of the laws and charter documents governing each subsidiary, to liquidate, dissolve and wind up or otherwise dispose of each such subsidiary.

Legal Claims

We will defend any claims against us, our officers or directors or our subsidiaries, whether a claim exists before the Effective Time or is brought during the Survival Period, based on advice and counsel of our legal and other advisors and in such manner, at such time and with such costs and expenses as our Board may approve from time to time. During the Survival Period, we may continue to prosecute any claims that we had against others before the Effective Time and may institute any new claims against any person as the Board may determine necessary or advisable to protect the Company and its assets and rights or to implement the Plan of Dissolution. At the Board’s discretion, we may defend, prosecute or settle any lawsuits, as applicable.

Effective Time; Stock of the Company

The Effective Time will be the time the Certificate of Dissolution is filed with the office of the Secretary of State or such later date and time that is stated in the Certificate of Dissolution.

From and after the Effective Time, and subject to applicable law, each holder of shares of our Common Stock shall cease to have any rights in respect of that stock, except the right to receive distributions, if any, pursuant to and in accordance with the Plan of Dissolution and the DGCL. After the Effective Time, our stock transfer records shall be closed, and we will not record or recognize any transfer of our Common Stock occurring after the Effective Time, except such transfers occurring by will, intestate succession or operation of law. We expect the Effective Time to be as soon as reasonably practicable after the Dissolution is approved by our stockholders, but our Board may, in its sole discretion, decide to delay the filing or not file the Certificate of Dissolution, thus delaying the Effective Time accordingly. No stockholder shall have any appraisal rights in connection with our Dissolution and winding-up.

Unclaimed Distributions

If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered a certificate evidencing ownership of the Company’s Common Stock or provided other evidence of ownership as required in the Plan of Dissolution or by the Board or for any other reason, the distribution to which the stockholder is otherwise entitled will be transferred, at such time as the final liquidating distribution is made by us, or as soon as practicable after that distribution, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of the distribution. The proceeds of such distribution will thereafter be held solely for the benefit of and for ultimate distribution to the stockholder as the sole equitable owner of the distribution and will be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. The proceeds of any such distribution will not revert to or become the property of the Company or any of its stockholders.

Liquidating Trust

While we do not currently propose transferring our assets to a liquidating trust, we may do so if deemed appropriate by our Board. We may, for example, transfer assets to a liquidating trust if we are unable to complete the Dissolution within the initial three-years of the Survival Period.

Abandonment, Exceptions, Modifications, Clarifications and Amendments

Notwithstanding the authorization of the Dissolution by our stockholders as described in this proxy statement, our Board will have the right, as permitted by the DGCL, the resolutions of the Board recommending the Dissolution to the stockholders for approval and the Plan of Dissolution, to abandon the Dissolution at any time before the Effective Time and terminate our Plan of Dissolution, without any action by our stockholders. Without further action by our stockholders, our Board may, to the extent permitted by Delaware law, waive, modify or amend any part of our Plan of Dissolution, and may provide for exceptions to or clarifications of the terms of our Plan of Dissolution. After the Effective Time, revocation of the Dissolution would require stockholder approval under Delaware law.

Contingent Liabilities; Reserves

Under Delaware law, we are required, in connection with the Dissolution, to pay or make reasonable provision for payment of our liabilities and obligations. We will pay all of our expenses (including operating and wind-up expenses to be incurred throughout the Dissolution and wind-up process) and other known, non-contingent liabilities. We have used and anticipate continuing to use cash until the end of the Survival Period for a number of items, including, but not limited to, the following:

•	expenses, including retention amounts, incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with the Dissolution;

•	taxes imposed upon us and any of our assets; and

•	professional, legal, consulting and accounting fees.

We will maintain a reserve, consisting of cash or other assets that we believe will be adequate for the satisfaction of all of our current unknown, contingent and/or conditional claims and liabilities. We may also take other steps to provide for the satisfaction of the reasonably estimated amount of such claims and liabilities, including acquiring insurance coverage with respect to certain claims and liabilities.

The estimated amount of a reserve (if any) would be based upon certain estimates and assumptions and a review of our estimated operating expenses and future estimated liabilities, including, without limitation, estimated operating costs, directors’ and officers’ insurance, legal, accounting and consulting fees and miscellaneous expenses, and accrued expenses reflected in our financial statements. There can be no assurance that the reserve will be sufficient. If any of our estimates regarding the expenses to be incurred in the liquidation process, including expenses of personnel required and other operating expenses (including legal, accounting and consulting fees) necessary to dissolve and liquidate the Company and the expenses to satisfy outstanding obligations, liabilities and claims during the liquidation process, are inaccurate, we may be required to increase the amount of the reserve. After the liabilities, expenses and obligations for which the reserve is established have been satisfied in full (or determined not to be owed), we intend to distribute to our stockholders any remaining portion of the reserve.

In the event we fail to create an adequate reserve for the payment of our expenses and liabilities and amounts have been distributed to the stockholders under the Plan of Dissolution, our creditors may be able to pursue claims against our stockholders directly to the extent that they have received liquidating distributions from us in the Dissolution. See the section entitled “Risk Factors — Risks Related to the Dissolution — Our stockholders may be liable to third parties for part or all of the amount received from us in our liquidating distributions if reserves are inadequate” beginning on page 21 of this proxy statement.

If it was determined by a court that we failed to make adequate provision for our expenses and liabilities or if the amount required to be paid in respect of such liabilities exceeded the amount available from the reserve and any assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the Plan of Dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders under the Plan of Dissolution.

Reporting Requirements

Whether or not the Dissolution is approved, we will have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act until we have exited from such reporting requirements. NYSE has filed a Form 25 with the SEC to terminate our registration under Section 12(b) of the Exchange Act. We have also filed a Form 15 with the SEC to terminate our registration under Section 12(g) of the Exchange Act and suspend our reporting obligations under Section 15(d) of the Exchange Act. While our periodic reporting obligations under Section 15(d) of the Exchange Act are suspended, we will still be required to comply with certain public company reporting requirements in connection with this proxy statement until our Form 15 becomes effective. Accordingly, unless and until our Form 15 becomes effective, we may continue to incur expenses that could reduce any amount available for distribution, including expenses of complying with public company reporting requirements and paying our service providers, among others.

Interests of Certain Persons in the Dissolution

After the Effective Time, we expect that Lawrence Knopf, Richard Capasso and David Nyero Nyeko will be retained as consultants for the purpose of winding up our business and affairs. We also expect to retain Michael Jacoby as the Chief Restructuring Officer and potentially other offices at the discretion of the Board. We expect to compensate these individuals for their service in these roles during the Dissolution.

See “Security Ownership of Certain Beneficial Owners and Management” for information regarding the number of shares of Common Stock owned by our directors and executive officers.

Our Restated Certificate of Incorporation, Amended and Restated Bylaws and the DGCL

During the Survival Period, we will continue to be governed by our Charter and Bylaws, insofar as their terms apply and insofar as necessary or appropriate to implement our Plan of Dissolution, as well as the DGCL. Our Board will continue to have the authority to amend Bylaws as it may deem necessary or advisable.

Authority of the Board

If the Plan of Dissolution is approved by our stockholders, our Board, without further action by our stockholders, will be authorized to take all actions as it deems necessary or advisable to implement our Plan of

Dissolution. All determinations and decisions to be made by our Board will be at the absolute and sole discretion of our Board.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED DISSOLUTION

The following discussion is a summary of the material U.S. federal income tax consequences of the proposed Dissolution to U.S. Holders and Non-U.S. Holders (each as defined below), but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local, or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the IRS, in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a stockholder of our Common Stock. We have not sought and will not seek an opinion of counsel or any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Dissolution.

This discussion is limited to U.S. Holders and Non-U.S. Holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to our stockholders in light of their individual circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax. In addition, it does not address any U.S. federal income tax consequences to our stockholders that are subject to special rules, such as:

•	banks, financial institutions, or insurance companies;

•	tax-exempt organizations or governmental organizations;

•	persons who hold shares of our Common Stock as part of a straddle, hedge, integrated transaction, or conversion transaction;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding shares through a partnership or other fiscally transparent entity;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	brokers, dealers, or traders in securities, commodities, or currencies, or other persons who have elected mark-to-market accounting;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	regulated investment companies or real estate investment trusts;

•

stockholders who received shares of our Common Stock through the exercise of incentive stock options or through the issuance of restricted stock under an equity incentive plan or otherwise as compensation;

•	persons for whom our Common Stock constitutes “qualified small business stock” under Section 1202 of the Code;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement;

•	tax-qualified retirement plans; or

•	persons who own (directly or through attribution) five percent or more (by voting power or value) of our Common Stock.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal tax purposes) holds our Common Stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT LEGAL OR TAX ADVICE. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISSOLUTION ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definitions of U.S. Holder and Non-U.S. Holder

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of Common Stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have authority to control all of the substantial decisions of the trust, or (2) has a valid election in effect to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

U.S. Federal Income Tax Consequences of the Dissolution

We intend for distributions made pursuant to the Plan of Dissolution to be treated as a series of distributions in complete liquidation of the Company, and this discussion assumes this treatment will be respected. In accordance with such treatment, each of our stockholders will be treated as receiving its portion of such distributions in exchange for its shares of our Common Stock. If a stockholder holds different blocks of shares of our Common Stock (generally, shares of our Common Stock purchased or acquired on different dates or at different prices), the holder’s portion of such distributions must be allocated among the several blocks of shares in the proportion that the number of shares in a particular block bears to the total number of shares owned by the holder.

If we distribute any asset other than cash pursuant to the Plan of Dissolution, or if a stockholder assumes a liability in connection with the Dissolution, the treatment of such asset or liability may vary depending on the circumstances of the stockholder and the nature of the asset or liability. Stockholders should consult their tax advisors with respect to the tax consequences to them of the receipt of any such asset or assumption of any such liability.

Until all of our remaining assets have been distributed to our stockholders or a liquidating trust and the liquidation is complete, we will continue to be subject to U.S. federal income tax on our income, if any, such as interest income. We will recognize gain or loss, if any, upon the sale of any assets held directly by us in connection with our Dissolution in an amount equal to the difference between (1) the fair market value of the consideration received for each asset sold and (2) our adjusted tax basis in the asset sold. We may also recognize income from the liquidation and dissolution of our subsidiaries that will occur as part of the proposed Dissolution. We should not recognize any gain or loss upon the distribution of cash to our stockholders as part of the proposed Dissolution. If we do make a liquidating distribution to our stockholders of property other than cash, we generally will recognize gain or loss upon the distribution of the property as if the property were sold to our stockholders for its fair market value on the date of the distribution. Any tax liability resulting from the proposed Dissolution will reduce the cash available for distribution to our stockholders.

Notwithstanding our position that any distributions made pursuant to the Plan of Dissolution will be treated as a series of distributions in complete liquidation of the Company, it is possible that the IRS or a court could determine that any of these distributions is a current distribution. In addition, if the Dissolution is abandoned or revoked, these distributions would be treated as current distributions. A current distribution would be treated as a dividend for U.S. federal income tax purposes to the extent of our current and accumulated earnings and profits. Under this treatment, amounts not treated as dividends for U.S. federal income tax purposes would constitute a return of capital and first be applied against and reduce a holder’s adjusted tax basis in its shares of our Common Stock, but not below zero. Any excess would be treated as capital gain. Stockholders should consult their tax advisors with respect to the proper characterization of any distributions made pursuant to the Plan of Dissolution.

U.S. Federal Income Tax Consequences to U.S. Holders

U.S. Holders that receive any distributions made by us pursuant to the Plan of Dissolution will be treated as receiving those amounts as full payment in exchange for their shares of Common Stock. A U.S. Holder generally will recognize gain or loss on a share-by-share basis equal to the difference between (1) the sum of the amount of cash and the fair market value of property, if any, distributed to such holder with respect to each share (including distributions to any liquidating trust, as discussed below), less any known liabilities assumed by the U.S. Holder or to which the distributed property (if any) is subject, and (2) such U.S. Holder’s adjusted tax basis in each share of our Common Stock. Liquidating distributions are first applied against, and reduce, the U.S. Holder’s adjusted tax basis with respect to a share or a block of shares of Common Stock before recognizing any gain or loss. A stockholder will recognize gain to the extent the aggregate distributions allocated to the share of Common Stock or, if applicable, block of Common Stock exceeds the U.S. Holder’s adjusted tax basis with respect to such share or such block. A U.S. Holder will recognize loss only to the extent such holder has an adjusted tax basis with respect to a share or a block after taking into account all liquidating distributions allocated to the share or the block. Any loss can only be recognized in the tax year that a U.S. Holder receives our final liquidating distribution.

Generally, gain or loss recognized by a U.S. Holder in connection with the proposed Dissolution will be capital gain or loss, and will be long-term capital gain or loss if the holder has held a share or block for more than one year or short-term capital gain or loss if the holder has held the share or block for one year or less. Certain U.S. Holders, including individuals, may qualify for preferential tax rates on long-term capital gains. The deductibility of capital losses is subject to certain limitations. Amounts, if any, received by a U.S. Holder upon the resolution of a contingent claim that has been distributed could be considered ordinary income rather than capital gain. U.S. Holders should consult their tax advisors with respect to the tax consequences of receiving a contingent claim as part of the proposed Dissolution.

If a U.S. Holder is required to satisfy any liability not fully covered by our reserve (see the section of this proxy statement captioned “Contingent Liabilities; Reserves”), payments by such U.S. Holder in satisfaction of such liabilities would generally result in a capital loss in the year paid, which, in the hands of individual U.S. Holders, cannot be carried back to prior years to offset capital gains realized from a liquidating distribution in those years.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Non-U.S. Holders that receive any distributions made by us pursuant to the Plan of Dissolution will be treated as receiving those amounts as full payment in exchange for their shares of Common Stock. The amount of any such distributions allocable to a block of shares of our common stock owned by the Non-U.S. Holder will reduce the Non-U.S. Holder’s tax basis in such shares, but not below zero. Any excess amount allocable to such shares will be treated as capital gain. A Non-U.S. Holder will not be subject to U.S. federal income tax on any such gain unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our Common Stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on any gain realized, which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we are not currently and do not anticipate becoming a USRPHC. Because the determination of whether we are a USRPHC depends on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, however, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were a USRPHC, gain recognized by a Non-U.S. Holder will not be subject to U.S. federal income tax if one or more exceptions from these rules under the Code apply.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

U.S. Holders

A U.S. Holder may be subject to information reporting and backup withholding when such holder receives a distribution made pursuant to the Plan of Dissolution. Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

•

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. Holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders

A distribution made pursuant to the Plan of Dissolution and received within the United States or through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. Proceeds from a distribution made pursuant to the Plan of Dissolution and received through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences of a Liquidating Trust

We may transfer our remaining assets and obligations to a liquidating trust if our Board of Directors determines that such a transfer is advisable. Under applicable Treasury Regulations, a trust will be treated as a “liquidating trust” if it is organized for the primary purpose of liquidating and distributing the assets transferred to it, and if its activities are all reasonably necessary to and consistent with the accomplishment of that purpose. However, if the liquidation is unreasonably prolonged or if the liquidation purpose becomes so obscured by business activities that the declared purpose of the liquidation can be said to be lost or abandoned, the trust will no longer be considered a liquidating trust and adverse tax consequences may apply to the trust or to stockholders. Although neither the Code nor the Treasury Regulations thereunder provide any specific guidance as to the length of time a liquidating trust may last, the IRS’s guidelines for issuing rulings with respect to liquidating trust status call for a term not to exceed three years, which period may be extended to cover the collection of installment obligations.

If we transfer assets to a liquidating trust and distribute interests in the liquidating trust to stockholders, we intend that such transfer and distribution would be treated for U.S. federal income tax purposes as if we distributed an interest in each of the assets so transferred directly to such stockholders in a liquidating distribution. In that case, each stockholder would be treated generally as described above in respect of such liquidating distribution.

Assuming that the liquidating trust is treated as a “liquidating trust” for U.S. federal income tax purposes, we intend that the liquidating trust would be treated as a “grantor trust” for U.S. federal income tax purposes. In that case, each unit or interest in the liquidating trust would represent ownership of an undivided proportionate interest in all of the assets and liabilities of the liquidating trust and a stockholder would be treated for U.S. federal income tax purposes as receiving or paying, as applicable, directly a pro rata portion of all income, gain, loss, deduction, and credit of the liquidating trust. A stockholder would be taxed each year on its share of income from the liquidating trust, net of such stockholder’s share of any expenses or other amounts that are deductible by such holder for U.S. federal income tax purposes whether or not such stockholder receives a distribution of cash from the liquidating trust that year. When the liquidating trust makes distributions to stockholders, the stockholders generally would recognize no additional gain or loss. The long-term or short-term character of any capital gain or loss recognized in connection with the sale of the liquidating trust’s assets would be determined based upon a holding period commencing at the time of the acquisition by a stockholder of such stockholder’s beneficial interest in the liquidating trust.

The trustee or trustees of the liquidating trust would provide to each holder of units in the liquidating trust after each year end a detailed itemized statement that reports on a per unit basis the stockholder’s allocable share of all the various categories of income and expense of the liquidating trust for the year. Each stockholder must report such items on its U.S. federal income tax return regardless of whether the liquidating trust makes current cash distributions.

If the liquidating trust fails to qualify as a liquidating trust that is a grantor trust for U.S. federal income tax purposes, the consequences to stockholder would depend on the reason for the failure to qualify, and, under certain circumstances, the liquidating trust could be treated as an association taxable as a corporation for U.S. federal income tax purposes. If the liquidating trust is taxable as a corporation, the trust itself would be subject to U.S. federal income tax at the applicable corporate income tax rate. In that case, distributions made by the liquidating trust would be reduced by any such additional taxes imposed on the trust, and a stockholder would be subject to tax upon the receipt of distributions that constitute dividends and distributions in excess of such stockholder’s adjusted tax basis in its interests in the liquidating trust from the trust rather than taking into account its share of the trust’s taxable items on an annual basis. Stockholders should consult their tax advisors regarding the tax consequences that would apply to them if we were to transfer assets to a liquidating trust.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. STOCKHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO THEM.

Votes Required

The affirmative vote of the holders of at least two-thirds in voting power of the Company’s outstanding shares of capital stock entitled to vote on the Dissolution Proposal is required to approve the Dissolution Proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Dissolution Proposal.

Recommendation of the Board

The Board unanimously recommends that you vote “FOR” the Dissolution Proposal to approve the Dissolution in accordance with the terms and conditions of the Plan of Dissolution.

PROPOSAL 3: APPROVAL OF ADJOURNMENT OF SPECIAL MEETING

TO SOLICIT ADDITIONAL PROXIES

General

If at the Special Meeting the number of shares voting in favor of the approval of the Sale Proposal and/or the Dissolution Proposal are insufficient to approve such proposal(s) under Delaware law, SQZ intends to move to adjourn the Special Meeting in order to enable the Board to solicit additional proxies in respect of the approval of the Sale Proposal and/or Dissolution Proposal. In that event, SQZ may ask SQZ’s stockholders to vote only upon the Adjournment Proposal during such portion of the Special Meeting.

SQZ is asking that you approve the Adjournment Proposal, which will authorize the adjournment of the Special Meeting, from time to time, to a later date or dates, for the purpose of soliciting additional proxies. If the stockholders approve the Adjournment Proposal, SQZ could adjourn the Special Meeting and use the additional time to solicit additional proxies in favor of the Sale Proposal and/or the Dissolution Proposal, including the solicitation of proxies from stockholders that have previously voted.

Votes Required

If a quorum is present at the Special Meeting, the affirmative vote of the holders of a majority in voting power of the votes cast affirmatively or negatively is required for the approval of the Adjournment Proposal. Broker non-votes (if any) and abstentions will not be counted as votes cast on the matter and will have no effect on the outcome of the Adjournment Proposal.

Recommendation of the Board

The Board believes that if the number of shares voting in favor of the Sale Proposal and/or the Dissolution Proposal are insufficient to approve such proposals, it is in the best interests of the stockholders to enable the Board to continue to seek to obtain a sufficient number of additional votes to approve the Sale Proposal and/or the Dissolution Proposal.

The Board unanimously recommends that you vote “FOR” the Adjournment Proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to holdings of our common stock by (i) stockholders who beneficially owned more than 5% of the outstanding shares of our common stock, and (ii) each of our directors, each of our named executive officers and all directors and executive officers as a group as of December 31, 2023, unless otherwise indicated. The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 29,491,125 shares of Common Stock outstanding as of December 31, 2023. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options, or other rights held by such person that are currently exercisable or will become exercisable within 60 days of December 31, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

Unless otherwise indicated, the address of each beneficial owner listed below is PO Box 5515, Wayland, Massachusetts 01778. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
5% or Greater Stockholders
Entities Affiliated with Polaris Partners(1)	3,003,509	10.2%
Entities Affiliated with Elbrus Investments Pte. Ltd.(2)	2,758,169	9.4%
Entities Affiliated with American International Group, Inc.(3)	2,517,173	8.4%
Invus Public Equities, L.P.(4)	1,606,309	5.4%
Named Executive Officers and Directors
Howard Bernstein, M.D., Ph.D.(5)	676,080	2.2%
Paul Bolno, M.D.(6)	76,907	*
Bernard Coulie, M.D., Ph.D.(7)	38,660	*
Marc Elia(8)	78,127	*
Pushkal Garg, M.D.(9)	82,307	*
Klavs F. Jensen, Ph.D.(10)	378,896	1.3%
Amy W. Schulman(1)(11)	3,267,038	11.1%
Marc Schegerin, M.D.(12)	57,860	*
Sapna Srivastava, Ph.D.(13)	65,614	*
Patrick V.J.J. Vink, M.D.(14)	38,660	*
Lawrence Knopf(15)	382,088	*
Marshelle Smith Warren, M.D.(16)	158,974	*
All current executive officers and directors (12 persons)(17)	5,652,564	17.9%

*	Represents beneficial ownership of less than one percent.
(1)

Based solely on Schedule 13D/A filed with the SEC on February 11, 2022. Consists of (i) 2,549,307 shares of common stock held by Polaris Partners VII, L.P. (“PP VII”), (ii) 178,341 shares of common stock held by Polaris Entrepreneurs’ Fund VII, L.P. (“PEF VII”) and (iii) 275,861 shares of common stock held by LS Polaris Innovation Fund, L.P. (“LSPIF”). Polaris Management Co. VII, L.L.C. (“PMC VII”) is the general partner of each of PP VII and PEF VII. PMC VII may be deemed to have sole voting and dispositive power with respect to the shares owned by each of PP VII and PEF VII. David Barrett, Brian Chee, Amir Nashat and Bryce Youngren are the managing members of PMC VII (collectively, the “Managing Members”) and Ms. Schulman, a member of our Board, holds an interest in PMC VII. Each of the Managing Members and Ms. Schulman, in their respective capacities with respect to PMC VII, may be deemed to share voting and dispositive power with respect to the shares held by each of PP VII and PEF VII. LS Polaris Innovation Fund GP, L.L.C. (“LSPIF GP”), is the general partner of LSPIF and may be deemed to have sole voting and dispositive power with respect to the shares owned by LSPIF. Ms. Schulman, a member of our Board, is the sole managing member of LSPIF GP. Ms. Schulman may be deemed to have sole voting and dispositive power with respect to the shares held by LSPIF. LSPIF is a specialized affiliate fund of Polaris Partners and, through its general partner, LSPIF GP, is under separate management and control from PP VII and PEF VII. The address of each of PP VII, PEF VII and LSPIF is One Marina Park Drive, 10th Floor, Boston, Massachusetts 02210.
(2)

Based solely on Schedule 13G/A filed with the SEC on February 14, 2022. Temasek Holdings (Private) Limited (“Temasek”), Fullerton Management Pte Ltd (“Fullerton”), and Temasek Life Sciences Private Limited (“TLS”) reported shared voting power and shared dispositive power over 2,758,169 shares of common stock. Elbrus Investments Pte. Ltd. (“Elbrus”) reported shared voting power and shared dispositive power over 1,888,924 shares of common stock. Elbrus is a wholly owned subsidiary of TLS, which in turn is a wholly owned subsidiary of Fullerton, which in turn is a wholly owned subsidiary of Temasek. V-Sciences reported shared voting power and shared dispositive power over 869,245 shares of common stock. V-Sciences is a wholly-owned subsidiary of TLS, which in turn is a wholly-owned subsidiary of Fullerton, which in turn is a wholly-owned subsidiary of Temasek. Each of TLS, Fullerton and Temasek, through the ownership described herein, may be deemed to beneficially own the shares directly owned by Elbrus and V-Sciences. The address of these entities is 60B Orchard Road, #06-18 Tower 2, TheAtrium@Orchard, Singapore 238891.

(3)

Based solely on Schedule 13G/A filed with the SEC on February 14, 2023, American International Group, Inc. reported shared voting power and shared dispositive power over 2,517,173 shares of common stock. American International Group, Inc. may be deemed to own 2,517,173 shares of common stock owned by its indirect subsidiaries in the amount of: (i) 1,265,702 shares owned directly by AIG DECO Fund II, LP; (ii) 533,495 shares owned directly by American Home Assurance Company; (iii) 343,442 shares owned directly by Lexington Insurance Company; and (iv) 374,534 shares owned directly by National Union Fire Insurance Company of Pittsburgh, Pa. The address of American International Group, Inc. is 1271 Avenue of the Americas, 11th Floor, New York, NY 10020.

(4)

Based solely on Schedule 13G/A filed with the SEC on February 13, 2023. Invus Public Equities, L.P. (“Invus Public Equities”), Invus Public Equities Advisors, LLC (“Invus PE Advisors”), Artal International S.C.A. (“Artal International”), Artal International Management S.A. (“Artal International Management”), Artal Group S.A. (“Artal Group”), Westend S.A. (“Westend”), Stichting Administratiekantoor Westend (the “Stichting”) and Mr. Amaury Wittouck reported shared voting power and shared dispositive power over 1,606,309 shares of common stock. Mr. Wittouck, as the sole member of the board of the Stichting, controls the Stichting and, accordingly, may be deemed to beneficially own the shares that the Stichting may be deemed to beneficially own. The address of Invus Public Equities and Invus PE Advisors is 750 Lexington Avenue, 30th Floor, New York, NY 10022. The address of Artal International, Artal International Management, Artal Group, Westend and Mr. Amaury Wittouck is Valley Park, 44, Rue de la Vallée, L-2661, Luxembourg. The address of the Stichting is Claude Debussylaan, 46, 1082 MD Amsterdam, The Netherlands.

(5)	Includes (i) 59,470 shares of common stock and (ii) 616,610 shares of common stock which Dr. Bernstein has the right to acquire within 60 days of December 31, 2023.
(6)	Includes 76,907 shares of common stock which Dr. Bolno has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of December 31, 2023.
(7)	Includes 38,660 shares of common stock which Dr. Coulie has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of December 31, 2023.
(8)	Includes 78,127 shares of common stock which Mr. Elia has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of December 31, 2023.

(9)	Includes 82,307 shares of common stock which Dr. Garg has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of December 31, 2023.
(10)

Includes (i) 338,983 shares of common stock and (ii) 39,913 shares of common stock which Dr. Jensen has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days December 31, 2023.

(11)

Includes (i) 218,514 shares of common stock, (ii) 45,015 shares of common stock which Ms. Schulman has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days of December 31, 2023 and (iii) 3,003,509 shares of common stock held by entities associated with Polaris Partners, over which Ms. Schulman may be deemed to have voting and dispositive power.

(12)	Includes 57,860 shares of common stock which Dr. Schegerin has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days December 31, 2023.
(13)	Includes 65,614 shares of common stock which Dr. Srivastava has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days December 31, 2023.
(14)	Includes 38,660 shares of common stock which Dr. Vink has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days December 31, 2023.
(15)

Includes (i) 1,938 shares of common stock and (ii) 380,150 shares of common stock which Mr. Knopf has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days December 31, 2023.

(16)

Includes 158,974 shares of common stock which Dr. Smith Warren has the right to acquire pursuant to outstanding share options, including options that will be exercisable within 60 days December 31, 2023.

(17)

Includes (i) 3,622,413 shares of common stock and (ii) 2,030,151 shares of common stock that can be acquired pursuant to outstanding share options, including options that will be exercisable within 60 days of December 31, 2023.

HOUSEHOLDING

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding”, provides cost savings for companies and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can also request prompt delivery of a copy of this proxy statement by contacting our Secretary at our offices at PO Box 5515, Wayland, Massachusetts 01778.

OTHER MATTERS

Our Bylaws provide that no business may be transacted at any special meeting of stockholders other than the business specified in the notice of such meeting. Accordingly, as of the date of this proxy statement no business other than the proposals set forth in this proxy statement shall be conducted at the Special Meeting.

INFORMATION ABOUT SQZ BIOTECHNOLOGIES COMPANY

Business

We are a clinical-stage biotechnology company founded on the therapeutic potential of Cell Squeeze®, our proprietary technology which allows for rapid delivery of a variety of cargo into different cell types.

On November 30, 2022, the Board approved a restructuring plan and strategic prioritization (the “2022 Restructuring Plan”) of our clinical portfolio to concentrate on the development of our second-generation enhanced Antigen Presenting Cells (“eAPC”) cell therapy program, focused on Human papillomavirus (“HPV”) 16 positive recurrent, locally advanced, or metastatic solid tumors and reduce our workforce by approximately 60 percent. On November 30, 2022, the Board appointed Howard Bernstein, MD, PhD, our director and former Chief Scientific Officer, as Interim Chief Executive Officer. At the time of the November 2022 strategic realignment announcement, the SQZ-AAC-HPV trial had one patient in the lowest-dose cohort on study. On December 21, 2022, after two treatment cycles, the patient’s CT scan showed reduction of the target lesion, which was consistent with a partial response by RECIST 1.1 criteria. A subsequent scan on February 2, 2023, after four treatment cycles, showed further reduction of the target lesion, which was consistent with a confirmed partial response / unconfirmed complete response by RECIST 1.1 criteria. In March 2023, after seven cycles of SQZ-AAC-HPV, a CT scan confirmed the complete response by RECIST 1.1 criteria. In light of this response in the first patient dosed, we decided to continue to enroll patients in the SQZ-AAC-HPV clinical trial. We subsequently enrolled two additional patients in the low dose cohort of the SQZ-AAC-HPV trial. Both patients achieved a best overall response of stable disease.

On July 3, 2023, we received a written notice from the NYSE notifying us that the NYSE commenced proceedings to delist our Common Stock from the NYSE. The NYSE reached this determination pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization of at least $15 million over a consecutive 30-trading day period. The NYSE suspended trading in the Company’s Common Stock immediately after market close on July 3, 2023. Our Common Stock began trading in the over-the-counter markets, under the symbol SQZB, commencing on July 5, 2023. The over-the-counter markets are significantly more limited than the NYSE, and quotation on the over-the-counter markets may result in a less liquid market available for existing and potential securityholders to trade the Common Stock and could further depress the trading price of the Common Stock. We can provide no assurance that the Common Stock will continue to trade on the over-the-counter markets, whether broker-dealers will continue to provide public quotes of the Common Stock or whether the trading volume of the Common Stock will be sufficient to provide for an efficient trading market.

On July 25, 2023, we announced that F. Hoffmann-La Roche Ltd (“Roche Basel”) and Hoffmann-La Roche Inc. (“Roche US”, and together with Roche Basel, “Roche”) determined that Roche will not exercise its option under the License and Collaboration Agreement, dated October 5, 2018, by and between us and Roche, to obtain an exclusive license to develop and commercialize the Company’s candidate targeting HPV 16 positive solid tumors under our SQZ-APC-HPV program. On September 13, 2023, the 2018 Roche Agreement (as defined below) was terminated. No early termination penalty was incurred by either party. As of September 13, 2023, we regained full clinical development and future commercialization rights for our programs targeting HPV 16 positive tumors. We also announced that we intend to explore potential strategic alternatives to support the advancement of our oncology programs including HPV 16 positive tumors, in an effort to allow us to partner all our clinical and preclinical assets across all disease areas and indications.

On September 29, 2023, the Board approved an additional workforce reduction of approximately 80% of the remaining employees (the “2023 Restructuring Plan”) and ceased substantially all research and development activities to reduce our ongoing operating expenses while we pursued strategic alternatives. Should a strategic alternative be implemented, we anticipate using available net proceeds to discharge our liabilities and outstanding obligations, distribute the remainder, if any, to stockholders and wind down our operations. Should we be unable to identify and implement a meaningful strategic alternative in a timely manner, the Board is likely to consider bankruptcy or other dissolution proceedings. In connection with the 2023 Restructuring Plan, we determined to continue to dose existing patients in our clinical programs through November 2023 and to discontinue enrollment of new patients in our clinical trials.

Company History

Our company is founded on the novel discovery of Cell Squeeze® technology. This foundational technology is based on the work of former Chief Executive Officer, Dr. Armon Sharei, in the laboratories of Dr. Klavs Jensen and Dr. Robert Langer at the Massachusetts Institute of Technology. In a series of experiments with a complex, high-pressure, fluid-jet delivery system, the team discovered that rapid mechanical deformation of cells enables intracellular delivery of biomaterials, resulting in the first prototype of the SQZ® microfluidic chip. Through collaboration with leading scientists in the immunology and regenerative medicine fields, the team discovered the process’ novel capabilities and potential for significant impact through engineering of cell biology and function. SQZ Biotechnologies was founded with the goal of realizing the broad potential of this technology and developing cellular medicines that are effective and well-tolerated, with improved therapeutic accessibility, for patients around the world.

SQZ Technology

We have developed the Cell Squeeze® technology to be a rapid and versatile method of biomolecule delivery to cells and have demonstrated application of our clinical-scale Cell Squeeze® system to reliably yield patient dose production timelines of under 24 hours for our investigational SQZ-PBMC-HPV, SQZ-eAPC-HPV and SQZ-AAC-HPV therapeutic candidates. As illustrated below, the Cell Squeeze® approach utilizes microfluidic mechanical deformation which facilitates squeezing cells at high speeds through constriction(s) to temporarily disrupt the cell membrane and allow the target cargo to enter directly into the cytosol. At the current clinical scale, our proprietary system processes over 10 billion patient cells per minute.

Our Manufacturing

Since our founding, we have invested in and advanced our Cell Squeeze® platform, which includes our proprietary Cell Squeeze® technology, methods, and systems, with the aim to enable a variety of cell engineering applications for the development of cell therapy product candidates. We believe that the ability to manufacture cell therapies rapidly and reliably is an important competitive advantage in the cell therapy field.

With our current clinical-scale Cell Squeeze® system and associated manufacturing processes, we have demonstrated patient dose production times of under 24 hours and product release times of approximately one week for our therapeutic candidates. Our current manufacturing and release testing workflow is represented in the figure below.

We have developed a prototype automated, point-of-care manufacturing system that could potentially streamline manufacturing and future product candidate development timelines, furthering our broader vision to improve the accessibility and patient impact potential of cell therapies. In May 2022, we provided preclinical data showcasing the SQZ® point-of-care manufacturing system substantially reduced manufacturing times and operator hours, while preserving or improving on key product viability metrics when compared to our standard manufacturing practices. During 2023, we continued to develop, enhance and test the point-of-care manufacturing system. We believe there is potential to operate the point-of-care manufacturing system outside of a clean room which could further reduce manufacturing costs for our therapeutic product candidates.

Product Candidate Pipeline

SQZ® Enhanced Antigen Presenting Cell (eAPC) Platform

eAPC Platform Overview. The SQZ® eAPC platform is the second-generation product candidate designed to generate tumor-specific CD8+ T cell activation to drive the antitumor immune response. eAPCs utilize direct antigen presentation to engineer the three canonical T cell activation signals of peptide-MHC (Signal 1), costimulatory proteins (Signal 2) and cytokines (Signal 3), into the antigen presenting cells in an effort to create novel, multi-functional cell therapy product candidates for driving antitumor immunity. CD8+ T cells are known to be important effectors of the adaptive immune system, and are foundational to the recent clinical success of immunotherapy in oncologic indications.

SQZ® eAPCs are engineered from peripheral blood mononuclear cells (PBMCs) by using the Cell Squeeze® system to simultaneously deliver 5 mRNAs encoding for full length HPV16 E6 and E7 proteins, CD86, and membrane-bound (mb) IL-2 and mbIL-12 cytokines.

While there has been significant interest in therapeutic immunization approaches to prime CD8+ T cell responses in an antigen-specific manner, it has remained challenging to effectuate adequate responses for antitumor applications. We believe that our approach, utilizing Cell Squeeze® delivery, enables us to engineer antigen presentation in multiple peripheral blood cell types to create a cellular vaccine that has the potential to direct antigen-specific immunity.

To mount an immune response, CD8+ T cells require antigen presentation on major histocompatibility complex class I (“MHC-I”), molecules by APCs. Antigenic peptides displayed on MHC-I are primarily sourced from the cytosol. Traditionally, antigen-targeted cell therapies and vaccine systems, which introduce antigens in the extracellular vicinity, have relied on a process called cross-presentation to route to the MHC-I pathway. Cross-presentation can generally be considered an ineffective mechanism of MHC-I presentation to CD8+ T cells, as typically only a fraction of introduced antigen material is present in the cytosol for MHC-I loading.

In contrast, in preclinical studies, our microfluidic Cell Squeeze® technology demonstrated abilities to deliver a variety of antigens directly into the cytosol, enabling potent antigen presentation for CD8+ T cell priming. In January 2022, we published peer-reviewed in vitro potency data for our first-generation SQZ® APCs

(the predecessor to our eAPC platform) in the Journal of Immunology, where we demonstrated Cell Squeeze®-mediated cytosolic delivery yielded 1000-fold more efficient CD8+ activation relative to cross-presentation in dendritic cells.

Through accessing the MHC-I antigen presentation pathway in a physiological manner, we believe we can activate CD8-driven adaptive immunity against targeted diseases. Based on our preclinical research, we believe the SQZ® eAPC platform demonstrated the potential to achieve several coordinates of a T cell response.

SQZ® eAPCs is an autologous product candidate and is generated through the engineering of patient B cells, T cells, Natural killer cells, and monocytes with 5 mRNAs encoding antigen-specific and immunological functions in a single Cell Squeeze® step. We believe that our eAPC platform has the potential to provide several therapeutic benefits, including:

•

Presentation of a greater repertoire of antigenic epitopes (Signal 1) to CD8+ and CD4+ T cells, with the aim to remove existing human leukocyte antigen (HLA) restrictions and broaden immune recognition of tumor cells;

•	Expression of costimulatory molecules, such as CD86, that synergize with antigen presentation to promote T cell activation, expansion, and survival; and

•

Expression of proprietary, membrane-bound versions of cytokines, such as IL-2 and IL-12, that can potentially augment T cell proliferation to effector phenotypes, while reducing the toxicity risks associated with systemic administration of cytokines.

We believe that our approach to engineering PBMCs as eAPCs has the potential to represent an advancement over previous antigen-specific methods by augmenting the quantity, quality, and breadth of targeted T cell responses, and by integrating multiple immunological functions into a single therapeutic. We believe that eAPCs can have broad therapeutic potential across a range of solid cancers, and that we can utilize current and future generations of our cell therapy platform to target a variety of tumor antigens with the aim to drive antitumor immunity. In preclinical studies, we have demonstrated the potential of eAPCs to generate functional T cell responses across multiple antigen target categories, including virally derived antigens, such as HPV, that are known to be highly immunogenic and point mutants, such as KRAS G12D and G12V, that are considered less immunogenic.

SQZ® eAPC Product Candidate: SQZ-eAPC-HPV

HPV+ Cancers Incidence and Unmet Need. HPV infection causes some of the most common types of cancer, such as cervical and head and neck cancer, and there is significant need for new treatment options to address HPV+ tumors. According to the Centers for Disease Control (“CDC”) in the United States, HPV+ tumors represent 3% of all cancers in women and 2% of all cancers in men, resulting in over 36,000 new cases of HPV+ tumors every year. HPV+ tumors represent 4.5% of all cancers worldwide, according to the International Journal of Cancer, resulting in 570,000 new cases for women and 60,000 new cases for men globally every year. According to the CDC, HPV infection plays a significant role in the formation of more than 90% of anal and cervical cancers, and most cases of vaginal (75%), oropharyngeal (70%), vulval (70%) and penile (60%) cancers. In addition, an increasing percentage of head and neck cancer is being attributed to HPV infection, particularly those arising from the oropharynx.

The standard first-line treatment for HPV+ cancers differs by tumor type but typically involves a combination of chemotherapy, radiation, surgery, and more recently, in certain HPV-associated tumor types, specific checkpoint inhibitors and molecular targeted therapies. However, in patients with recurrent, metastatic, or persistent disease, second-line treatment options are limited with deterioration in response rates and prognosis. For example, in recurrent or metastatic head and neck squamous cell carcinoma patients who have progressed during or after platinum-containing chemotherapy, the median overall survival is under 9 months.

Preclinical Development of SQZ-eAPC-HPV in Solid Tumors. Our lead eAPC product candidate, SQZ-eAPC-HPV, is engineered with mRNA cargo encoding the full-length HPV16+ E6 and E7 antigenic proteins and is in development for the treatment of HPV16+ tumors. Additionally, SQZ-eAPC-HPV is designed to express CD86 as a costimulatory molecule for T cell activation, as well as proprietary, membrane-bound versions of IL-2 and IL-12 (mbIL-2 and mb-IL-12) in an effort to further potentiate T cell activation and expansion. Our IND (as defined below) for a Phase 1/2 clinical trial to study SQZ-eAPC-HPV was allowed to proceed by the U.S. Food and Drug Administration (“FDA”) in January 2022.

In November 2021, we presented preclinical data for SQZ-eAPC-HPV at the SITC Annual Meeting, where we demonstrated the following:

•

SQZ-eAPC-HPV generated HPV16-specific CD8+ T cell responses, as measured by a substantial increase in stimulated CD8+ T cells relative to PBMCs with E6 and E7 mRNA and to PBMCs with CD86, mbIL-2 and mbIL-12 mRNA.\

HPV16 E6 and E7 TCR-transduced CD8+ T cells were cultured for 6 days with autologous PBMCs that were squeezed in the presence of E6 and E7 mRNA and/or CD86, mbIL-2 and mbIL-12 mRNA. CD8+ T cells were restimulated with the E6 or E7 minimal epitopes, and intracellular cytokine staining for IFNg was conducted to measure the expansion of HPV16-specific T cells.

Clinical Development of SQZ-eAPC-HPV in Solid Tumors. We evaluated SQZ-eAPC-HPV in the Phase 1/2 COMMANDER-001 trial for recurrent, locally advanced, or metastatic HPV16+ solid tumors. The trial was an open-label, multicenter, dose escalation and expansion study to evaluate the safety and tolerability, immunogenic effects, antitumor activity, and pharmacodynamics of SQZ-eAPC-HPV as monotherapy and in combination with immune checkpoint inhibitors, including pembrolizumab.

The primary objectives of the trial were to evaluate safety and tolerability, as assessed by the number of participants with treatment-related adverse events and identify the RP2, of SQZ-eAPC-HPV monotherapy, which will be the dose utilized in combination with checkpoint inhibitors. The secondary objectives of the trial were evaluating antitumor activity in patients with recurrent, locally advanced, or metastatic solid tumors, based on tumor assessments using RECIST 1.1, and manufacturing feasibility, as assessed by individual patient batch yields. Initial safety data from the dose escalation / expansion trial were presented at the ESMO-IO annual congress in December 2022.

Study Design:

•	Part1A: SQZ-eAPC-HPV monotherapy tested with at least 3 different dose levels to identify the RP2D.

•	Part 1B: SQZ-eAPC-HPV RP2D tested in combination with 200mg pembrolizumab. Pembrolizumab given on cycle 1 day 8, then after SQZ-eAPC-HPV at every subsequent day 1.

•	Part 2: SQZ-eAPC-HPV given as a monotherapy for the first 2 cycles (lead-in), then SQZ-eAPC-HPV and pembrolizumab are given in combination.

In December 2022, we presented initial interim results from the monotherapy dose escalation portion of the SQZ-eAPC-HPV trial in HPV16+ solid tumors at the ESMO-IO congress. Interim data were reported for four evaluable monotherapy patients in the lowest dose cohort—there was one patient in the second cohort that was not evaluable for the DLT. In an advanced population with a median of 3 prior lines of therapy. The interim results demonstrated that SQZ-eAPC-HPV was well-tolerated with stable disease as the best response. Key observations as of a cutoff date of November 25, 2022, include:

•	Stable disease observed in 2 out of 4 evaluable patients in eAPC Phase 1/2 trial including a pronounced pharmacodynamic response in a patient with prolonged stable disease.

•	Positive ELISpot response in patient with stable disease

•	Samples were collected for testing in an IFNg ELISpot for E6 and E7 reactivity at every visit. Patient 2 demonstrated the highest reactivity of any patient.

•	In patient 2, this E7 positive response correlated with persistent stable disease per RECIST1.1.

COMMANDER-001 Patient ELISpot Summary Data

	Patient	Maximum SFU per 10[6] PBMCs (above background)	Negative Cut-off value (SFU per 10[6] PBMCs)	Timepoint at maximal response	Best Overall Response per RECIST 1.1
Cohort 1	1	66	70	C3D1	Stable Disease
	2	848	60	C5D1	Stable Disease
	3	20	60	C1D8	Progressive Disease
	4	231	60	C2D8	progressive Disease
Cohort 2	5	N/A	N/A	N/A	Not Evaluated

SFU = spot forming unit; IFNg ELISpot performed on non-expanded cells; minimal background detected

•	Safety results were consistent across all doses, mostly low-grade related AEs and no evaluable patient met pre-specified DLT criteria.

Safety Data & Tolerability Assessment Summary

	Cohort 1 (n=4)	Cohort 2 (n=1)	Total (N=5)
AE, Any Causality	3 (75.0)	1 (100.0)	4 (80.0)
AEs Occurring in >1 Patient, Any Causality
Fatigue	2 (50.0)	1 (100.0)	3 (60.0)
Hypokalemia	2 (50.0)	0 (0.0)	2 (40.0)
Related AE	1 (25.0)	1 (100.0)	2 (40.0)
Fall	1 (25.0)	1 (0.0)	1 (20.0)
Hypertension	0 (0.0)	1 (100.0)	1 (20.0)
Related Grade 3+ AEs	0 (0.0)	1(100.0)[1]	1 (20.0)
Related Serious AEs	0 (0.0)	0 (0.0)	0 (0.0)
AEs of Special lnterest[2]	0 (0.0)	0 (0.0)	0 (0.0)
Dose-Limiting Toxicity	0 (0.0)	0 (0.0)	0 (0.0)
AEs leading to D/C	0 (0.0)	1 (100.0)[3]	1 (20.0)
Fatal Related AEs	0 (0.0)	0 (0.0)	0 (0.0)

[1]	Grade 3 hypertension
[2]	AESIs are events suggestive of hypersensitivity
[3]	Grade 3 pneumonia

•	Autologous cell therapy manufacturing was demonstrated in under 24 hours for all patients, with multiple doses produced and product release time of approximately one week.

In November 2023, we presented interim results from the monotherapy dose escalation portion of the SQZ-eAPC-HPV trial in HPV16+ solid tumors at SITC (Poster 692), including:

•	Completed enrollment for highest-dose cohort of monotherapy dose escalation trial.

•	Observed best overall response (BOR) of Stable Disease in 40 percent (8 of 20) of treated patients.

•	SQZ-eAPC-HPV monotherapy is considered generally safe and well-tolerated at all dose levels.

SQZ® Activating Antigen Carrier (AAC) Platform

AAC Platform Overview. The SQZ® AAC platform was designed to induce antigen presentation in vivo by deriving antigen carriers from engineering RBCs with tumor-specific antigens and adjuvant. We generated AACs by engineering red blood cells (“RBCs”) to encapsulate relevant tumor antigens and the adjuvant polyinosinic-polycytidylic acid (poly I:C) for use as a tumor-specific cancer vaccine. The processing method and conditions used to create the AACs are designed to promote phosphatidylserine exposure on RBCs and thus harness the natural process of aged RBC clearance to enable targeting of the AACs to endogenous professional antigen presenting cells (“APCs”).

Preclinical Development of SQZ-AAC-HPV in Solid Tumors. To stimulate the adaptive immune system against specific antigens to yield CD8+ T cells with antitumor activity, we believe sufficient delivery of target antigens to APCs in an activating context is needed to enable MHC loading and T cell priming in lymphoid organs. While one arm of our directed immunity approach is based on ex vivo generation of APCs, the AAC arm focused on leveraging the natural process of aged RBC clearance to target resident, professional APC populations in vivo to drive antigen-specific activation. In preclinical studies, we have shown that AACs were rapidly taken up by professional APCs, such as macrophages and dendritic cells in the spleen and liver, and that AACs loaded with target antigens and adjuvant subsequently drove antigen-specific CD8+ T cell responses. At the 2020 SITC Annual Meeting, we presented murine data on the in vivo pharmacokinetics and functional activity of SQZ® AAC therapeutic immunization, which we believe support the potential of AACs as a differentiated, directed immunity platform. In October 2022, we published our preclinical work in a peer-reviewed journal, Frontiers in Immunology, which showcases how AACs drove potent T Cell Responses and tumor regression in mice.

We believe that AAC product candidates could confer favorable attributes for a cellular therapy, including the potential for improved tolerability due to the physiological and targeted nature of immune activation, a more streamlined patient experience with whole blood collection without the need for leukapheresis and with administration via syringe push, and the potential for synergistic benefit with other immune-oncology and chemotherapeutic agents.

Clinical Development of SQZ-AAC-HPV in Solid Tumors. The ENVOY-001 trial was a Phase 1 open-label trial of our AAC HPV therapy candidate, or SQZ-AAC-HPV, as a monotherapy and in combination with immune checkpoint inhibitors in HLA-A*02+ patients with HPV16+ recurrent, locally advanced or metastatic solid tumors.

The first patient (Patient 1) in the lowest-dose cohort of the SQZ-AAC-HPV-101 trial was a 61-year-old male with a history of HPV16+ metastatic rectal squamous cell carcinoma. He had two prior lines of treatment but has not been treated with immune checkpoint inhibitors (ICI).

On December 21, 2022, after two treatment cycles, Patient 1’s CT scan showed reduction of the target lesion—a right hilar lymph node—from 16 millimeters (mm) at baseline to 10mm, or approximately 38% from baseline, which was consistent with a partial response by RECIST 1.1 criteria. A subsequent scan on February 2, 2023, after four treatment cycles, showed further reduction of the target lesion to 8mm, or 50% from baseline, which was consistent with a confirmed partial response by RECIST 1.1 criteria, as well as an unconfirmed complete response. In March 2023, after seven cycles of SQZ-AAC-HPV, a CT scan confirmed the complete response by RECIST 1.1 criteria. Biomarker analysis on this patient identified an inflamed tumor microenvironment that highly expressed MHC1 cells and an increase in CD8+ cell density was observed. In light of this response in the first patient dosed, we decided to continue to enroll patients in the SQZ-AAC-HPV clinical trial. The Company completed the dose-limiting toxicity period for the lowest-dose cohort.

In November 2023, we presented initial data from a phase I dose escalation/expansion study of SQZ-AAC-HPV, a red blood cell-based therapeutic cancer vaccine for HPV16+ solid tumors at SITC (Poster 693), including:

•	Of the five patients treated, one patient experienced a confirmed complete response and two patients experienced stable disease.

•	SQZ-AAC-HPV monotherapy is considered generally safe and well-tolerated at all dose levels.

MIT License Agreement

We exclusively license certain foundational technology from the Massachusetts Institute of Technology (“MIT”), pursuant to an Amended and Restated Exclusive Patent License Agreement dated as of December 2, 2015, as amended by that certain Amendment, dated as of May 17, 2022 and that certain Second Amendment, dated as of December 21, 2023 (the “MIT License Agreement”). The MIT License Agreement replaced an earlier Exclusive Patent License Agreement dated as of May 10, 2013, which was entered into in connection with the organization of the company. Under the MIT License Agreement, MIT granted us a worldwide, royalty bearing license to develop, make, have made, use, sell, offer to sell, lease, and import products incorporating the patent rights and to develop use, sell, offer to sell and perform processes incorporating the patent rights for all research and therapeutic applications for the term of the MIT License Agreement. Our rights under the license are exclusive in our fields of use, except with respect to (a) MIT and Harvard University (which owns the patent rights jointly with MIT), each of which retain rights for research, teaching and educational purposes on their own behalf and on behalf of all other non-profit research institutions, (b) Howard Hughes Medical Institution, which has an irrevocable, non-exclusive, non-assignable, non-sublicensable, license to use the patent rights for its own research purposes and (c) the federal government, which retains a non-exclusive and non-transferable license to practice any government-funded invention claimed in the patent rights, as provided by law. We also have the right to grant sublicenses to third parties, subject to written agreements containing similar protections of MIT and certain third-party beneficiaries as contained in the agreement.

We are required to use diligent efforts, or cause our affiliates or sublicensees to use diligent efforts, to develop licensed products, to introduce licensed products and processes into the commercial market and, thereafter, to make licensed products and processes reasonably available to the public. In addition, we are obligated to satisfy certain development and commercialization metrics and provide MIT with periodic progress reports. To date, we have met our diligence obligations under the agreement. For example, our collaboration with Roche and the commencement of our SQZ-PBMC-HPV trial meet clinical milestones under the agreement. After the fifth anniversary, and before the sixth anniversary, of the MIT License Agreement, the parties are obligated to discuss additional diligence obligations to continue the development and commercialization of licensed products and processes.

We are obligated to make certain payments to MIT including an up-front license issue fee, annual maintenance fees, clinical milestone payments, running royalties based on net sales (at a rate in the low single digits), reimbursement of patent costs, and sharing of sublicense income. In June of 2019, we agreed with MIT on a payment schedule for the sharing of certain amounts received by us from Roche. MIT prosecutes and maintains the patent rights in close consultation with us and our intellectual property counsel. We also provide certain indemnifications for liabilities arising from claims related to the exercise of our rights under the agreement.

Upon entering into the MIT License Agreement, we paid a nominal license issue fee. We agreed to pay MIT a nominal annual license maintenance fee for each calendar year. Each year’s annual license maintenance fee may be credited to running royalties due in the same calendar year. We also agreed to pay MIT milestone payments in an aggregate amount of up to $1.8 million per licensed product or process that achieves certain clinical and regulatory milestones. Additionally, we agreed to pay royalties based on net sales of the licensed products or processes, at low single-digit rates that vary depending on whether sales are made in the therapeutic or research field. With respect to each sublicensee, we are obligated to pay MIT royalties equal to a low single-digit percentage of the sublicensee’s net sales (with such percentage varying slightly based on the nature of such sales). We also agreed to pay MIT a percentage in the mid-teens of our annual sublicense income (which does not include income from royalties).

The Second Amendment, entered into in anticipation of the assignment of the MIT License Agreement in connection with the Sale, will be effective upon the closing of the Asset Purchase Agreement, subject to the execution by the Purchaser of an assignment and assumption agreement in substantially the form attached to the Second Amendment. If these conditions are not met by April 30, 2024, then the Second Amendment shall terminate and will be considered null and void.

The Second Amendment, among other things, (i) modifies certain definitions and terms related to payment, indemnification, and running royalties (ii) requires the Company to develop and bring to market certain Licensed Products or Licensed Processes (each as defined in the MIT License Agreement), (iii) removes certain clinical milestones, and (iv) requires that the Company engage in certain development and commercialization activities using a Licensed Product or Licensed Process and manufactured under cGMP (as defined in the MIT License Agreement). In addition, under the Second Amendment, MIT waives and releases the Purchaser from any and all (i) financial obligations owed by the Company to MIT under the MIT License Agreement, and (ii) certain additional obligations owed by the Company to MIT under the MIT License Agreement, in each case, that arise on or before the closing of the transactions contemplated by the Asset Purchase Agreement.

The license will remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the licensed patent rights. The agreement is terminable by us upon six months written notice, provided that we have paid all amounts due to MIT through such termination date, and by MIT for nonpayment of amounts due, our cessation of the business related to the agreement, our uncured material breach of the agreement or a challenge initiated by us of the validity, enforceability or non-infringement of the patents licensed to us under the agreement. In the event of any dispute relating to the agreement, either party may initiate mediation to facilitate a negotiated settlement prior to seeking other legal remedies.

Intellectual Property

We strive to protect and enhance the proprietary technology, inventions and improvements that we believe are commercially important to the development of our business, including by seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on trade secrets, know-how, continuing technological innovation and in-licensing opportunities to develop, strengthen and maintain our proprietary position in our field.

Our future commercial success depends, in part, on our ability to: (i) obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business;

(ii) defend and enforce our intellectual property rights, in particular our patents rights; (iii) preserve the confidentiality of our trade secrets; and (iv) operate without infringing, misappropriating or violating the valid and enforceable patents and proprietary rights of third parties. Our ability to stop third parties from making, using, selling, offering to sell or importing our product candidates or any future products may depend on the extent to which we have rights under valid and enforceable patents or trade secrets that cover these activities.

Patents

The patent positions of biotechnology and pharmaceutical companies like ours are generally uncertain and can involve complex legal, scientific and factual issues. We cannot predict whether the patent applications we are currently pursuing will issue as patents in any particular jurisdiction or whether the claims of any issued patents will provide sufficient proprietary protection from competitors. We also cannot ensure that patents will issue with respect to any patent applications that we or our licensors may file in the future, nor can we ensure that any of our owned or licensed patents or future patents will be commercially useful in protecting our product candidates. In addition, the coverage claimed in a patent application may be significantly reduced before a patent is issued, and its scope can be reinterpreted and even challenged after issuance. As a result, we cannot guarantee that any of our products will be protected or remain protectable by enforceable patents. Moreover, any patents that we hold may be challenged, circumvented or invalidated by third parties.

In the United States, the term of a patent covering an FDA-approved drug may, in certain cases, be eligible for a patent term extension under the Hatch-Waxman Act as compensation for the loss of patent term during the FDA regulatory review process. The period of extension may be up to 5 years but cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval. Only 1 patent among those eligible for an extension and only those claims covering the approved drug, a method for using it, or a method for manufacturing it may be extended. Similar provisions are available in Europe and in certain other jurisdictions to extend the term of a patent that covers an approved drug. It is possible that issued U.S. patents covering the use of products from our intellectual property may be entitled to patent term extensions. If our use of product candidates or the product candidate itself receives FDA approval, we intend to apply for patent term extensions, if available, to extend the term of patents that cover the approved use or product candidate. We also intend to seek patent term extensions in any jurisdictions where available, however, there is no guarantee that the applicable authorities, including the FDA, will agree with our assessment of whether such extensions should be granted, and even if granted, the length of such extensions. The duration of patents outside of the United States varies in accordance with provisions of applicable local law, but typically is also 20 years from the earliest effective filing date. However, the actual protection afforded by a patent varies on a product-by-product basis, from country-to-country, and depends upon many factors, including the type of patent, the scope of its coverage, the availability of regulatory-related extensions, the availability of legal remedies in a particular country and the validity and enforceability of the patent.

Our patent portfolio includes more than 40 patent families that we own or have licensed, that have been prosecuted and maintained to potentially secure exclusivity for various SQZ® candidates and platforms through to 2028-2043, without taking into account any patent term adjustments or extensions we may obtain. As of January 1, 2024, our portfolio is comprised of over 160 U.S. and foreign patents (including over 85 patents in various European countries) and over 250 U.S., Patent Cooperation Treaty (international), and foreign patent applications. These applications are designed to provide protection for various SQZ® product candidates and platforms including the Cell Squeeze® technology and current clinical candidates. In addition, these patents and applications contain a suite of claims directed to the SQZ® systems, devices, composition of matter and methods of use, including methods of inducing an immune response, tolerance, treating cancer, treating various autoimmune diseases, and various other diseases.

The Cell Squeeze® Platform. As of January 1, 2024, our Cell Squeeze® platform, which includes the Cell Squeeze® technology, methods and use, apparatus and components, and system, is comprised of 67 U.S. and foreign patents and 59 U.S., Patent Cooperation Treaty (international), and foreign patent applications. The patents and applications in this category are relevant or may be relevant to a variety of SQZ® technologies, platforms, and product candidates.

The Immune Activation Platform. As of January 1, 2024, our immune cell platform, which includes the current SQZ-PBMC-HPV and SQZ-eAPC-HPV clinical candidates as well as confidential candidates and technology, specialized Cell Squeeze® methods and use, as well as clinical formulations and protocols, is comprised of 6 US and foreign patents and 124 U.S., Patent Cooperation Treaty (international), and foreign patent applications.

As of January 1, 2024, our anucleate cell platform, which includes the current SQZ-AAC-HPV clinical candidate as well as confidential candidates and technology, specialized Cell Squeeze® methods and use, as well as clinical formulations and protocols, is comprised of 37 U.S. and foreign patents and 32 U.S., Patent Cooperation Treaty (international), and foreign patent applications.

The Immune Tolerance Platform. As of January 1, 2024, our autoimmune platform, which includes the current TAC technology as well as confidential candidates and technology, specialized Cell Squeeze® methods and use, is comprised of 31 U.S. and foreign patents and 17 U.S., Patent Cooperation Treaty (international), and foreign patent applications.

Exploratory Work. As of January 1, 2024, our earlier research and exploratory work, which includes confidential early-stage project candidates and specialized Cell Squeeze® methods and use, is comprised of 12 U.S. and foreign patents and 21 U.S., Patent Cooperation Treaty (international), and foreign patent applications.

Trademarks

We currently own 32 allowed or registered trademarks in various jurisdictions worldwide, including five registered trademarks in the United States. We have one pending trademark application worldwide. Our trademark portfolio includes the following pending, allowed, or registered marks registered in the United States and certain other countries: Cell Squeeze, SQZ, SQZBiotech, Empower Cells to Change Lives, SQZ Therapeutics, SQZ Activating Antigen Carriers, SQZ Tolerizing Antigen Carriers, SQZ-AAC, and SQZ-TAC.

Trade Secrets and Proprietary Information

We rely upon unpatented trade secrets, confidential know-how and continuing technological innovation to develop and maintain our competitive position. However, trade secrets and confidential know-how are difficult to protect. We seek to protect our proprietary information, in part, using confidentiality agreements with applicable collaborators, scientific advisors, employees and consultants. We also have agreements requiring assignment of inventions with our employees and selected consultants, scientific advisors and collaborators. These agreements may not provide meaningful protection. These agreements may also be breached, and we may not have an adequate remedy for any such breach. In addition, our trade secrets and/or confidential know-how may become known or be independently developed by a third party, or misused by any collaborator to whom we disclose such information. Despite any measures taken to protect our intellectual property, unauthorized parties may attempt to copy aspects of our products or obtain or use information that we regard as proprietary. Although we take steps to protect our proprietary information, third parties may independently develop the same or similar proprietary information or may otherwise gain access to our proprietary information. As a result, we may be unable to meaningfully protect our trade secrets and proprietary information.

Competition

As a clinical-stage biotechnology company, we face competition from a wide array of companies in the pharmaceutical and biotechnology industries. This competition includes both small companies and large companies with greater financial and technical resources and longer operating histories than our own. We also compete with the intellectual property, technology and product development efforts of academic, governmental and private research institutions.

Our competitors may have significantly greater financial resources, established presence in the market, expertise in research and development, manufacturing, preclinical and clinical testing, obtaining regulatory approvals and reimbursement and marketing approved products than we do. These competitors also compete with us in recruiting and retaining qualified scientific, sales, marketing and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or necessary for, our programs. Smaller or early-stage companies may also prove to be significant competitors, particularly if they establish collaborative arrangements with large companies.

The key competitive factors affecting the success of any products that we develop, if approved, are likely to be their efficacy, safety, convenience, price and the availability of reimbursement from government and other third-party payors. Our commercial opportunity for any of our product candidates could be reduced or eliminated if our competitors develop and commercialize products that are more effective, have fewer or less severe side effects, are more convenient, or are less expensive than any products that we may develop. Our competitors may also obtain FDA or other regulatory approval for their products more rapidly than we may obtain approval for ours and may commercialize products more quickly than we do.

We compete with companies using other cell engineering approaches, such as electroporation and viral vectors. Companies that are engineering cells with some of these methods include Fate Therapeutics, which is programming hematopoietic cells and other biotechnology companies working on single cell types. We also compete with companies who engineer cells using microfluidic mechanoporation or similar non-viral cell delivery technology, including Basilard BioTech, CellFE, Indee Labs, Kytopen, MxT Biotech, Portal Therapeutics and Navan Technologies.

While there are currently no FDA-approved therapies that target HPV for HPV+ cancers, there are multiple competing clinical-stage product candidates in development targeting HPV+ cancers. These product candidates include genetically modified T cell therapies in clinical development by Kite, peptide vaccines in clinical development by ISA Pharma, biologics being developed by Cue Biopharma, and nucleic acid vaccines in clinical development by BioNTech and clinical development by Inovio. Therapies that are not specific to HPV are also being explored and applied to HPV+ tumors, including tumor infiltrating lymphocytes developed by Iovance Biotherapeutics and immune checkpoint inhibitors that are approved for treatment in multiple solid tumors.

Government Regulation

The FDA and other regulatory authorities at federal, state, and local levels, as well as in foreign countries, extensively regulate, among other things, the research, development, testing, manufacture, quality control, import, export, safety, effectiveness, labeling, packaging, storage, distribution, record keeping, approval, advertising, promotion, marketing, post-approval monitoring, and post-approval reporting of biological product candidates such as those we are developing. We, along with third-party contractors, are required to navigate the various preclinical, clinical and commercial approval requirements of the governing regulatory agencies of the countries in which we wish to conduct studies or seek approval or licensure of our product candidates. The process of obtaining regulatory approvals and the subsequent compliance with applicable federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources.

U.S. Biologics Regulation

Biological products, including our product candidates, are subject to extensive regulation by the FDA under the Federal Food, Drug, and Cosmetic Act (“FDCA”), and the Public Health Service Act. The process required by the FDA before biologic product candidates may be marketed in the United States generally involves the following:

•	completion of preclinical laboratory tests and animal studies performed in accordance with applicable regulations, including the FDA’s good laboratory practice requirements;

•	submission to the FDA of an IND which must become effective before clinical trials may begin;

•	approval by an institutional review board (“IRB”) or ethics committee at each clinical site before the trial is commenced;

•	performance of adequate and well-controlled human clinical trials to establish the safety, purity and potency of the proposed biologic product candidate for its intended purpose;

•	preparation of and submission to the FDA of a biologics license application (“BLA”) after completion of all pivotal clinical trials;

•	satisfactory completion of an FDA Advisory Committee review, if applicable;

•	a determination by the FDA within 60 days of its receipt of a BLA to file the application for review;

•

satisfactory completion of an FDA pre-approval inspection of the manufacturing facility or facilities at which the proposed product is produced to assess compliance with cGMP and to assure that the facilities, methods and controls are adequate to preserve the biological product’s continued safety, purity and potency, and potential inspection of selected clinical investigation sites to assess compliance with Good Clinical Practices (“GCPs”); and

•	FDA review and approval of the BLA to permit commercial marketing of the product for particular indications for use in the United States.

Prior to beginning the first clinical trial with a product candidate in the United States, we must submit an IND to the FDA. An Investigational New Drug (“IND”) is a request for authorization from the FDA to administer an investigational new drug product to humans. The central focus of an IND submission is on the general investigational plan and the protocol(s) for clinical studies. The IND also includes results of animal and in vitro studies assessing the toxicology, pharmacokinetics, pharmacology, and pharmacodynamic characteristics of the product; chemistry, manufacturing, and controls information; and any available human data or literature to support the use of the investigational product. An IND must become effective before human clinical trials may begin. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises safety concerns or questions about the proposed clinical trial. In such a case, the IND may be placed on clinical hold and the IND sponsor and the FDA must resolve any outstanding concerns or questions before the clinical trial can begin. Submission of an IND therefore may or may not result in FDA authorization to begin a clinical trial.

In addition to the submission of an IND to the FDA, supervision of certain human gene transfer trials may also require evaluation and assessment by an institutional biosafety committee (“IBC”), a local institutional committee that reviews and oversees research utilizing recombinant or synthetic nucleic acid molecules at that institution. The IBC assesses the safety of the research and identifies any potential risk to the public health or the environment, and such assessment may result in some delay before initiation of a clinical trial.

Clinical trials involve the administration of the investigational product to human subjects under the supervision of qualified investigators in accordance with GCPs, which include the requirement that all research subjects provide their informed consent for their participation in any clinical study. Clinical trials are conducted under protocols detailing, among other things, the objectives of the study, the parameters to be used in monitoring safety and the effectiveness criteria to be evaluated. A separate submission to the existing IND must be made for each successive clinical trial conducted during product development and for any subsequent protocol amendments. While the IND is active, progress reports summarizing the results of the clinical trials and nonclinical studies performed since the last progress report, among other information, must be submitted at least annually to the FDA, and written IND safety reports must be submitted to the FDA and investigators for serious and unexpected suspected adverse events, findings from other studies suggesting a significant risk to humans exposed to the same or similar drugs, findings from animal or in vitro testing suggesting a significant risk to humans, and any clinically important increased incidence of a serious suspected adverse reaction compared to that listed in the protocol or investigator brochure.

Furthermore, an independent IRB for each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and its informed consent form before the clinical trial begins at that site and must monitor the study until completed. Regulatory authorities, the IRB or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects are being exposed to an unacceptable health risk or that the trial is unlikely to meet its stated objectives. Some studies also include oversight by an independent group of qualified experts organized by the clinical study sponsor, known as a data safety monitoring board, which provides authorization for whether or not a study may move forward at designated check points based on access to certain data from the study and may halt the clinical trial if it determines that there is an unacceptable safety risk for subjects or other grounds, such as no demonstration of efficacy. There are also requirements governing the reporting of ongoing clinical studies and clinical study results to public registries.

For purposes of BLA approval, human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1—The investigational product is initially introduced into healthy human subjects or patients with the target disease or condition. These studies are designed to test the safety, dosage tolerance, absorption, metabolism and distribution of the investigational product in humans, the side effects associated with increasing doses, and, if possible, to gain early evidence on effectiveness.

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Phase 2—The investigational product is administered to a limited patient population with a specified disease or condition to evaluate the preliminary efficacy, optimal dosages and dosing schedule and to identify possible adverse side effects and safety risks. Multiple Phase 2 clinical trials may be conducted to obtain information prior to beginning larger and more expensive Phase 3 clinical trials.

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Phase 3—The investigational product is administered to an expanded patient population to further evaluate dosage, to provide statistically significant evidence of clinical efficacy and to further test for safety, generally at multiple geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the investigational product and to provide an adequate basis for product approval.

In some cases, the FDA may require, or companies may voluntarily pursue, additional clinical trials after a product is approved to gain more information about the product. These so-called Phase 4 studies may also be made a condition to approval of the BLA. Concurrent with clinical trials, companies may complete additional animal studies and develop additional information about the biological characteristics of the product candidate and must finalize a process for manufacturing the product in commercial quantities in accordance with cGMP. The manufacturing process must be capable of consistently producing quality batches of the product candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final product. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the product candidate does not undergo unacceptable deterioration over its shelf life.

BLA Submission and Review by the FDA

Assuming successful completion of all required testing in accordance with all applicable regulatory requirements, the results of product development, nonclinical studies and clinical trials are submitted to the FDA as part of a BLA requesting approval to market the product for one or more indications. The BLA must include all relevant data available from preclinical and clinical studies, including negative or ambiguous results as well as positive findings, together with detailed information relating to the product’s chemistry, manufacturing, controls, and proposed labeling, among other things. Data can come from company-sponsored clinical studies intended to test the safety and effectiveness of a use of the product, or from a number of alternative sources, including studies initiated by investigators. The submission of a BLA requires payment of a substantial user fee to FDA, and the sponsor of an approved BLA is also subject to an annual program fee. A waiver of user fees may be obtained under certain limited circumstances, such as for products designated as orphan drugs, unless the product also includes a non-orphan indication.

Once a BLA has been submitted, within 60 days, the FDA first reviews the BLA to determine if it is substantially complete before the FDA accepts it for filing. The FDA may refuse to file any BLA that it deems incomplete or not properly reviewable at the time of submission and may request additional information. In this event, the BLA must be resubmitted with the additional information. Once a BLA has been accepted for filing, the FDA’s goal is to review standard applications within ten months after the filing date, or, if the application qualifies for priority review, six months after the filing date. Priority review designation will direct overall attention and resources to the evaluation of applications for products that, if approved, would be significant improvements in the safety or effectiveness of the treatment, diagnosis, or prevention of serious diseases or conditions. In both standard and priority reviews, the review process may be significantly extended by FDA requests for additional information or clarification. The FDA reviews a BLA to determine, among other things, whether a product is safe, pure and potent and the facility in which it is manufactured, processed, packed, or held meets standards designed to assure the product’s continued safety, purity and potency. The FDA may also convene an advisory committee to provide clinical insight on application review questions. The FDA is not bound by recommendations of an advisory committee, but it considers such recommendations when making decisions regarding approval.

Before approving a BLA, the FDA will typically inspect the facility or facilities where the product is manufactured. Additionally, before approving a BLA, the FDA will typically inspect one or more clinical sites to assure compliance with GCP. After the FDA evaluates a BLA and conducts inspections of manufacturing facilities where the investigational product and/or its drug substance will be produced, the FDA may issue an approval letter or a Complete Response Letter. An approval letter authorizes commercial marketing of the product with specific prescribing information for specific indications. A Complete Response Letter will describe all of the deficiencies that the FDA has identified in the BLA, except that where the FDA determines that the data supporting the application are inadequate to support approval, the FDA may issue the Complete Response Letter without first conducting any required inspections, testing submitted product lots, and/or reviewing proposed labeling. In issuing the Complete Response Letter, the FDA may recommend actions that the applicant might take to place the BLA in condition for approval, including requests for additional information or clarification. The FDA may delay or refuse approval of a BLA if applicable regulatory criteria are not satisfied, require additional testing or information and/or require post-marketing testing and surveillance to monitor safety or efficacy of a product.

If approval, which with respect to biological products, is referred to as licensure, of a product is granted, such approval will be granted for particular indications and may entail limitations on the indicated uses for which such product may be marketed. For example, the FDA may approve the BLA with a Risk Evaluation and Mitigation Strategy (“REMS”), to ensure the benefits of the product outweigh its risks. A REMS is a safety strategy to manage a known or potential serious risk associated with a medicine and to enable patients to have continued access to such medicines by managing their safe use, and could include medication guides, physician communication plans, or elements to assure safe use, such as restricted distribution methods, patient registries, and other risk minimization tools. The FDA also may condition approval on, among other things, changes to proposed labeling or the development of adequate controls and specifications. The FDA may also require one or more Phase 4 post-market studies and surveillance to further assess and monitor the product’s safety and effectiveness after commercialization, and may limit further marketing of the product based on the results of these post-marketing studies.

In addition, the Pediatric Research Equity Act (“PREA”), requires a sponsor to conduct pediatric clinical trials for most drugs, for a new active ingredient, new indication, new dosage form, new dosing regimen or new route of administration. Under PREA, original BLAs and supplements must contain a pediatric assessment unless the sponsor has received a deferral or waiver. The required assessment must evaluate the safety and effectiveness of the product for the claimed indications in all relevant pediatric subpopulations and support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The sponsor or FDA may request a deferral of pediatric clinical trials for some or all of the pediatric subpopulations. A deferral may be granted for several reasons, including a finding that the drug is ready for approval for use in adults before pediatric clinical trials are complete or that additional safety or effectiveness data needs to be collected before the pediatric clinical trials begin. The FDA must send a non-compliance letter to any sponsor that fails to submit the required assessment, keep a deferral current or fails to submit a request for approval of a pediatric formulation.

Expedited Development and Review Programs

A sponsor may seek approval of its product candidate under programs designed to expedite FDA’s review and approval of new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for fast track designation if they are intended to treat a serious or life-threatening disease or condition and demonstrate the potential to address unmet medical needs for the disease or condition. The sponsor of a fast track product candidate has opportunities for more frequent interactions with the applicable FDA review team during product development and, once a BLA is submitted, the FDA may consider sections of the application for review on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the application, the FDA agrees to accept sections of the application and determines that the schedule is acceptable and the sponsor pays any required user fees upon submission of the first section of the application. A fast track-designated product candidate may also qualify for priority review, under which the FDA sets the target date for FDA action on the BLA at six months after the FDA accepts the application for filing. Priority review is granted when there is evidence that the proposed product would offer a significant improvement in the safety or effectiveness of the treatment, diagnosis or prevention of a serious disease or condition. If criteria are not met for priority review, the application is subject to the standard FDA review period of 10 months after FDA accepts the application for filing.

A product candidate intended to treat a serious or life-threatening disease or condition may also be eligible for breakthrough therapy designation to expedite its development and review. A product candidate can receive breakthrough therapy designation if preliminary clinical evidence indicates that the product candidate may demonstrate substantial improvement over existing therapies on one or more clinically significant endpoints, such as substantial treatment effects observed early in clinical development. The designation includes all of the fast track program features, as well as more intensive FDA interaction and guidance beginning as early as Phase 1 and an organizational commitment to expedite the development and review of the product, including involvement of senior managers.

In addition, under the accelerated approval program, the FDA may approve a BLA for a product candidate intended to treat serious or life-threatening diseases or conditions upon a determination that the product candidate has an effect on either a surrogate endpoint that is reasonably likely to predict clinical benefit, or on a clinical endpoint that can be measured earlier than irreversible morbidity or mortality, that is reasonably likely to predict an effect on irreversible morbidity or mortality or other clinical benefit, taking into account the severity, rarity, or prevalence of the condition and the availability or lack of alternative treatments. As a condition of approval, the FDA generally requires that sponsors of a product receiving accelerated approval perform adequate and well-controlled confirmatory trials verify and describe the biologic’s clinical benefit in relationship to the surrogate endpoint or ultimate outcome in relationship to the clinical benefit. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. FDA may withdraw approval of a biologic or indication approved under accelerated approval on an expedited basis if, for example, the confirmatory trial fails to verify the predicted clinical benefit of the product or if the sponsor fails to conduct such trials in a timely manner.

In 2017, the FDA established the regenerative medicine advanced therapy (“RMAT”), which is intended to fulfill the 21st Century Cures Act requirement that the FDA facilitate an efficient development program for, and expedite review of, any drug or biologic that meets the following criteria: (i) the biologic qualifies as a RMAT, which is defined as a cell therapy, therapeutic tissue engineering product, human cell and tissue product, or any combination product using such therapies or products, with limited exceptions; (ii) the biologic is intended to treat, modify, reverse, or cure a serious or life-threatening disease or condition; and (iii) preliminary clinical evidence indicates that the biologic has the potential to address unmet medical needs for such a disease or condition. RMAT designation provides all the benefits of breakthrough therapy designation, including more frequent meetings with the FDA to discuss the development plan for the product candidate and eligibility for rolling review and priority review. Product candidates granted RMAT designation may also be eligible for accelerated approval on the basis of a surrogate or intermediate endpoint reasonably likely to predict long-term clinical benefit, or reliance upon data obtained from a meaningful number of clinical trial sites, including through expansion of trials to additional sites.

Fast track designation, priority review, accelerated approval, RMAT designation and breakthrough therapy designation do not change the standards for approval but may expedite the development or approval process. Even if a product qualifies for one or more of these programs, the FDA may later decide that the product no longer meets the conditions for qualification or decide that the time period for FDA review or approval will not be shortened.

Orphan Drug Designation and Exclusivity

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biologic intended to treat a rare disease or condition, defined as a disease or condition with a patient population of fewer than 200,000 individuals in the United States, or a patient population greater than 200,000 individuals in the United States and when there is no reasonable expectation that the cost of developing and making available the drug or biologic in the United States will be recovered from sales in the United States for that drug or biologic. Orphan drug designation must be requested before submitting a BLA. After the FDA grants orphan drug designation, the generic identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA.

If a product that has orphan drug designation subsequently receives the first FDA approval for a particular active ingredient for the disease for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications, including a full BLA, to market the same biologic for the same disease or condition for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan drug exclusivity or if the FDA finds that the holder of the orphan drug exclusivity has not shown that it can assure the availability of sufficient quantities of the orphan drug to meet the needs of patients with the disease or condition for which the drug was designated. Orphan drug exclusivity does not prevent the FDA from approving a different drug or biologic for the same disease or condition, or the same drug or biologic for a different disease or condition. Among the other benefits of orphan drug designation are tax credits for certain research and a waiver of the BLA application user fee.

A designated orphan drug may not receive orphan drug exclusivity if it is approved for a use that is broader than the disease or condition for which it received orphan designation. In addition, orphan drug exclusive marketing rights in the United States may be lost if the FDA later determines that the request for designation was materially defective or, as noted above, if the second applicant demonstrates that its product is clinically superior to the approved product with orphan exclusivity or the manufacturer of the approved product is unable to assure sufficient quantities of the product to meet the needs of patients with the rare disease or condition.

Post-Approval Requirements

Any products manufactured or distributed pursuant to FDA approvals are subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to record-keeping, reporting of adverse experiences, periodic reporting, product sampling and distribution, and advertising and promotion of the product. After approval, most changes to the approved product, such as adding new indications or other labeling claims, are subject to prior FDA review and approval. There also are continuing, annual program fees for any marketed products.

Biologic manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP, which impose certain procedural and documentation requirements upon BLA holders and their third-party manufacturers. Changes to the manufacturing process are strictly regulated, and, depending on the significance of the change, may require prior FDA approval before being implemented. FDA regulations also require investigation and correction of any deviations from cGMP and impose reporting requirements upon us and any third-party manufacturers that we may decide to use. Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.

The FDA may withdraw approval if compliance with regulatory requirements and standards is not maintained or if problems occur after the product reaches the market. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with manufacturing processes, or failure to comply with regulatory requirements, may result in revisions to the approved labeling to add new safety information; imposition of post-market studies or clinical studies to assess new safety risks; or imposition of distribution restrictions or other restrictions under a REMS program. Other potential consequences include, among other things:

•	restrictions on the marketing or manufacturing of the product, complete withdrawal of the product from the market or product recalls;

•	fines, warning letters, or untitled letters;

•	clinical holds on clinical studies;

•	refusal of the FDA to approve pending applications or supplements to approved applications, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products;

•	consent decrees, corporate integrity agreements, debarment or exclusion from federal healthcare programs;

•	mandated modification of promotional materials and labeling and the issuance of corrective information;

•	the issuance of safety alerts, Dear Healthcare Provider letters, press releases and other communications containing warnings or other safety information about the product; or

•	injunctions or the imposition of civil or criminal penalties.

The FDA closely regulates the marketing, labeling, advertising and promotion of biologics. A company can make only those claims relating to safety and efficacy, purity and potency that are approved by the FDA and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses. Failure to comply with these requirements can result in, among other things, adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available products for uses that are not described in the product’s labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, restrict manufacturer’s communications on the subject of off-label use of their products.

Biosimilars and Exclusivity

The Affordable Care Act (“ACA”), signed into law in 2010, includes the Biologics Price Competition and Innovation Act (the “BPCIA”), which created an abbreviated approval pathway for biological products that are biosimilar to or interchangeable with an FDA-licensed reference biological product. The FDA has issued several guidance documents outlining an approach to review and approval of biosimilars. Biosimilarity, which requires that there be no clinically meaningful differences between the biological product and the reference product in terms of safety, purity, and potency, can be shown through analytical studies, animal studies, and a clinical study or studies. Interchangeability requires that a product is biosimilar to the reference product and the product must demonstrate that it can be expected to produce the same clinical results as the reference product in any given patient and, for products that are administered multiple times to an individual, the biologic and the reference biologic may be alternated or switched after one has been previously administered without increasing safety risks or risks of diminished efficacy relative to exclusive use of the reference biologic.

Under the BPCIA, an application for a biosimilar product may not be submitted to the FDA until four years following the date that the reference product was first licensed by the FDA. In addition, the approval of a biosimilar product may not be made effective by the FDA until 12 years from the date on which the reference product was first licensed. During this 12-year period of exclusivity, another company may still market a competing version of the reference product if the FDA approves a full BLA for the competing product containing that applicant’s own preclinical data and data from adequate and well-controlled clinical trials to demonstrate the safety, purity and potency of its product. The BPCIA also created certain exclusivity periods for biosimilars approved as interchangeable products. At this juncture, it is unclear whether products deemed “interchangeable” by the FDA will, in fact, be readily substituted by pharmacies, which are governed by state pharmacy law.

A biological product can also obtain pediatric market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric study in accordance with an FDA-issued “Written Request” for such a study.

FDA Regulation of Companion Diagnostics

Our product candidates may require use of an in vitro diagnostic to identify appropriate patient populations. These diagnostics, often referred to as companion diagnostics, are regulated as medical devices. In the United States, the FDCA, and its implementing regulations, and other federal and state statutes and regulations govern, among other things, medical device design and development, preclinical and clinical testing, premarket clearance or approval, registration and listing, manufacturing, labeling, storage, advertising and promotion, sales and distribution, export and import and post-market surveillance. Unless an exemption applies, companion diagnostic tests require marketing clearance or approval from the FDA prior to commercial distribution. The two primary types of FDA marketing authorization applicable to a medical device are premarket notification, also called 510(k) clearance, and premarket approval (“PMA”).

If use of companion diagnostic is essential to safe and effective use of a drug or biologic product, then the FDA generally will require approval or clearance of the diagnostic contemporaneously with the approval of the therapeutic product. On August 6, 2014, the FDA issued a final guidance document addressing the development and approval process for “In Vitro Companion Diagnostic Devices.” According to the guidance, for novel candidates such as our product candidates, a companion diagnostic device and its corresponding drug or biologic candidate should be approved or cleared contemporaneously by FDA for the use indicated in the therapeutic product labeling. The guidance also explains that a companion diagnostic device used to make treatment decisions in clinical trials of a drug generally will be considered an investigational device, unless it is employed for an intended use for which the device is already approved or cleared. If used to make critical treatment decisions, such as patient selection, the diagnostic device generally will be considered a significant risk device under the FDA’s Investigational Device Exemption (“IDE”) regulations. Thus, the sponsor of the diagnostic device will be required to comply with the IDE regulations. According to the guidance, if a diagnostic device and a drug are to be studied together to support their respective approvals, both products can be studied in the same investigational study, if the study meets both the requirements of the IDE regulations and the IND regulations. The guidance provides that depending on the details of the study plan and subjects, a sponsor may seek to submit an IND alone, or both an IND and an IDE. In July 2016, the FDA issued a draft guidance document intended to further assist sponsors of therapeutic products and sponsors of in vitro companion diagnostic devices on issues related to co-development of these products.

The FDA generally requires companion diagnostics intended to select the patients who will respond to cancer treatment to obtain approval of a PMA for that diagnostic contemporaneously with approval of the therapeutic. The review of these in vitro companion diagnostics in conjunction with the review of therapeutic candidates such as those we are developing involves coordination of review by the FDA’s Center for Drug Evaluation and Research and by the FDA’s Center for Devices and Radiological Health. The PMA process, including the gathering of clinical and pre-clinical data and the submission to and review by the FDA, can take several years or longer. It involves a rigorous premarket review during which the applicant must prepare and provide the FDA with reasonable assurance of the device’s safety and effectiveness and information about the device and its components regarding, among other things, device design, manufacturing and labeling. PMA applications are also subject to an application fee. In addition, PMAs for certain devices must generally include the results from extensive pre-clinical and adequate and well-controlled clinical trials to establish the safety and effectiveness of the device for each indication for which FDA approval is sought. In particular, for a diagnostic, the applicant must demonstrate that the diagnostic produces reproducible results when the same sample is tested multiple times by multiple users at multiple laboratories. In addition, as part of the PMA review, the FDA will typically inspect the manufacturer’s facilities for compliance with the Quality System Regulation (“QSR”), which imposes elaborate testing, control, documentation and other quality assurance requirements.

If the FDA evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA will either issue an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure the final approval of the PMA, such as changes in labeling, or specific additional information, such as submission of final labeling, in order to secure final approval of the PMA. If the FDA concludes that the applicable criteria have been met, the FDA will issue a PMA for the approved indications, which can be more limited than those originally sought by the applicant. The PMA can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution.

If the FDA’s evaluation of the PMA or manufacturing facilities is not favorable, the FDA will issue an order denying approval of the PMA or issue a not approvable order. A not approvable letter will outline the deficiencies in the application and, where practical, will identify what is necessary to make the PMA approvable. The FDA may also determine that additional clinical trials are necessary, in which case the PMA approval may be delayed for several months or years while the trials are conducted and then the data submitted in an amendment to the PMA. Once granted, PMA approval may be withdrawn by the FDA if compliance with post approval requirements, conditions of approval or other regulatory standards is not maintained or problems are identified following initial marketing. PMA approval is not guaranteed, and the FDA may ultimately respond to a PMA submission with a not approvable determination based on deficiencies in the application and require additional clinical trial or other data that may be expensive and time-consuming to generate and that can substantially delay approval.

After a device is placed on the market, it remains subject to significant regulatory requirements. Medical devices may be marketed only for the uses and indications for which they are cleared or approved. Device manufacturers must also establish registration and device listings with the FDA. A medical device manufacturer’s manufacturing processes and those of its suppliers are required to comply with the applicable portions of the QSR, which cover the methods and documentation of the design, testing, production, processes, controls, quality assurance, labeling, packaging and shipping of medical devices. Domestic facility records and manufacturing processes are subject to periodic unscheduled inspections by the FDA. The FDA also may inspect foreign facilities that export products to the United States.

Other Healthcare Laws

Pharmaceutical manufacturers are subject to additional healthcare regulation and enforcement by the federal government and by authorities in the states and foreign jurisdictions in which they conduct their business. Such laws may include, without limitation, the U.S. federal anti-kickback, fraud and abuse, false claims, consumer fraud, pricing reporting, and transparency laws and regulations as well as similar state and foreign laws in the jurisdictions outside the U.S. Violation of any such laws or any other governmental regulations that apply may result in penalties, including, without limitation, significant administrative, civil and criminal penalties, damages, fines, disgorgement, reputational harm, additional reporting obligations and oversight if we become subject to a corporate integrity agreement or other agreement to resolve allegations of non-compliance with these laws, the curtailment or restructuring of operations and exclusion from participation in governmental healthcare programs and imprisonment.

Coverage and Reimbursement

In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Sales of any pharmaceutical product depend, in part, on the extent to which such product will be covered by third-party payors, such as federal, state and foreign government healthcare programs, commercial insurance and managed healthcare organizations, and the level of reimbursement for such product by third-party payors.

Significant uncertainty exists as to the coverage and reimbursement status of any newly approved product. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors are critical to new product acceptance. The availability of coverage and extent of reimbursement by governmental and private payors are essential for most patients to be able to afford treatments. Decisions regarding the extent of coverage and amount of reimbursement to be provided are made on a plan-by-plan basis. In the U.S., the Medicare program, which is administered by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”), is increasingly used as a model for how commercial and other governmental payors develop their own coverage and reimbursement policies for new drugs and biologics. One third-party payor’s decision to cover a particular product, however, does not ensure that other payors will also provide coverage for the product. As a result, the coverage determination process can require manufactures to provide scientific and clinical support for the use of a product to each payor separately and can be a time-consuming process, with no assurance that coverage and adequate reimbursement will be applied consistently or obtained in the first instance. For products administered under the supervision of a physician, obtaining coverage and adequate reimbursement may be particularly difficult because of the higher prices often associated with such drugs. Additionally, separate reimbursement for the product itself or the treatment or procedure in which the product is used may not be available, which may impact physician utilization. In addition, companion diagnostic tests require coverage and reimbursement separate and apart from the coverage and reimbursement for their companion pharmaceutical or biological products. Similar challenges to obtaining coverage and reimbursement, applicable to pharmaceutical or biological products, will apply to companion diagnostics.

In addition, third-party payors are increasingly reducing reimbursements for pharmaceutical products and services. The U.S. government and state legislatures have continued implementing cost-containment programs, including price controls, restrictions on coverage and reimbursement and requirements for substitution of generic products. Third-party payors are more frequently challenging the prices charged, examining the medical necessity and reviewing the cost-effectiveness of pharmaceutical products and biologics, in addition to questioning their safety and efficacy. Adoption of price controls and cost-containment measures, and adoption of more restrictive policies in jurisdictions with existing controls and measures, could further limit sales of any product. Decreases in third-party reimbursement for any product or a decision by a third-party payor not to cover a product could reduce physician usage and patient demand for the product.

In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. For example, the European Union provides options for its member states to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. A member state may approve a specific price for the medicinal product or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. Pharmaceutical products may face competition from lower-priced products in foreign countries that have placed price controls on pharmaceutical products and may also compete with imported foreign products. Furthermore, there is no assurance that a product will be considered medically reasonable and necessary for a specific indication, will be considered cost-effective by third-party payors, that an adequate level of reimbursement will be established even if coverage is available or that the third-party payors’ reimbursement policies will not adversely affect the ability for manufacturers to sell products profitably. Historically, products launched in the European Union do not follow price structures of the U.S. and generally prices tend to be significantly lower.

Healthcare Reform

In the United States and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. In March 2010, the ACA was signed into law, which substantially changed the way healthcare is financed by both governmental and private insurers in the United States. By way of example, the ACA increased the minimum level of Medicaid rebates payable by manufacturers of brand name drugs from 15.1% to 23.1%; required collection of rebates for drugs paid by Medicaid managed care organizations; imposed a non-deductible annual fee on pharmaceutical manufacturers or importers who sell certain “branded prescription drugs” to specified federal government programs, implemented a new methodology by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted, or injected; expanded eligibility criteria for Medicaid programs; creates a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research; and established a Center for Medicare Innovation at CMS to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the United States Supreme Court dismissed the judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the United States Supreme Court’s decision, President Biden issued an executive order to initiate a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare, including among others, reexamining Medicaid demonstration projects and waiver programs that include work requirements, and policies that create unnecessary barriers to obtaining access to health insurance coverage through Medicaid or the ACA. Other legislative changes have been proposed and adopted since the ACA was enacted, including aggregate reductions of Medicare payments to providers, which will remain in effect through 2032, with the exception of a temporary suspension from May 1, 2020 through March 31, 2022, absent additional Congressional action.

There has also been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Most recently, on August 16, 2022, the Inflation Reduction Act of 2022 (“IRA”) was signed into law. Among other things, the IRA requires manufacturers of certain drugs to engage in price negotiations with Medicare (beginning in 2026), with prices that can be negotiated subject to a cap; imposes rebates under Medicare Part B and Medicare Part D to penalize price increases that outpace inflation (first due in 2023); and replaces the Part D coverage gap discount program with a new discounting program (beginning in 2025). The IRA permits the Secretary of the HHS to implement many of these provisions through guidance, as opposed to regulation, for the initial years. For that and other reasons, it is currently unclear how the IRA will be effectuated, and the impact of the IRA on our business and the pharmaceutical industry cannot yet be fully determined.

In addition, individual states in the United States have also become increasingly active in implementing regulations designed to control pharmaceutical product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access and marketing cost disclosure and transparency measures and, in some cases, mechanisms to encourage importation from other countries and bulk purchasing. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices. Further regulatory changes include passage of the Right to Try Act on May 30, 2018. The law, among other things, provides a federal framework for certain patients to access certain investigational new medical products that have completed a Phase 1 clinical trial and that are undergoing investigation for FDA approval. Under certain circumstances, eligible patients can seek treatment without enrolling in clinical trials and without obtaining FDA permission under the FDA expanded access program. There is no obligation for a pharmaceutical manufacturer to make its drug products available to eligible patients as a result of the Right to Try Act.

We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our products once approved or additional pricing pressures. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our product candidates.

Data Privacy and Security Laws

Numerous state, federal and foreign laws, regulations and standards govern the collection, use, access to, confidentiality and security of health-related and other personal information, and could apply now or in the future to our operations or the operations of our partners. In the United States, numerous laws and regulations, including data breach notification laws, health information privacy and security laws and consumer protection laws and regulations govern the collection, use, disclosure, and protection of health-related and other personal information. In addition, certain foreign laws govern the privacy and security of personal data, including health-related data. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.

Employee and Human Capital Resources

In connection with the strategic reprioritization and restructuring approved by our Board on November 30, 2022, we announced a workforce reduction of approximately 60%. On September 29, 2023, our Board approved an additional workforce reduction of approximately 80% of the remaining employees. As of January 1, 2024, we had no full-time and no part-time employees. We have provided both cash and equity-based retention incentives to retain officers and consultants following the restructuring. None of our officers or consultants are represented by a labor union or covered by a collective bargaining agreement. We consider our relationship with our officers and consultants to be good. We believe our success depends on our ability to attract, retain, develop and motivate highly skilled personnel. In particular, we depend upon the personal efforts and abilities of the principal members of our senior management to partner effectively as a team, and who provide strategic direction, develop our business, manage our operations and maintain a cohesive and stable work environment.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2022 and September 30, 2023, the Company had cash and cash equivalents of $63.7 million and $10.2 million, respectively, which consisted of cash and money market funds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these balances, an immediate 10% change in interest rates would not have a material effect on the fair market value of the Company’s cash and cash equivalents.

The Company is not currently exposed to significant market risk related to changes in foreign currency exchange rates. The Company’s operations may be subject to fluctuations in foreign currency exchange rates in the future.

The Company does not believe that inflation has had a material effect on our business, financial condition or results of operations. The Company’s operations may be subject to inflation in the future.

Properties

The Company does not have a principal office location and does not lease any additional office or lab space, although the Company leases warehouse space.

Legal Proceedings

The Company is not subject to any material legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to SQZ Biotechnologies Company and its wholly owned subsidiaries. You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and related notes appearing at the end of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2022 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. Some of the information contained in this discussion and analysis or set forth elsewhere in this proxy statement, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this proxy statement, our Annual Report on Form 10-K for the year ended December 31, 2022 and our subsequent Quarterly Reports on Form 10-Q, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a clinical-stage biotechnology company focused on unlocking the full potential of cell therapies to benefit patients with cancer and other serious medical conditions. The company was founded on the therapeutic potential of Cell Squeeze®, our proprietary technology which allows for rapid delivery of a variety of cargo into different cell types. We aim to create multiple cell therapies that drive the immune system to combat diseases.

On November 30, 2022, the Board approved the 2022 Restructuring Plan of our clinical portfolio to concentrate on the development of our second-generation enhanced Antigen Presenting Cells (eAPC) cell therapy program, focused on HPV16 positive recurrent, locally advanced, or metastatic solid tumors and reduce our workforce by approximately 60 percent. On November 30, 2022, the Board appointed Howard Bernstein, MD, PhD, our director and former Chief Scientific Officer, as Interim Chief Executive Officer.

On July 3, 2023, we received a written notice from the NYSE notifying us that the NYSE commenced proceedings to delist our Common Stock from the NYSE. The NYSE reached this determination pursuant to Section 802.01B of the NYSE’s Listed Company Manual because the Company had fallen below the NYSE’s continued listing standard requiring listed companies to maintain an average global market capitalization of at least $15 million over a consecutive 30-trading day period. The NYSE suspended trading in the Company’s Common Stock immediately after market close on July 3, 2023. Our Common Stock began trading in the over-the-counter markets, under the symbol SQZB, commencing on July 5, 2023. The over-the-counter markets are significantly more limited than the NYSE, and quotation on the over-the-counter markets may result in a less liquid market available for existing and potential securityholders to trade the Common Stock and could further depress the trading price of the Common Stock. We can provide no assurance that the Common Stock will continue to trade on the over-the-counter markets, whether broker-dealers will continue to provide public quotes of the Common Stock or whether the trading volume of the Common Stock will be sufficient to provide for an efficient trading market.

On July 25, 2023, we announced that Roche determined that Roche will not exercise its option under the License and Collaboration Agreement, dated October 5, 2018, by and between us and Roche, to obtain an exclusive license to develop and commercialize the Company’s candidate targeting HPV 16 positive solid tumors under our SQZ-APC-HPV program. On September 13, 2023, we and Roche agreed to terminate the 2018 Roche Agreement, effective immediately. No early termination penalty was incurred by either party. As of September 13, 2023, we regained full clinical development and future commercialization rights for our programs targeting HPV 16 positive tumors. We also announced that we intend to explore potential strategic alternatives to support the advancement of our oncology programs including HPV 16 positive tumors, in an effort to allow us to partner all our clinical and preclinical assets across all disease areas and indications.

On September 29, 2023, the Board approved the 2023 Restructuring Plan and ceased substantially all research and development activities to reduce our ongoing operating expenses while we pursued strategic alternatives. Should a strategic alternative be implemented, we anticipate using available net proceeds to discharge our liabilities and outstanding obligations, distribute the remainder, if any, to stockholders and wind down our operations. Should we be unable to identify and implement a meaningful strategic alternative in a timely manner, the Board is likely to consider bankruptcy or other dissolution proceedings. In connection with the 2023 Restructuring Plan, we determined to continue to dose existing patients in our clinical programs through November 2023 and to discontinue enrollment of new patients in our clinical trials.

Other Developments

Since our inception, we have focused substantially all of our resources on building our Cell Squeeze technology, establishing and protecting our intellectual property portfolio, conducting research and development activities, developing our manufacturing process and manufacturing product candidate materials, preparing for and initiating clinical trials of our product candidates, organizing and staffing our company, business planning, raising capital and providing general and administrative support for these operations. We do not have any products approved for sale and have not generated any revenue from product sales.

In November 2020, we completed our initial public offering (“IPO”) pursuant to which we issued and sold 5,073,529 shares of common stock, inclusive of 661,764 shares sold by us pursuant to the full exercise of the underwriters’ option to purchase additional shares. We received aggregate net proceeds of approximately $75.5 million from the IPO, after deducting underwriting discounts and commissions, but before deducting offering costs payable by us, which were $2.6 million. In February 2021, we completed a public offering, or the follow-on public offering completed February 17, 2021 (the “Follow-on Offering”), pursuant to which we issued and sold 3,000,000 shares of Common Stock. We received aggregate net proceeds of approximately $56.4 million, after deducting underwriting discounts and commissions, but before deducting offering costs payable by us, which were $0.8 million. On November 10, 2021, we entered into an Open Market Sales Agreement (the “Sales Agreement”) with Jefferies LLC (“Jefferies”) to issue and sell up to $75,000,000 in shares of our common stock from time to time during the term of the Sales Agreement through an “at-the-market” equity offering program under which Jefferies acts as our sales agent (the “ATM Facility”). During the year ended December 31, 2022, we sold 1,261,226 shares of common stock under the ATM Facility for net proceeds of approximately $4.1 million.

Through September 30, 2023, we have funded our operations primarily with upfront and milestone payments received under our collaboration agreements with Roche and with proceeds from equity and debt offerings, most recently from our IPO, the Follow-on Offering and the ATM Facility.

Since our inception, we have incurred significant operating losses. We reported a net loss of $79.5 million for the year ended December 31, 2022 and $58.1 million for the nine months ended September 30, 2023. As of December 31, 2022 and September 30, 2023, we had an accumulated deficit of $275.0 million and $333.1 million, respectively. Although we anticipate reduced expenses for the remainder of 2023, we expect to continue to incur significant expenses.

As of March 22, 2023 and November 8, 2023, the issuance date of the consolidated financial statements for the year ended December 31, 2022 and the interim condensed consolidated financial statements for the three and nine months ended September 30, 2023, respectively, included elsewhere in this proxy statement, based on our recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future and the need to raise additional capital to finance future operations, our management has concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that the condensed consolidated financial statements are issued. See “—Liquidity and Capital Resources.”

Impact of Macroeconomic Conditions

The global economy, including credit and financial markets, has recently experienced extreme volatility and disruptions, including, for example, severely diminished liquidity and credit availability, rising interest and inflation rates, crises involving banking and financial institutions, declines in consumer confidence, declines in economic growth, increases in unemployment rates, uncertainty about economic stability and uncertainty created by geopolitical conflict, war and terrorism. We are monitoring the potential impact of general economic conditions on our business and financial statements. Unstable market and economic conditions or pandemics may have serious adverse consequences on our business, financial condition and results of operations.

On September 29, 2023, as noted above, the Board approved a reduction in our workforce by approximately 80%. In addition, we completed an evaluation of the impact of the reduction in the workforce on the carrying value of our long-lived assets, including our headquarters facility operating lease asset. This process included evaluating the estimated remaining lives, significant changes in the use, and potential impairment charges related to its long-lived assets. Based on our evaluation, we determined that the facility operating lease asset was impaired and recorded a $6.0 million charge as of September 30, 2023.

As a result of the impact of the 2023 Restructuring, including the reduction in force and the anticipated cessation of remaining research and clinical activities in the fourth quarter of 2023, we determined that we would no longer require the use of our headquarters facility. As noted in Note 13 “Subsequent Event”, in the interim condensed consolidated financial statements for the three and nine months ended September 30, 2023 included elsewhere in this proxy statement, on November 6, 2023, in exchange for a commitment that we vacate the facility by mid-November 2023, payment of one quarter of the November 2023 Base Rent, as defined by such lease, and certain common area maintenance and utility fees, release of a $2.3 million letter of credit securing our performance under the lease and a lump sum payment of $1.0 million by a certain date following the closing of a strategic transaction, the landlord has agreed to discharge the lease and release us from remaining payment obligations under the lease. In the event the lump sum is not paid when due, outstanding obligations under the lease will remain in full force.

Components of Our Results of Operations

Revenue

To date, we have not generated any revenue from product sales. All of our revenue to date has been derived from three collaboration agreements with Roche, which we entered into in 2015, 2017 and 2018, and, to a lesser extent, from government grants.

Collaboration Revenue

2017 License and Collaboration Agreement with Roche

In April 2017, we entered into a second license and collaboration agreement with Roche (the “2017 Roche Agreement”) to allow Roche to use our Cell Squeeze technology to enable gene editing of immune cells to discover new targets in cancer immunotherapy. The 2017 Roche Agreement includes several licenses granted by Roche to us and by us to Roche in order to conduct a specified research program in accordance with a specified research plan.

Under the agreement, we received an upfront payment of $5.0 million as a technology access fee and are entitled to (i) payments of up to $1.0 million as reimbursement for our research costs; (ii) milestone payments of up to $7.0 million upon the achievement of specified development milestones; and (iii) annual maintenance fees ranging from $0.5 million to $0.9 million for each year following the fifth anniversary of the effective date, subject to specified prepayment discounts.

In early 2022, all active work streams under the 2017 Roche Agreement were concluded and the agreement was terminated. As of December 31, 2021, we determined that we expected to incur no additional costs to satisfy the remaining performance obligations under the 2017 Roche Agreement and we recognized revenue of $1.2 million under the 2017 Roche Agreement. There was no remaining deferred revenue under the 2017 Roche Agreement as of December 31, 2021.

2018 License and Collaboration Agreement with Roche

In October 2018, we entered into a third license and collaboration agreement with Roche (“the 2018 Roche Agreement”), to jointly develop certain products based on mononuclear antigen presenting cells (“APCs”), including human papilloma virus (“HPV”), using our SQZ APC platform for the treatment of oncology indications. We granted Roche a non-exclusive license to our intellectual property, and Roche granted us a non-exclusive license to its and its affiliates’ intellectual property for the purpose of performing research activities. In connection with this agreement, the parties terminated the original Roche Agreement entered into in 2015.

Under the 2018 Roche Agreement, Roche was granted option rights to obtain an exclusive license to develop APC products or products derived from the collaboration programs on a product-by-product basis in oncology and to develop a Tumor Cell Lysate (“TCL”) product. In July 2023, Roche determined that it would not exercise its option under the 2018 Roche Agreement, to obtain an exclusive license to develop and commercialize the Company’s candidate targeting HPV 16 positive solid tumors under the Company’s SQZ-APC-HPV program. On September 13, 2023, we and Roche agreed to terminate the 2018 Roche Agreement, effective immediately. No early termination penalty was incurred by either party.

Under the 2018 Roche Agreement, we received an upfront payment of $45.0 million and are eligible to receive (i) reimbursement of a mid double-digit percentage of our development costs; (ii) aggregate milestone payments on a product-by-product basis of up to $1.6 billion upon the achievement of specified milestones, consisting of up to $217.0 million of development milestone payments, up to $240.0 million of regulatory milestone payments and up to $1.2 billion of sales milestone payments; and (iii) tiered royalties on annual net sales of APC and TCL products licensed under the agreement at specified rates ranging from a mid single-digit percentage to a percentage in the mid-twenties. We received the upfront payment of $45.0 million in October 2018 upon execution of the agreement. In addition, during the second quarter of 2019, we received a payment of $10.0 million following the achievement of the first development milestone under the 2018 Roche Agreement related to submission by us of preclinical data to the FDA and during the first quarter of 2020, we received a payment of $20.0 million following the achievement of the second development milestone under the 2018 Roche Agreement related to first-patient dosing in a Phase 1 clinical trial. In the fourth quarter of 2021, we became entitled to receive a milestone payment of $3.0 million upon (i) the recommendation by an independent panel that we could advance our SQZ-PBMC-HPV clinical trial to combination therapy with checkpoint initiators and (ii) the initiation of that therapy.

We assessed our accounting for the 2018 Roche Agreement in accordance with Accounting Standards Codification (“ASC”) 606 and identified the following promises under the agreement: (i) a non-exclusive license granted to Roche to use our intellectual property and collaboration compounds to conduct research activities related to the research plans under the 2018 Roche Agreement; (ii) specified research and development services related to HPV through Phase 1 clinical trials under a specified research plan; (iii) manufacturing of our SQZ APC platform and equipment in order to support the HPV research plan; (iv) specified research and development services on next-generation APCs under a research plan; (v) specified research and development services on TCL under a research plan; and (vi) participation on a joint steering committee (“JSC”). We concluded at the outset of the 2018 Roche Agreement that there were three performance obligations under the agreement: (1) the license to our intellectual property, the research and development activities related to HPV through Phase 1 clinical trials under a specified research plan, and the manufacturing of our SQZ APC platform and equipment in order to support the HPV research plan, or the first performance obligation; (2) the license to our intellectual property and the research and development activities on next-generation APCs, or the second performance obligation; and (3) the license to our intellectual property and the research and development activities on TCL, or the third performance obligation. We also concluded that the JSC participation had an immaterial impact on the accounting model.

In addition, we determined that the upfront payment of $45.0 million as well as the reimbursable costs of $10.8 million estimated by us constituted the entirety of the consideration to be included in the transaction price.

This transaction price of $55.8 million was initially allocated to the three performance obligations based on the relative standalone selling price of each obligation. The potential milestone payments that we may be eligible to receive were excluded from the transaction price at the outset of the arrangement. We reevaluate the transaction price at the end of each reporting period and as uncertain events are resolved or other changes in circumstances occur, and, if necessary, we will adjust our estimate of the transaction price.

We separately recognize revenue associated with each of the three performance obligations as the research, development and manufacturing services are provided using an input method, based on the cumulative costs incurred compared to the total estimated costs expected to be incurred to satisfy each performance obligation. The amounts received from Roche that have not yet been recognized as revenue are deferred as a contract liability in our consolidated balance sheet and will be recognized over the remaining research and development period until each performance obligation is satisfied.

In 2019, we evaluated our overall program priorities and determined that in 2020 we would continue to focus our resources on progressing the specified APC programs related to the 2018 Roche Agreement as well as our AAC and TAC platforms. As a result of our continuing focus on these specific programs, we reduced the level of priority of the TCL research activities under the 2018 Roche Agreement and expect to perform such TCL research activities over a longer time period than as originally expected under the research plan of the agreement. In the fourth quarter of 2022, we determined that based on our internal plans which have not included work on TCL since 2019, and which do not anticipate performing additional work on TCL prior to the expiration of the option right, as well as Roche’s concurrence that no work was performed or expected to be performed in 2023, that we could recognize the deferred revenue of $9.2 million. Accordingly, as of December 31, 2022, there was no deferred revenue associated with the TCL performance obligation.

During the year ended December 31, 2022, there were no significant changes in the total estimated costs expected to be incurred to satisfy the performance obligations under the 2018 Roche Agreement. During the year ended December 31, 2021, the total estimated costs expected to be incurred to satisfy the performance obligations decreased by $7.3 million. We recognized revenue of $21.0 million and $25.8 million during the years ended December 31, 2022 and 2021, respectively, under the 2018 Roche Agreement. As of December 31, 2022 and 2021, we recorded as a contract liability deferred revenue related to the 2018 Roche Agreement of $0.2 million and $21.2 million, respectively, of which $0.2 million and $12.0 million, respectively, were current liabilities. As of December 31, 2022, the research and development services related to the remaining performance obligation was expected to be performed over a remaining period of three to six months.

On July 25, 2023, we announced that Roche determined that it will not exercise its option under the License and Collaboration Agreement, dated October 5, 2018, by and between us and Roche, to obtain an exclusive license to develop and commercialize the Company’s candidate targeting HPV 16 positive solid tumors under our SQZ-APC-HPV program. On September 13, 2023, the 2018 Roche Agreement was terminated. No early termination penalty was incurred by either party. As of September 13, 2023, we regained full clinical development and future commercialization rights for our programs targeting HPV 16 positive tumors. We also announced that we intend to explore potential strategic alternatives to support the advancement of our oncology programs including HPV 16 positive tumors, in an effort to allow us to partner all our clinical and preclinical assets across all disease areas and indications.

During the nine months ended September 30, 2023, as a result of the determination by Roche that it would not exercise its option in relation to the first performance obligation, we concluded that we would incur no further costs to satisfy our performance obligations and as a result we fully recognized the remaining deferred revenue under this agreement. We recognized $0 and $3.5 million during the three months ended September 30, 2023 and 2022, respectively, under this agreement. As of September 30, 2023, we had fully recognized all deferred revenue related to the 2018 Roche Agreement.

Grant Revenue

We generate revenue from a government contract with the National Institutes of Health (“NIH”), which reimburses us for certain allowable costs for funded projects, plus an agreed upon fee. Revenue from government grants is recognized as the qualifying expenses related to the contracts are incurred, provided that there is reasonable assurance of recoverability. Revenue recognized upon incurring qualifying expenses in advance of receipt of funding is recorded as unbilled receivables, a component of prepaid expenses and other current assets, in our consolidated balance sheet.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including development of our product candidates and costs incurred under our collaboration arrangements with Roche, which include:

•	employee-related expenses, including salaries, related benefits and stock-based compensation expense for employees engaged in research and development functions;

•

expenses incurred in connection with the preclinical and clinical development of our product candidates and research programs, including under agreements with third parties, such as consultants, contractors and contract research organizations (“CROs”);

•

the costs of developing and scaling our manufacturing process and of manufacturing our product candidates for use in our preclinical studies and clinical trials, including the costs under agreements with third parties, such as consultants, contractors and contract manufacturing organizations (“CMOs”);

•	laboratory and consumable materials and research materials;

•	facilities, depreciation and other expenses, which include direct and allocated expenses for rent and utilities; and

•	payments made under third-party licensing agreements.

We expense research and development costs as incurred. Nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or the services rendered. Upfront payments under license agreements are expensed upon receipt of the license, and annual maintenance fees under license agreements are expensed in the period in which they are incurred. Milestone payments under license agreements are accrued, with a corresponding expense being recognized, in the period in which the milestone is determined to be probable of achievement and the related amount is reasonably estimable.

Our direct research and development expenses are tracked on a program-by-program basis and consist of external costs and fees paid to consultants, contractors, CMOs and CROs in connection with our preclinical and clinical development and manufacturing activities. Such program costs also include the external costs of laboratory and consumable materials and costs of raw materials that are directly attributable to and incurred for any single program. We do not allocate employee costs, costs associated with our platform development and discovery efforts, payments made under third-party licensing agreements, costs of laboratory supplies and consumable materials that are not directly attributable to any single program, and facilities expenses, including rent, depreciation and other indirect costs, to specific product development programs because these costs are deployed across multiple programs and our platform technology and, as such, are not separately classified.

Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. At this time, we cannot accurately estimate or know the nature, timing and costs of the efforts that will be necessary to complete the preclinical and clinical development of any of our product candidates. The successful development of our product candidates is highly uncertain. This is due to the numerous risks and uncertainties associated with product development, including the following:

•	the impact of the 2023 Restructuring Plan on our ongoing activities;

•	the timing and progress of preclinical and clinical development activities;

•	the number and scope of preclinical and clinical programs we decide to pursue;

•	our ability to raise the additional funds necessary to complete preclinical and clinical development of our product candidates;

•	the progress of the development efforts of parties with whom we have entered, or may enter, into collaboration arrangements;

•	our ability to maintain our current research and development programs and to establish new ones;

•	our ability to establish new licensing or collaboration arrangements;

•	the successful initiation and completion of clinical trials with safety, tolerability and efficacy profiles that are satisfactory to the FDA or any comparable foreign regulatory authority;

•	the receipt and related terms of regulatory approvals from applicable regulatory authorities;

•	the availability of specialty raw materials for use in production of our product candidates;

•	our ability to consistently manufacture our product candidates for use in clinical trials;

•	our ability to establish and operate a manufacturing facility, or secure manufacturing supply through relationships with third parties;

•	our ability to obtain and maintain patents, trade secret protection and regulatory exclusivity, both in the United States and internationally; and

•	our ability to protect our rights in our intellectual property portfolio.

A change in the outcome of any of these variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the development of that product candidate. In addition, we may never succeed in obtaining regulatory approval for any of our product candidates.

General and Administrative Expenses

General and administrative expenses consist primarily of salaries and related costs, including retention incentives and stock-based compensation, for personnel in executive, finance and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, patent, consulting, investor and public relations, accounting and audit services. We anticipate that we will continue to incur general and administrative expenses as we manage our headcount to support development of our product candidates. We also anticipate that we will incur increased accounting, audit, legal, regulatory, compliance and director and officer insurance costs as well as investor and public relations expenses associated with operating as a public company.

Restructuring Charges

Restructuring charges consist primarily of an impairment charge to the Company’s headquarters facility right of use asset, depreciation expense, employee-related charges including forgiveness of the obligation to repay certain retention payments, and salary and one-time termination benefits to the affected employees, and other costs, as a result of the 2023 Restructuring Plan approved by the Board on September 29, 2023. The 2023

Restructuring Plan included a workforce reduction of approximately 80%. The workforce reduction affected both research and development and general and administrative functions. We may incur additional costs not currently contemplated due to events that may occur because of, or that are associated with, the 2023 Restructuring Plan.

Other Income (Expense)

Interest Income

Interest income consists of interest earned on our cash equivalents balances.

Other Income (Expense), Net

Other income (expense), net consists of miscellaneous income and expense unrelated to our core operations.

Income Taxes

Since our inception, we have not recorded any income tax benefits for the net losses we have incurred in each year or for our earned research and development tax credits, as we believe, based upon the weight of available evidence, that it is more likely than not that all of our net operating loss (“NOL”), carryforwards and tax credit carryforwards will not be realized. As of December 31, 2022, we had U.S. federal NOL carryforwards of $185.2 million, which may be available to offset future taxable income, of which $11.3 million begin to expire in 2034 and of which $173.9 million do not expire but are generally limited in their usage to an annual deduction equal to 80% of annual taxable income. In addition, as of December 31, 2022, we had state NOL carryforwards of $174.1 million, which may be available to offset future taxable income, of which $171.8 million begin to expire in 2035 and $0.7 million may be carried forward indefinitely. As of December 31, 2022, we also had U.S. federal and state research and development tax credit carryforwards of $10.4 million and $6.2 million which will begin to expire in 2034 and 2030, respectively. We have recorded a full valuation allowance against our net deferred tax assets at each balance sheet date.

Results of Operations

Comparison of the Three Months Ended September 30, 2023 and 2022

The following table summarizes our results of operations for the three months ended September 30, 2023 and 2022:

	Three Months Ended September 30,
	2023	2022	Change

	(in thousands)
Revenue:
Collaboration revenue	$—	$3,130	$(3,130)
Grant revenue	—	322	(322)

Total revenue	—	3,452	(3,452)

Operating expenses:
Research and development	10,504	19,631	(9,127)
General and administrative	5,614	6,919	(1,305)
Restructuring charges	7,683	—	7,683

Total operating expenses	23,801	26,550	(2,749)

Loss from operations	(23,801)	(23,098)	(703)

Other income (expense):
Interest income	164	436	(272)
Other income (expense), net	(2)	19	(21)

Total other income, net	162	455	(293)

Net loss	$(23,639)	$(22,643)	$(996)

Revenue

Collaboration revenue decreased by $3.1 million to $0 for the three months ended September 30, 2023, compared to $3.1 million for the three months ended September 30, 2022. The decrease in collaboration revenue was primarily because we had substantially satisfied the majority of the performance obligations related to the 2018 Roche Agreement as of December 31, 2022. Grant revenue decreased by $0.2 million to $0 for the three months ended September 30, 2023 compared to the three months ended September 30, 2022. The decrease in grant revenue was because we did not perform any government grant related services during the three months ended September 30, 2023.

Research and Development Expenses

	Three Months Ended September 30,
	2023	2022	Change

	(in thousands)
Direct research and development expenses by program:
SQZ-PBMC-HPV	$591	$2,975	$(2,384)
SQZ-AAC-HPV	2,459	2,003	456
SQZ-eAPC-HPV	2,925	3,567	(642)
Other programs	88	2,211	(2,123)

	Three Months Ended September 30,
	2023	2022	Change

	(in thousands)
Unallocated research and development expenses:
Personnel related (including stock-based compensation)	3,884	6,336	(2,452)
Facility related	795	1,430	(635)
Laboratory and consumable materials	18	395	(377)
Platform-related external services and other	(256)	714	(970)
Total research and development expenses	$10,504	$19,631	$(9,127)

Research and development expenses decreased by $9.1 million to $10.5 million for the three months ended September 30, 2023, from $19.6 million for the three months ended September 30, 2022. The net decrease was primarily due to the following:

•	SQZ-PBMC-HPV and other program costs decreased by $2.4 million and $2.1 million, respectively, primarily due to the conclusion of patient enrollment in the SQZ-PBMC-HPV clinical trial.

•	SQZ-eAPC-HPV program costs decreased by $0.6 million due to the start of the winding down of the clinical trial in the third quarter of 2023.

•	Personnel-related costs decreased by $2.5 million primarily as a result of the headcount reductions included in the 2022 Restructuring Plan and implemented in the fourth quarter of 2022.

The decreases in facilities, laboratory and consumable materials and platform-related external services and other costs were due to cost reductions as a result of the implementation of the 2022 Restructuring Plan.

Partially offsetting the above decreases were:

•	SQZ-AAC-HPV program costs increased by $0.5 million primarily as a result of an increase in clinical trial-related costs related to patient enrollment.

General and Administrative Expenses

	Three Months Ended September 30,
	2023	2022	Change

	(in thousands)
Personnel related (including stock-based compensation)	$2,957	$3,780	$(823)
Professional, consultant and patent related costs	1,331	1,282	49
Facility related and other costs	1,326	1,857	(531)

Total general and administrative expenses	$5,614	$6,919	$(1,305)

General and administrative expenses decreased by $1.3 million during the three months ended September 30, 2023 to $5.6 million, compared to $6.9 million for the three months ended September 30, 2022. The decrease was primarily due to cost and headcount reductions as a result of the implementation of the 2022 Restructuring Plan.

Restructuring Charges

Restructuring charges for the three months ended September 30, 2023 were $7.6 million, compared to $0 for the three months ended September 30, 2022. The increase in restructuring charges was primarily due to the following:

•

An impairment charge of $6.5 million in connection with the impairment of the right-of-use asset related to our office facilities based on an assessment using market participant data and the remaining estimated useful life and anticipated use.

•

Personnel-related costs increased by $1.1 million primarily due to $1.1 million related to the elimination of the requirement for affected employees to provide continued service to keep certain retention payments received in 2023 which were subject to claw back in the event of voluntary termination prior to December 31, 2023, and $0.1 million in salary and one-time termination benefits to the affected employees, including healthcare benefits to be paid in the fourth quarter of 2023.

•

Depreciation expense increased by $0.5 million due to accelerated depreciation expense as a result of reducing the estimated useful lives and accelerating the depreciation expense for certain equipment that will no longer be required and will be disposed of.

Interest Income

Interest income for the three months ended September 30, 2023 and 2022 was $0.2 million and $0.4 million, respectively. The decrease in interest income was due to our lower average cash and equivalents balances during 2023 as compared to 2022.

Other Income (Expense), Net

Other income (expense), net for both the three months ended September 30, 2023 and 2022 was not significant.

Comparison of the Nine Months Ended September 30, 2023 and 2022

The following table summarizes our results of operations for the nine months ended September 30, 2023 and 2022:

	For The Nine Months Ended September 30,
	2023	2022	Change

	(in thousands)
Revenue:
Collaboration revenue	$178	$9,011	$(8,833)
Grant revenue	—	524	(524)
Total revenue	178	9,535	(9,357)
Operating expenses:
Research and development	36,209	55,401	(19,192)
General and administrative	15,566	20,789	(5,223)
Restructuring charges	7,567	—	7,567
Total operating expenses	59,342	76,190	(16,848)
Loss from operations	(59,164)	(66,655)	7,491

Other income (expense):
Interest income	1,009	608	401
Other income (expense), net	59	130	(71)

Total other income, net	1,068	738	330

Net loss	$(58,096)	$(65,917)	$7,821

Revenue

Collaboration revenue decreased by $8.8 million to $0.2 million for the nine months ended September 30, 2023, compared to $9.0 million for the nine months ended September 30, 2022 The decrease in revenue was primarily because we had substantially satisfied the majority of the performance obligations related to the 2018 Roche Agreement as of December 31, 2022. Grant revenue decreased by $0.5 million to $0 for the nine months ended September 30, 2023 compared to the nine months ended September 30, 2022. The decrease in grant revenue was because we did not perform any government grant related services during the nine months ended September 30, 2023.

Research and Development Expenses

	For The Nine Months Ended September 30,
	2023	2022	Change

	(in thousands)
Direct research and development expenses by program:
SQZ-PBMC-HPV	$2,502	$7,193	$(4,691)
SQZ-AAC-HPV	7,506	4,889	2,617
SQZ-eAPC-HPV	11,157	9,622	1,535
Other programs	1,461	8,557	(7,096)
Unallocated research and development expenses:
Personnel related (including stock-based compensation)	9,732	17,604	(7,872)
Facility related	3,092	4,149	(1,057)
Laboratory and consumable materials	52	1,041	(989)
Platform-related external services and other	707	2,346	(1,639)

Total research and development expenses	$36,209	$55,401	$(19,192)

Research and development expenses decreased by $19.2 million to $36.2 million for nine months ended September 30, 2023, from $55.4 million for the nine months ended September 30, 2022. The net decrease was primarily due to the following:

•

SQZ-PBMC-HPV and other program costs decreased by $4.7 million and $7.1 million, respectively, primarily due to the conclusion of patient enrollment in the SQZ-PBMC-HPV clinical trial and the reprioritization of our clinical portfolio in order to focus on the SQZ-eAPC-HPV and SQZ-AAC-HPV programs.

•	Personnel-related costs decreased by $7.9 million primarily as a result of the headcount reductions included in the implementation of the 2022 Restructuring Plan in the fourth quarter of 2022.

The decreases in facilities, laboratory and consumable materials and platform-related external services and other costs were due to cost reductions as a result of the implementation of the 2022 Restructuring Plan.

Partially offsetting the above decreases were:

•	SQZ-AAC-HPV program costs increased by $2.6 million primarily as a result of an increase in allocated manufacturing costs and clinical trial-related costs related to patient enrollment.

•	SQZ-eAPC-HPV program costs increased by $1.5 million due to an increase in clinical trial-related costs related to patient enrollment.

General and Administrative Expenses

	For The Nine Months Ended September 30,
	2023	2022	Change

	(in thousands)
Personnel related (including stock-based compensation)	$7,773	$10,887	$(3,114)
Professional, consultant and patent related costs	3,522	4,384	(862)
Facility related and other costs	4,271	5,518	(1,247)
Total general and administrative expenses	$15,566	$20,789	$(5,223)

General and administrative expenses decreased by $5.2 million during the nine months ended September 30, 2023 to $15.6 million, compared to $20.8 million for the nine months ended September 30, 2022. The decrease was primarily due to cost and headcount reductions as a result of the implementation of the 2022 Restructuring Plan.

Restructuring Charges

Restructuring charges for the nine months ended September 30, 2023 were $7.7 million, compared to $0 for the nine months ended September 30, 2023. The increase in restructuring charges was primarily due to the following:

•

An impairment charge of $6.5 million in connection with the impairment of the right-of-use asset related to our office facilities based on an assessment using market participant data and the remaining estimated useful life and anticipated use.

•

Personnel-related costs increased by $1.1 million primarily due to the elimination of the requirement for affected employees to provide continued service to keep certain retention payments received in 2023 which were subject to claw back in the event of voluntary termination prior to December 31, 2023, and $0.1 million in salary and one-time termination benefits to the affected employees, including healthcare benefits to be paid in the fourth quarter of 2023.

•

Depreciation expense increased by $0.5 million due to accelerated depreciation expense as a result of reducing the estimated useful lives and accelerating the depreciation expense for certain equipment that will no longer be required and will be disposed of.

Interest Income

Interest income for the nine months ended September 30, 2023 and 2022 was $1.0 million and $0.6 million, respectively. The increase in interest income was due to the increase in average interest rates in 2023 despite lower average cash and equivalents available for investment.

Other Income (Expense), Net

Other income (expense), net for both the nine months ended September 30, 2023 and 2022 was not significant.

Comparison of the Years Ended December 31, 2022 and 2021

The following table summarizes our results of operations for the years ended December 31, 2022 and 2021:

	Year ended December 31,
	2022	2021	Change

	(in thousands)
Collaboration revenue	$21,029	$27,098	$(6,069)
Grant revenue	449	—	449

Total revenue	21,478	27,098	(5,620)

Operating expenses:
Research and development	70,984	70,148	836
General and administrative	26,319	25,719	600
Restructuring charges	4,859	—	4,859
Total operating expenses	102,162	95,867	6,295

Loss from operations	(80,684)	(68,769)	(11,915)

Other income (expense):
Interest income	1,223	36	1,187
Other expense, net	(3)	(8)	5

Total other income, net	1,220	28	1,192

Net loss	$(79,464)	$(68,741)	$(10,723)

Revenue

Collaboration revenue was $21.0 million for the year ended December 31, 2022, compared to $27.1 million for the year ended December 31, 2021. We recognize revenue under our collaboration arrangements using an input measure, comparing our cumulative costs incurred to our total estimated costs of the research, development and manufacturing activities, as applicable, on each program. The net decrease in collaboration revenue of $6.1 million was due to the following:

•	An increase in the expected remaining performance period of the 2018 Roche Agreement at the end of 2021, resulting in a longer period over which revenue was recognized in 2022 compared to 2021.

•

In the fourth quarter of 2021, we became entitled to receive a milestone payment of $3.0 million upon (i) the recommendation by an independent panel that we could advance our SQZ-PBMC-HPV clinical trial to combination therapy with checkpoint initiators and (ii) the initiation of that therapy. We achieved both requirements in the fourth quarter of 2021 and we therefore included the $3.0 million milestone payment in our estimate of the transaction price for the 2018 Roche Agreement. As a result, we recorded a cumulative catch-up adjustment to collaboration revenue of $2.5 million during the three months and year ended December 31, 2021.

•

A decrease in revenue recognized under the 2017 Roche Agreement. During the year ended December 31, 2022, we recognized no revenue compared to $1.2 million during the year ended December 31, 2021, respectively, under the 2017 Roche Agreement.

Offsetting the above decreases:

•

In the fourth quarter of 2022, we determined we could recognize the remaining deferred revenue of $9.2 million related to the TCL performance obligation. This determination was based on our internal plans which have not included work on TCL since 2019, and which do not anticipate performing work on TCL prior to the expiration of the option right, as well as Roche’s concurrence that no work was performed or expected to be performed in 2023.

During the years ended December 31, 2022 and 2021, we recognized total revenue of $21.0 million and $25.8 million, respectively, under the 2018 Roche Agreement.

The decrease in collaboration revenue for the year ended December 31, 2022 was partially offset by a $0.4 million increase in grant revenue. We were awarded a government grant by the NIH at the end of the first quarter of 2022 and began performing services under this grant during the second quarter of 2022.

Research and Development Expenses

	Year ended December 31,
	2022	2021	Change

	(in thousands)
Direct research and development expenses by program:
SQZ-PBMC-HPV	$8,711	$15,751	$(7,040)
SQZ-AAC-HPV	6,760	3,873	2,887
SQZ-eAPC-HPV	13,546	15,071	(1,525)
Other programs	10,299	7,372	2,857
Unallocated research and development expenses:
Personnel related (including stock-based compensation)	22,064	18,408	3,656
Facility related	5,281	5,173	108
Laboratory and consumable materials	1,178	1,430	(252)
Platform-related external services and other	3,215	3,070	145

Total research and development expenses	$70,984	$70,148	$836

Research and development expenses were $71.0 million for the year ended December 31, 2022, compared to $70.1 million for the year ended December 31, 2021. The net increase was primarily due to the following:

•

Direct costs incurred for our SQZ-AAC-HPV program increased by $2.9 million primarily as a result of an increase in allocated manufacturing costs and clinical trial-related costs partially offset by reduced technology transfer costs.

•

Other program costs increased by $2.9 million primarily due to expenses incurred on developing a point-of-care system to manufacture our product candidates, as well as development of other platform related programs.

•

The increase in personnel-related costs of $3.7 million was primarily due to increased headcount and salary costs in our research and development function prior to the 2022 Restructuring Plan. Personnel-related costs for the year ended December 31, 2022 and 2021 included stock-based compensation expense of $3.3 million and $3.2 million, respectively.

•	Facility-related costs increased by $0.1 million primarily due to an increase in operational costs.

Partially offsetting the above increases were:

•	The direct costs related to our SQZ-PBMC-HPV program decreased by $7.0 million primarily due to lower manufacturing costs as we increased our clinical trial activity on other product candidates.

•	SQZ-eAPC-HPV costs decreased by $1.5 million primarily due to a decrease in allocated and direct manufacturing costs, partially offset by an increase in clinical trial-related costs.

•

Laboratory and consumable materials expenses for general usage fluctuate from period to period based on the timing of our purchases made. We expense the costs of materials when purchased because they have no alternative future use. The laboratory and consumables materials expenses decreased by $0.3 million during the year ended December 31, 2022 compared to the year ended December 31, 2021.

General and Administrative Expenses

	Year ended December 31,
	2022	2021	Change

	(in thousands)
Personnel related (including stock-based compensation)	$12,885	$12,685	$200
Professional and consultant fees	5,795	6,054	(259)
Facility related and other	7,639	6,980	659

Total general and administrative expenses	$26,319	$25,719	$600

General and administrative expenses for the year ended December 31, 2022 were $26.3 million, compared to $25.7 million for the year ended December 31, 2021. The increase in general and administrative expenses was primarily due to the following:

•

Personnel-related costs increased by $0.2 million primarily due to an increase in salary costs due to an increase in headcount as well as an increase in stock-based compensation expense. Personnel-related costs for the years ended December 31, 2022 and 2021 included stock-based compensation expense of $4.7 million and $5.3 million, respectively.

•	Facility related and other costs increased by $0.7 million primarily due to an increase in operational costs.

Partially offsetting the increase was a decrease in professional and consultant fees of $0.3 million due to lower legal related costs incurred during 2022 in comparison to 2021.

Restructuring Charges

	Year ended December 31,
	2022	2021	Change
	(in thousands)
Personnel related (including salaries, severance and other benefits)	$3,983	$—	$3,983
Stock-based compensation	381	—	381
Depreciation expense	422	—	422
Facility related and other	73	—	73

Total restructuring charges	$4,859	$—	$4,859

Restructuring charges for the year ended December 31, 2022 were $4.9 million, compared to $0 for the year ended December 31, 2021. The increase in restructuring charges was primarily due to the following:

•

Personnel-related costs increased by $4.0 million primarily due to salary continuation, one-time severance payments, and other employee-related separation costs including stock-based compensation expense.

•	Stock-based compensation expense increased by $0.4 million due to modifications of stock options to extend the period for exercising vested options post-separation.

•

Depreciation expense increased by $0.4 million due to accelerated depreciation expense as a result of reducing the estimated useful lives and accelerating the depreciation expense for certain laboratory equipment that will no longer be required and will be disposed of.

Interest Income

Interest income for the years ended December 31, 2022 and 2021 was $1.2 million and less than $0.1 million, respectively. The increase in interest income was due to an increase in interest rates despite lower average cash balances during 2022 as compared to 2021.

Other Income (Expense), Net

Other income (expense) was not significant for both the years ended December 31, 2022 and 2021.

Liquidity and Capital Resources

Since our inception, we have incurred significant operating losses. We have not yet commercialized any of our product candidates and we do not expect to generate revenue from sales of any product candidates for the next several years, if at all. Through September 30, 2023, we have funded our operations primarily with payments received in connection with collaboration agreements, proceeds from equity and debt financing, most recently, with proceeds from our IPO, Follow-On Offering and our ATM Facility. In November 2020, we completed our IPO pursuant to which we issued and sold 5,073,529 shares of common stock, inclusive of 661,764 shares sold by us pursuant to the full exercise of the underwriters’ option to purchase additional shares. We received aggregate net proceeds of approximately $75.5 million, after deducting underwriting discounts and commissions, but before deducting offering costs payable by us, which were $2.6 million. In February 2021, we completed the Follow-On Offering pursuant to which we issued and sold 3,000,000 shares of common stock. We received aggregate net proceeds of approximately $56.4 million, after deducting underwriting discounts and commissions, but before deducting offering costs payable by us, which were approximately $0.8 million.

As of December 31, 2022, we had cash and cash equivalents of $63.7 million. During the year ended December 31, 2022, we raised approximately $4.1 million in net proceeds, under the ATM Facility, pursuant to which we sold 1,261,226 shares of our common stock.

As of September 30, 2023, we had cash and cash equivalents of $10.2 million. We maintain the majority of our cash and cash equivalents in accounts with major financial institutions, and our deposits at these institutions exceed insured limits. Market conditions can impact the viability of these institutions. In the event of failure of any of the financial institutions where we maintain our cash and cash equivalents, there can be no assurance that we would be able to access uninsured funds in a timely manner or at all. Any inability to access or delay in accessing these funds could adversely affect our business and financial position.

Cash Flows

Nine Months Ended September 30, 2023 and 2022

The following table summarizes our sources and uses of cash for each of the periods presented:

	Nine Months Ended September 30,
	2023	2022

	(in thousands)
Net cash used in operating activities	$(53,574)	$(62,789)
Net cash provided by (used in) investing activities	58	(387)
Net cash provided by financing activities	—	3,902

Net decrease in cash, cash equivalents and restricted cash	$(53,516)	$(59,274)

Operating Activities

During the nine months ended September 30, 2023, operating activities used $53.6 million of cash, primarily resulting from our net loss of $58.1 million and changes in our operating assets and liabilities of $12.2 million, partially offset by net non-cash charges of $16.8 million. Net cash used by changes in our operating assets and liabilities for the nine months ended September 30, 2023 consisted of a $6.0 million decrease in operating lease liabilities, a $2.6 million decrease in prepaid expenses and other current assets, a $4.5 million decrease in accrued expenses, including the payment of approximately $2.8 million of restructuring costs.

During the nine months ended September 30, 2022, operating activities used $62.8 million of cash, primarily resulting from our net loss of $65.9 million and changes in our operating assets and liabilities of $11.8 million, partially offset by net non-cash charges of $15.0 million. Net cash used by changes in our operating assets and liabilities for the nine months ended September 30, 2022 consisted primarily of a $9.0 million decrease in deferred revenue, a $7.2 million decrease in operating lease liabilities, a $1.0 million decrease in prepaid expenses and other current assets, a $1.0 million increase in accrued expenses, all of which were partially offset by a $3.0 million decrease in accounts receivable. The decrease in deferred revenue during the nine months ended September 30, 2022 was due to the revenue we recognized in that same period under the 2018 Roche Agreement.

In all periods presented, other changes in prepaid expenses and other current assets, accounts receivable, accounts payable, accrued expenses and other liabilities not described above were generally due to growth in our business, the advancement of our research programs and the timing of vendor invoicing and payments. In all periods presented, decreases in operating lease liabilities were primarily due to our recurring payments made under recorded operating lease liabilities, including those arising from embedded leases.

Investing Activities

During the nine months ended September 30, 2023, net cash provided by investing activities was $58 thousand consisting of proceeds from disposal of equipment, offset by purchases of property and equipment. During the nine months ended September 30, 2022, net cash used by investing activities was $0.4 million consisting of purchases of property and equipment.

Financing Activities

During the nine months ended September 30, 2023, net cash provided by financing activities was $0.

During the nine months ended September 30, 2022, net cash provided by financing activities was $3.9 million consisting of proceeds from the ATM Facility, employee stock purchase plan issuances, and stock option exercises during the period.

Years Ended December 31, 2022 and 2021

The following table summarizes our sources and uses of cash for each of the periods presented:

	Year ended December 31,
	2022	2021

	(in thousands)
Net cash used in operating activities	$(83,549)	$(82,137)
Net cash used in investing activities	(488)	(613)
Net cash provided by financing activities	4,233	55,906

Net decrease in cash, cash equivalents and restricted cash	$(79,804)	$(26,844)

Operating Activities

During the year ended December 31, 2022, operating activities used $83.5 million of cash, primarily resulting from our net loss of $79.5 million and changes in our operating assets and liabilities of $24.2 million partially offset by net non-cash charges of $20.1 million. Net cash used by changes in our operating assets and liabilities for the year ended December 31, 2022 consisted of increases resulting from: a $3.0 million decrease in accounts receivable due to a milestone payment from Roche, a $2.1 million increase in accrued expenses, and a $3.2 million increase in accrued restructuring expenses offset by: a $0.4 million increase in prepaid expenses and other current assets, a $1.4 million decrease in accounts payable, a $20.9 million decrease in deferred revenue and a $9.9 million decrease in operating lease liabilities.

During the year ended December 31, 2021, operating activities used $82.1 million of cash, primarily resulting from our net loss of $68.7 million and changes in our operating assets and liabilities of $32.9 million partially offset by net non-cash charges of $19.5 million. Net cash used by changes in our operating assets and liabilities for the year ended December 31, 2021 consisted of a $1.1 million increase in accounts receivable, a $0.5 million decrease in prepaid expenses and other current assets, a $1.0 million increase in accounts payable, a $23.8 million decrease in deferred revenue and a $8.7 million decrease in operating lease liabilities.

In all periods presented, other changes in prepaid expenses and other current assets, accounts receivable, accounts payable, accrued expenses and other liabilities not described above were generally due to growth in our business, the advancement of our research programs and the timing of vendor invoicing and payments. In all periods presented, decreases in operating lease liabilities were primarily due to our recurring payments made under recorded operating lease liabilities, including those arising from embedded leases.

Investing Activities

During the years ended December 31, 2022 and 2021, net cash used in investing activities was $0.5 million and $0.6 million, respectively, consisting of purchases of property and equipment.

The purchases of property and equipment in each period were primarily for equipment purchases related to the expansion of our research and development activities and the growth of our business.

Financing Activities

During the year ended December 31, 2022, net cash provided by financing activities was $4.2 million, consisting primarily of net proceeds from the ATM Facility, employee stock purchase plan issuances, and stock option exercises during the year.

During the year ended December 31, 2021, net cash provided by financing activities was $55.9 million, consisting primarily of net proceeds from our Follow-On Offering of $55.6 million and stock option exercises of $1.3 million, offset by the payment of issuance costs for prior period IPO common stock issuances of $1.1 million.

Funding Requirements

On September 29, 2023, the Board approved the 2023 Restructuring Plan, which included (i) an additional workforce reduction of approximately 80% of the remaining employees and (ii) ceased substantially all research and development activities to reduce our ongoing operating expenses while we pursue strategic alternatives which may include a sale of the Company or some or all of its assets by the end of 2023. Should a strategic alternative be implemented, we anticipate using available net proceeds to discharge our liabilities and outstanding obligations, distribute the remainder, if any, to stockholders and wind down our operations. Should we be unable to identify and implement a meaningful strategic alternative in a timely manner, the Board is likely to consider bankruptcy or other dissolution proceedings. In connection with the 2023 Restructuring Plan, we determined to continue to dose existing patients in our clinical programs through November 2023 and to discontinue enrollment of new patients in our clinical trials.

As of September 30, 2023, we had an accumulated deficit of $333.1 million. During the nine months ended September 30, 2023, we recorded a net loss of $58.1 million. In addition, during the nine months ended September 30, 2023 we used $53.5 million in operating and investing activities resulting in a cash and cash equivalents balance of $10.2 million as of September 30, 2023. We expect that our operating losses and negative cash flows will continue for the foreseeable future. Based on our currently forecasted operating plan, which reflects reduced quarterly spending for the remainder of 2023 as compared to the corresponding quarters in 2022, we believe that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements into the first quarter of 2024. Therefore, based on our recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future and the need to raise additional capital to finance future operations, as of the issuance date of the interim condensed consolidated financial statements for the three and nine months ended September 30, 2023, included elsewhere in this proxy statement, management has concluded that there is substantial doubt about our ability to continue as a going concern for a period of one year from the date that the condensed consolidated financial statements are issued. As of the date of this proxy statement, management has concluded that there is substantial doubt that its business can be sustained as a going concern.

Contractual Obligations and Commitments

Under license agreements with MIT, as amended, we are obligated to pay annual license fees, to make contingent milestone and royalty payments, to develop and bring to market certain licensed products or licensed processes and to engage in certain development and commercialization activities. Under our license agreement with MIT, as amended, we are obligated to make aggregate milestone payments of up to $1.8 million upon the achievement of specified milestones, consisting of up to $0.8 million of development milestone payments and up to $1.0 million of regulatory milestone payments, as well as to pay royalties of low single-digit percentages of (i) our, and any of our affiliates’ and sublicensees’, net sales of licensed products in the research field and (ii) our, and any of our affiliates’, net sales of licensed products in the therapeutic field. In addition, we are obligated to pay annual license maintenance fees of less than $0.1 million per year. For additional information on our license with MIT, see “Information About SQZ Biotechnologies Company—Business—Collaboration, Research and License Agreements—MIT License Agreement.”

Under our license agreement with Erytech, we are obligated to make aggregate milestone payments of up to $6.0 million upon the achievement of specified milestones, consisting of up to $1.0 million of development milestone payments and up to $5.0 million of regulatory milestone payments, for the first licensed product to achieve the specified milestones and payments of up to $50.0 million upon the achievement of specified sales milestones for all licensed products successfully developed under the agreement for each indication. In addition, we are obligated to pay tiered royalties ranging in the low single-digit percentages of annual net sales for each licensed product or licensed indication sold by us or our affiliates. On December 4, 2023, we delivered notice of our termination of our license agreement with Erytech, which will terminate our obligations under such agreement as of February 26, 2024.

Under the 2018 Roche Agreement, if Roche exercises one of its options, then for each antigen product candidate for which Roche commercializes outside of the United States and we commercialize in the United States, we are obligated to pay Roche tiered royalties on net sales of such product candidate in the United States. The amount, timing and likelihood of such payments are not known. See “Information About SQZ Biotechnologies Company—Business—Collaboration, Research and License Agreements—Roche Collaboration.”

We enter into contracts in the normal course of business with CMOs, CROs and other third parties for preclinical research studies, manufacturing, clinical trials, services and testing. These contracts do not contain minimum purchase commitments and are cancelable by us upon prior written notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancelable obligations of our service providers, up to the date of cancellation.

For additional information regarding our contractual commitments, see Notes 9 and 10 of our consolidated financial statements for the year ended December 31, 2022 appearing in of this proxy statement.

Critical Accounting Policies and Significant Judgments and Estimates

Our consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of our consolidated financial statements and related disclosures requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenue, costs and expenses and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 2 to our consolidated financial statements for the year ended December 31, 2022 appearing in of this proxy statement, we believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Revenue Recognition for License and Collaboration Arrangements

Under ASC 606, we recognize revenue when our customer obtains control of promised goods or services, in an amount that reflects the consideration that we expect to receive in exchange for those goods or services. To determine revenue recognition for arrangements that we determine are within the scope of ASC 606, we perform the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, we satisfy a performance obligation. We only apply the five-step model to contracts when it is probable that we will collect the consideration we are entitled to in exchange for the goods or services we transfer to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, we assess the goods or services promised within each contract, determine which goods or services are performance obligations and assess whether each promised good or service is distinct. We then recognize as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as, that performance obligation is satisfied.

We enter into licensing arrangements that are within the scope of ASC 606, under which we may exclusively license to third parties rights to research, develop, manufacture and commercialize our product candidates. The terms of these arrangements typically include payment to us of one or more of the following: nonrefundable, upfront license fees; reimbursement of certain costs; customer option exercise fees; development, regulatory and sales milestone payments; and royalties on net sales of licensed products. The payment terms under our existing licensing arrangements are 60 days.

In determining the appropriate amount of revenue to be recognized as we fulfill our obligations under our arrangements, we perform the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the assessment of the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when, or as, we satisfy each performance obligation. As part of the accounting for these arrangements, we must use significant judgment to determine: (a) the performance obligations based on the determination under step (ii) above; (b) the transaction price under step (iii) above; and (c) the standalone selling price for each performance obligation identified in the contract for the allocation of transaction price in step (iv) above. We also use judgment to determine whether milestone payments or other variable consideration, except for royalties and sales-based milestones, should be included in the transaction price, as described below. The transaction price is allocated to each performance obligation based on the relative standalone selling prices of each performance obligation in the contract, and we recognize revenue based on those amounts when, or as, the performance obligations under the contract are satisfied.

The standalone selling price is the price at which an entity would sell a promised good or service separately to a customer. We estimate the standalone selling price of each of the identified performance obligations in our customer contracts, maximizing the use of observable inputs. Because we have not sold the same goods or services in our contracts separately to any customers on a standalone basis and there are no similar observable transactions in the marketplace, we estimate the standalone selling price of each performance obligation in our customer arrangements based on our estimate of costs to be incurred to fulfill our obligations associated with the performance, plus a reasonable margin.

We have determined that our only contract liability under ASC 606 is deferred revenue. Amounts received prior to revenue recognition are recorded as deferred revenue in the consolidated balance sheets. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion, in the consolidated balance sheets.

Exclusive Licenses

If the license to our intellectual property is determined to be distinct from the other promises or performance obligations identified in the arrangement, we recognize revenue from nonrefundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. In assessing whether a promise or performance obligation is distinct from the other promises, we consider factors such as the research, development, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, we consider whether the collaboration partner can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises, and whether it is separately identifiable from the remaining promises. For licenses that are combined with other promises, we utilize judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. We evaluate the measure of progress each reporting period and, if necessary, adjust the measure of progress and related revenue recognition. The measure of progress, and the resulting periods over which revenue should be recognized, are subject to estimates by management and may change over the course of the research, development and licensing arrangement. Such a change could have a material impact on the amount of revenue we record in future periods. Under our existing license and collaboration agreements, we have concluded that the transfer of control to the customer occurs over the time period that the research and development services are to be provided by us, and this cost-to-cost method is, in management’s judgment, the best measure of progress towards satisfying the performance obligation.

Research and Development Services

The promises under our license and collaboration arrangements often include research and development services to be performed by us on behalf of the partner. Payments or reimbursements resulting from our research and development efforts are estimated at the outset of the arrangement and considered part of the transaction price that is subsequently recognized as revenue because we are the principal in the arrangement for such efforts.

Customer Options

If an arrangement is determined to contain customer options that allow the customer to acquire additional goods or services, we evaluate the customer options to determine if they are material rights at the outset of each arrangement. Options to acquire additional goods or services for free or at a discount are deemed to be material rights. If the goods and services underlying the customer options are not determined to be material rights, these customer options are not considered to be performance obligations in the arrangement because they are contingent upon exercise of the option. If the customer options are determined to be a material right, the material right is recognized as a separate performance obligation at the outset of the arrangement. We allocate the transaction price to material rights based on the relative standalone selling price, which is determined based on the identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised.

Milestone Payments

At the inception of each arrangement that includes potential research, development or regulatory milestone payments, we evaluate whether the milestones are considered likely to be met and estimate the amount to be considered for inclusion in the transaction price using the most-likely-amount method. If it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur, the associated milestone payment value is included in the transaction price. For milestone payments due upon events that are not within the control of us or the licensee, such as regulatory approvals, we are not able to assert that it is likely that the regulatory approval will be granted and that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur until those approvals are received. In making this assessment, we evaluate factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone. There is considerable judgment involved in determining whether it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur. At the end of each subsequent reporting period, we reevaluate the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price of the arrangement. Any such adjustments are recorded on a cumulative catch-up basis, which would affect the amounts of revenue and earnings in the period of adjustment.

Royalties

For arrangements that include sales-based royalties, including milestone payments due upon first commercial sales or based on a level of sales, that are the result of a customer-vendor relationship and for which the license is deemed to be the predominant item to which the royalties relate, we recognize revenue at the later of (i) the occurrence of the related sales or (ii) the date upon which the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied. To date, we have not recognized any royalty revenue from any of our licensing arrangements.

Information regarding management’s judgments and estimates applied in our accounting for our collaboration agreements with Roche in accordance with ASC 606 is summarized below. For additional information, see “—Components of Our Results of Operations—Revenue” and Note 11 to our consolidated financial statements for the year ended December 31, 2022 appearing in of this proxy statement.

2017 License and Collaboration Agreement with Roche

In April 2017, we entered into a second license and collaboration agreement with Roche, or the 2017 Roche Agreement, to allow Roche to use our Cell Squeeze technology to enable gene editing of immune cells to discover new targets in cancer immunotherapy. The 2017 Roche Agreement includes several licenses granted by Roche to us and by us to Roche in order to conduct a specified research program in accordance with a specified research plan.

Under the agreement, we received an upfront payment of $5.0 million as a technology access fee and are entitled to (i) payments of up to $1.0 million as reimbursement for our research costs; (ii) milestone payments of up to $7.0 million upon the achievement of specified development milestones; and (iii) annual maintenance fees ranging from $0.5 million to $0.9 million for each year following the fifth anniversary of the effective date, subject to specified prepayment discounts.

In early 2022, all active work streams under the 2017 Roche Agreement were concluded and the agreement was terminated. As of December 31, 2021, we determined that we expected to incur no additional costs to satisfy the remaining performance obligations under the 2017 Roche Agreement and we recognized revenue of $1.2 million under the 2017 Roche Agreement. There was no remaining deferred revenue under the 2017 Roche Agreement as of December 31, 2021.

2018 License and Collaboration Agreement with Roche

In October 2018, we entered into the 2018 Roche Agreement. Under the agreement, Roche was granted option rights to obtain an exclusive license to develop APC products or products derived from the collaboration programs on a product-by-product basis for oncologic indications. These option rights are exercisable upon the achievement of clinical Phase 1 proof of concept and expire, if unexercised, as of a date specified in the agreement. In addition, Roche was granted an option right to obtain an exclusive license to develop a TCL product. This option right is exercisable upon the achievement of clinical proof of concept and expires, if unexercised, as of a date specified in the agreement. For each of the APC products and TCL product, once Roche exercises its option and pays a specified incremental amount ranging from $15.0 million to $50.0 million for APC products and of $100.0 million for the TCL product, Roche will receive worldwide, exclusive commercialization rights for the licensed products, subject to our alternating option to retain U.S. APC commercialization rights. Through December 31, 2022, Roche had not exercised any of its options under the 2018 Roche Agreement. On July 25, 2023, we announced that Roche determined that it would not exercise its option under the 2018 Roche Agreement and the parties agreed to terminate the 2018 Roche Agreement effective September 13, 2023.

Under the 2018 Roche Agreement, we received an upfront payment of $45.0 million and are eligible to receive (i) reimbursement of a mid double-digit percentage of our development costs; (ii) aggregate milestone payments on a product-by-product basis of up to $1.6 billion upon the achievement of specified milestones, consisting of up to $217.0 million of development milestone payments, up to $240.0 million of regulatory milestone payments and up to $1.2 billion of sales milestone payments; and (iii) tiered royalties on annual net sales of APC and TCL products licensed under the agreement at specified rates ranging from a mid single-digit percentage to percentage in the low twenties. We received the upfront payment of $45.0 million in October 2018 upon execution of the agreement. In addition, during the second quarter of 2019, we received a payment of $10.0 million following the achievement of the first development milestone under the 2018 Roche Agreement related to submission by us of preclinical data to the FDA, and during the first quarter of 2020, we received a payment of $20.0 million following the achievement of the second development milestone under the 2018 Roche Agreement related to first-patient dosing in a Phase 1 clinical trial.

We assessed our accounting for the 2018 Roche Agreement in accordance with ASC 606 and concluded that Roche is a customer prior to the exercise of any of its options under the agreement. We also identified the following promises under the 2018 Roche Agreement: (i) a non-exclusive license granted to Roche to use our intellectual property and collaboration compounds to conduct research activities related to the research plans under the 2018 Roche Agreement; (ii) specified research and development services related to HPV through Phase 1 clinical trials under a specified research plan; (iii) manufacturing of our SQZ APC platform and equipment in order to support the HPV research plan; (iv) specified research and development services on next-generation APCs under a research plan; (v) specified research and development services on TCL under a research plan; and (vi) participation on a JSC.

We concluded that, in the case of each performance obligation, the license to our intellectual property was not distinct as a result of Roche being unable to benefit from the license on its own or with other resources reasonably available in the marketplace because the license to our intellectual property requires significant specialized capabilities in order to be further developed. We concluded that the license to our intellectual property, research and development activities related to HPV, and manufacturing of our SQZ APC platform and equipment related to HPV were not distinct from each other because the research and manufacturing activities together customize and significantly modify the underlying technology. As such, we determined that each of these related promises under the agreement was not distinct from the others in this group and should be combined into a single performance obligation. We also concluded that the license to our intellectual property and the research and development activities on next-generation APCs were not distinct from each other because the research and development activities customize and significantly modify the underlying technology. As such, we determined that these related promises should be combined into a single performance obligation. Further, we concluded that the license to our intellectual property and the research and development activities on TCL were not distinct from each other because the research and development activities customize and significantly modify the underlying technology. As such, we determined that these related promises should be combined into a single performance obligation. We concluded that the three performance obligations were distinct from each other as they are separate programs and are unrelated. In addition, we determined that the impact of participation on the JSC was insignificant and had an immaterial impact on the accounting model.

Finally, we evaluated the option rights for licenses to develop, manufacture and commercialize the collaboration targets to determine whether these options provide Roche with any material rights for accounting purposes. We concluded that the option exercise prices were not below respective standalone selling prices, and, therefore, the options were marketing offers that do not provide material rights under ASC 606. Accordingly, the options were excluded as performance obligations at the outset of the 2018 Roche Agreement and will be accounted for as separate accounting contracts if and when each option exercise occurs.

Based on these assessments, we identified three performance obligations at the outset of the 2018 Roche Agreement: (1) the license to our intellectual property, the research and development activities related to HPV through Phase 1 clinical trials under a specified research plan, and the manufacturing of our SQZ APC platform and equipment in order to support the HPV research plan, or the first performance obligation; (2) the license to our intellectual property and the research and development activities on next-generation APCs, or the second performance obligation; and (3) the license to our intellectual property and the research and development activities on TCL, or the third performance obligation.

As of entering into the 2018 Roche Agreement, we assessed whether the 2018 Roche Agreement was, for accounting purposes, a modification of the two prior Roche agreements or a separate contract and concluded that it was a modification of the 2015 Roche Agreement. At the termination of the 2015 Roche Agreement, all deliverables were submitted to Roche for review, and as such, we completed all of our obligations under the 2015 Roche Agreement. Because the obligations under the 2015 Roche Agreement were completed at its termination and all arrangement consideration had been recognized as revenue, the accounting treatment as a modification determined by us would result in the same measurement and recognition patterns as would a separate contract. Further, we concluded that the 2018 Roche Agreement was a separate contract from the 2017 Roche Agreement because (i) we contracted to provide distinct goods and services associated with our gene editing platform to discover new targets in cancer immunotherapy, (ii) the 2018 Roche Agreement and 2017 Roche Agreement were not negotiated together as a package with a single commercial objective and (iii) the amount of consideration paid under the 2018 Roche Agreement and 2017 Roche Agreement are not dependent on the price or performance under the other agreement. In addition, we determined that the upfront payment of $45.0 million as well as the reimbursable costs of $10.8 million estimated by us constituted the entirety of the consideration to be included in the transaction price. This transaction price of $55.8 million was initially allocated to the three performance obligations based on the relative standalone selling price of each obligation. The potential milestone payments that we may be eligible to receive were excluded from the transaction price at the outset of the arrangement because (i) all development and regulatory milestone payments did not meet the criteria for inclusion using the most-likely-amount method and (ii) we recognize as revenue sales-based royalties and milestone payments at the later of the occurrence of the related sales or the date upon which the performance obligation has been satisfied because we believe that the license is the predominant item to which the royalties relate and have applied the sales-based royalty exception. We reevaluate the transaction price at the end of each reporting period and as uncertain events are resolved or other changes in circumstances occur, and, if necessary, we will adjust our estimate of the transaction price.

We determined the standalone selling price of each performance obligation under the 2018 Roche Agreement based on our estimate of our costs to be incurred to fulfill the research, development and manufacturing obligations associated with each of the three performance obligations, plus a reasonable margin.

During the fourth quarter of 2019, we evaluated our overall program priorities and determined that in 2020 we would continue to focus our resources on progressing the specified APC programs related to the 2018 Roche Agreement as well as our AAC and TAC platforms. As a result of our continuing focus on these specific programs, we reduced the level of priority of the TCL research activities under the 2018 Roche Agreement and expect to perform such TCL research activities over a longer time period than as originally expected under the research plan of the agreement. Consequently, in the fourth quarter of 2019, we reclassified $5.3 million of our current deferred revenue to non-current deferred revenue in our consolidated balance sheet, and such non-current deferred revenue will remain unrecognized as revenue until TCL research activities resume or the 2018 Roche Agreement is modified by us and Roche. In the fourth quarter of 2022, we determined that based on our internal plans which did not include work on TCL since 2019, and which do not anticipate performing work on TCL in the future prior to the expiration of the option right, as well as Roche’s concurrence that no work was performed or expected to be performed in 2023, that we could recognize the remaining deferred revenue of $9.2 million. Accordingly, as of December 31, 2022, there was no deferred revenue associated with the TCL performance obligation.

We separately recognize revenue associated with our performance obligations as the research, development and manufacturing services are provided using an input method, based on the cumulative costs incurred compared to the total estimated costs expected to be incurred to satisfy each performance obligation. The transfer of control to the customer occurs over the time period that the research and development services are to be provided by us, and this cost-to-cost method is, in management’s judgment, the best measure of progress towards satisfying each performance obligation. The amounts received that have not yet been recognized as revenue are deferred as a contract liability in our consolidated balance sheet and will be recognized over the remaining research and development period until each performance obligation is satisfied.

Accrued Research and Development Expenses

As part of the process of preparing our consolidated financial statements, we are required to estimate our accrued research and development expenses. This process involves estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual costs. The majority of our service providers invoice us in arrears for services performed, on a pre-determined schedule or when contractual milestones are met; however, some require advance payments. We make estimates of our accrued expenses as of each balance sheet date in the consolidated financial statements based on facts and circumstances known to us at that time. At each period end, we corroborate the accuracy of these estimates with the service providers and make adjustments, if necessary. Examples of estimated accrued research and development expenses include those related to fees paid to:

•	vendors in connection with preclinical and clinical development activities;

•	CMOs in connection with the process development and scale-up activities and the production of preclinical and clinical trial materials; and

•	CROs in connection with clinical trials.

We record the expense and accrual related to contract research and manufacturing based on our estimates of the services received and efforts expended considering a number of factors, including our knowledge of the progress towards completion of the research, development and manufacturing activities; invoicing to date under the contracts; communication from the CMOs, CROs and other companies of any actual costs incurred during the period that have not yet been invoiced; and the costs included in the contracts and purchase orders. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to our vendors will exceed the level of services provided and result in a prepayment of the expense. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from the estimate, we adjust the accrual or prepaid expense accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in reporting amounts that are too high or too low in any particular period. To date, there have not been any material adjustments to our prior estimates of accrued research and development expenses.

Stock-Based Compensation

We measure stock-based awards granted to employees, non-employees and directors based on their fair value on the date of the grant using the Black-Scholes option-pricing model for options or the difference between the purchase price per share of the award, if any, and the fair value of our common stock for restricted common stock awards. Compensation expense for those awards is recognized over the requisite service period, which is generally the vesting period of the award for employees and directors and the period during which services are performed for non-employees. We use the straight-line method to record the expense of awards with service-based vesting conditions.

The Black-Scholes option-pricing model uses as inputs the fair value of our common stock and assumptions we make for the volatility of our common stock, the expected term of our stock options, the risk-free interest rate for a period that approximates the expected term of our stock options, and our expected dividend yield.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012 permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. We have elected not to “opt out” of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Quantitative and Qualitative Disclosures About Market Risk

As of December 31, 2022 and September 30, 2023, the Company had cash and cash equivalents of $63.7 million and $10.2 million, respectively, which consisted of cash and money market funds. Interest income is sensitive to changes in the general level of interest rates; however, due to the nature of these balances, an immediate 10% change in interest rates would not have a material effect on the fair market value of the Company’s cash and cash equivalents.

The Company is not currently exposed to significant market risk related to changes in foreign currency exchange rates. The Company’s operations may be subject to fluctuations in foreign currency exchange rates in the future.

The Company does not believe that inflation has had a material effect on our business, financial condition or results of operations. The Company’s operations may be subject to inflation in the future.

WHERE YOU CAN FIND MORE INFORMATION

We formerly filed annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The reports and other information filed by us with the SEC are also available at our website at https://investors.sqzbiotech.com/sec-filings. The information contained on those websites is specifically not incorporated by reference into this proxy statement.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

SQZ BIOTECHNOLOGIES COMPANY

Consolidated Financial Report September 30, 2023

Consolidated Financial Report December 31, 2022

SQZ BIOTECHNOLOGIES COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2023	December 31, 2022

	(In thousands, except share and per share amounts)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$10,193	$63,709
Prepaid expenses and other current assets	1,894	4,495

Total current assets	12,087	68,204
Property and equipment, net	978	1,959
Restricted cash	2,305	2,305
Operating lease right-of-use assets	14,418	27,432
Total assets	$29,788	$99,900

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,913	$2,511
Accrued expenses	4,352	8,893
Accrued restructuring expenses	170	3,162
Deferred revenue	—	715
Current portion of operating lease liabilities	2,397	6,562

Total current liabilities	8,832	21,843
Operating lease liabilities, net of current portion	19,075	20,909

Total liabilities	27,907	42,752

Commitments and contingencies (Note 8)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at September 30, 2023 and December 31, 2022; No shares issued or outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at September 30, 2023 and December 31, 2022; 29,491,125 shares issued and outstanding at September 30, 2023 and December 31, 2022	29	29
Additional paid-in capital	334,922	332,093
Accumulated deficit	(333,070)	(274,974)
Total stockholders’ equity	1,881	57,148
Total liabilities and stockholders’ equity	$29,788	$99,900

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SQZ BIOTECHNOLOGIES COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(In thousands, except share and per share amounts)
	(Unaudited)
Revenue:
Collaboration revenue	$—	$3,130	$178	$9,011
Grant revenue	—	322	—	524
Total revenue	—	3,452	178	9,535
Operating expenses:
Research and development	10,504	19,631	36,209	55,401
General and administrative	5,614	6,919	15,566	20,789
Restructuring charges	7,683	—	7,567	—
Total operating expenses	23,801	26,550	59,342	76,190
Loss from operations	(23,801)	(23,098)	(59,164)	(66,655)
Other income (expense):
Interest income	164	436	1,009	608
Other income (expense), net	(2)	19	59	130
Total other income, net	162	455	1,068	738

Net loss and comprehensive loss	(23,639)	(22,643)	(58,096)	(65,917)

Net loss per share, basic and diluted	(0.80)	(0.77)	(1.97)	(2.30)

Weighted-average common shares outstanding, basic and diluted	$29,491,125	$29,284,151	$29,491,125	$28,603,020

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SQZ BIOTECHNOLOGIES COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity

	(In thousands, except share amounts) (Unaudited)
Balances at June 30, 2023	29,491,125	$29	$333,939	$(309,431)	$24,537
Stock-based compensation expense	—	—	983	—	983
Net loss	—	—	—	(23,639)	(23,639)

Balances at September 30, 2023	29,491,125	$29	$334,922	$(333,070)	$1,881

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity

	(In thousands, except share amounts) (Unaudited)
Balances at June 30, 2022	29,148,053	$29	$326,943	$(238,784)	$88,188
Issuance of common stock under at-the-market offering, net of issuance costs of $3	202,105	—	653		653
Stock-based compensation expense	—	—	2,376	—	2,376
Net loss	—	—	—	(22,643)	(22,643)

Balances at September 30, 2022	29,350,158	$29	$329,972	$(261,427)	$68,574

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity

	(In thousands, except share amounts) (Unaudited)
Balances at December 31, 2022	29,491,125	$29	$332,093	$(274,974)	$57,148
Stock-based compensation expense	—	—	2,829	—	2,829
Net loss	—	—	—	(58,096)	(58,096)

Balances at September 30, 2023	29,491,125	$29	$334,922	$(333,070)	$1,881

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity

	(In thousands, except share amounts) (Unaudited)
Balances at December 31, 2021	28,133,368	$28	$319,458	$(195,510)	$123,976
Issuance of common stock upon exercise of stock options	14,757	—	29	—	29
Issuance of common stock under employee stock purchase plan	41,265	—	111	—	111
Issuance of common stock under at-the-market offering, net of issuance costs of $195	1,160,768	1	3,744	—	3,745
Stock-based compensation expense	—	—	6,630	—	6,630
Net loss	—	—	—	(65,917)	(65,917)

Balances at September 30, 2022	29,350,158	$29	$329,972	$(261,427)	$68,574

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SQZ BIOTECHNOLOGIES COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
	2023	2022

	(In thousands)
	(Unaudited)
Cash flows from operating activities:
Net loss	$(58,096)	$(65,917)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,035	833
Amortization of operating lease right-of-use assets	7,024	7,458
Impairment of right-of-use asset	5,991	—
Stock-based compensation expense	2,829	6,630
(Gain) Loss on disposal of equipment	(113)	43
Changes in operating assets and liabilities:
Accounts receivable	—	3,000
Prepaid expenses and other current assets	2,601	1,024
Accounts payable	(598)	(624)
Accrued expenses	(4,541)	1,013
Accrued restructuring expenses	(2,992)	—
Deferred revenue	(715)	(9,007)
Operating lease liabilities	(5,999)	(7,242)

Net cash used in operating activities	(53,574)	(62,789)

Cash flows from investing activities:
Purchases of property and equipment	(112)	(421)
Proceeds from disposals of property and equipment	170	34

Net cash provided by (used in) investing activities	58	(387)

Cash flows from financing activities:
Proceeds from issuance of common stock under at-the market offering	—	3,762
Proceeds from issuance of common stock under employee stock purchase plan	—	111
Proceeds from exercise of stock options	—	29

Net cash provided by financing activities	—	3,902

Net decrease in cash, cash equivalents and restricted cash	(53,516)	(59,274)
Cash, cash equivalents and restricted cash at beginning of period	66,014	145,818

Cash, cash equivalents and restricted cash at end of period	$12,498	$86,544

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

SQZ BIOTECHNOLOGIES COMPANY

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Nature of the Business and Basis of Presentation

SQZ Biotechnologies Company (the “Company”) is a clinical-stage biotechnology company developing cell therapies for patients with cancer and other serious medical conditions. The Company uses its proprietary technology, Cell Squeeze, to physically squeeze cells through a microfluidic chip, temporarily opening the cell membrane and enabling biologic material of interest, or cargo, to diffuse into the cell. The Company is using Cell Squeeze technology to create multiple cell therapy platforms focused on directing specific immune responses. As part of the 2023 Restructuring Plan (see Note 12 for further discussion), the Company determined to cease research and clinical activities in the fourth quarter of 2023. The Company was incorporated in March 2013 under the laws of the State of Delaware.

The Company is subject to a number of risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, the ability to obtain additional financing, protection of proprietary technology, dependence on key personnel, the ability to attract and retain qualified employees, compliance with government regulations, the impact of overall economic conditions, and the clinical and commercial success of its product candidates. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s drug development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

Since inception, the Company has funded its operations primarily with payments received in connection with collaboration agreements, proceeds from equity and debt financing, and most recently, with proceeds from its 2020 initial public offering (“IPO”) and its 2021 follow-on offering (the “Follow-On Offering”), and an Open Market Sales Agreement (the “Sales Agreement”). On November 10, 2021, the Company entered into the Sales Agreement with Jefferies LLC (“Jefferies”) to issue and sell up to $75,000,000 in shares of the Company’s common stock from time to time during the term of the Sales Agreement through an “at-the-market” equity offering program under which Jefferies acts as the Company’s sales agent (the “ATM Facility”). The Company did not sell any shares under the ATM Facility during both the three and nine months ended September 30, 2023. During the three and nine months ended September 30, 2022, the Company sold 1,160,768 shares of common stock under the ATM Facility for net proceeds of approximately $3.7 million.

Going Concern Assessment

Management has assessed the Company’s ability to continue as a going concern in accordance with the requirements of ASC 205-40, taking into consideration its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future and the need to raise additional capital to finance future operations. Through September 30, 2023, the Company has funded its operations primarily with proceeds from sales of convertible preferred stock, payments received in connection with collaboration agreements, proceeds from borrowings under a convertible promissory note, which converted into shares of convertible preferred stock, and more recently the proceeds from its IPO, the Follow-On Offering and the ATM Facility. The Company has incurred recurring losses since inception, including a net loss of $58.1 million for the nine months ended September 30, 2023. As of September 30, 2023, the Company had an accumulated deficit of $333.1 million. Based on its current cash expenditure forecast, the Company expects that its existing cash and cash equivalents will fund its operations into the first quarter of 2024.

The Company expects to continue to generate operating losses in the foreseeable future. As of November 8, 2023, the issuance date of the interim condensed consolidated financial statements for the three and nine months ended September 30, 2023, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these interim condensed consolidated financial statements are issued. The Company will require additional funding through private or public equity financings, debt financings, collaborations, strategic transactions or licensing arrangements to remain in operation. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other strategic transactions. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. If the Company is unable to obtain funding, the Company will be forced and has already begun to incur additional restructuring costs, or the Company may be unable to continue operations. Although management continues to pursue capital raising activities or strategic transactions there is no assurance that the Company will be successful in obtaining sufficient funding or strategic transactions on terms acceptable to the Company to fund continuing operations, or at all.

The Company has announced that it has determined to pursue potential strategic alternatives to support the advancement of its oncology and other programs, including HPV 16 positive tumors, in an effort to allow the Company to partner its clinical and preclinical assets across all disease areas and indications. Potential strategic partnerships may include, but are not limited to, a partnership, acquisition, merger, business combination, or other transaction. There can be no assurance that this process will result in the Company pursuing a transaction or that any transaction, if pursued, will be completed on attractive terms. The Company has not set a timetable for completion of this process and does not intend to comment further unless or until the Board has approved a definitive course of action, the process is concluded, or it is determined that other disclosure is appropriate. Should a strategic alternative be implemented, the Company anticipates using available net proceeds to discharge its liabilities and outstanding obligations, distribute the remainder, if any, to stockholders and wind down its operations. Should the Company be unable to identify and implement a meaningful strategic alternative in a timely manner, the Board is likely to consider bankruptcy or other dissolution proceedings. In connection with the 2023 Restructuring Plan (see Note 12), the Company determined to continue to dose existing patients in its clinical programs through November 2023 and to discontinue enrollment of new patients in its clinical trials and cease remaining research activities.

The accompanying interim condensed consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Accordingly, the interim condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Impact of Macroeconomic Conditions

The global economy, including credit and financial markets, has recently experienced extreme volatility and disruptions, including, for example, severely diminished liquidity and credit availability, rising interest and inflation rates, crises involving banking and financial institutions, declines in consumer confidence, declines in economic growth, increases in unemployment rates, uncertainty about economic stability and uncertainty created by geopolitical conflict, war and terrorism. The Company is monitoring the potential impact of general economic conditions on its business and financial statements.

On September 29, 2023, the Board approved a reduction in the Company’s workforce by approximately 80% (see Note 12). The decision was based on cost-reduction initiatives intended to reduce the Company’s ongoing operating expenses while it pursues strategic alternatives. In addition, the Company completed an evaluation of the impact of the reduction in the workforce on the carrying value of its long-lived assets, including the headquarters facility operating lease asset. This process includes evaluating the estimated remaining lives, significant changes in the use, and potential impairment charges related to its long-lived assets. Based on its evaluation, using market participant assumptions to determine the fair value of the operating lease asset, the Company determined that the facility operating lease asset was impaired and recorded a $6.5 million charge as of September 30, 2023.

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying interim condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SQZ Biotechnologies Security Corporation and SQZ Biotech HK Limited. All intercompany accounts and transactions have been eliminated in consolidation.

Summary of Significant Accounting Policies

Unaudited Interim Financial Information

The accompanying condensed consolidated financial statements as of September 30, 2023 and for the three and nine months ended September 30, 2023 and 2022 have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. The accompanying condensed consolidated balance sheet as of December 31, 2022 was derived from audited financial statements but does not include all disclosures required by GAAP. Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These interim condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and the notes thereto for the year ended December 31, 2022 included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on March 22, 2023. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the Company’s consolidated financial position as of September 30, 2023, the consolidated results of operations for the three and nine months ended September 30, 2023 and 2022, and the consolidated cash flows for the nine months ended September 30, 2023 and 2022 have been made. The Company’s consolidated results of operations for the three and nine months ended September 30, 2023 are not necessarily indicative of the results of operations that may be expected for the full year or any other subsequent interim period.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, revenue recognition, the accrual of research and development expenses, and the valuation of stock-based awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates, judgments and methodologies as there are changes in circumstances, facts and experience. Actual results may differ from those estimates or assumptions.

Segment Information

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company is developing methods of engineering cell function and therapies for the treatment of patients across a range of indications. The Company has determined that its chief operating decision maker is its interim Chief Executive Officer. The Company’s chief operating decision maker reviews the Company’s financial information on a consolidated basis for purposes of allocating resources and assessing financial performance.

Recently Issued Accounting Pronouncements

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected not to “opt out” of the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at September 30, 2023 using:
	Level 1	Level 2	Level 3	Level 4
Assets:
Cash equivalents:
Money market funds	$4,360	—	—	$4,360
	$4,360	—	—	$4,360

	Fair Value Measurements at December 31, 2022 using:
	Level 1	Level 2	Level 3	Level 4
Assets:
Cash equivalents:
Money market funds	$62,598	—	—	$62,598

	$62,598	—	—	$62,598

Money market funds were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy. There were no changes to the valuation methods during the nine months ended September 30, 2023. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers between levels during the nine months ended September 30, 2023.

Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	September 30, 2023	December 31, 2022
Machinery and equipment	$6,467	$6,840
Leasehold improvements	579	579
Furniture and fixtures	319	319
	$7,365	$7,738
Less: Accumulated depreciation and amortization	(6,387)	(5,779)
	$978	$1,959

Depreciation and amortization expense for the three months ended September 30, 2023 and 2022 was $0.1 million and $0.3 million respectively. Depreciation and amortization expense for the nine months ended September 30, 2023 and 2022 was $0.5 million and $0.8 million, respectively. In addition to the depreciation and amortization expense recorded during the nine months ended September 30, 2023, the Company recorded restructuring charges of $0.5 million (see Note 12).

Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	September 30, 2023	December 31, 2022
Accrued external research, development and manufacturing costs	$3,432	$5,264
Accrued employee compensation and benefits	68	2,578
Other	852	1,051
	$4,352	$8,893

Stock-Based Compensation

The following table summarizes the Company’s stock option activity since December 31, 2022:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Intrinsic Value
			(in years)	(in thousands)
Outstanding at December 31, 2022	5,358,310	$8.09	5.26	$—
Granted	3,156,275	0.71

Forfeited or canceled	(1,103,948)	7.62

Outstanding at September 30, 2023	7,410,637	$5.02	5.13	$—

Vested and expected to vest at September 30, 2023	7,410,637	$5.02	5.13	$—
Options exercisable at September 30, 2023	3,642,551	$7.52	3.28	$—

Stock-Based Compensation Expense

Stock-based compensation expense related to stock options was classified in the consolidated statements of operations as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Research and development expenses	$294	$1,034	$1,223	$2,563
General and administrative expenses	689	1,342	1,606	4,067
	$983	$2,376	$2,829	$6,630

As of September 30, 2023, total unrecognized stock-based compensation expense related to unvested stock-based awards was $7.5 million, which is expected to be recognized over a weighted-average period of 2.6-years.

Income Taxes

For the three and nine months ended September 30, 2023 and 2022, the Company recorded no income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each period, due to its uncertainty of realizing a benefit from those items. Substantially all of the Company’s operating losses since inception have been generated in the United States.

Commitments and Contingencies

Leases

The Company’s commitments under its leases are described in Note 9.

License and Supply Agreements

License Agreement with Massachusetts Institute of Technology

In December 2015, the Company entered into the MIT License Agreement. The MIT License Agreement replaced a May 2013 exclusive agreement with MIT. Under the MIT License Agreement, the Company received an exclusive license under the licensed patent rights to develop, manufacture and commercialize any products related to certain intracellular delivery methods that were developed at MIT.

As of September 30, 2023 and December 31, 2022, the Company had no outstanding liabilities related to the MIT License Agreement. During each of the three and nine months ended September 30, 2023 and 2022, the Company recognized less than $0.1 million in research and development expense under the sublicense terms of the MIT License Agreement.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to its vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with its executive officers and members of the Board that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnification agreements and is not currently aware of any indemnification claims.

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

Leases

As of September 30, 2023, the Company leases its office and laboratory facilities under a non-cancelable operating lease entered into in December 2018, which included lease incentives, payment escalations and rent holidays. The Company had not entered into any financing leases or any short-term operating leases as of September 30, 2023 and December 31, 2022.

The components of lease cost were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Lease cost:
Operating lease cost	$2,641	$3,347	$9,390	$10,867
Variable lease cost	298	454	1,118	1,424

	$2,939	$3,801	$10,508	$12,291

Based on an evaluation, using market participant assumptions to determine the fair value of the operating lease asset, of the remaining useful life of its office and laboratory facilities (see Note 12), the Company determined that the facility operating lease asset was impaired and recorded a $6.5 million charge as of September 30, 2023.

License and Collaboration Agreements

2018 License and Collaboration Agreement with Roche

In October 2018, the Company entered into the 2018 Roche Agreement with Roche to jointly develop certain products based on mononuclear antigen presenting cells (“APCs”), including human papillomavirus (“HPV”), using the SQZ APC platform for the treatment of oncology indications. The Company granted Roche a non-exclusive license to its intellectual property, and Roche granted the Company a non-exclusive license to its and its affiliates’ intellectual property for the purpose of performing research activities. In connection with this agreement, the parties terminated an earlier agreement. The 2018 Roche Agreement had a term that extended until all royalty, profit-share and other payment obligations expired or had been satisfied. Roche had the right to terminate the 2018 Roche Agreement, in whole or on a product-by-product basis, upon a specified amount of notice to the Company. The Company or Roche could terminate the agreement if the other party fails to cure its material breach within a specified period after receiving notice of such breach. Under the 2018 Roche Agreement, Roche was granted option rights to obtain an exclusive license to develop APC products or products derived from the collaboration programs on a product-by-product basis and to develop a TCL product. For each of the APC products and TCL product, if Roche exercised its option and paid a specified incremental amount, Roche would have received worldwide, exclusive commercialization rights for the licensed products.

On July 25, 2023, the Company announced that Roche determined that it would not exercise its option under the 2018 Roche Agreement to obtain an exclusive license to develop and commercialize the Company’s candidate targeting HPV 16 positive solid tumors under the Company’s SQZ-APC-HPV program. On September 13, 2023, the Company and Roche agreed to terminate the 2018 Roche Agreement, effective immediately. No early termination penalty was incurred by either party. On the effective date, the Company regained full clinical development and future commercialization rights for all its oncology programs, including HPV 16 positive tumors.

During the nine months ended September 30, 2023, as a result of the determination by Roche that it would not exercise its option in relation to the first performance obligation the Company concluded that it would incur no further costs to satisfy its performance obligations under the 2018 Roche Agreement and as a result fully recognized the remaining deferred revenue. The Company recognized no revenue and $3.5 million during the three months ended September 30, 2023 and 2022, respectively, under this agreement. The Company recognized $0.2 million and $9.5 million during the nine months ended September 30, 2023 and 2022, respectively, under this agreement. As of September 30, 2023, the Company had fully recognized all deferred revenue related to the 2018 Roche Agreement.

Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Numerator:
Net loss	$(23,639)	$(22,643)	$(58,096)	$(65,917)
Denominator:
Weighted-average common shares outstanding, basic and diluted	29,491,125	29,284,151	29,491,125	28,603,020

Net loss per share attributable to common stockholders, basic and diluted	$(0.80)	$(0.77)	$(1.97)	$(2.30)

The Company’s potential dilutive securities, which consist of common stock options have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	September 30,
	2023	2022
Stock options to purchase common stock	7,410,637	6,606,500

	7,410,637	6,606,500

Restructuring

On November 30, 2022, the Board approved the 2022 Restructuring Plan. In connection with the 2022 Restructuring Plan, the Company reprioritized its clinical and development programs, determined to terminate operations in its Hong Kong and China subsidiaries and the Board approved a workforce reduction of approximately 60%, including research and development and general and administrative support functions in the United States and China. In the first quarter of 2023, the Company decided to continue to enroll patients in its SQZ-AAC-HPV (AAC) clinical trial.

On September 29, 2023, the Board approved the 2023 Restructuring Plan and ceased substantially all research and development activities to reduce the Company’s ongoing operating expenses while it pursues strategic alternatives which may include a sale of the Company or some or all of its assets by the end of 2023. In connection with the 2023 Restructuring Plan, the Company determined to continue to dose existing patients in its clinical programs through November 2023 and to discontinue enrollment of new patients in its clinical trials.

Also, in connection with 2023 Restructuring Plan, each of Howard Bernstein, Ph.D., Interim Chief Executive Officer of the Company, Richard Capasso, Chief Accounting Officer of the Company, Marshelle Smith Warren, M.D., Chief Medical Officer of the Company, and Lawrence Knopf, General Counsel of the Company (collectively, the “Executive Officers”) each entered into transition agreements amending the terms of each of their employment agreements with the Company. The transition agreements provide for an agreed employment termination date for the Executive Officers of November 15, 2023, subject to certain early termination events, and a reduction in their current annual base salaries and expected working time commitments. Following their respective employment termination dates, the Executive Officers are expected to enter into consulting agreements with the Company under which they will perform consulting services on an as-needed basis in return for hourly consulting fees.

The following table summarizes the activity for accrued restructuring costs for the nine months ended September 30, 2023 (in thousands):

	Employee Related Costs	Facility Related Costs	Total
Balance as of December 31, 2022	$3,162	$—	$3,162
Expenses incurred	1,071	6,496	7,567
Payments	(2,897)	(69)	(2,966)
Non-cash charges	(1,097)	(6,496)	(7,593)

Balance as of September 30, 2023	$239	$(69)	$170

During the nine months ended September 30, 2023, the Company recorded $7.6 million of restructuring charges. Employee-related costs of $1.1 million were related to the elimination of the requirement for affected employees to provide continued service to retain certain retention payments received in 2023 which were subject to claw back in the event of voluntary termination prior to December 31, 2023, and salary and one-time termination benefits to the affected employees, including healthcare benefits to be paid in the fourth quarter of 2023.

The Company completed an evaluation of the impact of the 2023 Restructuring on the carrying value of its long-lived assets, including the headquarters facility operating lease asset. This process includes evaluating the estimated remaining lives, significant changes in the use, and potential impairment charges related to its long-lived assets. The Company used market participant assumptions to determine the fair value of the operating lease asset. Based on its evaluation, the Company determined that the facility operating lease asset was impaired and recorded a $6.5 million charge as of September 30, 2023, to reflect the estimated remaining life and reduced anticipated use of the facility. The remaining $0.5 million in facility-related charges represent accelerated depreciation on office and laboratory equipment that is no longer in use or recoverable and will be disposed of.

The accrued restructuring liability of $0.2 million is payable within the next twelve months and has been included as accrued restructuring costs in current liabilities in the consolidated balance sheet. The remaining accrued restructuring charges are subject to assumptions, and actual amounts may differ. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with restructuring activities.

Subsequent Event

On November 6, 2023, as a result of the impact of the 2023 Restructuring including the reduction in force and anticipated cessation of remaining research and clinical activities in the fourth quarter of 2023, the Company executed an agreement with the landlord of the Company’s headquarters facility. In exchange for a commitment for the Company to vacate the facility by mid-November, payment of one-quarter of the November 2023 Base Rent, as defined, and certain common area maintenance and utility fees, release of a $2.3 million letter of credit securing the Company’s performance under the lease and a lump sum payment of $1.0 million, by a certain date, following the closing of a strategic transaction, the landlord has agreed to discharge the lease and release the Company from any remaining payment obligations under the lease. In the event the lump sum is not paid when due, outstanding obligations under the lease will remain in full force.

Upon vacating the headquarters facility in mid-November, the Company will record an impairment charge of approximately $14.4 million, the remaining carrying value of the facility lease right of use asset.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of SQZ Biotechnologies Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of SQZ Biotechnologies Company and its subsidiaries (the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of operations and comprehensive loss, of stockholders’ equity and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has certain conditions and events, considered in the aggregate, that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 22, 2023

We have served as the Company’s auditor since 2019.

SQZ BIOTECHNOLOGIES COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$63,709	$143,513
Accounts receivable	—	3,000
Prepaid expenses and other current assets	4,495	4,122

Total current assets	68,204	150,635
Property and equipment, net	1,959	3,046
Restricted cash	2,305	2,305
Other assets	—	323
Operating lease right-of-use assets	27,432	69,843

Total assets	$99,900	$226,152

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,511	$3,971
Accrued expenses	8,893	6,810
Accrued restructuring expenses	3,162	—
Current portion of deferred revenue	715	12,507
Current portion of operating lease liabilities	6,562	9,936

Total current liabilities	21,843	33,224
Deferred revenue, net of current portion	—	9,196
Operating lease liabilities, net of current portion	20,909	59,756

Total liabilities	42,752	102,176

Commitments and contingencies (Note 9)
Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 shares authorized at December 31, 2022 and 2021, respectively; No shares issued or outstanding.	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized at December 31, 2022 and 2021, respectively; 29,491,125 and 28,133,368 shares issued and outstanding at December 31, 2022 and 2021, respectively	29	28
Additional paid-in capital	332,093	319,458
Accumulated deficit	(274,974)	(195,510)
Total stockholders’ equity	57,148	123,976

Total liabilities and stockholders’ equity	$99,900	$226,152

The accompanying notes are an integral part of these consolidated financial statements.

SQZ BIOTECHNOLOGIES COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

	Year ended December 31,
	2022	2021
Collaboration revenue	$21,029	$27,098
Grant revenue	449	—

Total revenue	21,478	27,098
Operating expenses:
Research and development	70,984	70,148
General and administrative	26,319	25,719
Restructuring charges	4,859	—

Total operating expenses	102,162	95,867

Loss from operations	(80,684)	(68,769)

Other income (expense):
Interest income	1,223	36
Other expense, net	(3)	(8)

Total other income, net	1,220	28

Net loss and comprehensive loss	(79,464)	(68,741)
Net loss per share, basic and diluted	$(2.76)	$(2.49)

Weighted-average common shares outstanding, basic and diluted	28,812,904	27,578,844

The accompanying notes are an integral part of these consolidated financial statements.

SQZ BIOTECHNOLOGIES COMPANY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(In thousands, except share amounts)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity
Balances at December 31, 2020	$24,786,324	$25	$253,943	$(126,769)	$127,199

Issuance of common stock upon public offering, net of issuance costs of $798	3,000,000	3	55,599	—	55,602
Issuance of common stock upon exercise of stock options	333,417	—	1,307	—	1,307
Issuance of common stock under employee stock purchase plan	13,627	—	104	—	104
Stock-based compensation expense	—	—	8,505	—	8,505
Net loss	—	—	—	(68,741)	(68,741)

Balances at December 31, 2021	28,133,368	28	319,458	(195,510)	123,976

Issuance of common stock under at-the-market offering, net of issuance costs of $197	1,261,226	1	4,066	—	4,067
Issuance of common stock upon exercise of stock options	14,757	—	29	—	29
Issuance of common stock under employee stock purchase plan	81,774	—	137	—	137
Stock-based compensation expense	—	—	8,403	—	8,403
Net loss	—	—	—	(79,464)	(79,464)

Balances at December 31, 2022	$29,491,125	$29	$332,093	$(274,974)	$57,148

The accompanying notes are an integral part of these consolidated financial statements.

SQZ BIOTECHNOLOGIES COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Year ended December 31,
	2022	2021
Cash flows from operating activities:
Net loss	$(79,464)	$(68,741)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	1,504	1,208
Amortization of operating lease right-of-use assets	10,180	9,822
Stock-based compensation expense	8,403	8,505
Loss on disposal of property and equipment	33	7
Changes in operating assets and liabilities:
Accounts receivable	3,000	(1,108)
Prepaid expenses and other current assets	(373)	460
Accounts payable	(1,422)	1,074
Accrued expenses	2,083	(283)
Accrued restructuring expenses	3,162	—
Deferred revenue	(20,988)	(23,873)
Other assets	323	(323)
Operating lease liabilities	(9,990)	(8,710)
Other liabilities	—	(175)

Net cash used in operating activities	(83,549)	(82,137)

Cash flows from investing activities:
Purchases of property and equipment	(522)	(613)
Proceeds from sale of equipment	34	—

Net cash used in investing activities	(488)	(613)

Cash flows from financing activities:
Proceeds from issuance of common stock under at-the market offering of common stock, net of issuance costs	4,067	—
Proceeds from follow-on public offering of common stock, net of issuance costs	—	56,400
Payment of public offering costs	—	(1,904)
Proceeds from issuance of common stock under employee stock purchase plan	29	103

Proceeds from exercise of stock options	137	1,307

Net cash provided by financing activities	4,233	55,906
Net (decrease) increase in cash, cash equivalents and restricted cash	(79,804)	(26,844)
Cash, cash equivalents and restricted cash at beginning of period	145,818	172,662

Cash, cash equivalents and restricted cash at end of period	$66,014	$145,818

Supplemental disclosure of non-cash investing and financing activities:
Lease assets obtained in exchange for operating lease liabilities	$—	$31,307
Reduction in lease assets and liabilities due to lease amendment	$(32,230)	$—

The accompanying notes are an integral part of these consolidated financial statements.

SQZ BIOTECHNOLOGIES COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Nature of the Business and Basis of Presentation

SQZ Biotechnologies Company (the “Company”) is a clinical-stage biotechnology company developing cell therapies for patients with cancer and other serious medical conditions. The Company uses its proprietary technology, Cell Squeeze, to physically squeeze cells through a microfluidic chip, temporarily opening the cell membrane and enabling biologic material of interest, or cargo, to diffuse into the cell. The Company is using Cell Squeeze to create multiple cell therapy platforms focused on directing specific immune responses. The Company was incorporated in March 2013 under the laws of the State of Delaware.

The Company is subject to a number of risks and uncertainties common to early-stage companies in the biotechnology industry, including, but not limited to, development by competitors of new technological innovations, the ability to obtain additional financing, protection of proprietary technology, dependence on key personnel, the ability to attract and retain qualified employees, compliance with government regulations, the impact of the COVID-19 coronavirus, and the clinical and commercial success of its product candidates. Product candidates currently under development will require significant additional research and development efforts, including extensive preclinical and clinical testing and regulatory approval prior to commercialization. These efforts require significant amounts of additional capital, adequate personnel and infrastructure and extensive compliance-reporting capabilities. Even if the Company’s drug development efforts are successful, it is uncertain when, if ever, the Company will realize significant revenue from product sales.

On February 17, 2021, the Company completed a follow-on public offering (the “Follow-On Offering”) pursuant to which it issued and sold 3,000,000 shares of its common stock. The aggregate proceeds, net of commissions and underwriting discounts received by the Company from the Follow-On Offering were approximately $56.4 million, before deducting offering costs payable by the Company, which were $0.8 million.

On November 10, 2021, the Company entered into an Open Market Sales Agreement (the “Sales Agreement”) with Jefferies LLC (“Jefferies”) to issue and sell up to $75,000,000 in shares of the Company’s common stock from time to time during the term of the Sales Agreement through an “at-the-market” equity offering program under which Jefferies acts as the Company’s sales agent (the “ATM Facility”). During the year ended December 31, 2022, the Company sold 1,261,226 shares of common stock under the ATM Facility for net proceeds of approximately $4.1 million.

Going Concern Assessment

Management has assessed the Company’s ability to continue as a going concern in accordance with the requirements of ASC 205-40, taking into consideration its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future and the need to raise additional capital to finance future operations. Through December 31, 2022, the Company has funded its operations primarily with proceeds from sales of convertible preferred stock, payments received in connection with collaboration agreements, proceeds from borrowings under a convertible promissory note, which converted into shares of convertible preferred stock, and more recently the proceeds from its IPO, the Follow-On Offering and the ATM Facility. The Company has incurred recurring losses since inception, including a net loss of $79.5 million for the year ended December 31, 2022. As of December 31, 2022, the Company had an accumulated deficit of $275.0 million. Based on its current cash expenditure forecast, the Company expects that its existing cash and cash equivalents will fund its operations into the first quarter of 2024.

The Company expects to continue to generate operating losses in the foreseeable future. As of March 22, 2023, the issuance date of the annual consolidated financial statements for the year ended

December 31, 2022, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the date that these consolidated financial statements are issued. The Company will require additional funding through private or public equity financings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. The Company may not be able to obtain financing on acceptable terms, or at all, and the Company may not be able to enter into collaborations or other arrangements. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders. The future viability of the Company is dependent on its ability to raise additional capital to finance its operations. If the Company is unable to obtain funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations. Although management continues to pursue these plans, there is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, or at all.

The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might result from the outcome of this uncertainty. Accordingly, the consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Impact of the COVID-19 Pandemic

In December 2019, a novel strain of coronavirus, which causes the disease known as COVID-19, was initially reported and since then, COVID-19 has spread globally. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on hospitals, businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, prices have increased, and the use of facilities and production have been suspended. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain.

The COVID-19 pandemic has impacted and may continue to impact personnel at third-party manufacturing facilities or the availability or cost of materials, which would disrupt the Company’s supply chain. It also has affected and may continue to affect the Company’s ability to enroll patients in and timely complete its ongoing clinical trials of SQZ-eAPC-HPV and SQZ-AAC-HPV and delay the initiation of future clinical trials, disrupt regulatory activities or have other adverse effects on its business and operations.

The Company is monitoring the potential impact of the COVID-19 pandemic and general economic conditions on its business and financial statements. To date, the Company has not incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations, financial condition and liquidity, including planned and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

Basis of Presentation

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, SQZ Biotechnologies Security Corporation, SQZ Biotech HK Limited and SQZ Biotech (Shanghai) Co. Ltd. All intercompany accounts and transactions have been eliminated in consolidation.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, the accrual of research and development expenses, the valuation of common stock and the valuation of stock-based awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts and experience. Actual results may differ from those estimates or assumptions.

Concentrations of Credit Risk and of Significant Suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of accounts receivable and cash and cash equivalents. The Company’s cash and cash equivalents and restricted cash are maintained in bank deposit accounts and money market funds that regularly exceed federally insured limits. The Company is exposed to credit risk on its cash, cash equivalents and restricted cash in the event of default by the financial institutions to the extent account balances exceed the amount insured by the Federal Deposit Insurance Corporation (“FDIC”). As of December 31, 2021, all of the Company’s accounts receivable were related to its collaboration agreements with Roche (see Note 11).

The Company relies, and expects to continue to rely, on a small number of vendors to manufacture supplies and to process its product candidates for its development programs. These programs could be adversely affected by a significant interruption in the manufacturing process or supply chain.

Cash Equivalents

The Company considers all highly liquid investments in marketable securities with original maturities of three months or fewer at the date of purchase to be cash equivalents.

Deferred Offering Costs

The Company capitalizes certain legal, professional accounting and other third-party fees that are directly associated with in-process equity financings as deferred offering costs until such financings are consummated. After consummation of an equity financing, these costs are recorded as a reduction of the proceeds from the offering in stockholder’s equity as a reduction of additional paid-in capital generated as a result of the offering. Should the in-process equity financing be abandoned, the deferred offering costs would be expensed immediately as a charge to operating expenses in the statements of operations and comprehensive loss.

Deferred offering costs as of December 31, 2021 were expenses directly related to the Form S-3 filed with the SEC on November 12, 2021 and declared effective on November 18, 2021 (the “Shelf Registration”). These costs consist of legal, accounting, printing and filing fees that the Company has capitalized, including fees incurred by the independent registered public accounting firm directly related to the Shelf Registration. Deferred costs associated with the Shelf Registration are reclassified to additional paid in capital on a pro-rata basis when the Company completes offerings under the Shelf Registration, with any remaining deferred offering costs to be charged to the results of operations if the planned offering is abandoned, or at the end of the three-year life of the Shelf Registration. The Company had $0 and $0.3 million of deferred offering costs as of December 31, 2022 and 2021, respectively.

Accounts Receivable Allowance

Accounts receivable are presented net of an allowance for doubtful accounts, which is an estimate of amounts that may not be collectible. The Company performs ongoing evaluations of its accounts receivable and, if necessary, provides an allowance for doubtful accounts and expected losses. The Company writes off accounts receivable against the allowance when it determines a balance is uncollectible and no longer actively pursues collection of the receivable.

As of December 31, 2022 and 2021, the Company had no allowance for doubtful accounts. During the years ended December 31, 2022 and 2021 the Company did not record any provisions for doubtful accounts and did not write off any accounts receivable balances.

Restricted Cash

As of December 31, 2022 and 2021, the Company maintained letters of credit totaling $2.3 million for the benefit of the landlord of its leased properties. The Company was required to maintain separate cash balances of $2.3 million to secure the letters of credit. The Company classified these separate cash balances of $2.3 million as restricted cash (non-current) in the consolidated balance sheets as of December 31, 2022 and 2021 based on the release dates of the restrictions on this cash. As of December 31, 2022 and 2021, the cash, cash equivalents and restricted cash of $66.0 million and $145.8 million, respectively, presented in the consolidated statements of cash flows included cash and cash equivalents of $63.7 million and $143.5 million, respectively, and restricted cash of $2.3 million for each of the years ended December 31, 2022 and 2021.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense is recognized using the straight-line method over the estimated useful life of each asset as follows:

Estimated Useful Life
Machinery and equipment	3 to 5 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of term of lease or 7 years

Costs for capital assets not yet placed into service are capitalized as construction-in-progress and depreciated in accordance with the above guidelines once placed into service. Upon retirement or sale, the cost of assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in loss from operations. Expenditures for repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. The Company continually evaluates long-lived assets for potential impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be fully recoverable. Factors that the Company considers in deciding when to perform an impairment review include significant underperformance of the business in relation to expectations, significant negative industry or economic trends and significant changes or planned changes in the use of the assets. If an impairment review is performed to evaluate a long-lived asset group for recoverability, the Company compares the carrying values of the asset group to the expected future undiscounted cash flows that the asset group is expected to generate from the use and eventual disposition of the long-lived asset group. An impairment loss would be recognized in loss from operations when estimated undiscounted future cash flows expected to result from the use of an asset group are less than its carrying amount. If such asset group is considered to be impaired, the impairment loss to be recognized would be based on the excess of the carrying value of the impaired asset group over its fair value. The Company did not recognize any impairment losses on long-lived assets during the years ended December 31, 2022 and 2021.

Fair Value Measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The fair value of the Company’s cash equivalents are determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts receivable, unbilled receivables, accounts payable and accrued expenses approximate their fair values due to the short-term nature of these assets and liabilities.

Leases

The Company accounts for leases under Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”). The Company has operating leases for office space as well as a contract for manufacturing under which the Company has a dedicated suite. The Company may enter into similar arrangements in the future. Under ASC 842, the Company determines whether such arrangements contain a lease at the inception of a contract by assessing whether there is an identified asset and whether a contract conveys the right to control the use of the identified asset in exchange for consideration and the right to obtain the economic benefits from the use of the identified asset.

Upon commencement of an identified lease, the Company records a right-of-use asset, which represents the Company’s right to use the underlying asset for the lease term, and records a lease liability, which represents the Company’s obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at commencement date of the lease based on the present value of the future minimum lease payments over the lease term. Lease payments are discounted at the lease commencement date using the rate implicit in the lease, unless that rate is not readily determinable. As most of the Company’s leases do not provide an implicit rate, the Company determines an incremental borrowing rate, which represents an internally estimated rate that would be incurred by the Company to borrow, on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment, based on the information available at the commencement date of each lease in determining the present value of the future minimum lease payments. The determination of the incremental borrowing rate is a significant management judgment, which is based on an analysis that includes the credit rating of the Company, geographical risk, and U.S. Treasury and corporate bond yields.

After lease commencement and the establishment of a right-of-use asset and operating lease liability, lease expense is recorded on a straight-line basis over the lease term. As permitted by ASC 842, leases with an initial term of 12 months or fewer are not recorded in the consolidated balance sheets.

The Company often enters into contracts that contain both lease and non-lease components. Non-lease components include real estate taxes, insurance, maintenance, utilities and other operating costs. The Company combines the lease and non-lease components of fixed costs in its lease arrangements as a single component. Variable costs, such as utilities or maintenance costs, are not included in the measurement of right-of-use assets and lease liabilities, but rather are expensed when the event determining the amount of variable consideration to be paid occurs.

The Company’s lease terms often include renewal options. The amounts determined for the Company’s right-of-use assets and lease liabilities generally do not assume that any renewal options or any early-termination provisions, if any, are exercised, unless it is reasonably certain that the Company will exercise such options.

Segment Information

The Company manages its operations as a single segment for the purposes of assessing performance and making operating decisions. The Company is developing methods of engineering cell function and therapies for the treatment of patients across a range of indications. The Company has determined that its chief operating decision maker is its Chief Executive Officer. The Company’s chief operating decision maker reviews the Company’s financial information on a consolidated basis for purposes of allocating resources and assessing financial performance.

All of the Company’s tangible assets are held in the United States, and all of the Company’s collaboration revenue is derived from its collaboration partner headquartered in Switzerland.

Revenue Recognition for License and Collaboration Arrangements

Under ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines are within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when, or as, the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. At contract inception, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines which goods or services are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when, or as, that performance obligation is satisfied.

The Company enters into licensing arrangements that are within the scope of ASC 606, under which it may exclusively license to third parties rights to research, develop, manufacture and commercialize its product candidates. The terms of these arrangements typically include payment to the Company of one or more of the following: nonrefundable, upfront license fees; reimbursement of certain costs; customer option exercise fees; development, regulatory and sales milestone payments; and royalties on net sales of licensed products. The payment terms under the Company’s existing licensing arrangements are 60 days.

In determining the appropriate amount of revenue to be recognized as it fulfills its obligations under its arrangements, the Company performs the following steps: (i) identification of the promised goods or services in the contract; (ii) determination of whether the promised goods or services are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the assessment of the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when, or as, the Company satisfies each performance obligation. As part of the accounting for these arrangements, the Company must use significant judgment to determine: (a) the performance obligations based on the determination under step (ii) above; (b) the transaction price under step (iii) above; and (c) the standalone selling price for each performance obligation identified in the contract for the allocation of transaction price in step (iv) above. The Company also uses judgment to determine whether milestone payments or other variable consideration, except for royalties and sales-based milestones, should be included in the transaction price, as described below. The transaction price is allocated to each performance obligation based on the relative standalone selling price of each performance obligation in the contract, and the Company recognizes revenue based on those amounts when, or as, the performance obligations under the contract are satisfied.

The standalone selling price is the price at which an entity would sell a promised good or service separately to a customer. Management estimates the standalone selling price of each of the identified performance obligations in the Company’s customer contracts, maximizing the use of observable inputs. Because the Company has not sold the same goods or services in its contracts separately to any customers on a standalone basis and there are no similar observable transactions in the marketplace, the Company estimates the standalone selling price of each performance obligation in its customer arrangements based on its estimate of costs to be incurred to fulfil its obligations associated with the performance, plus a reasonable margin.

The Company has determined that its only contract liability under ASC 606 is deferred revenue. Amounts received prior to revenue recognition are recorded as deferred revenue in the consolidated balance sheets. Amounts expected to be recognized as revenue within the 12 months following the balance sheet date are classified as current portion of deferred revenue in the consolidated balance sheets. Amounts not expected to be recognized as revenue within the 12 months following the balance sheet date are classified as deferred revenue, net of current portion, in the consolidated balance sheets.

Exclusive Licenses

If the license to the Company’s intellectual property is determined to be distinct from the other promises or performance obligations identified in the arrangement, the Company recognizes revenue from nonrefundable, upfront fees allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the license. In assessing whether a promise or performance obligation is distinct from the other promises, the Company considers factors such as the research, development, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. In addition, the Company considers whether the collaboration partner can benefit from a promise for its intended purpose without the receipt of the remaining promises, whether the value of the promise is dependent on the unsatisfied promises, whether there are other vendors that could provide the remaining promises, and whether it is separately identifiable from the remaining promises. For licenses that are combined with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of progress and related revenue recognition. The measure of progress, and the resulting periods over which revenue should be recognized, are subject to estimates by management and may change over the course of the research, development and licensing arrangement. Such a change could have a material impact on the amount of revenue the Company records in future periods. Under the Company’s existing license and collaboration agreements, the Company has concluded that the transfer of control to the customer occurs over the time period that the research and development services are to be provided by the Company, and this cost-to-cost method is, in management’s judgment, the best measure of progress towards satisfying the performance obligation.

Research and Development Services

The promises under the Company’s license and collaboration arrangements often include research and development services to be performed by the Company on behalf of the partner. Payments or reimbursements resulting from the Company’s research and development efforts are estimated at the outset of the arrangement and considered part of the transaction price that is subsequently recognized as revenue because the Company is the principal in the arrangement for such efforts.

Customer Options

If an arrangement is determined to contain customer options that allow the customer to acquire additional goods or services, the Company evaluates the customer options to determine if they are material rights at the outset of each arrangement. Options to acquire additional goods or services for free or at a discount are deemed to be material rights. If the goods and services underlying the customer options are not determined to be material rights, these customer options are not considered to be performance obligations in the arrangement because they are contingent upon exercise of the option. If the customer options are determined to be a material right, the material right is recognized as a separate performance obligation at the outset of the arrangement. The Company allocates the transaction price to material rights based on the relative standalone selling price, which is determined based on the identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised.

Milestone Payments

At the inception of each arrangement that includes potential research, development or regulatory milestone payments, the Company evaluates whether the milestones are considered likely to be met and estimates the amount to be considered for inclusion in the transaction price using the most-likely-amount method. If it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur, the associated milestone payment value is included in the transaction price. For milestone payments due upon events that are not within the control of the Company or the licensee, such as regulatory approvals, the Company is not able to assert that it is likely that the regulatory approval will be granted and that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur until those approvals are received. In making this assessment, the Company evaluates factors such as the scientific, clinical, regulatory, commercial and other risks that must be overcome to achieve the particular milestone. There is considerable judgment involved in determining whether it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur. At the end of each subsequent reporting period, the Company reevaluates the probability of achievement of all milestones subject to constraint and, if necessary, adjusts its estimate of the overall transaction price of the arrangement. Any such adjustments are recorded on a cumulative catch-up basis, which would affect the amounts of revenue and earnings in the period of adjustment.

Royalties

For arrangements that include sales-based royalties, including milestone payments due upon first commercial sales or based on a level of sales, that are the result of a customer-vendor relationship and for which the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) the occurrence of the related sales or (ii) the date upon which the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied. To date, the Company has not recognized any royalty revenue from any of its licensing arrangements.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries and bonuses, stock-based compensation, employee benefits, facilities costs, laboratory supplies, depreciation, manufacturing expenses and external costs of vendors engaged to conduct preclinical development activities and clinical trials, as well as the costs of licensing technology and costs related to collaboration arrangements.

Upfront payments under license agreements are expensed upon receipt of the license, and annual maintenance fees under license agreements are expensed in the period in which they are incurred. Milestone payments under license agreements are accrued, with a corresponding expense being recognized, in the period in which the milestone is determined to be probable of achievement and the related amount is reasonably estimable.

Nonrefundable advance payments for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed, or when it is no longer expected that the goods will be delivered or the services rendered.

Research and Manufacturing Contract Costs and Accruals

The Company has entered into various research, development and manufacturing contracts with research institutions and other companies in the United States. These agreements are generally cancelable, and related costs are recorded as research and development expenses as incurred. The Company records accruals for estimated ongoing research, development and manufacturing costs. When billing terms under these contracts do not coincide with the timing of when the work is performed, the Company is required to make estimates of outstanding obligations to those third parties as of period end. Any accrual estimates are based on a number of factors, including the Company’s knowledge of the progress towards completion of the research, development and manufacturing activities, invoicing to date under the contracts, communication from the research institutions and other companies of any actual costs incurred during the period that have not yet been invoiced and the costs included in the contracts. Significant judgments and estimates may be made in determining the accrued balances at the end of any reporting period. Actual results could differ from the estimates made by the Company. The historical accrual estimates made by the Company have not been materially different from the actual costs.

Restructuring Charges

Restructuring charges include costs directly associated with exit or disposal activities. Such costs may include employee salary continuance, severance, termination benefits, contract termination fees and penalties, and other exit or disposal costs. In general, the Company records involuntary employee-related exit and disposal costs when management has the authority to commit to a restructuring plan, there is a substantive plan for employee severance, there has been a communication to impacted personnel and related costs are probable and estimable. For one-time termination benefits (i.e., no substantive plan) and employee retention costs, expense is recorded when the employees are entitled to receive such benefits and the amount can be reasonably estimated. Contract termination fees and penalties and other exit and disposal costs are generally recorded when incurred.

Patent Costs

All patent-related costs incurred in connection with filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Amounts incurred are classified as general and administrative expenses.

Stock-Based Compensation

For stock-based awards granted to non-employees, employees and directors, the Company estimates the grant-date fair value of each award using the Black-Scholes option-pricing model. Compensation expense for these awards is recognized over the requisite service period, which is generally the vesting period of the respective award. Generally, the Company issues awards with only service-based vesting conditions and records the expense for these awards using the straight-line method.

The Company accounts for forfeitures of stock-based awards as they occur rather than applying an estimated forfeiture rate to stock-based compensation expense.

The Company classifies stock-based compensation expense in the consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

Comprehensive Loss

Comprehensive loss includes net loss as well as other changes in stockholders’ equity that result from transactions and economic events other than those with stockholders. For the years ended December 31, 2022 and 2021, there were no changes in stockholders’ equity that resulted from transactions or economic events other than with stockholders.

Net Income (Loss) per Share

The Company follows the two-class method when computing net income (loss) per share, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net income (loss) per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.

Basic net income (loss) per share is computed by dividing the net income (loss) by the weighted-average number of common shares outstanding for the period. Diluted net income (loss) is computed by adjusting net income (loss) attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net income (loss) per share attributable to common stockholders is computed by dividing the diluted net income (loss) attributable to common stockholders by the weighted-average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents. The Company reported a net loss for each of the years ended December 31, 2022 and 2021.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined on the basis of the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves (i.e., unrecognized tax benefits) that are considered appropriate as well as the related net interest.

Recently Issued Accounting Pronouncements

The Company qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected not to “opt out” of the extended transition related to complying with new or revised accounting standards, which means that when a standard is issued or revised and it has different application dates for public and nonpublic companies, the Company will adopt the new or revised standard at the time nonpublic companies adopt the new or revised standard and will do so until such time that the Company either (i) irrevocably elects to “opt out” of such extended transition period or (ii) no longer qualifies as an emerging growth company. The Company may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for nonpublic companies.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing incurred loss impairment model with an expected loss model. It also eliminates the concept of other-than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes will result in the earlier recognition of credit losses, if any. In May 2019, the FASB issued ASU No. 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”), which provides additional implementation guidance on the previously issued ASU 2016-13. For the Company, both ASU 2016-13 and ASU 2019-05 are effective for fiscal years beginning after December 15, 2022. The Company is currently evaluating the impact that the adoption of ASU 2016-13 will have on its consolidated financial statements, however the Company does not expect that the standard will have a material impact on its consolidated financial statements.

In November 2018, the FASB issued ASU No. 2018-18, Collaborative Arrangements (Topic 808): Clarifying the Interaction between Topic 808 and Topic 606 (“ASU 2018-18”). ASU 2018-18 makes targeted improvements to GAAP for collaborative arrangements, including (i) clarification that certain transactions between collaborative arrangement participants should be accounted for as revenue under ASC 606 when the collaborative arrangement participant is a customer in the context of a unit of account, (ii) adding unit-of-account guidance in ASC 808, Collaborative Arrangements, to align with the guidance in ASC 606 and (iii) a requirement that in a transaction with a collaborative arrangement participant that is not directly related to sales to third parties, presenting the transaction together with revenue recognized under ASC 606 is precluded if the collaborative arrangement participant is not a customer. For the Company, this guidance was effective for fiscal years beginning after December 15, 2020. The Company adopted ASU 2018-18 as of January 1, 2021 and the standard did not have an impact on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”), which simplifies the accounting for income taxes by eliminating certain exceptions, including the approach for intraperiod tax allocation, the accounting for income taxes in an interim period, hybrid taxes and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. The Company adopted this standard as of January 1, 2022 and the standard did not have a material impact on its consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, Disclosures by Business Entities about Government Assistance, which requires business entities to provide certain disclosures when they have 1) received government assistance and 2) use a grant or contribution accounting model by analogy to other accounting guidance. The Company adopted this standard as of January 1, 2022 and the standard did not have a material impact on its consolidated financial statements.

3.	Fair Value Measurements

The following tables present the Company’s fair value hierarchy for its assets and liabilities that are measured at fair value on a recurring basis (in thousands):

	Fair value measurements at December 31, 2022 using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$62,598	$—	$—	$62,598

	$62,598	$—	$—	$62,598

	Fair value measurements at December 31, 2021 using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$142,547	$—	$—	$142,547

	$142,547	$—	$—	$142,547

Money market funds were valued by the Company based on quoted market prices, which represent a Level 1 measurement within the fair value hierarchy. There were no changes to the valuation methods during the years ended December 31, 2022 and 2021. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers between Level 1 or Level 2 during the years ended December 31, 2022 and 2021.

4.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	December 31,
	2022	2021
Prepaid expenses	$4,111	$4,027
Other receivables	384	95

	$4,495	$4,122

5.	Property and Equipment, Net

Property and equipment, net consisted of the following (in thousands):

	December 31,
	2022	2021
Machinery and equipment	$6,840	$6,659
Leasehold improvements	579	579
Furniture and fixtures	319	319

	7,738	7,557
Less: Accumulated depreciation and amortization	(5,779)	(4,511)

	$1,959	$3,046

Depreciation and amortization expense was $1.5 million and $1.2 million for the years ended December 31, 2022 and 2021, respectively. In addition to the depreciation and amortization expense recorded during the year ended December 31, 2022, the Company recorded restructuring charges of $0.4 million (see Note 13) which increased the accumulated depreciation on laboratory equipment that is no longer required and will be disposed of.

6.	Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	December 31,
	2022	2021
Accrued external research, development and manufacturing costs	$5,264	$2,156
Accrued employee compensation and benefits	2,578	3,040
Other	1,051	1,614

	$8,893	$6,810

7.	Stock-Based Compensation

On October 20, 2020, the Company’s board of directors adopted, and on October 22, 2020 its stockholders approved, the 2020 Incentive Award Plan (the “2020 Plan”). The 2020 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock awards, restricted stock units, and other stock-based awards. The number of shares reserved for issuance under the 2020 Plan is subject to an annual increase on the first day of each calendar year, beginning on January 1, 2021 and ending on and including January 1, 2030, equal to the lesser of (i) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as is determined by the board of directors. The shares of common stock underlying any awards that are forfeited, cancelled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, repurchased or are otherwise terminated by the Company under the 2020 Plan are added back to the shares of common stock available for issuance under the 2020 Plan. As of December 31, 2022, there were 3,058,628 shares available for future issuance under the 2020 Plan.

On October 20, 2020, the Company’s board of directors adopted, and on October 22, 2020 its stockholders approved, the 2020 Employee Stock Purchase Plan (the “2020 ESPP”). The number of shares of common stock that may be issued under the 2020 ESPP automatically increases on the first day of each calendar year, beginning on January 1, 2021 and ending on and including January 1, 2030, equal to the lesser of (i) 1% of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as is determined by the board of directors, provided that not more than 3,724,461 shares of common stock may be issued under the 2020 ESPP. As of December 31, 2022, a total of 95,401 shares had been issued under the 2020 ESPP and 709,682 shares were available for issuance under the 2020 ESPP.

Stock Option Valuation

The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model.

Before November 3, 2020, the Company was a private company and until that time lacked company-specific historical and implied volatility information. Therefore, it estimates its expected stock volatility based on the historical volatility of a publicly traded set of peer public companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of an option for time periods approximately equal to the expected term of the option. For options with service-based vesting conditions, the expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The expected term of stock options granted to non-employees is equal to the contractual term of the option award. The expected dividend yield of 0% is based on the fact that the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

The following table presents, on a weighted-average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted:

	Year Ended December 31,
	2022	2021
Fair value of common stock	$5.72	$15.55
Expected term (years)	6.0	6.0
Expected volatility	77.0%	76.4%
Risk-free interest rate	2.22%	0.90%
Expected annual dividend yield	0%	0%

The following table summarizes the Company’s stock option activity since December 31, 2021:

	Number of Shares	Weighted- average Exercise Price	Weighted- average Remaining Contractual Term	Intrinsic Value
			(in years)	(in thousands)
Outstanding at December 31, 2021	4,339,523	$9.75	7.68	$8,823
Granted	2,563,920	5.72
Exercised	(14,757)	1.95
Forfeited or canceled	(1,530,376)	8.89

Outstanding at December 31, 2022	5,358,310	$8.09	5.26	$—

Vested and expected to vest at December 31, 2022	5,358,310	$8.09	5.26	$—
Options exercisable at December 31, 2022	2,628,431	$8.43	3.81	$—

The weighted-average grant-date valuation of stock options granted during the years ended December 31, 2022 and 2021 was $3.90 per share and $10.26 per share, respectively.

The aggregate intrinsic value of stock options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those stock options that had exercise prices lower than the fair value of the Company’s common stock. The aggregate intrinsic value of stock options exercised during the years ended December 31, 2022 and 2021 was $0.1 million and $3.8 million, respectively.

Stock-Based Compensation Expense

Stock-based compensation expense related to stock options and restricted stock awards was classified in the consolidated statements of operations as follows (in thousands):

	Year ended December 31,
	2022	2021
Research and development expenses	$3,293	$3,243
General and administrative expenses	4,729	5,262
Restructuring charges	381	—

	$8,403	$8,505

In September 2022, the Company modified the terms of stock options previously granted to one executive officer. As a result of this modification, the Company recorded an expense of approximately $0.2 million within research and development expenses for the year ended December 31, 2022 to account for the incremental change in the fair value of the stock options before and after the modification.

In connection with a restructuring of the Company, (see Note 13) on November 30, 2022, the Company modified the terms of stock options previously granted to two executive officers and the employees affected by the workforce reduction to extend the period to exercise vested options post-separation. As a result of these modifications, the Company recorded an expense of approximately $0.4 million for the year ended December 31, 2022 to account for the incremental change in the fair value of the stock options before and after the modifications. The total expense of $0.4 million was recognized in restructuring charges.

In September 2021 and November 2021, the Company modified the terms of stock options previously granted to two executive officers. As a result of these modifications, the Company recorded an expense of approximately $1.4 million for the year ended December 31, 2021 to account for the incremental change in the fair value of the stock options before and after the modifications. Of this total expense, $0.9 million was recognized in research and development expenses.

As of December 31, 2022, total unrecognized stock-based compensation expense related to unvested stock-based awards was $12.4 million, which is expected to be recognized over a weighted-average period of 2.5 years.

8.	Income Taxes

For the years ended December 31, 2022 and 2021, the Company recorded no income tax benefits for the net operating losses incurred or for the research and development tax credits generated in each period, due to its uncertainty of realizing a benefit from those items. All of the Company’s operating losses since inception have been generated in the United States.

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective income tax rate is as follows:

	Year ended December 31,
	2022	2021
Federal statutory income tax rate	(21.0)%	(21.0)%
State income taxes, net of federal benefit	(4.6)	(6.0)
Federal and state research and development tax credits	(4.1)	(3.8)
Stock-based compensation	2.3	—
Other	0.4	0.6
Change in deferred tax asset valuation allowance	27.0	30.2

Effective income tax rate	0.0%	0.0%

The Company’s net deferred tax assets consisted of the following (in thousands):

	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carryforwards	$50,167	$42,897
Research and development tax credit carryforwards	15,253	11,963
Deferred revenue	177	5,036
Accrued expenses	728	782
Operating lease liabilities	7,162	18,892
Stock-based compensation	2,004	2,118
Capitalized research expenses	15,742	—
Other	280	298

Total deferred tax assets	91,513	81,986
Valuation allowance	(84,226)	(62,671)

Total deferred tax assets, net of valuation allowance	7,287	19,315

Deferred tax liabilities:
Depreciation	(133)	(382)
Operating lease right-of-use assets	(7,154)	(18,933)

Total deferred tax liabilities	(7,287)	(19,315)

Net deferred tax assets	$—	$—

As of December 31, 2022, the Company had gross U.S. federal net operating loss (“NOL”) carryforwards of $185.2 million, which may be available to offset future taxable income, of which $11.3 million begin to expire in 2034 and of which $173.9 million do not expire but are generally limited in their usage to an annual deduction equal to 80% of annual taxable income. In addition, as of December 31, 2022, the Company had gross state net operating loss carryforwards of $174.1 million, which may be available to offset future taxable income, of which $171.8 million begin to expire in 2035 and $0.7 million may be carried forward indefinitely. As of December 31, 2022, the Company also had U.S. federal and state research and development tax credit carryforwards of $10.4 million and $6.2 million, respectively, which will begin to expire in 2034 and 2030 respectively. The Tax Cuts and Jobs Act (TCJA) requires taxpayers to capitalize and amortize research and experimental (R&D) expenditures under section 174 for tax years beginning after December 31, 2021. This rule became effective for the Company during the year and resulted in the capitalization of R&D costs of $66.8 million. The Company is amortizing these costs for tax purposes over 5 years if the R&D was performed in the U.S. and over 15 years if the R&D was performed outside the U.S.

Utilization of the U.S. federal and state NOL carryforwards and research and development tax credit carryforwards may be subject to a substantial annual limitation under Sections 382 and 383 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of NOL and research and development tax credit carryforwards that can be utilized annually to offset future taxable income or tax liabilities. In general, an ownership change, as defined by Section 382, results from transactions increasing the ownership of certain stockholders or public groups in the stock of a corporation by more than 50% over a three-year period. If a change in control has occurred at any time since the Company’s formation, utilization of its pre-change NOLs or research and development tax credit carryforwards would be subject to an annual limitation under Section 382, which is determined by first multiplying the value of the Company’s stock at the time of the ownership change by the applicable long-term tax-exempt rate, which could then be subject to additional adjustments, as required. Any limitation may result in expiration of a portion of the NOL carryforwards or research and development tax credit carryforwards before their utilization. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. Until a study is completed by the Company and any limitation is known, no amounts are being presented as an uncertain tax position.

The Company has evaluated the positive and negative evidence bearing upon its ability to realize the deferred tax assets. Management has considered the Company’s history of cumulative net losses incurred since inception and its lack of commercialization of any products or generation of any revenue from product sales since inception and has concluded that it is more likely than not that the Company will not realize the benefits of the deferred tax assets. Accordingly, a full valuation allowance has been established against the net deferred tax assets as of December 31, 2022 and 2021. Management reevaluates the positive and negative evidence at each reporting period.

The Company generated research credits for the tax years ending after December 31, 2013 but has not conducted a study to document qualified activities. This study may result in an adjustment to the Company’s research and development carryforwards; however, until a study is completed, and any adjustment is known, no amounts are being presented as an unrecognized tax benefit for the year ended December 31, 2022. A full valuation allowance has been provided against the Company’s research and development credits and, if an adjustment is required, this adjustment would be offset by an adjustment to the deferred tax asset established for the research credit carryforward and the valuation allowance.

For the years ended December 31, 2022 and 2021, the valuation allowance increased primarily due to increases in NOL carryforwards and research and development tax credit carryforwards as well as the increase in stock compensation awards partially offset by a decrease in deferred revenue and was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Valuation allowance at beginning of year	$(62,671)	$(41,894)
Increases recorded to income tax provision	(21,555)	(20,777)

Valuation allowance at end of year	$(84,226)	$(62,671)

As of December 31, 2022 and 2021, the Company had not recorded any amounts for unrecognized tax benefits. Interest and penalties related to income taxes are recorded as a component of the income tax provision in the consolidated statements of operations and comprehensive loss. As of December 31, 2022 and 2021, the Company had no accrued interest or penalties related to uncertain tax positions and no amounts had been recognized in the consolidated statements of operations and comprehensive loss.

The Company files income tax returns as prescribed by the tax laws of the jurisdictions in which it operates. In the normal course of business, the Company is subject to examination by federal and state jurisdictions, where applicable. The Company is open to future tax examination under statute from 2018 to the present; however, carryforward attributes that were generated prior to 2019 may still be adjusted upon examination by federal, state or local tax authorities if they either have been or will be used in a future period. The Company has not received any notice of examination in any jurisdictions for any tax year open under statute.

9.	Commitments and Contingencies

Leases

The Company’s commitments under its leases are described in Note 10.

License and Supply Agreements

License Agreement with Massachusetts Institute of Technology

In December 2015, the Company entered into an exclusive patent license agreement with the Massachusetts Institute of Technology (“MIT”) (the “MIT Agreement”). The MIT Agreement replaced a May 2013 exclusive agreement with MIT. Under the MIT Agreement, the Company received an exclusive license under the licensed patent rights to develop, manufacture and commercialize any products related to certain intracellular delivery methods that were developed at MIT.

Under the MIT Agreement, the Company also has the right to grant sublicenses of its rights during an exclusivity period that commences on the effective date of the MIT Agreement and expires on the date upon which all issued patents under the agreement have expired and all filed patent applications for the defined patent rights have been abandoned. Such sublicenses may extend past the expiration date of the exclusivity period; however, the exclusivity of such sublicenses expires at the end of the exclusivity period. During the exclusivity period, MIT may not grant any other license in the Company’s field of use under the licensed patent rights in the MIT Agreement, except that MIT may grant licenses under the agreement to specified parties.

The Company is obligated to use diligent efforts to develop licensed products or licensed processes, to hire a specified number of employees to support the development effort to bring the licensed product or licensed process to commercialization, and to expend a minimum amount in the low single-digit millions annually that must be spent in support of this effort for the term of the MIT Agreement. There are also terms included in the MIT Agreement that require the Company to (i) reach certain thresholds of sublicense income within five years from the date of the amended effective date of the agreement or (ii) expend a minimum amount in the mid single-digit millions within five years on at least one fully funded project towards the development of a licensed product or licensed process. If the Company fails to meet these requirements, MIT may treat such failure as a material breach.

Under the MIT Agreement, the Company is obligated to pay nonrefundable annual license maintenance fees of less than $0.1 million, which may be credited against royalties subsequently due on net sales of licensed products earned in the same calendar year, if any. In addition, the Company is obligated to make aggregate milestone payments to MIT of up to $1.8 million upon the achievement of specified milestones with respect to each licensed product, consisting of up to $0.8 million of development milestone payments and up to $1.0 million of regulatory milestone payments. The Company is also obligated to pay royalties of a low single-digit percentage to MIT based on (i) the Company’s, and any of its affiliates’ and sublicensees’, net sales of licensed products in the research field and (ii) the Company’s, and any of its affiliates’, net sales of licensed products in the therapeutic field. With respect to licensed products or licensed processes leased or sold by a sublicensee, the Company is required to pay MIT royalties equal to the lesser of a low single-digit percentage of each sublicensees’ net sales or a mid double-digit percentage of any royalty owed to the Company under a relevant sublicense agreement. The Company is also required to pay MIT a mid-teens percentage of any other sublicense income that the Company receives from sublicensees. The Company is also responsible for all costs related to the amendment, prosecution and maintenance of the licensed patent rights.

The license granted by MIT to the Company is an exclusive license for the period from the effective date of the MIT Agreement through the date upon which all issued patents under the agreement have expired and all filed patent applications for the defined patent rights have been abandoned. MIT has the right to terminate the agreement if the Company fails to pay amounts when due or otherwise materially breaches the agreement and fails to cure such nonpayment or breach within specified cure periods or in the event the Company ceases to carry on its business related to the agreement. In the event of a termination due to the Company’s breach caused by a failure to meet its diligence requirements for a specified field, but where the Company has fulfilled its obligations with respect to a different specified field, MIT may not terminate the agreement with respect to the different specified field. MIT may immediately terminate the agreement if the Company or any of its affiliates brings specified patent challenges against MIT or assists others in bringing a patent challenge against MIT. The

Company has the right to terminate the agreement for its convenience at any time on six months’ prior written notice to MIT and payment of all amounts due to MIT through the date of termination.

As of December 31, 2022 and 2021, the Company had no liabilities for amounts owed to MIT under the sublicense terms of the MIT Agreement. During both the years ended December 31, 2022 and 2021, the Company recognized less than $0.1 million in research and development expense under the sublicense terms of the agreement.

License Agreement with Erytech

In June 2019, the Company entered into a license agreement with Erytech Pharma S.A. (“Erytech”), a French biopharmaceutical company developing therapies for severe forms of cancer and orphan diseases. Under the agreement, the Company received an exclusive worldwide license to develop red blood cell-based antigen-specific immune modulating therapies and has the right to grant sublicenses of its rights.

Under the agreement, the Company paid an upfront fee of $1.0 million and is obligated to make aggregate milestone payments of up to $6.0 million upon the achievement of specified milestones, consisting of up to $1.0 million of development milestone payments and up to $5.0 million of regulatory milestone payments, for the first licensed product to achieve the specified milestones and payments of up to $50.0 million upon the achievement of specified sales milestones for all licensed products successfully developed under this agreement for each indication. In addition, the Company is obligated to pay tiered royalties ranging in the low single-digit percentages of annual net sales for each licensed product or licensed indication sold by the Company or its affiliates. Royalties will be paid by the Company on a licensed product-by-licensed product, indication-by-indication and country-by-country basis beginning on the first commercial sale of such licensed product for such indication in such country until expiration of the last valid patent claim covering such licensed product in such country. With respect to licensed products sublicensed to third parties, the Company is required to pay a low single-digits to low double-digits percentage of any sublicense income that it receives from sublicensees. The Company is also responsible for all costs related to the amendment, prosecution and maintenance of the licensed patent rights.

The Company has the right to terminate the agreement, in whole or on a country-by-country basis, upon 60 days’ notice to Erytech.

In 2019, the Company paid the upfront fee of $1.0 million and recorded this amount as a research and development expense in its consolidated statement of operations and comprehensive loss. As of December 31, 2022 and 2021, the Company had not made any additional payments and had not accrued for any contingent payments as there were no development, regulatory or sales milestones that were probable of being achieved.

Manufacturing Services Agreements

During the years ended December 31, 2021 and 2020, the Company entered into agreements with a contract manufacturing organization to provide manufacturing services related to its product candidates as it began to prepare for future clinical trials. The Company had non-cancelable lease commitments representing one year of lease payments as of December 31, 2022 related to these agreements. These payments are included within the minimum lease payments for fiscal year 2022 in Note 10.

401(k) Plan

The Company sponsors a 401(k) defined contribution benefit plan (the “401(k) Plan”), which covers all employees who meet certain eligibility requirements as defined in the 401(k) Plan and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the 401(k) Plan may be made at the discretion of management. For the years ended December 31, 2022 and 2021, the Company contributed $0.6 million and $0.4 million, respectively to the 401(k) Plan.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to its vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

Legal Proceedings

The Company is not currently party to any material legal proceedings. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

10.	Leases

As of December 31, 2022 and 2021, the Company leased its office and laboratory facilities under a non-cancelable operating lease entered into in December 2018, which includes lease incentives, payment escalations and rent holidays. The Company had not entered into any financing leases or any material short-term operating leases as of December 31, 2022 and 2021.

2018 Lease

In December 2018, the Company entered into a lease for office and laboratory space in Watertown, Massachusetts (the “2018 Lease”). The 2018 Lease term commenced in December 2019 and expires in November 2029. Under the 2018 Lease, the Company has one five-year option to extend the term of the lease. The initial annual base rent was $3.8 million upon entering into the lease, with such base rent increasing during the initial term by 3% annually on the anniversary of the commencement date. The Company is obligated to pay its portion of real estate taxes and costs related to the premises, including costs of operations, maintenance, repair, replacement and management of the new leased premises. In connection with the lease, the Company maintains a letter of credit for the benefit of the landlord in the amount of $2.3 million, for which the Company is required to maintain a separate cash balance of the same amount.

The 2018 Lease Agreement includes a landlord-provided tenant improvement allowance of $9.8 million that was applied to the costs of the construction of leasehold improvements.

In connection with the Restructuring (see Note 13), the Company completed an evaluation of the impact of the Restructuring on the carrying value of its long-lived assets, including operating lease assets. This process included evaluating the estimated remaining lives, significant changes in the use, and potential impairment charges related to its long-lived assets. Based on its evaluation, the Company determined other long-lived assets, including operating lease assets were not impaired as of December 31, 2022, and it did not recognize any impairment charges related to those long-lived assets for the year ended December 31, 2022. The Company’s headquarters facility is actively being marketed for sublease.

Embedded Lease

The Company evaluated its vendor contracts to identify embedded leases, if any, and noted that an agreement entered into in April 2019 with a contract manufacturing supplier constituted a lease under ASC 842 because the Company has the right to substantially all of the economic benefits from the use of the asset and can direct the use of the asset. The embedded lease commenced in September 2019 and initially expired 24 months from the commencement date, with no stated option to extend the term. Upon the commencement date, the Company recorded right-of-use assets and operating lease liabilities in equal amounts of $14.7 million in connection with this embedded lease. At various times in 2020 and 2021, the Company amended the terms of its agreement with the contract manufacturing supplier to allow for an increase in manufacturing runs, and to extend the term of the arrangement resulting in an increase in the right-of-use asset and lease liability. On November 1, 2022, as part of a transition to a more cost-effective manufacturing format, the Company provided notice to terminate the relevant statements of work under its agreement with the contract manufacturing supplier. The agreement required a nine-month prior written notice of termination, which results in an estimated termination date of July 31, 2023. As a result of the termination, the Company reduced its remaining lease payments by approximately $36.7 million. The termination was accounted for as a lease modification in the three months ending December 31, 2022 and reduced the right of use asset and lease liability by approximately $32.3 million.

Lease agreement

The Company’s 2018 lease agreement has a term of ten years. As noted above, the 2018 Lease includes an option to extend the lease for up to five years. This option would only be included in the determination of the amount of the lease liability when it is reasonably certain that the option will be exercised. When determining if a renewal option is reasonably certain of being exercised, the Company considers several economic factors, including, but not limited to, the significance of leasehold improvements incurred on the property, whether the asset is difficult to replace, underlying contractual obligations or specifics unique to that particular lease that would make it reasonably certain that the Company would exercise such option. Renewal and termination options were not included in the lease term for the Company’s new and existing operating leases as these options were not reasonably certain of being exercised.

Right-of-use assets under operating leases at December 31, 2022 and 2021 totaled $27.4 million and $69.8 million, respectively. The leases do not include any restrictions or covenants that had to be accounted for under the lease guidance.

Future minimum lease payments for operating leases with initial or remaining terms in excess of one year at December 31, 2022 were as follows (in thousands):

Year Ending December 31,
2023	$8,663
2024	4,297
2025	4,426
2026	4,559
2027	4,696
Thereafter	9,393
Total lease payments	36,034
Less: Imputed interest	(8,563)

Total operating lease liabilities	$27,471

Lease Portfolio

The components of lease cost and supplemental information for the Company’s lease portfolio were as follows (in thousands, except term and discount rate amounts):

	Year Ended December 31,
	2022	2021
Lease cost:
Operating lease cost	$14,295	$13,725
Variable lease cost	1,878	1,963

	$16,173	$15,688

	December 31,
	2022	2021
Weighted-average remaining lease term (in years)	6.1	6.2
Weighted-average discount rate%	8.8%	7.6%

Supplemental cash flow information related to the Company’s operating leases was as follows (in thousands):

	Year Ended December 31,
	2022	2021
Cash paid for amounts included in the measurement of operating lease liabilities:

Operating cash flows from operating leases	$14,591	$12,611

11.	License and Collaboration Agreements

2017 License and Collaboration Agreement with Roche

In April 2017, the Company entered into a second license and collaboration agreement with Roche (the “2017 Roche Agreement”) to allow Roche to use the Company’s Cell Squeeze technology to enable gene editing of immune cells to discover new targets in cancer immunotherapy. The 2017 Roche Agreement included several licenses granted by Roche to the Company and by the Company to Roche in order to conduct a specified research program in accordance with a specified research plan.

In early 2022, the Company received notice that the 2017 Roche Agreement was terminated and all active work streams under the 2017 Roche Agreement were concluded, and as of December 31, 2021, the Company concluded that it expected to incur no additional costs to satisfy the remaining performance obligations under the 2017 Roche Agreement and the Company recognized revenue of $1.2 million under the 2017 Roche Agreement. There was no remaining deferred revenue under the 2017 Roche Agreement as of December 31, 2021.

2018 License and Collaboration Agreement with Roche

In October 2018, the Company entered into a third license and collaboration agreement with Roche (the “2018 Roche Agreement”) to jointly develop certain products based on mononuclear antigen presenting cells (“APCs”), including human papilloma virus (“HPV”), using the SQZ APC platform for the treatment of oncology indications. The Company granted Roche a non-exclusive license to its intellectual property, and Roche granted the Company a non-exclusive license to its and its affiliates’ intellectual property for the purpose of performing research activities. In connection with this agreement, the parties terminated the 2015 Roche Agreement described above. The 2018 Roche Agreement has a term that extends until all royalty, profit-share and other payment obligations expire or have been satisfied. Roche has the right to terminate the 2018 Roche Agreement, in whole or on a product-by-product basis, upon a specified amount of notice to the Company. The Company or Roche may terminate the agreement if the other party fails to cure its material breach within a specified period after receiving notice of such breach.

Under the 2018 Roche Agreement, Roche was granted option rights to obtain an exclusive license to develop APC products or products derived from the collaboration programs on a product-by-product basis. These option rights are exercisable upon the achievement of clinical Phase 1 proof of concept and expire, if unexercised, as of a date specified in the agreement. In addition, Roche was granted an option right to obtain an exclusive license to develop a Tumor Cell Lysate (“TCL”) product. This option right is exercisable upon the achievement of clinical proof of concept and expires, if unexercised, as of a date specified in the agreement. For each of the APC products and TCL product, once Roche exercises its option and pays a specified incremental amount ranging from $15.0 million to $50.0 million for APC products and of $100.0 million for the TCL product, Roche will receive worldwide, exclusive commercialization rights for the licensed products, subject to the Company’s alternating option to retain U.S. APC commercialization rights. The Company will retain worldwide commercialization rights to any APC products or the TCL product for which Roche elects not to exercise its applicable option. For the first APC product that Roche exercises its option, Roche will receive worldwide, exclusive commercialization rights for the licensed product. On a product-by-product basis for the APC products, after the first product option is exercised by Roche and for every other product for which Roche exercises its option, the Company will retain an option to obtain the exclusive commercialization rights in the United States. Upon exercise of the TCL option by Roche, (i) the Company will be entitled to receive the aforementioned milestone payment of $100.0 million and (ii) profits from the TCL product will be shared equally by the Company and Roche. Through December 31, 2022 and 2021 Roche had not exercised any of its options under the 2018 Roche Agreement.

Under the 2018 Roche Agreement, the Company received an upfront payment of $45.0 million and is eligible to receive (i) reimbursement of a mid double-digit percentage of its development costs; (ii) aggregate milestone payments on a product-by-product basis of up to $1.6 billion upon the achievement of specified milestones, consisting of up to $217.0 million of development milestone payments, up to $240.0 million of regulatory milestone payments and up to $1.2 billion of sales milestone payments; and (iii) tiered royalties on annual net sales of APC and TCL products licensed under the agreement, as described below. The Company received the upfront payment of $45.0 million in October 2018 upon execution of the agreement. In addition, during the second quarter of 2019, the Company received a payment of $10.0 million following the achievement of the first development milestone under the 2018 Roche Agreement related to submission by the Company of preclinical data to the U.S. Food and Drug Administration (“FDA”), and during the first quarter of 2020, the Company received a payment of $20.0 million following the achievement of the second development milestone under the 2018 Roche Agreement related to first-patient dosing in a Phase 1 clinical trial.

Roche will pay tiered royalties based on annual net sales of APC and TCL products. If Roche exercises its option to obtain a license to commercialize an APC product, Roche will pay the Company tiered royalties on annual net sales of that licensed product at rates ranging from a mid single-digit percentage to a mid-teens percentage, depending on net sales of the product. If the Company exercises its option to obtain a license to develop an APC product in the United States, it will pay Roche tiered royalties on annual net sales of that licensed product at rates ranging from a mid single-digit percentage to a mid-teens percentage, depending on net sales of the product in the United States. For APC products selected by Roche, rather than mutually, Roche will pay the Company royalties on annual net sales of that licensed product at rates ranging from a mid single-digit percentage to a high single-digit percentage, depending on net sales of the product. For APC products that are selected mutually and for which the Company has not exercised its option to commercialize the product in the United States, Roche will pay the Company tiered royalties on annual net sales of that licensed product at a rate ranging from a high single-digit percentage to a mid-teens percentage, depending on net sales of the product. For TCL products, Roche will pay the Company tiered royalties on the aggregate net sales of all TCL products at rates ranging from either a mid-single digit percentage to a percentage in the low twenties, with the caveat that the rates for sales in the United States may instead range from a low-teens percentage to a percentage in the mid-twenties, depending on whether and when the Company opts out of sharing certain profits and costs of commercializing the TCL product in the United States with Roche.

The Company assessed its accounting for the 2018 Roche Agreement in accordance with ASC 606 and concluded that Roche is a customer prior to the exercise of any of its options under the agreement. The Company also identified the following promises under the 2018 Roche Agreement: (i) a non-exclusive license granted to Roche to use the Company’s intellectual property and collaboration compounds to conduct research activities related to the research plans under the 2018 Roche Agreement; (ii) specified research and development services related to HPV through Phase 1 clinical trials under a specified research plan; (iii) manufacturing of the Company’s SQZ APC platform and equipment in order to support the HPV research plan; (iv) specified research and development services on next-generation APCs under a research plan; (v) specified research and development services on TCL under a research plan; and (vi) participation on a joint steering committee (“JSC”).

The Company concluded that, in the case of each performance obligation, the license to its intellectual property was not distinct as a result of Roche being unable to benefit from the license on its own or with other resources reasonably available in the marketplace because the license to its intellectual property requires significant specialized capabilities in order to be further developed. The Company concluded that the license to its intellectual property, research and development activities related to HPV, and manufacturing of the Company’s SQZ APC platform and equipment related to HPV were not distinct from each other because the research and manufacturing activities together customize and significantly modify the underlying technology. As such, the Company determined that each of these related promises under the agreement was not distinct from the others in this group and should be combined into a single performance obligation. The Company also concluded that the license to its intellectual property and the research and development activities on next-generation APCs were not distinct from each other because the research and development activities customize and significantly modify the underlying technology. As such, the Company determined that these related promises should be combined into a single performance obligation. Further, the Company concluded that the license to its intellectual property and the research and development activities on TCL were not distinct from each other because the research and development activities customize and significantly modify the underlying technology. As such, the Company determined that these related promises should be combined into a single performance obligation. The Company concluded that the three performance obligations were distinct from each other as they are separate programs and are unrelated. In addition, the Company determined that the impact of participation on the JSC was insignificant and had an immaterial impact on the accounting model.

Finally, the Company evaluated the option rights for licenses to develop, manufacture and commercialize the collaboration targets to determine whether these options provide Roche with any material rights for accounting purposes. The Company concluded that the option exercise prices were not below respective standalone selling prices, and, therefore, the options were marketing offers that do not provide material rights under ASC 606. Accordingly, the options were excluded as performance obligations at the outset of the 2018 Roche Agreement and will be accounted for as separate accounting contracts if and when each option exercise occurs.

Based on these assessments, the Company identified three performance obligations at the outset of the 2018 Roche Agreement: (1) the license to the Company’s intellectual property, the research and development activities related to HPV through Phase 1 clinical trials under a specified research plan, and the manufacturing of the Company’s SQZ APC platform and equipment in order to support the HPV research plan (the “first performance obligation”); (2) the license to the Company’s intellectual property and the research and development activities on next-generation APCs (the “second performance obligation”); and (3) the license to the Company’s intellectual property and the research and development activities on TCL (the “third performance obligation”).

During the fourth quarter of 2019, the Company evaluated its overall program priorities and determined that in 2020 it would continue to focus its resources on progressing the specified APC programs related to the 2018

Roche Agreement as well as its Activating Antigen Carriers (“AAC”) and Tolerizing Antigen Carriers (“TAC”) platforms. As a result of its continuing focus on these specific programs, the Company reduced the level of priority of the TCL research activities under the 2018 Roche Agreement and expects to perform such TCL research activities over a longer time period than as originally expected under the specified research plan of the agreement. Since the fourth quarter of 2019, the Company had classified $9.2 million as non-current deferred revenue in its consolidated balance sheet which will remain unrecognized as revenue until TCL research activities resume or the 2018 Roche Agreement is modified by the Company and Roche. In the fourth quarter of 2022, the Company determined that based on its internal plans which did not include work on TCL since 2019, and which do not anticipate performing work on TCL in the future prior to the expiration of the option right, as well as Roche’s concurrence that no work was performed or expected to be performed in 2023, that it could recognize the remaining deferred revenue of $9.2 million. Accordingly, as of December 31, 2022, there was no deferred revenue associated with the TCL performance obligation.

The Company separately recognizes revenue associated with its performance obligations as the research, development and manufacturing services are provided using an input method, based on the cumulative costs incurred compared to the total estimated costs expected to be incurred to satisfy each performance obligation. The transfer of control to the customer occurs over the time period that the research and development services are to be provided by the Company, and this cost-to-cost method is, in management’s judgment, the best measure of progress towards satisfying each performance obligation. The amounts received that have not yet been recognized as revenue are deferred as a contract liability in the Company’s consolidated balance sheet and will be recognized over the remaining research and development period until each performance obligation is satisfied.

During the year ended December 31, 2022, there were no changes in the total estimated costs expected to be incurred to satisfy the performance obligations under the 2018 Roche Agreement. During the year ended December 31, 2021, the total estimated costs expected to be incurred to satisfy the performance obligations decreased by $7.3 million. In the fourth quarter of 2021, the Company became entitled to receive a milestone payment of $3.0 million upon (i) the recommendation by an independent panel that we could advance our SQZ-PBMC-HPV clinical trial to combination therapy to checkpoint initiators and (ii) the initiation of that therapy. The Company achieved both requirements in the fourth quarter of 2021 and therefore included the $3.0 million milestone payment in its estimate of the transaction price for the 2018 Roche Agreement. As a result, the Company recorded a cumulative catch-up adjustment to collaboration revenue of $2.5 million during the year ended December 31, 2021.

The Company recognized revenue of $21.0 million and $25.8 million during the years ended December 31, 2022 and 2021, respectively, under the 2018 Roche Agreement. Of the $21.0 million of revenue recognized during the year ended December 31, 2022, $9.2 million was related to the third performance obligation (TCL) and $11.8 million was related to the first performance obligation. As of December 31, 2022 and 2021, the Company recorded as a contract liability deferred revenue related to the 2018 Roche Agreement of $0.2 million and $21.2 million, respectively, of which $0.2 million and $12.0 million, respectively, were current liabilities. As of December 31, 2022, the research and development services related to the remaining performance obligation was expected to be performed over remaining period of three to six months.

Contract Liability

The changes in the total contract liability (deferred revenue) balances related to the Company’s license and collaboration agreements with Roche were as follows (in thousands):

	Year ended December 31,
	2022	2021
Balance at beginning of period	$21,203	$45,201
Deferral of revenue	—	3,100
Recognition of deferred revenue	(21,029)	(27,098)

Balance at end of period	$174	$21,203

During the years ended December 31, 2022 and 2021, the Company recognized revenue of $21.0 million and $24.5 million, respectively, related to deferred revenue that was recorded as a contract liability at the beginning of each respective year.

12.	Net Loss per Share

Net Loss per Share

Basic and diluted net loss per share attributable to common stockholders was calculated as follows (in thousands, except share and per share amounts):

	Year ended December 31,
	2022	2021
Numerator:
Net loss	$(79,464)	$(68,741)
Denominator:
Weighted-average common shares outstanding, basic and diluted	28,812,904	27,578,844

Net loss per share, basic and diluted	$(2.76)	$(2.49)

The Company’s potential dilutive securities, which consist of common stock options have been excluded from the computation of diluted net loss per share as the effect would be to reduce the net loss per share. Therefore, the weighted-average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at each period end, from the computation of diluted net loss per share attributable to common stockholders for the periods indicated because including them would have had an anti-dilutive effect:

	Year ended December 31,
	2022	2021
Stock options to purchase common stock	5,358,310	4,339,523

	$5,358,310	$4,339,523

13.	Restructuring

On November 30, 2022, the Company’s Board of Directors approved a restructuring plan and strategic prioritization (the “Restructuring”) of its clinical portfolio to concentrate on the development of its second-generation enhanced Antigen Presenting cells (eAPC) cell therapy program. In connection with the

Restructuring, the Company paused clinical programs, terminated operations in its Hong Kong and China subsidiaries and the Board of Directors approved a workforce reduction of approximately 60%, including research and development and general and administrative support functions in the United States and China. In connection with the prioritization decision, the Company’s Chief Executive Officer stepped down from his roles as CEO and member of the Board of Directors.

The following table summarizes the activity for accrued restructuring costs for the year ended December 31, 2022 (in thousands):

	Employee Related Costs	Facility Related Costs	Total
Balance as of December 31, 2021	$—	$—	$—
Expenses incurred	4,459	400	4,859
Payments	(895)	—	(895)
Non-cash charges	(402)	(400)	(802)

Balance as of December 31, 2022	$3,162	$—	$3,162

During the year ended December 31, 2022, the Company recorded $4.9 million of restructuring charges. Employee-related costs of $4.5 million primarily relate to salary continuance and one-time termination benefits to the affected employees, including severance and healthcare benefits, including non-cash charges of $0.4 million from the modification of stock options. Facility related costs of $0.4 million relate to accelerated depreciation on laboratory equipment that is no longer required and will be disposed of.

In addition to accelerating the depreciation expense of certain laboratory equipment, the Company also completed an evaluation of the impact of the Restructuring on the carrying value of its other long-lived assets, such as operating lease assets. This process includes evaluating the estimated remaining lives, significant changes in the use, and potential impairment charges related to its long-lived assets. Based on its evaluation, the Company determined other long-lived assets were not impaired as of December 31, 2022, and it did not recognize any impairment charges related to those long-lived assets for the year ended December 31, 2022. The Company’s headquarters facility is actively being marketed for sublease.

The accrued restructuring liability of $3.2 million is payable within the next twelve months and has been included as accrued restructuring costs in current liabilities in the consolidated balance sheet. The remaining accrued restructuring charges are subject to assumptions, and actual amounts may differ. The Company may also incur additional costs not currently contemplated due to events that may occur as a result of, or that are associated with, the Restructuring.

14.	Subsequent Events

On March 10, 2023, SVB, one of the Company’s financial institutions, was closed by the California Department of Financial Protection and Innovation, which appointed the FDIC as receiver. At the time of closing, the Company had substantially all of its cash and cash equivalents at SVB or managed by SVB at a separate institution, and all of its restricted cash of $2.3 million supporting one outstanding letter of credit at SVB. Based upon the announcement on March 12, 2023, from the U.S. Department of the Treasury, the U.S. Federal Reserve and the FDIC, the Company expects to have access to all of its deposits at SVB and the separate institution.

EXHIBIT A

Execution Version

ASSET PURCHASE AGREEMENT

between

STEMCELL TECHNOLOGIES CANADA ACQUISITIONS INC.

and

SQZ BIOTECHNOLOGIES COMPANY

Dated December 21, 2023

SUMMARY OF CONTENTS

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of December 21, 2023, is by and between (i) STEMCELL Technologies Canada Acquisitions Inc., a British Columbia corporation (“Purchaser”), and (ii) SQZ Biotechnologies Company, a Delaware corporation (“Seller”). Purchaser and Seller are sometimes collectively referred to herein as the “Parties” and individually as a “Party”. Capitalized terms used herein and not otherwise defined have the meanings given to such terms in Annex A below.

WHEREAS, among other businesses, Seller is engaged in the business of developing cell therapies for patients with cancer and other serious medical conditions; and

WHEREAS, Purchaser and Seller desire to enter into this Agreement, pursuant to which Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller, certain of Seller’s assets and rights used in connection with its business.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and understandings herein contained, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

Article 1

Sale and Transfer of Assets; Purchase Price; Closing

Section 1.1 Transferred Assets

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller will sell, convey, assign, transfer and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Seller, free and clear of any Liens (other than Permitted Liens), all of Seller’s right, title and interest in the assets, properties and rights of Seller (other than any Excluded Asset), including in each case as of the Closing:

1.1.1

all fixed assets and items of machinery, equipment, including laboratory equipment, and all other tangible personal property of Seller, including the SQZ Platform and the Point-of-Care equipment, and all other tangible personal property of Seller set forth on Schedule 1.1.1 (the “Transferred Personal Property”);

1.1.2

that certain Amended and Restated Exclusive Patent License Agreement (the “MIT Agreement”), dated as of December 2, 2015, by and between the Massachusetts Institute of Technology (“MIT”) and Seller, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time; and, to the extent assignable in accordance with their terms without the consent of the counterparty, (i) all Contributor Intellectual Property Assignment Agreements, (ii) that certain Separation Agreement, dated as of January 13, 2023, by and between Seller and Jacquelyn Hansen and (iii) that certain Separation Agreement and Release, dated as of December 12, 2022, by and between Seller and Armon Sharei (collectively, with the MIT Agreement, the “Transferred Contracts”);

1.1.3

all Seller Technology including: (a) copies (in paper or electronic form) of the INDs, supported by and including copies evidencing such Government Authorizations issued to Seller by a Government Entity; (b) all Government Authorization applications and correspondence with Government Entities regarding any Government Authorization (including tracking files, meeting minutes and strategy materials); (c) all data, results and records of all studies, including the Laboratory Studies, Non-Clinical Studies and Clinical Studies, of Seller Products, including the HPV Studies, trial master files, drug master files and all other documents required to be kept by Applicable Law, all safety data and any GMP and GLP documentation for any Seller Product; and (d) all data or information, arising from development or manufacture of any Seller Product, including Software, design and engineering for the SQZ Platform, data included in the Government Authorizations and any applications therefore for any Seller Product, including design history files, technical files, drawings, designs, schematics, manufacturing information, validation documentation, quality documentation, research tools, laboratory notebooks, files and quality reports; and

1.1.4	the Transferred Intellectual Property (collectively, the “Transferred Assets”).

Section 1.2 Excluded Assets

Purchaser expressly acknowledges and agrees that the Transferred Assets will not include the Excluded Assets. “Excluded Assets” means each of the following assets as of the Closing:

1.2.1	the INDs;

1.2.2	any inventory of the SQZ Clinical Product(s) or SQZ Therapeutic Product(s), including raw materials and other supplies therefor;

1.2.3	all cells owned or controlled by Seller;

1.2.4	the animal-handling equipment;

1.2.5

all Contracts other than the Transferred Contracts, including (i) all consulting Contracts with the individuals set forth on Schedule 1.2.5, (ii) software licenses, and (iii) any Contract primarily related to or entered into in connection with the Clinical Studies (other than for the avoidance of doubt, the MIT Agreement);

1.2.6	any refund of Seller Taxes or other Excluded Liability, any other Tax assets of Seller and Tax assets arising out of the Transferred Assets in any Pre-Closing Tax Period;

1.2.7	all cash and cash equivalents, securities, negotiable instruments, accounts receivable, notes and other amounts receivable;

1.2.8	all bank accounts;

1.2.9	all insurance policies and all rights, claims, credits or causes of action thereunder;

1.2.10	all real property;

1.2.11	furniture, office equipment, lap-top computers and supplies; and

1.2.12	all board minutes, minute books, stock registers, organizational documents, financial records and corporate records.

Section 1.3 Liabilities

1.3.1	Assumed Liabilities

At the Closing, Seller will assign and delegate to Purchaser, and Purchaser will assume and agree to pay, perform or discharge, or cause to be paid, performed or discharged, when due, the Liabilities of Seller arising after the Effective Time (a) out of or in connection with the Transferred Assets, and the use thereof, and (b) all Liabilities and obligations for Taxes in respect of the Transferred Assets, other than (i) Liability to the extent arising out of or relating to a breach by Seller of a Transferred Contract which occurred prior to the Effective Time or (ii) any obligation required by any Transferred Contract to be performed prior to the Effective Time (collectively, the “Assumed Liabilities”). Purchaser shall assume any Liabilities, fees or costs relating to the consent relating to, or arising out of, the transfer, conveyance, assumption, novation or assignment of the Transferred Assets (including, but not limited to, shipping, relocation and storage fees of the Transferred Assets pursuant to the transactions contemplated by this Agreement).

1.3.2	Excluded Liabilities

No Liabilities and obligations of Seller or its Affiliates, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”), will be assumed by Purchaser. The Excluded Liabilities will remain the sole responsibility of and will be retained, paid, performed and discharged solely by Seller. For the avoidance of doubt, the Excluded Liabilities will expressly include (a) all Liabilities arising before the Effective Time out of the Transferred Assets and the use thereof, (b) all Liabilities for Taxes of Seller and Tax Liabilities arising out of the Transferred Assets in any Pre-Closing Tax Period, (c) all Liabilities related to Seller’s employees, including any Liabilities under any Employee Plan, and (d) all Liabilities related to Seller’s wind down of its HPV Studies.

Section 1.4 Purchase Price Allocation

The Purchase Price (together with any liabilities properly taken into account under the Code) will be allocated among the Transferred Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, in accordance with the methodology set forth on Schedule 1.4 (the “Allocation Methodology”) prior to Closing. The Parties agree that any Tax Returns (including IRS Form 8594) will be prepared and filed consistently with the agreed upon Allocation Methodology, unless otherwise required by applicable Law.

Article 2

Closing

Section 2.1 The Closing

The closing of the purchase and sale of the Transferred Assets and the transfer and assumption of the Assumed Liabilities and the transactions relating thereto (the “Closing”) will take place remotely, via the exchange of documents and signatures, on the second Business Day after the day on which the conditions precedent set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) are satisfied or waived in accordance with this Agreement, or at such other place and time or on such other date as Seller and Purchaser may mutually agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. The effective time of the Closing is 12:01 a.m., Eastern time, on the Closing Date (the “Effective Time”).

Section 2.2 Seller Deliveries

At the Closing, Seller shall take the following actions (or cause such actions to be taken):

2.2.1	deliver to Purchaser a bill of sale, assignment and assumption agreement (the “Bill of Sale”), executed by Seller;

2.2.2	deliver to Purchaser assignments of all of the Transferred Intellectual Property (the “IP Assignments”), executed by Seller;

2.2.3	deliver to Purchaser an executed amendment to the MIT Agreement, substantially in the form attached hereto as Exhibit A (the “MIT Amendment”) duly executed by Seller and MIT;

2.2.4	deliver to Purchaser evidence of notice to MIT of the assignment of the MIT Agreement, as required by Section 10 thereunder;

2.2.5	deliver to Purchaser an executed assignment of the MIT Agreement, substantially in the form attached hereto as Exhibit B (the “MIT Assignment and Assumption Agreement”);

2.2.6	subject to Section 5.6, deliver to Purchaser possession or control of the Transferred Personal Property and the Seller Technology in Seller’s possession or control;

2.2.7	deliver to Purchaser the certificate contemplated by Section 6.2.3;

2.2.8	deliver to Purchaser an IRS Form W-9 executed by Seller;

2.2.9

deliver to Purchaser a list of all actions that, to the Knowledge of Seller, must be taken within 60 days after the Closing Date with respect to maintaining any of the Seller Registered Intellectual Property; and

2.2.10

deliver to Purchaser such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Purchaser, as may be required to give effect to this Agreement.

Section 2.3 Purchaser Deliveries

At	the Closing, Purchaser shall take the following actions (or cause such actions to be taken):

2.3.1	pay an amount equal to the Purchase Price to Seller, by wire transfer of immediately available funds to such account as is designated by Seller in writing;

2.3.2	deliver to Seller the Bill of Sale, executed by Purchaser;

2.3.3	deliver to Seller the IP Assignments, executed by Purchaser;

2.3.4	deliver to Seller the MIT Assignment and Assumption Agreement, duly executed by Purchaser;

2.3.5	deliver to Seller the certificate contemplated by Section 6.3.3; and

2.3.6

deliver to Seller such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Seller, as may be required to give effect to this Agreement.

Article 3

Representations and Warranties of Seller

As a material inducement to Purchaser to enter into this Agreement and the Transaction, except as set forth on the disclosure schedules to this Agreement and delivered by Seller to Purchaser (the “Disclosure Schedules”), Seller hereby represents and warrants, as of the date of this Agreement and as of the Effective Time, to Purchaser as follows:

Section 3.1 Organization and Qualification

Seller is a corporation duly organized, validly existing and in good standing under the Applicable Laws of the State of Delaware. Seller possesses all requisite company power and authority necessary to own, use and operate the Transferred Assets, to perform all its obligations under the MIT Agreement and to carry on Seller’s Business as now conducted.

Section 3.2 Power and Authority; Enforceability

Seller has all requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. Other than the Shareholder Approval required by Section 5.11, the execution and delivery of the Transaction Documents by Seller to which it is a party and the consummation of the transactions contemplated by the Transaction Documents to which Seller is a party have been duly authorized by all necessary company and other action on the part of Seller. This Agreement has been duly executed and delivered by Seller and each of the other Transaction Documents to which Seller is a party have been duly executed and delivered by Seller, and such Transaction

Documents constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that (a) their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Applicable Laws, now or hereafter in effect, affecting the enforcement of creditor’s rights generally, and (b) the availability of equitable remedies is subject to the discretion of the court before which any such proceeding may be brought (the “Enforceability Exceptions”).

Section 3.3 No Conflict

Neither the execution and delivery of this Agreement by Seller or of any Transaction Documents to which it is a party, nor the performance of the provisions hereof and thereof to be performed by Seller, nor consummation by Seller of the transactions contemplated by this Agreement or such Transaction Documents will (a) violate or conflict with Seller’s Organizational Documents; (b) violate or conflict with any Applicable Law or Order that is material and applicable to Seller or the Transferred Assets; (c) following the delivery of the notice and assumption of obligations as part of the Transaction required pursuant to the MIT Agreement, violate or conflict with or result in a breach of any of the terms or conditions of, or constitute a default under, any mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which the Transferred Assets may be bound or affected or (d) result in the imposition or creation of any Lien upon, or with respect to, any of the Transferred Assets. Except as set forth in Section 3.3 of the Disclosure Schedules, no consent, approval, Order or notification, declaration or filing with any Person, including any Government Entity (except for the filing with the SEC of the Proxy Statement and the actions described in Section 5.11 including the satisfaction of any comments of the SEC or its staff regarding the Proxy Statement), is required in connection with the execution, delivery or performance of this Agreement or the Transaction Documents by Seller or the consummation by Seller of the transactions contemplated herein or therein.

Section 3.4 Financial Statements

Seller has made available to Purchaser: (a) audited consolidated balance sheets of Seller as at December 31, 2022 (the “Balance Sheet Date”), and the related audited consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the fiscal years ended on such dates, including the notes thereto, together with the report thereon of Seller’s independent public accountants, and (b) an unaudited consolidated balance sheet (the “Interim Balance Sheet”) of Seller and its subsidiaries as at September 30, 2023 (the “Interim Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in shareholders’ equity, and cash flows for the nine months then ended (collectively, the “Financial Statements”). The Financial Statements: (i) fairly present in all material respects the consolidated financial condition and the results of operations, changes in shareholders’ equity, and cash flows of Seller as at the respective dates of, and for the periods referred to in, the Financial Statements and such financial statements, and (ii) were prepared in accordance with GAAP, subject, in the case of the unaudited Financial Statements, to normal recurring year-end adjustments (none of which are, individually or in the aggregate, expected to be material to Seller, taken as a whole, in nature or amount) and the absence of notes (that, if presented, would not differ materially from those included in the Financial Statements).

Section 3.5 Title to Transferred Assets

Seller owns good and transferable title to all Transferred Assets, free and clear of any Liens, other than Permitted Liens. Such Transferred Assets have been maintained in accordance with normal industry practice, are in an operating condition and repair (subject to normal wear and tear), are in the possession and control of Seller. To the Knowledge of Seller, no Transferred Asset is subject to any pending Proceeding or outstanding Order that restricts the use, transfer or licensing thereof or that may affect the validity, use or enforceability of any of the Transferred Assets or any rights or remedies relating thereto.

Section 3.6 No Undisclosed Liabilities

Except for matters otherwise addressed in this Article 3, Seller has no Liability of a nature required to be disclosed in a balance sheet prepared in accordance with GAAP, except for (i) Liabilities reflected or reserved against in the Interim Balance Sheet, (ii) incurred in the ordinary course of business, or (iii) as would not reasonably be expected to, individually or in the aggregate, be material to Seller’s ownership or use of the Transferred Assets (taken as a whole).

Section 3.7 Taxes

3.7.1	Filed Tax Returns and Tax Payments

3.7.1.1

Seller has filed or caused to be filed on a timely basis (taking into account any extensions of time for such filings) all Tax Returns that were required to be filed by Seller with respect to the Transferred Assets pursuant to Applicable Laws. All such Tax Returns are complete and correct in all material respects. Except as set forth in Section 3.7 of the Disclosure Schedules, Seller is not currently the beneficiary of any extension of time within which to file any such Tax Return, and such extensions of time were applied for in the Ordinary Course of Business.

3.7.1.2

Seller has paid, or made provision for the payment of, all Taxes that have become due with respect to the Transferred Assets, except such Taxes, if any, that are set forth in Section 3.7 of the Disclosure Schedules and that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been provided in the Interim Balance Sheet.

3.7.1.3

No claim has ever been made in writing by any Government Entity in a jurisdiction where Seller does not file Tax Returns with respect to the Transferred Assets that the Seller is subject to taxation by that jurisdiction with respect to the Transferred Assets.

3.7.1.4	All deficiencies asserted, or assessments made, with respect to the Transferred Assets against Seller as a result of any examinations by any taxing authority have been fully paid.

3.7.2	Audited or Closed Tax Years

3.7.2.1

There are no pending or threatened in writing audits, investigations, disputes, notices of deficiency, claims or other Proceedings relating to Taxes with respect to the Transferred Assets, nor has Seller agreed to any extension of time or waived any statute of limitations with respect thereto.

3.7.2.2	Except as set forth in Section 3.7 of the Disclosure Schedules, no Lien for Taxes exists with respect to any Transferred Assets, except statutory Liens for Taxes not yet due and payable.

3.7.3	Miscellaneous

3.7.3.1	Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

3.7.3.2	Seller has not participated in any “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b).

3.7.3.3

None of the Transferred Assets is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 3.8 Compliance With Applicable Laws; Government Authorizations

3.8.1	Except as set forth in Section 3.8 of the Disclosure Schedules:

3.8.1.1

except as would not reasonably be expected to, individually or in the aggregate, be material to Seller’s ownership or use of the Transferred Assets (taken as a whole), since January 1, 2020, Seller has been in compliance with each Applicable Law that is or was applicable to it or the conduct of Seller’s Business or the ownership or use of the Transferred Assets;

3.8.1.2

Seller has not received any written notice or, to the Knowledge of Seller, oral communication from any Government Entity regarding any actual or alleged violation of, or failure to comply with, any Applicable Law affecting the Transferred Assets or Assumed Liabilities; and

3.8.1.3

to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) could constitute or result in a material violation by Seller of, or a material failure on the part of Seller to comply with, any Applicable Law affecting the Transferred Assets or Assumed Liabilities.

3.8.2

Section 3.8 of the Disclosure Schedules lists each IND held by Seller in relation to the HPV Studies. Each IND listed in Section 3.8 of the Disclosure Schedules is valid and in full force and effect. Except as set forth in Section 3.8 of the Disclosure Schedules, since January 1, 2020:

3.8.2.1	Seller has been in material compliance with each such IND listed in Section 3.8 of the Disclosure Schedules; and

3.8.2.2

Seller has not received any written notice or, to the Knowledge of Seller, oral communication from any Government Entity regarding (A) any actual or alleged violation of, or failure to comply with, any IND, or (B) any actual, or proposed revocation, suspension, cancellation, termination, or material modification of any IND.

Section 3.9 Applicable Health Laws

Except as set out in Section 3.9 of the Disclosure Schedules:

3.9.1	the HPV Studies are the only Clinical Studies performed by or on behalf of Seller;

3.9.2	except pursuant to the HPV Studies, no SQZ Therapeutic Product or third party product produced using a SQZ Platform has been administered to humans or the subject of a Clinical Study;

3.9.3

Except as would not reasonably be expected to, individually or in the aggregate, be material to Seller’s ownership or use of the Transferred Assets (taken as a whole), Seller: (A) is and, since January 1, 2020, has been in compliance with all Applicable Health Laws and the requirements of the FDA with respect to the manufacture and use of Seller Products, the manufacture of any third party product produced using a SQZ Platform, Seller’s Laboratory Studies, Non-Clinical Studies and the HPV Studies; (B) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other written correspondence or notice from the FDA or any other Government Entity alleging or asserting material noncompliance with any Applicable Health Laws or any Government Authorizations required by any such Applicable Health Laws; (C) possesses all material Government Authorizations necessary for the use of the Transferred Assets and Assumed Liabilities and the performance of the HPV Studies and such Government Authorizations are valid and in full force and effect and Seller is not in material violation of any term of any such Government Authorizations; (D) has not received notice of any Proceeding or other action from the FDA or any other Government Entity alleging that any Seller Product, Seller Service, or any operation or activity by Seller or to the Knowledge of Seller, on behalf of Seller in relation to the Transferred Assets is in material violation of any Applicable Health Laws or Government Authorizations and Seller has no

Knowledge that the FDA or any Government Entity is considering any such a Proceeding; (E) has not received written notice that the FDA or any Government Entity has taken, is taking or intends to take action to limit, suspend, materially modify or revoke any material Government Authorizations and has no Knowledge that the FDA or any Government Entity is considering such action; and (F) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Health Laws or Government Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission);

3.9.4

the Laboratory Studies, Non-Clinical Studies, and HPV Studies conducted by or on behalf of Seller were and, if still ongoing, are being conducted in all material respects in accordance with all applicable Government Authorizations and Applicable Health Laws; and

3.9.5

Seller and, to the Knowledge of Seller, its Representatives, before or during their employment with Seller or providing services to Seller, is and are not and have not been debarred, excluded or suspended from any federal healthcare program (as defined in 42 U.S.C. § 1320a-7b(f)) or any other government healthcare program or human clinical research, including under 21 U.S.C. § 335a or any similar Applicable Law. Neither Seller nor, to the Knowledge of Seller, its Representatives is or are subject to or have notice of a Proceeding that could reasonably be expected to result in debarment, suspension, or exclusion.

Section 3.10 Proceedings

There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller, at law or in equity, with respect to the Transferred Assets or Assumed Liabilities, or that challenge or seek to prevent, delay, impose limitations or conditions on, or otherwise interfere with, this Agreement or any transactions contemplated by this Agreement.

Section 3.11 MIT Agreement

Except as would not reasonably be expected to result in material liability to the Transferred Assets (taken as a whole), the MIT Agreement is in full force and effect and constitutes a legal, valid, binding agreement of Seller, subject to the Enforceability Exceptions. Except as would not reasonably be expected to result in material liability to the Transferred Assets (taken as a whole), Seller has performed in all material respects all obligations required to be performed by it as of the date hereof under the MIT Agreement, and there have not been and are no material defaults by Seller, or, to the Knowledge of Seller, by the counterparties to the MIT Agreement. No event has occurred (or failed to occur) that, with the passing of time or the giving of notice or both, would constitute a material default by Seller, or, to the Knowledge of Seller, by the counterparties to the MIT Agreement. A copy of the MIT Agreement (including all modifications, amendments and supplements thereto and waivers thereunder) has been made available to Purchaser. To the Knowledge of Seller, there are no material disputes pending or threatened under the MIT Agreement.

Section 3.12 Employees and Consultants

Except as set forth on Section 3.12 of the Disclosure Schedules. to the Knowledge of Seller, no employee, independent contractor or consultant of Seller is in material violation of: (i) any term of any employment, independent contractor or consulting agreement between Seller and such employee, independent contractor or consultant or (ii) any term of any other any restrictive covenant relating to the right of any such consultant to render services to Seller or to use Trade Secrets or proprietary information of others. To the Knowledge of Seller, the engagement of any consultant by Seller does not subject it to any Liability to any Third Party. There are no performance improvement or disciplinary actions contemplated or pending against any of the individuals performing work for or on behalf of Seller.

Section 3.13 Intellectual Property

3.13.1	Seller Intellectual Property Rights

3.13.1.1

Disclosure of Certain Intellectual Property. Section 3.13.1.1 of the Disclosure Schedules sets forth a list of all Net Names owned by Seller (including the expiration date) and Seller Registered Intellectual Property, grouped by Patents and Trademarks, setting forth for each of the foregoing, as applicable, the current owner, title, application number, filing date and jurisdiction, and registration number for each item of such Seller Registered Intellectual Property.

3.13.1.2

Enforceability; No Challenges. Except as set forth on Section 3.13.1.2 of the Disclosure Schedules, to the Knowledge of Seller, (a) each registration of Seller Registered Intellectual Property is subsisting; (b) each item of Seller Registered Intellectual Property that has been issued, registered or granted has been determined by the relevant Registration Office to be valid and subsisting, and (c) all applications for Seller Registered Intellectual Property, if allowed or granted, has been determined by the relevant Registration Office to be valid. Without limiting the foregoing, to the Knowledge of Seller, Seller has not taken any actions that would result in a Patent included in Seller Registered Intellectual Property being invalid (including any disclosure, publication or sale of the invention prior to an applicable ‘grace period’ under all relevant legislation and regulations governing the Patents) or unenforceable. To the Knowledge of Seller, with respect to each item of Seller Registered Intellectual Property, (i) all inventors of such Registered Intellectual Property are listed as inventors on applications filed for such Registered Intellectual Property and (ii) all. All inventors listed on such Registered Intellectual Property have executed and delivered to Seller a written agreement regarding the protection of proprietary information and the irrevocable present assignment to Seller of all right, title, and interest in such Registered Intellectual Property to Seller. In the past three years, Seller has not received written notice of any challenge to the validity, enforceability or ownership of any Seller Registered Intellectual Property.

3.13.1.3

Proper Filing. All Seller Registered Intellectual Property has been applied for or registered in the name of Seller. With respect to each item of Seller Registered Intellectual Property, all legal and agents fees for services and related expenses incurred due to be made or paid as of the date of this Agreement have been timely paid in full, and all necessary documents (including responses to office actions and other correspondence from a Registration Office) and certificates, due before the date of this Agreement, have been timely filed with all relevant Registration Offices for the purposes of maintaining such Intellectual Property, in each case in accordance with Applicable Law and to avoid loss or abandonment thereof. Section 3.13.1.3 of the Disclosure Schedules is a list of all actions, dated as of the date on the Disclosure Schedule, that, to the Knowledge of Seller, must be taken within 60 days after the date hereof: (i) with respect to any of the Seller Registered Intellectual Property; and (ii) with respect to any Seller Licensed Intellectual Property that is Registered Intellectual Property and in respect of which Seller manages or participates in the prosecution of such Seller Licensed Intellectual Property; in each case including payment of any filing, examination, registration, maintenance, renewal and other fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing such Intellectual Property to avoid loss or abandonment thereof, in each case in accordance with Applicable Law.

3.13.1.4	Trademarks. Seller has not registered with a Registration Office any Copyrights. With respect to all Trademarks included in Seller Registered Intellectual Property, to the

Knowledge of Seller, each such item has not lapsed, expired or been abandoned and has not been revoked, cancelled or rejected by any Registration Office. With respect to such Trademarks, Seller has taken all commercially reasonable measures and precautions necessary to protect, control and maintain such Trademarks and the full value of and goodwill associated with such Trademarks.

3.13.1.5

Patents. To the Knowledge of Seller, with respect to all Patents included in Seller Registered Intellectual Property and all Patents that have been filed or registered with a Registration Office, (A) such Patents have been prosecuted in good faith and (B) Seller and its patent counsel have complied with their duty of candor and disclosure to all Registration Offices with respect to such Patents and have made no misrepresentations in connection with the prosecution or maintenance of such Patents.

3.13.1.6

Trade Secrets. Seller has taken all commercially reasonable measures and precautions necessary to protect and maintain the confidentiality and value of all Trade Secrets included in Seller Owned Intellectual Property and to avoid the misappropriation of Trade Secrets owned by others.

3.13.2	Ownership of and Right to Use Seller Intellectual Property; No Liens

3.13.2.1

Except as set forth on Section 3.13.2.1 of the Disclosures Schedules, Seller is the sole and exclusive owner of all right, title and interests in and to all Seller Registered Intellectual Property, free and clear of all Liens, other than Permitted Liens. Seller has not transferred ownership of, or except as specifically identified in Section 3.13.2.1 of the Disclosure Schedules, granted any exclusive license with respect to, any Seller Registered Intellectual Property to any Person, and Seller has not permitted the rights of Seller in any Seller Registered Intellectual Property to enter into the public domain.

3.13.2.2	Seller has the right to use the Seller Licensed Intellectual Property.

3.13.3	Agreements Related to Seller Intellectual Property

3.13.3.1

Disclosure of Outbound Licenses. Except as set forth the in Section 3.13.3.1 of the Disclosure Schedules, Seller has not granted and is not required to grant to any Person any right under or license (expressly, by implication, by estoppel or otherwise), any covenant not to assert or sue or other immunity from suit under or any other rights, to any current or future Seller Intellectual Property, or where Seller has undertaken or assumed any obligation not to assert any current or future Seller Intellectual Property against any Person prior to asserting any Seller Intellectual Property against any other Person or any obligation to exhaust remedies as to any Seller Intellectual Property against one or more Persons prior to seeking remedies against any other Person.

3.13.3.2	Disclosure of Inbound Licenses. Section 3.13.3.2 of the Disclosure Schedules lists all Contracts for Seller Licensed Intellectual Property material to the Transferred Assets.

3.13.4

No Joint Ownership in Seller Intellectual Property. Except as disclosed in Section 3.13.4 of the Disclosure Schedules, Seller does not jointly own any right, title or interest with any other Person of any Seller Owned Intellectual Property.

3.13.5

No Infringement by Other Persons. Except as set forth in Section 3.13.5 of the Disclosure Schedules, to the Knowledge of Seller, no Seller Owned Intellectual Property or Seller Licensed Intellectual Property that is exclusively licensed to Seller is currently being, or since January 1, 2020 has, infringed, misappropriated or violated by any operation or conduct of any Person.

3.13.6

No Infringement by Seller. To the Knowledge of Seller, the use of the Transferred Assets and Assumed Liabilities, including the making, using, offering for sale, selling, distributing and/or importing of Seller Products and the performance of Seller Services has not since January 1, 2020, and does not currently violate, infringe (including contributory infringement and inducement to infringe) or misappropriate the Intellectual Property of any Third Party. Since January 1, 2020, Seller has not received any written notification, that Seller Business violates, infringes (including contributory infringement and inducement to infringe) or misappropriates any Third Party’s Intellectual Property. Seller has not obtained any non-infringement, freedom to operate, clearances or invalidity opinions from counsel (inside or outside counsel) regarding Seller Business or any Seller Product or Seller Service.

3.13.7

Employee and Contractor Agreements. Except as set forth in Section 3.13.7 of the Disclosure Schedules, to the Knowledge of Seller, all current and former employees, consultants and independent contractors of Seller who are or were materially involved in the creation or development of any Seller Owned Intellectual Property (any such Person, a “Contributor”) have executed and delivered to Seller a written agreement regarding the confidentiality of proprietary information and the irrevocable present assignment to Seller of all right, title, and interest such in Seller Owned Intellectual Property (each, a “Contributor Intellectual Property Assignment Agreement”). Each such agreement is substantially consistent with to the forms of invention assignment, employment, independent contractor, consulting services and/or other written agreements, as applicable, previously made available by Seller to Purchaser. Except as disclosed in Section 3.13.7 of the Disclosure Schedules, to the Knowledge of Seller, no current or former employee, consultant or independent contractor is in violation of any term of any such agreement, or any other agreement relating to the relationship of any such employee, consultant or independent contractor with Seller.

3.13.8

No Government Funding. To the Knowledge of Seller, no funding, facilities, resources or personnel of any Government Entity was used in connection with the development or creation, in whole or in part, of any Seller Owned Intellectual Property such that there is an automatic license to any Government Entity of any Seller Owned Intellectual Property, any obligation to report utilization of any Seller Owned Intellectual Property or an obligation to manufacture such Seller Owned Intellectual Property in the United States of America.

3.13.9

No Limits on Purchaser’s Rights. Other than pursuant to the MIT Agreement, the execution or performance of this Agreement contemplated hereby, or the consummation of the transactions contemplated by this Agreement, will not cause: (i) Seller to grant to any other Person any right to or with respect to any Seller Intellectual Property, (ii) Seller to be bound by, or subject to, any non-compete or other restriction on the operation or scope of its businesses, or (iii) Seller to be obligated to pay any royalties or other fees or consideration with respect to Intellectual Property of any Person in excess of those payable by Seller in the absence of this Agreement or the transactions contemplated hereby.

Section 3.14 Seller’s Brokers or Finders

Except as disclosed in Section 3.14 of the Disclosure Schedules, Seller has not incurred and will not incur any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

Section 3.15 No Other Representations and Warranties

Except as expressly set forth in this Article 3:

3.15.1

neither Seller nor any other person makes any representations or warranties, whether express, implied or statutory, with respect to the Transferred Assets or the Assumed Liabilities or the probable success or profitability of the Transferred Assets or otherwise, including any implied warranties or merchantability, fitness for a particular purpose, including as to (a) the maintenance, repair, condition, design, performance or marketability of any Transferred Asset, (b) the operation of the Transferred Assets by Purchaser after the Closing or (c) the probable success or profitability of the Transferred Assets after the Closing.

3.15.2

Seller hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, advice, information, documents, projections, forecasts or other material made available to Purchaser or its Affiliates or representatives) in any “data rooms,” teaser, confidential information memorandum or management presentations in connection with the Agreement, the Transaction Documents or any of the other transactions contemplated hereby and thereby.

Article 4

Representations and Warranties of Purchaser

As a material inducement to Seller to enter into this Agreement and consummate the Transaction, Purchaser hereby represents and warrants, as of the date of this Agreement and as of the Effective Time, to Seller as follows:

Section 4.1 Organization

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the province of British Columbia. Purchaser possesses all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 4.2 Power and Authority; Enforceability

Purchaser has all requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and the Transaction Documents to which it is a party. The execution and delivery of the Transaction Documents by Purchaser to which it is a party and the consummation of the transactions contemplated by the Transaction Documents to which Purchaser is a party have been duly authorized by all necessary company and other action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and each of the other Transaction Documents to which Purchaser is a party have been duly executed and delivered by Purchaser, and such Transaction Documents constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the Enforceability Exceptions.

Section 4.3 No Conflict

Neither the execution and delivery of this Agreement by Purchaser or of any Transaction Documents to which it is a party, nor the performance of the provisions hereof and thereof to be performed by Purchaser, nor consummation by Purchaser of the transactions contemplated by this Agreement or such Transaction Documents will (a) conflict with or violate any provision of Purchaser’s Organizational Documents; or (b) violate or conflict with any Applicable Law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court, government or governmental agency or instrumentality, domestic or foreign, that is applicable to Purchaser. With respect to Purchaser, no consent, approval, order or authorization of or from, or registration, notification, declaration or filing with any individual or entity, including any Government Entity, is required in connection with the execution, delivery or performance of this Agreement or the Transaction Documents by Purchaser or the consummation by Purchaser of the transactions contemplated herein or therein.

Section 4.4 Certain Proceedings

There are no Proceedings pending or to the Knowledge of Purchaser threatened against Purchaser, at law or in equity that challenge or seek to prevent, delay, impose limitations or conditions on, or otherwise interfere with, this Agreement or any transactions contemplated by this Agreement. To the Knowledge of Purchaser, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Proceeding.

Section 4.5 Purchaser’s Brokers or Finders

Purchaser has not incurred and will not incur any brokerage, finder’s or similar fee in connection with the transactions contemplated by this Agreement.

Section 4.6 Sufficiency of Funds

Purchaser has sufficient immediately available funds to pay the Purchase Price and to perform Purchaser’s other obligations under this Agreement and the Transaction Documents.

Section 4.7 No Other Representations and Warranties

Purchaser acknowledges and agrees that, other than the representations and warranties of Seller specifically contained in Article 3, there are no representations or warranties of Seller or any other person either expressed or implied with respect to the Transferred Assets, the Assumed Liabilities or the transactions contemplated hereby, individually or collectively. Purchaser together with and on behalf of its Affiliates and representatives, specifically disclaims that it or they are relying upon or have relied upon any such other representations or warranties that may have been made by any person, and Purchaser, together with and on behalf of its Affiliates and representatives, acknowledges and agrees that Seller and its Affiliates specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person.

Section 4.8 Disclaimer

Except as expressly set forth in any representation or warranty in Article 3 and the indemnification obligations in respect thereof, Purchaser acknowledges and agrees that no Person shall have any claim (whether in warranty, contract, tort (including negligence or strict liability) or otherwise) with respect to any representation, warranty or other statement, and no such Person is relying on any representation, warranty or other statement contained in any information, documents or materials made available or otherwise furnished to or for each of Purchaser, its Affiliates or respective representatives by Seller, any of its Affiliates, or any of their respective representatives, including any financial projections or other statements regarding future performance, any management presentation or confidential information memoranda regarding, among other things, the Transferred Assets or Assumed Liabilities provided to Purchaser, its Affiliates or respective representatives and any other information, documents or material, whether oral or written, made available to Purchaser, its Affiliates or representatives in any “data room”, presentation, “break-out” discussions, responses to questions submitted on behalf of Purchaser, its Affiliates or representatives or otherwise furnished to Purchaser, its Affiliates or representatives in any form in expectation of the transactions contemplated hereby.

Article 5

Covenants

Section 5.1 Access and Investigation

During the Pre-Closing Period, and upon reasonable notice from Purchaser, Seller shall use commercially reasonable best efforts to afford Purchaser and its Representatives (collectively, “Purchaser Group”) reasonable access, during regular business hours, to Seller’s employees (as of such date) and to the Transferred Assets. In addition, Purchaser shall have the right to have the Transferred Personal Property inspected by Purchaser Group, at Purchaser’s sole cost and expense in accordance with the practice and policies of any third parties in possession of the Transferred Personal Property.

Section 5.2 Preservation of the Transferred Assets

5.2.1

Subject in each case to Section 5.3, except (w) for matters set forth in Section 5.2 of the Disclosure Schedules, (x) as otherwise permitted or required by the terms of the Transaction Documents, or (y) as required by Applicable Law, in each case, during the Pre-Closing Period, Seller shall use commercially reasonable efforts to:

5.2.1.1	preserve the Transferred Assets in all material respects, and in any event, in a state of repair and condition that complies with Applicable Laws;

5.2.1.2	comply with all Applicable Laws applicable to Seller or the Transferred Assets and the terms of the MIT Agreement; and

5.2.2

Subject in each case to Section 5.3, in addition to (and without limiting the generality of) Section 5.2.1, except (v) as set forth in Section 5.2 of the Disclosure Schedules, (w) as otherwise permitted or required by the terms of the Transaction Documents, (x) as required by Applicable Law, or (y) for any actions or omissions taken (including the cessation or reduction of activities), or any plans, procedures and practices adopted (and compliance therewith), in connection with the mitigation (or attempted mitigation) of risks associated with COVID-19, in each case, during the Pre-Closing Period, Seller shall not do any of the following without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

5.2.2.1	mortgage, pledge or subject the Transferred Assets to any Liens (other than Permitted Liens);

5.2.2.2	terminate the MIT Agreement or any other Transferred Contract;

5.2.2.3	transfer or grant any rights or options in or to any of the Transferred Assets;

5.2.2.4	transfer or agree to transfer to any Third Party any rights under any licenses, sublicenses or other agreements with respect to any Transferred Intellectual Property;

5.2.2.5	fail to pay all payables and Taxes relating to the Transferred Assets as and when due and payable in the Ordinary Course of Business;

5.2.2.6

make, rescind or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, prepare any Tax Return in a manner inconsistent with past practices, file any Tax Return other than in the Ordinary Course of Business consistent with past practices or any amendment to a Tax Return other than as may be required by Applicable Law, fail to file, on a timely basis, including allowable extensions, with any Tax Authority, any Tax Return, failure to timely pay or remit (or cause to be timely paid or remitted) any Taxes due, enter into any closing agreement (including an advance Tax ruling and/or an advance pricing agreement), settle any claim or assessment in respect of Taxes, request a ruling with respect to Taxes, surrender any right to claim a refund, offset or other reduction in Tax, incur any material Tax liability outside the Ordinary Course of Business, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, in each case, solely to the extent any such Taxes arise out of, or such Tax Return is filed with respect to, the Transferred Assets and such action would reasonably be expected to adversely affect the Transferred Assets after the Closing Date;

5.2.2.7

(A) initiate any litigation or arbitration actions against MIT or any counterparty to any other Transferred Contract or (B) make any claims or demands for breach against MIT or any counterparty to any other Transferred Contract, or threaten to take any such action;

5.2.2.8	initiate any litigation or arbitration actions against any Third Party with respect to any Transferred Intellectual Property, or threaten to take any such action; or

5.2.2.9	agree to take any of the actions specified in this Section 5.2.

Section 5.3 Winding Up

Notwithstanding Section 5.2, Purchaser acknowledges that Seller is in the process of winding up Seller’s business and is not currently operating in the ordinary course, nor will it in the Pre-Closing Period operate in the ordinary course of business. Purchaser further acknowledges and agrees that, during the Pre-Closing Period, without Purchaser’s prior written consent, Seller may take such actions that are reasonably necessary or desirable to (i) resolve outstanding Liabilities of Seller, (ii) terminate or modify any existing arrangement of any employee or consultant of Seller, or (iii) prepare to file a certificate of dissolution, or similar instrument, with the Secretary of State of the State of Delaware. Nothing in Section 5.2 or Section 8.1 shall require Seller to (A) enforce or threaten to enforce, defend, prosecute or monitor for infringement any Seller Intellectual Property; or (B) hire or retain any employee or contractor.

Section 5.4 Notice to Purchaser

During the Pre-Closing Period, Seller shall promptly provide notice to Purchaser of:

5.4.1

any occurrence that has caused any representation or warranty of Seller contained in Article 3 to be untrue or inaccurate in a manner that would cause the condition set forth in Section 6.2.1 not to be satisfied;

5.4.2

any occurrence that has caused any covenant of Seller in this Article 5 or any occurrence that could make the satisfaction of any condition in Article 6 not to be satisfied; provided, however, that no such notice will be deemed to have cured any breach of any covenant or affect any right or remedy under this Agreement;

5.4.3	receipt of any notice of, or other communication relating to, a default, or event which with notice or lapse of time or both would become a default, under the MIT Agreement;

5.4.4

receipt of any notice or other communication in writing from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement (unless such consent has been obtained or is described in the Disclosure Schedules);

5.4.5	receipt of any notice or other communication from any Government Entity in connection with the Transaction;

5.4.6	the commencement of any Proceeding or, to the Knowledge of Seller, the threat of any Proceeding involving or affecting Seller or any of the Transferred Assets or Assumed Liabilities; or

5.4.7	the occurrence of any event that resulted in, or could reasonably be expected to result in, a Material Adverse Effect of Purchaser.

Section 5.5 Transfer Taxes

The Party required pursuant to Applicable Law to pay any stamp, transfer, documentary, sales, use, value added, registration, property, excise and other such Taxes and fees relating thereto (including any penalties, interest and additions to such Taxes) (collectively, “Transfer Taxes”) incurred in connection with this Agreement, all other agreements or instruments contemplated herein and the transactions contemplated hereby shall timely pay such Transfer Taxes in accordance with Applicable Law. Such Party shall timely pay such Transfer Taxes in accordance with Applicable Law and make all filings, returns, reports and forms as may be required to comply with the provisions of all applicable Tax Laws with respect to such Transfer Taxes. Purchaser and Seller agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax imposed in connection with the transactions contemplated hereby.

Section 5.6 Transfer of Books, Records and Transferred Personal Property

Seller shall take commercially reasonable efforts to deliver, or cause to be delivered, to Purchaser at Closing or as quickly thereafter as is practicable, all Records in the physical possession or control of Seller as of the Effective Time that form a part of the Transferred Assets and Assumed Liabilities and the Transferred Personal Property in the possession of third party contract manufacturers.

Section 5.7 Intellectual Property Prosecution and Licensing

5.7.1

Prosecution of Intellectual Property. During the Pre-Closing Period, Seller shall use commercially reasonable efforts to preserve the Seller Registered Intellectual Property, including by the filing, prosecution and maintenance of the Seller Registered Intellectual Property and defending or prosecuting office actions, prosecutions or interferences, and, if the Closing occurs, Purchaser shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller related thereto no earlier than 30 days following the Closing, and in any event, against an invoice delivered to the Purchaser in respect of same. Purchaser shall have no obligation to reimburse Seller for costs and expenses incurred by Seller related to such matters referred to in the preceding sentence if Seller fails to abandon or not take any further steps towards the filing, prosecution and maintenance of any particular Transferred Intellectual Property upon the request by Purchaser therefore.

5.7.2

Licensing of Intellectual Property. From and after the Closing, Seller shall use commercially reasonable efforts to withdraw the INDs and close out the HPV Studies. From and after the Closing and until the earlier of the date on which (a) the INDs are withdrawn and the HPV Studies are closed out; and (b) three years from the Closing, Purchaser hereby grants to Seller a non-exclusive license under the Transferred Intellectual Property to withdraw the INDs and close out the HPV Studies.

5.7.3

Use of Trademarks and Net Names. Purchaser shall permit Seller to use the Trademarks and Net Names included in the Seller Intellectual Property on a non-exclusive basis that were used by Seller or its Affiliates immediately prior to the Closing solely to the extent necessary to continue operations of Seller until completion of the wind-down of its organization and dissolution under Applicable Laws. Upon such dissolution, Seller shall cease using the Trademarks and Net Names included in the Seller Intellectual Property. Seller will comply with Purchaser’s reasonable requests for usage guidelines, quality control, and presentation of the Trademarks, and will not modify the Trademarks. This license is terminable by notice on material breach of Seller’s obligations in this Section 5.7.3.

Section 5.8 Non-Competition, Non-Solicitation, and Non-Disparagement

5.8.1	For a period of two years following the Closing Date:

5.8.1.1

Seller shall not, directly or indirectly, engage in, invest in, own, manage, operate, control, advise or, render services to any Person engaged in a Competing Business; provided, however, that any Seller may acquire or otherwise own less than 5% of the outstanding capital stock of a Person that is listed on any national securities exchange or which is registered under Section 12(g) of the Exchange Act.

5.8.1.2

Seller shall not, directly or indirectly, knowingly cause, induce, or attempt to cause or induce any Person that was, as of the Closing Date, a consultant or independent contractor of Seller to terminate such relationship.

5.8.2

Seller shall not make any public statement or announcement that constitutes an ad hominem attack on, or otherwise disparages or defames Purchaser, the Seller Business, Seller Products or Seller Services.

5.8.3

Seller agrees that this Section 5.8, including the provisions relating to duration and scope, is reasonable and necessary to protect and preserve Purchaser’s legitimate business interests and the value of the Transferred Assets, and to prevent an unfair advantage from being conferred on Seller.

5.8.4

If any provision of this Section 5.8 would be held to be excessively broad as to duration, geographical area, scope, activity, or subject, for any reason, such provision shall be modified, by limiting and reducing it, so as to be enforceable to the extent allowed by Applicable Laws.

Section 5.9 Further Assurances

Each Party agrees that at or for a reasonable period subsequent to the Closing, upon the written request of the other Party, it will promptly execute and deliver or cause to be promptly executed and delivered such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transaction, provided, however, that nothing herein shall restrict or otherwise prohibit the winding down of Seller’s business following the Closing.

Section 5.10 Acquisition Proposals

5.10.1

Solicitation or Negotiation. Seller agrees that, except as expressly permitted by this Section 5.10, it will not, and it will direct and use its commercially reasonable efforts to cause its Affiliates and Representatives not to:

5.10.1.1

initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal or continue to do any of the foregoing;

5.10.1.2

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, except to notify such Person of the existence of this Section 5.10; or

5.10.1.3	approve, support, adopt, endorse or recommend or enter into any agreements or other instruments (whether binding or not binding) any Acquisition Proposal or any Contract with respect thereto.

5.10.2

Ceasing Discussions. Seller will and will direct and use its commercially reasonable efforts to cause its Representatives to, immediately cease any and all existing discussions or negotiations with any Third Parties conducted heretofore with respect to, or that could lead to, any Acquisition Proposal.

5.10.3

Response to Acquisition Proposals. Notwithstanding anything in the foregoing to the contrary, prior to, but not after, the date and time at which the Shareholder Approval is obtained (“End Date”), if Seller or its Representatives receive a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.10, Seller and its Representatives may (i) after having complied with Section 5.10.6, provide information in response to a request therefor by the Person who has made such Acquisition Proposal but only if Seller receives from the Person so requesting such information an executed confidentiality agreement on terms no less restrictive in the aggregate to such Person than those contained herein and prior to or concurrently with disclosing any information to such Person or any of its Affiliates or Representatives in response to such Acquisition Proposal, Seller makes such information available to Purchaser (to the extent such information has not been previously made available to Purchaser); (ii) after having complied with Section 5.10.6, engage or participate in any discussions or negotiations with such Person; and (iii) after having complied with Section 5.10.4, approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (A) prior to taking any action described in clause (i) or (ii) above, the Seller Board determines in good faith after consultation with outside legal counsel that the failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be inconsistent with the directors’ fiduciary duties under Applicable Law, (B) in each such case referred to in clause (i) or (ii) above, the Seller Board has determined in good faith based on the information then available and after consultation with outside legal counsel and Seller’s financial advisor that such Acquisition Proposal either constitutes a Superior Proposal or would be reasonably likely to result in a Superior Proposal, and (C) in the case referred to in clause (iii) above, the Seller Board determines in good faith (after consultation with outside legal counsel and Seller’s financial advisor) that such Acquisition Proposal is a Superior Proposal.

5.10.4	Change of Recommendation; Alternative Acquisition Agreement

5.10.4.1	The Seller Board and each committee of the Seller Board will not, directly or indirectly:

5.10.4.1.1

(1) except as expressly permitted by this Section 5.10, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Purchaser, the Seller Board Recommendation with respect to the transactions contemplated by this Agreement, or (2) approve, propose to approve, resolve to approve, recommend or otherwise declare advisable (publicly or otherwise), any Acquisition Proposal; or

5.10.4.1.2

except as expressly permitted by, and after compliance with, Section 10.5.1, cause or permit Seller to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other Contract (other than a confidentiality agreement referred to in Section 5.10.2 entered into in compliance with Section 5.10.2) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

5.10.4.2

Notwithstanding anything to the contrary set forth in this Agreement, the Seller Board may withhold, withdraw, qualify or modify the Seller Board Recommendation (a “Change of Recommendation”) prior to the End Date if the Seller Board determines in good faith based on information then available, after consultation with outside legal counsel and its financial advisor, that an Acquisition Proposal is a Superior Proposal and, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with directors’ fiduciary duties under Applicable Law; provided, however, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 10.5.1 with respect to a Superior Proposal unless: (A) Seller notifies Purchaser in writing, 10 calendar days in advance, that it intends to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 10.5.1 with respect to a Superior Proposal, which notice will specify the reasons for such action and will specify the identity of the party who made such Superior Proposal and, in reasonable detail, all of the material terms and conditions of such Superior Proposal and attach the most current version of the agreement reflecting such terms and conditions; (B) after providing such notice and prior to making such Change of Recommendation in connection with a Superior Proposal, or taking any action pursuant to Section 10.5.1 with respect to a Superior Proposal, Seller will negotiate in good faith with Purchaser during such 10 calendar day period (to the extent that Purchaser desires to negotiate) to make such revisions to the terms of this Agreement or consider a possible alternative transaction with Purchaser so that the Acquisition Proposal that is the subject of the notice ceases to be a Superior Proposal; and (C) the Seller Board will have considered in good faith any changes to this Agreement offered in writing by Purchaser and will have determined in good faith (after consultation with its outside legal counsel and financial advisor) that the Superior Proposal would continue to constitute a Superior Proposal if such changes offered in writing by Purchaser were to be given effect; provided, that Seller will not effect a Change of Recommendation in connection with a Superior Proposal, or take any action pursuant to Section 10.5.1 with respect to a Superior Proposal, prior to the time that is 10 calendar days after it has provided the written notice required by clause (A) above; provided, further, that in the event that the Acquisition Proposal is thereafter modified by the party making such Acquisition Proposal, Seller will provide written notice of such modified Acquisition Proposal and will again comply with this Section 5.10.4, except that the deadline for such new written notice will be reduced to five calendar days (rather than the 10 calendar days otherwise contemplated by this Section 5.10.4) and the time Seller will be permitted to effect a Change of Recommendation in connection with a Superior Proposal, or to take action pursuant to Section 10.5.1 with respect to a Superior Proposal, will be reduced to the time that is five calendar days after it has provided such written notice (rather than the time that is 10 calendar days otherwise contemplated by this Section 5.10.4).

5.10.4.3	A Change of Recommendation may also be made at any time prior to the End Date if:

5.10.4.3.1

there shall occur or arise after the date of this Agreement and prior to the receipt of the Shareholder Approval a material and fundamental development or material and fundamental change in circumstances that relates to the Transferred Assets that does not relate to any Acquisition Proposal (any such material development or material change in circumstances unrelated to an Acquisition Proposal being referred to in this Agreement as an “Intervening Event”); provided, however, that in no event shall the receipt, existence or terms of any Acquisition Proposal or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal constitute or be deemed to contribute to or otherwise be taken into account in determining whether there has been an Intervening Event;

5.10.4.3.2	Seller had no Knowledge of such Intervening Event as of the date of this Agreement and such Intervening Event was not reasonably foreseeable;

5.10.4.3.3

the Seller Board determines in good faith, after consultation with outside legal counsel, that, in light of such Intervening Event, the failure to make a Change of Recommendation, if this Agreement were not amended or an alternative transaction with Purchaser were not entered into, would be inconsistent with the directors’ fiduciary duties under Applicable Law;

5.10.4.3.4

a Change of Recommendation is not made at any time within the period of 10 calendar days after Purchaser receives written notice from Seller confirming that the Seller Board has determined that the failure to make a Change of Recommendation in light of such Intervening Event would be inconsistent with the directors’ fiduciary duties under Applicable Law (which notice specifies, in reasonable detail, the reasons for such action);

5.10.4.3.5

during such 10-calendar day period, if requested by Purchaser, Seller engages in good faith negotiations with Purchaser to amend this Agreement or enter into an alternative transaction with Purchaser so that the failure to make a Change of Recommendation in light of such Intervening Event would not be inconsistent with the directors’ fiduciary duties under Applicable Law; and

5.10.4.3.6

at the end of such 10 calendar day period, the Seller Board determines in good faith, after consultation with outside legal counsel, that the failure to make a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under Applicable Law in light of such Intervening Event (taking into account any written proposal submitted to Seller by Purchaser to amend this Agreement or enter into an alternative transaction with Purchaser as a result of the negotiations contemplated by Section 5.10.4.3.5).

5.10.5	Certain Permitted Disclosure; Standstills

5.10.5.1

Nothing in this Agreement shall prohibit Seller or the Seller Board from disclosing to Seller’s shareholders a position with respect to a tender offer by a Third Party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A; provided, however, that unless such disclosure consists solely of a “stop, look and listen” communication containing only statements contemplated by Rule 14d-9(f) under the Exchange Act, Seller shall first comply with Section 5.10.4 and Section 5.10.6, to the extent applicable to such disclosure.

5.10.5.2

Seller shall not grant any waiver or release under, or fail to enforce, any standstill or similar agreement; provided, however, at any time prior to the End Date, Seller may grant a waiver or release under any standstill agreement if the Seller Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. Seller shall provide written notice to Purchaser of any waiver or release of any standstill by Seller, including disclosure of the identities of the parties thereto and circumstances relating thereto. Except for the waiver or release of standstill as contemplated by this Section 5.10.5.2, Seller shall enforce, and shall not release or permit the release of any person from, or amend, waive, terminate or modify, and shall not permit the amendment, waiver, termination or modification of, any provision of, any confidentiality or similar agreement or provision to which Seller or any of its Affiliates is a party or under which Seller or any of its Affiliates has any rights. Seller shall not, and shall not permit any of its Representatives to, enter into any confidentiality or similar agreement subsequent to the date of this Agreement that prohibits Seller or any of its Affiliates from providing Purchaser the information specifically required to be provided to Purchaser pursuant to this Section 5.10.

5.10.6

Notice. Seller agrees that it will promptly (and, in any event, within 72 hours) notify Purchaser if any proposals or offers with respect to an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of the Person making the proposal or offer and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed Contracts) and thereafter will keep Purchaser informed on a current (and no less than daily basis) of the status of any such discussions or negotiations. In the event that any party modifies its Acquisition Proposal in any respect, Seller will notify Purchaser within 72 hours of receipt of such modification of the fact that such Acquisition Proposal has been modified and the terms of such modification (including, if applicable, copies of any written documentation reflecting such modification). Seller agrees that it will not enter any confidentiality (or similar) agreement subsequent to the date of this Agreement that prohibits Seller from providing to Purchaser such material terms and conditions and other information. Seller will promptly (and in any event within 72 hours thereafter) notify Purchaser of the identity of any Person with which Seller enters into such a confidentiality (or similar) agreement.

Section 5.11 Proxy Statement; Special Meeting

5.11.1

As promptly as practicable after the date hereof Seller shall prepare and file with the SEC a preliminary proxy statement to be used in connection with the solicitation of proxies for use at the Shareholder Meeting (the “Proxy Statement”). Seller and Purchaser shall use commercially reasonable efforts to respond to any comments of the SEC and its staff, and Seller shall file a definitive Proxy Statement as soon as reasonably practicable following resolution of any SEC comments and mail to its shareholders the Proxy Statement and all other proxy materials for such Shareholder Meeting. Each of Seller and Purchaser shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. If necessary, in order to comply with applicable securities laws, after the Proxy Statement shall have been so mailed, Seller shall promptly circulate amended, supplemental or supplemented proxy material, and, if required in connection therewith, resolicit proxies. Subject to Section 5.10, the Seller Board shall recommend that the stockholders of Seller vote to authorize and approve the transactions contemplated by this Agreement (the “Seller Board Recommendation”) and shall include in the Proxy Statement such recommendation, subject to the other terms of this Agreement; provided, however, that the Seller Board may fail to make, or withdraw, modify or change such recommendation, and shall not be required to include such recommendation in the Proxy Statement, if it shall have made a Change of Recommendation.

5.11.2

Seller shall, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and Seller’s Organizational Documents, establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of obtaining the Shareholder Approval and the other matters described in this Section 5.11.2 as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC (with the record date and meeting date to be set by the Seller Board after consultation with Purchaser). Seller shall use commercially reasonable efforts to solicit from its shareholders proxies for the purposes of obtaining the Shareholder Approval and to obtain Shareholder Approval in accordance with the DGCL, Seller’s Organizational Documents and the Exchange Act. Seller shall, upon the reasonable request of Purchaser, advise Purchaser at least on a daily basis on each of the last five Business Days prior to the date of the Shareholder Meeting as to the aggregate tally of proxies received by Seller with respect to the Shareholder Approval. Without the prior written consent of Purchaser, the adoption of this Agreement and the transactions contemplated hereby and the anticipated dissolution of Seller shall be the only matters (other than procedural matters) that Seller shall propose to be acted on by the shareholders of Seller at the Shareholder Meeting.

5.11.3

Purchaser shall furnish all information concerning Purchaser as may be reasonably requested in connection with the preparation and filing with the SEC of the Proxy Statement so as to comply with Applicable Law. Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the preliminary and definitive Proxy Statement before such document (or any amendment or supplement thereto) is filed with the SEC, and Seller shall consider in good faith in such document any comments reasonably and timely proposed by Purchaser and its counsel. Seller shall (i) as promptly as practicable after receipt thereof, provide Purchaser and its counsel with copies of any written comments, and advise Purchaser and its counsel of any comments, with respect to the Proxy Statement (or any amendment or supplement thereto) received from the SEC or its staff, (ii) provide Purchaser and its counsel a reasonable opportunity to review Seller’s proposed response to such comments, and (iii) consider for inclusion in Seller’s written response to such comments any input reasonably and timely proposed by Purchaser and its counsel. Purchaser hereby represents, covenants and agrees that none of the information to be supplied by or on behalf of Purchaser or any Affiliate thereof for inclusion or incorporation by reference in the Proxy Statement shall, at the date it is first mailed to the shareholders of Seller or at the time of the Shareholders Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein to the extent based on information supplied by Seller in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

Article 6

Closing Conditions

Section 6.1 Conditions to the Obligations of Each Party

The respective obligations of Purchaser and Seller to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by each of Purchaser and Seller of the following conditions:

6.1.1	No Injunction; No Legal Impediment

No temporary restraining order, preliminary or permanent injunction or other Order issued by any Government Entity of competent jurisdiction shall be in effect which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated herein on the terms contemplated herein, and no Applicable Law shall have been enacted or be deemed applicable to the transactions contemplated herein or in any of the Transaction Documents that makes illegal, or restrains, enjoins or otherwise prohibits, the consummation of the transactions contemplated herein or any of the transactions contemplated by the Transaction Documents.

6.1.2	Shareholder Approval

Seller shall have obtained the Shareholder Approval.

Section 6.2 Additional Conditions to Purchaser’s Obligations

The obligation of Purchaser to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part in its sole discretion):

6.2.1

(i) the Seller Fundamental Representations shall be true and correct in all material respects as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and (ii) all other representations and warranties of Seller contained in Article 3 shall be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for inaccuracies of such other representations or warranties the circumstances giving rise to which, individually or in the aggregate, do not constitute and could not reasonably be expected to result in a Material Adverse Effect;

6.2.2	Seller shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing; and

6.2.3

Purchaser shall have received a certificate of an authorized signatory of Seller, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.2.1 and Section 6.2.2 applicable to such Party have been satisfied.

Section 6.3 Additional Conditions to Seller’s Obligations

The obligation of Seller to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part in its sole discretion):

6.3.1

the representations and warranties of Purchaser contained in this Agreement shall be true and correct (without giving effect to any materiality qualifications set forth therein) as of the Closing Date as though made as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the facts, events and circumstances that cause such representations and warranties to not be true and correct as of such dates would not materially interfere with, prevent, or materially delay the Closing;

6.3.2

Purchaser shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing; and

6.3.3

Seller shall have received a certificate of an authorized signatory of Purchaser, dated as of the Closing Date, to the effect that the conditions set forth in Section 6.3.1 and Section 6.3.2 have been satisfied.

Section 6.4 Waiver of Closing Conditions

Upon the occurrence of the Closing, any condition set forth in this Article 6 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

Article 7

Indemnification

Section 7.1 Survival

7.1.1

Subject to Section 10.1, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, and any certificate, document, or other writing delivered pursuant to this Agreement will survive the Closing and the consummation and performance of the Transactions.

7.1.2

No party shall be entitled to indemnification, payment, reimbursement, or other remedy for any Losses resulting from or relating to any inaccuracy in or breach of any representation or warranty in this Agreement if the party seeking indemnification for such Losses had Knowledge (in the case of Seller) or actual knowledge of Luba Metlitskaia or Sean Marshman (in the case of Purchaser) of such breach: (i) on or prior to the date of this Agreement, or, (ii) during the Pre-Closing Period, and in the case of clause (ii), such breach would have relieved Purchaser of its obligation to consummate the Transactions.

7.1.3

The waiver of any condition relating to any representation, warranty, covenant, or obligation will not affect the right to indemnification, payment, reimbursement, or other remedy based upon such representation, warranty, covenant, or obligation.

Section 7.2 Indemnification, Payment, and Reimbursement by Seller

Subject to the limitations set forth in this Article 7 and Section 10.1, Seller shall indemnify and hold harmless Purchaser and its Representatives (individually an “Purchaser Indemnified Person” and collectively, “Purchaser Indemnified Persons” and Purchaser Indemnified Persons and Seller Indemnified Persons are, when in such capacity, sometimes each referred to herein as, “Indemnified Persons”) from, and shall pay to

Purchaser Indemnified Persons the amount of, or reimburse Purchaser Indemnified Persons for, any Loss that Purchaser Indemnified Persons or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

7.2.1	any breach of any representation or warranty made by Seller in this Agreement; and

7.2.2	any breach or non-fulfillment of any covenant or agreement of Seller set forth in this Agreement; and

7.2.3	the Excluded Assets and the Excluded Liabilities.

Section 7.3 Indemnification, Payment, and Reimbursement by Purchaser

Subject to the limitations set forth in this Article 7, Purchaser shall indemnify and hold harmless Seller and its Representatives(individually an “Seller Indemnified Person” and collectively, “Seller Indemnified Persons”) from, and shall pay to Seller Indemnified Persons the amount of, or reimburse Seller Indemnified Persons for, any Loss that Seller Indemnified Persons or any of them may suffer, sustain, or become subject to, as a result of, in connection with, or relating to:

7.3.1	any breach of any representation or warranty made by Purchaser in this Agreement;

7.3.2	any breach or non-fulfillment of any covenant or agreement of Purchaser set forth in this Agreement; and

7.3.3	any Assumed Liability.

Section 7.4 Materiality

Notwithstanding anything in this Agreement to the contrary, for purposes of the determination of the existence of, and amount of any Loss in connection with, a claim under this Article 7, all references in this Agreement and the Disclosure Schedules to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the parties hereto that for purposes of determining liability under this Section 7.4, such warranties of Seller shall be read as if such terms and phrases were not included therein; provided, however, that it is understood that all such qualifications and limitations shall be given effect with respect to when items must be listed or disclosed in the Disclosure Schedules.

Section 7.5 Time Limitations

If the Closing occurs, the Indemnifying Person shall have liability under Section 7.2.1 or Section 7.3.1 only if any Indemnified Person notifies the Indemnifying Person of a claim following the Closing, specifying the factual basis of the claim in reasonable detail to the extent known by the Indemnified Person on or before the end of the Survival Period.

Section 7.6 Certain Limitations on Amount

7.6.1	Deductible.

7.6.1.1

No Purchaser Indemnified Person shall be entitled to indemnification under Section 7.2 with respect to any claim for indemnification unless and until the aggregate amount of Losses incurred by the Purchaser Indemnified Persons, taken together, exceeds $250,000 (the “Deductible”), in which case, the Purchaser Indemnified Persons shall be entitled to indemnification in respect of the first dollar of losses and not only the portion of Losses that exceeds the Deductible (subject to all the other terms and conditions set forth herein). For clarity, the Deductible shall not apply to claims for breaches of Seller Fundamental Representations.

7.6.1.2

No Seller Indemnified Persons shall be entitled to indemnification under Section 7.3 with respect to any claim for indemnification unless and until the aggregate amount of Losses incurred by the Seller Indemnified Persons, taken together, exceeds the Deductible, in which case the Seller Indemnified Persons shall be entitled to indemnification in respect of the first dollar of Losses and not only the portion of Losses that exceeds the Deductible (subject to all the other terms and conditions set forth herein).

7.6.2	Cap.

7.6.2.1

The maximum aggregate amount of indemnifiable Losses payable by Seller under Section 7.2 in respect of all claims made thereunder shall not exceed $590,000 (the “Cap”); provided, however, that the maximum aggregate amount of indemnifiable Losses payable by Seller under Section 7.2 in respect of all claims with respect to breaches of any Seller Fundamental Representation shall not exceed the Purchase Price.

7.6.2.2	The maximum aggregate amount of indemnifiable Losses payable by Purchaser under Section 7.3 in respect of all claims made thereunder shall not exceed the Cap.

Section 7.7 Third-Party Claims

7.7.1

Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceeding involving a Third Party (such Proceeding, a “Third Party Claim”), such Indemnified Person shall give to Seller or Purchaser, as applicable (each, an “Indemnifying Person”) written notice of such Third Party Claim (i) describing in reasonable detail in light of the circumstances then known to such Indemnified Person the nature of such claim, (ii) including a copy of all papers served with respect to such claims (to the extent in the possession of the Indemnified Person) and (iii) specifying the estimated amount of the Losses, if known (the “Third-Party Claim Notice”), provided, however, that no failure or delay on the part of an Indemnified Person in notifying an Indemnifying Person will relieve the Indemnifying Person from any obligation under this Article 7 except to the extent that the failure or delay materially prejudices the defense of the Third-Party Claim by the Indemnifying Person.

7.7.2

Except as provided in Section 7.7.3, the Indemnifying Person may elect to assume the defense of the Third-Party Claim with counsel satisfactory to the Indemnified Person by giving notice to the Indemnified Person of its election to assume the defense of the Third-Party Claim no later than 30 days after the Indemnified Person gives a Third-Party Claim Notice.

7.7.2.1	If the Indemnifying Person elects to assume the defense of a Third-Party Claim:

7.7.2.1.1

it shall diligently conduct the defense and, except in the case of fraud, bad faith, gross negligence or wilful misconduct, so long as it diligently conducts the defense, shall not be liable to the Indemnified Person for any Indemnified Person’s fees or expenses subsequently incurred in connection with the defense of the Third-Party Claim other than reasonable costs of investigation;

7.7.2.1.2

the election will conclusively establish for purposes of this Agreement that the Indemnified Person is entitled to relief from the Indemnifying Person under this Agreement for any Loss arising, directly or indirectly, from or in connection with the Third-Party Claim (subject to the provisions of Section 7.6);

7.7.2.1.3

no compromise or settlement of such Third-Party Claim may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (I) there is no finding or admission of any violation by the Indemnified Person of any

Applicable Law or any rights of any Person, (II) the Indemnified Person receives a full release of and from any other claims that may be made against the Indemnified Person by the Third Party bringing the Third-Party Claim, and (III) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and

7.7.2.1.4	the Indemnifying Person shall have no Liability with respect to any compromise or settlement of such claims effected without its consent.

7.7.2.2

If the Indemnifying Person does not assume the defense of a Third-Party Claim in the manner and within the period provided in Section 7.7.2.1, or if the Indemnifying Person does not diligently conduct the defense of a Third-Party Claim, the Indemnified Person may conduct the defense of the Third-Party Claim at the expense of the Indemnifying Person and the Indemnifying Person shall be bound by any determination resulting from such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

7.7.3

The Indemnifying Person shall not be entitled to assume the defense of any Third-Party Claim if: (i) such Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation or (ii) such Third-Party Claim seeks or involves an injunction, equitable or other relief against the Indemnified Person other than monetary damages for which it would be entitled to relief under this Agreement. Notwithstanding the foregoing, if the defendants in any such action include both the Indemnifying Person and the Indemnified Person, and the Indemnified Person reasonably in good faith shall have concluded that there may be a conflict between the positions of the Indemnifying Person and the Indemnified Person in conducting the defense of any such action or that there may be legal defenses available to it that are different from or additional to those available to the Indemnifying Person, then the Indemnified Person shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of the Indemnified Person, in which case the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Person. In each of the circumstances set out in this Section 7.7.3, by notice to the Indemnifying Person, the Indemnified Person may assume the exclusive right to defend, compromise, or settle such Third-Party Claim.

7.7.4

Notwithstanding the provisions of Section 9.8, Indemnifying Person consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of determining any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein.

7.7.5	With respect to any Third-Party Claim subject to this Article 7:

7.7.5.1

any Indemnified Person and any Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceeding at all stages thereof where such Person is not represented by its own counsel; and

7.7.5.2

both the Indemnified Person and the Indemnifying Person, as the case may be, shall render to each other such assistance as they may reasonably require of each other and shall cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

7.7.6

In addition to Section 9.9, with respect to any Third-Party Claim subject to this Article 7, the parties shall cooperate in a manner to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party agrees that:

7.7.6.1

it shall use commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law and rules of procedure); and

7.7.6.2

all communications between any party and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.7.7

Any claim under this Article 7 for any matter involving a Third-Party Claim shall be indemnified, paid, or reimbursed promptly. If the Indemnified Person shall for any reason assume the defense of a Third-Party Claim, the Indemnifying Person shall reimburse the Indemnified Person on a monthly basis for the costs of investigation and the reasonable fees and expenses of counsel retained by the Indemnified Person.

Section 7.8 Other Claims

Following the Closing, an Indemnified Person wishing to assert a claim for indemnification under this Article 7 that does not involve a Third-Party Claim shall deliver a written notice (a “Claim Notice”), promptly upon becoming aware of such claim, to the Indemnifying Person, which shall (i) state in reasonable detail the circumstances giving rise to the Losses and the basis for such claim under this Agreement, (ii) specify the estimated amount of the Losses, if known, and (iii) make a request for any payment then believed due. The failure or delay of an Indemnified Person to provide a Claim Notice in accordance with this Section 7.8 shall not relieve the Indemnifying Person of its obligations to provide indemnification hereunder except (A) to the extent that the Indemnifying Person is prejudiced thereby or (B) if the Indemnified Person fails to notify the Indemnifying Person of such claim in accordance with this Section 7.8 prior to the expiration of the Survival Period. The Indemnifying Person may, within forty-five (45) days after receipt by such Indemnifying Person of a Claim Notice, dispute such claim by delivering to the Indemnified Person a written response thereof.

Section 7.9 Tax Effect of Indemnification Payments

All amounts received by Purchaser as indemnification pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the aggregate Purchase Price, unless otherwise required by Applicable Law.

Section 7.10 Indemnification Claims

7.10.1

To recover any Loss under the indemnification obligations set forth in Section 7.2 or Section 7.3, an Indemnified Person must deliver to the Indemnifying Person on or before a date no later than one (1) Business Day following the Survival Period a certificate signed by any authorized representative of the Indemnified Person (a “Claim Certificate”) stating that Loss exists with respect to the indemnification obligations set forth in Section 7.2 or Section 7.3, and specifying in reasonable detail (based on the information then known) the individual items of such Loss included in the amount so stated, and the misrepresentation, breach of warranty, covenant or claim to which such item is related, including the relevant Section of this Agreement.

7.10.2

The Indemnifying Person shall have a period of forty-five (45) days from and after delivery of any Claim Certificate to deliver to the Indemnified Person a response, in which the Indemnifying Person shall: (i) agree that the Indemnified Person is entitled to receive all of the requested Loss or (ii) dispute that the Indemnified Person is entitled to receive the requested Loss.

7.10.3

If the Indemnifying Person has not delivered a response before the expiration of the forty-five (45) day period referred to in Section 7.10.2 disputing any claim or claims made in the Claim Certificate, the Indemnified Person shall, subject to the provisions of this Article 7, be entitled to recover such Loss.

7.10.4

If the Indemnifying Person disputes any claim or claims made in any Claim Certificate, the Indemnified Person shall have forty-five (45) days to respond in a written statement to the objection of the Indemnifying Person. If after such forty-five (45) day period there remains a dispute as to any claims, the Indemnifying Person and the Indemnified Person shall attempt in good faith for forty-

five (45) days to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Person and the Indemnified Person should so agree, a memorandum setting forth such agreement shall be prepared and signed by Indemnifying Person and the Indemnified Person.

Section 7.11 Resolution of Conflicts

If no agreement can be reached after good faith negotiation between the parties pursuant to Section 7.10.3, either Purchaser or Seller may initiate legal action to resolve such dispute. The resulting decision as to the validity and amount of any claim in such Claim Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in this Article 7, the Parties shall be entitled to act in accordance with such decision.

Section 7.12 Exclusive Remedy

After the Closing, the sole and exclusive remedy for any and all claims, Losses or other matters arising under, out of, or related to this Agreement or the transactions contemplated hereby, other than fraud, shall be the rights of indemnification set forth in this Article 7 only, and no Person will have any other entitlement, remedy or recourse, whether in contract, tort, strict liability, equitable remedy or otherwise, it being agreed that all of such other remedies, entitlements and recourse are expressly waived and released by the Parties to the fullest extent permitted by Applicable Law. This Section 7.12 will not operate to interfere with or impede the operation of the covenants contained in this Agreement that by their nature are required to be performed after the Closing, with respect to a party’s right to seek equitable remedies (including specific performance or injunctive relief).

Article 8

Additional Covenants

Section 8.1 Cooperation and Proceedings; Access to Records

Subject in each case to Section 5.3:

8.1.1

After the Closing, Seller shall cooperate with Purchaser and its counsel and shall use commercially reasonable best efforts, at Purchaser’s sole cost and expense, to cause its employees and contractors to be available to Purchaser in connection with the institution or defense of any Proceeding, whether existing, threatened, or anticipated, involving or relating to the Transactions, Purchaser, or Seller, including providing testimony, Records, and other information.

8.1.2

Seller and Purchaser will make available to the other any Records in the non-requesting party’s custody or control for the purpose of preparing any financial statement. The party requesting such Records will reimburse the non-requesting party for the reasonable out-of-pocket costs and expenses incurred by the non-requesting party. The non-requesting party will afford access to such Records during normal business hours, upon reasonable advance notice given by the requesting party, and subject to such reasonable limitations as the non-requesting party may impose to delete competitively sensitive or privileged information.

Section 8.2 Tax Matters

8.2.1

Straddle Periods. In the case of any Taxes relating to a Tax period that includes (but does not end on) the Closing Date (the “Straddle Period”), the portion of such Tax which relates to the Pre-Closing Tax Period shall (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire Straddle Period, and (ii) in the case of all other Taxes, be deemed equal to the amount which would be payable if the relevant Straddle Period ended on the Closing Date.

8.2.2

Cooperation. Purchaser and Seller shall cooperate to the extent reasonably requested by the other party in connection with the preparation and filing of any Tax Return relating to the Transferred Assets, and the defense of any Tax Proceeding, claim, audit, litigation or other Proceeding with respect to Taxes relating to the Transferred Assets. Purchaser and Seller agree to abide by all record retention requirements of, or record retention agreements entered into with, any Tax Authority with respect to the Transferred Assets. Such cooperation shall include the retention and, upon a Party’s reasonable request, the provision of records and information that are reasonably relevant to any such tax proceeding and access to employees and representatives on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Article 9

Miscellaneous

Section 9.1 Fees and Expenses

Each Party shall be responsible for all costs and expenses incurred by it and its Affiliates in connection with the negotiation, preparation and entry into this Agreement, the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 9.2 Remedies

Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of or failure to perform or observe any provision of this Agreement and to exercise all other rights granted by Applicable Law. Except as expressly provided in this Agreement, all such rights and remedies will be cumulative and non-exclusive and may be exercised singularly or concurrently. The Parties acknowledge that any breach of or failure to perform or observe this Agreement may cause substantial irreparable harm to the other Party. Therefore, this Agreement may be enforced in equity without posting any bond or other undertaking by specific performance, temporary restraining order and/or injunction. The rights to such equitable remedies will be in addition to all other rights or remedies that a Party may have under this Agreement or under Applicable Law.

Section 9.3 Waiver and Amendment

This Agreement may be amended, modified or supplemented only by a mutual written agreement executed and delivered by Seller and Purchaser. Except as otherwise provided in this Agreement, any failure of any Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.4 Successors and Assigns

Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any Party hereto without the prior written consent of Purchaser and Seller and any attempted assignment without such prior written consent shall be void. Subject to the preceding sentence, this Agreement and all the provisions hereof shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.5 Severability

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by, illegal or unenforceable under Applicable Law or rule in any respect by a court of competent jurisdiction, such provision will be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held to be prohibited by, illegal or unenforceable under Applicable Law or rule in any respect by a court of competent jurisdiction, the Parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.6 Headings; Counterparts

The headings contained in this Agreement are inserted for convenience only and shall not be considered in interpreting or construing any of the provisions contained in this Agreement. This Agreement may be executed in counterparts (including by means of facsimile or other electronic transmission, including .pdf, DocuSign or similar format), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same agreement.

Section 9.7 Entire Agreement

This Agreement (including the Disclosure Schedules and the exhibits, schedules and annexes hereto and thereto) and the agreements and documents referred to herein, including the Transaction Documents, contain the entire agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

Section 9.8 Governing Law; Forum; Waiver of Jury

All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement, the Transaction Documents, and the Disclosure Schedules and Exhibits, hereto and thereto, including the construction, interpretation and other matters arising out of or in connection herewith or therewith, and whether arising in contract, tort, equity or otherwise, will be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Applicable Laws of any jurisdiction other than the State of Delaware. Any judicial proceeding brought with respect to this Agreement or the Transaction Documents must be brought in any court of competent jurisdiction in the State of Delaware, and, by execution and delivery of this Agreement, each Party (a) accepts, generally, irrevocably and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement, and (b) irrevocably and unconditionally waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. Nothing in this Section 9.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity. TO THE EXTENT PERMITTED BY APPLICABLE LAW THEN IN EFFECT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE

TRANSACTION DOCUMENTS OR THE ACTIONS OF ANY OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

Section 9.9 Confidentiality

9.9.1

It is understood by the Parties hereto that the information, documents, and instruments delivered to Purchaser by Seller and its agents, and the information, documents, and instruments delivered to Seller by Purchaser and its agents are of a confidential and proprietary nature. Each of the Parties agrees that prior to the Closing it will maintain the confidentiality of all such confidential information, documents, or instruments delivered to it by the other Party hereto or their agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions, and covenants hereof and will only disclose such information, documents, and instruments to its respective Representatives and applicable Government Entities in connection with any required notification or application for approval or exemption therefrom. Each of the Parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other Party to this Agreement upon written request.

9.9.2

Seller acknowledges that the success of transactions contemplated under this Agreement after the Closing depends upon the continued preservation of the confidentiality of certain information possessed by Seller or its Affiliates, agents and Representatives, that the preservation of the confidentiality of such information by Seller is an essential premise of the bargain between Seller and Purchaser, and that Purchaser would be unwilling to enter into this Agreement in the absence of this Section 9.9. Accordingly, Seller hereby agrees that it will not, and it will cause its Affiliates, agents and Representatives not to, at any time on or after the Closing Date, directly or indirectly, without the prior written consent of Purchaser, disclose or use any confidential or proprietary information involving or relating to the Transferred Assets; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information generally available to, or known by, the public (other than as a result of disclosure in violation hereof); and provided, further, that the provisions of this Section 9.9 will not prohibit any retention of copies of records or disclosure (i) required by any Applicable Law so long as reasonable prior notice is given of such disclosure and a reasonable opportunity is afforded to contest the same or (ii) made in connection with the enforcement of any right or remedy relating to this Agreement.

9.9.3

Each of the Parties recognizes that any breach of this Section 9.9 would result in irreparable harm to the other Party to this Agreement and its Affiliates and that therefore either Seller or Purchaser shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash, or otherwise, in addition to all of its other legal and equitable remedies. Nothing in this Section 9.9, however, shall prohibit the use of such confidential information, documents, or information for such governmental filings as in the opinion of Seller’s counsel or Purchaser’s counsel are required by Applicable Law, including, for the avoidance of doubt, any filings or related disclosures required by the SEC or any other Government Entity to be made by Seller in connection with the execution of this Agreement or in the Seller’s Ordinary Course of Business.

9.9.4

If Seller becomes compelled in any Proceeding to make any disclosure that is prohibited by this Section 9.9, Seller shall, to the extent legally permissible, provide Purchaser with prompt notice of such compulsion so that Purchaser may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Section 9.9.4. In the absence of a protective order or other remedy, Seller may disclose that portion (and only that portion) of the confidential information that, based upon the opinion of Seller’s counsel, Seller is legally compelled to disclose; provided, however, that Seller shall use commercially reasonable efforts to obtain written assurance that any Person to whom any confidential information is so disclosed shall accord confidential treatment to such confidential information.

9.9.5

Nothing in this Section 9.9 will diminish the protections and benefits under Applicable Laws to which any Trade Secret relating to the Transferred Assets is entitled. If any information that Seller asserts to be a Trade Secret under Applicable Laws is found by a court of competent jurisdiction not to be such a Trade Secret, such information will nonetheless be considered confidential information of Seller for purposes of this Section 9.9.

Section 9.10 Public Announcements

So long as this Agreement is in effect, no Party, nor any of its Affiliates or any of its or its Affiliates’ respective Representatives shall issue or cause the publication of any press release or other public announcement relating to this Agreement, any Transaction Document or the Transaction (whether before or after the Closing) or make publicly available this Agreement or any Transaction Document (whether before or after the Closing) without the prior written consent of Purchaser (which shall not be unreasonably withheld, delayed or conditioned), except as required by Applicable Law or by applicable rules of the SEC or any stock exchange on which Seller lists or trades securities (in which case the disclosing Person shall, to the extent practicable and permissible under such Applicable Law or applicable rules of the SEC or such stock exchange, (i) advise Purchaser in writing before making such disclosure, (ii) allow Purchaser reasonable time to review and comment, and (iii) consider in good faith Purchaser’s comments); provided, however, that each Party and their respective Affiliates may make statements that substantially reiterate (and are not inconsistent with) previous press releases, public disclosures or public statements made by either Party or its Affiliates in compliance with this Section 9.10; provided, further, that Seller’s obligations regarding any communications regarding an Acquisition Proposal or Change of Recommendation shall be governed by Section 5.10 and not this Section 9.10.

Section 9.11 Construction

The Parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each Party has received advice from its own attorney. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, as amended from time to time, unless the context requires otherwise.

9.11.1

Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

9.11.2	The captions, titles, headings, recitals and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation.

9.11.3

This Agreement does not, and is not intended to, confer any rights or remedies in favor of any Person other than the Parties, except as may be specifically set forth in other provisions of this Agreement.

9.11.4

The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

9.11.5

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole (including any annexes, exhibits and schedules to this Agreement) and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified.

9.11.6

Any reference to any legal term or concept customarily used in the jurisdiction of the State of Delaware shall, in respect of any jurisdictions other than the State of Delaware, be construed as a reference to the nearest equivalent term or concept in such jurisdiction.

9.11.7

Any statement in this Agreement to the effect that any information, document or other material has been “made available” to Purchaser or any of its representatives refer to documents (i) posted to the data room maintained by Seller or its Representatives in connection with the Transaction, (ii) delivered in person or electronically to Purchaser or any of its Representatives or (iii) that are publicly made available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, no later than 11:59 p.m. Eastern time on the date prior to the date hereof.

9.11.8	Any reference in this Agreement to wire transfers or other payments requires payment in United States dollars unless some other currency is expressly stated in that reference.

9.11.9

Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate.

9.11.10

The information set forth in the Disclosure Schedules shall be deemed to provide, or otherwise qualify, the information contemplated by the representations and warranties of Seller set forth in the corresponding section or subsection of this Agreement and any other section or subsection of this Agreement if and to the extent that it is reasonably apparent on the face of the disclosure that it applies to such other section or subsection of this Agreement. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to either Party, has resulted in or would result in a material adverse effect with respect to Purchaser or a Material Adverse Effect with respect to Seller, or is outside the Ordinary Course of Business with respect to Purchaser or Seller.

Section 9.12 Notices

All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered, (b) when sent my email if during normal working hours at the recipient’s local time on a Business Day and, if sent outside of these times, at the start of business in the recipient’s local time on the next Business Day (provided, that the sending party does not receive an automatically generated message from the recipient’s email server that such email could not be delivered to such recipient), or (c) on the next Business Day on which the same has been delivered prepaid to a reputable national overnight air courier service. Notices, demands and communications, in each case to the respective Parties, shall be sent to the applicable address set forth below, unless another address has been previously specified in writing:

To Seller:

SQZ Biotechnologies Company

PO Box 5515

Wayland, MA 01778

Attention: Howard Bernstein

Email: howard.bernstein@sqzbiotech.com

with a copy (which shall not constitute notice) to:

Latham & Watkins, LLP

200 Clarendon Street

Boston, MA 02116

Attention: Peter N. Handrinos; Zachary Judd

Email: peter.handrinos@lw.com; zachary.judd@lw.com

If to Purchaser, to:

STEMCELL Technologies Canada Acquisitions Inc.

1618 Station Street

Vancouver, BC V6A 1B6

Canada

Attention: Luba Metlitskaia, Senior Vice President, Business Development and Licensing; and Sean Marshman, CFO

Email: luba.metlitskaia@stemcell.com; sean.marshman@stemcell.com with a copy (which shall not constitute notice) to:

Farris LLP

25th Floor – 700 W. Georgia St.

Vancouver, British Columbia V7Y 1B3

Attention: James P. Hatton, K.C.

Email: jhatton@farris.com

Article 10

Termination

Section 10.1 Termination of Obligations

Notwithstanding anything else in this Agreement to the contrary, the indemnification obligations set forth in Section 7.2 with respect to the representations, warranties, covenants and agreements of Seller contained in this Agreement shall, except in the case of fraud, terminate immediately upon Seller’s filing of a certificate of dissolution, or similar instrument, with the Secretary of State of the State of Delaware; provided, that, Seller will not file a certificate of dissolution or similar instrument with the Secretary of State of the State of Delaware or take any other equivalent action to dissolve its existence until the earlier of: (i) immediately following the Effective Time and (ii) the Outside Date. For clarity, nothing in the foregoing shall limit Seller’s right to prepare for a vote on the anticipated dissolution of Seller at the Shareholder Meeting. For the avoidance of doubt, nothing herein shall restrict or otherwise prohibit the winding down or dissolution of Seller’s business following the Closing Date.

Section 10.2 Termination by Mutual Consent

This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Purchaser.

Section 10.3 Termination by Either Purchaser or Seller

This Agreement may be terminated at any time prior to the Closing Date by either Seller or Purchaser if:

10.3.1

the Closing shall not have occurred by 5:00 p.m. Eastern Time on April 30, 2024 (the “Outside Date”); provided, however, that neither Seller nor Purchaser may terminate this Agreement pursuant to this Section 10.3.1 if such Party is in breach of any of its obligations hereunder and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party set forth in Article 5 prior to the Outside Date, or (ii) the failure of the Closing to have occurred prior to the Outside Date;

10.3.2

there shall be in effect a final, non-appealable order of a Government Entity having competent jurisdiction over the business of Seller permanently enjoining or prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that neither Seller nor Purchaser may terminate this Agreement pursuant to this Section 10.3.2 if such Party is in breach of any of its obligations hereunder and such breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party set forth in Article 5 prior to the Outside Date, or (ii) the failure of the Closing to have occurred prior to the Outside Date; or

10.3.3

the Shareholder Meeting shall have been held and completed and the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a final vote taken at the Shareholder Meeting (or any adjournment or postponement thereof at which such vote was taken).

Section 10.4 Termination by Purchaser

This Agreement may be terminated at any time prior to the Closing Date by written notice of Purchaser to Seller if:

10.4.1

(i) Purchaser is not in material breach of any of its obligations hereunder and (ii) Seller is in material breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) 30 Business Days after the giving of written notice by Purchaser to Seller and (y) two Business Days prior to the Outside Date; or

10.4.2

the Seller Board (i) shall have made a Change of Recommendation; (ii) fails to include the Seller Board Recommendation in the Proxy Statement; (iii) shall have failed to reaffirm its approval or recommendation of this Agreement and the sale of the Transferred Assets and Assumed Liabilities as promptly as reasonably practicable (but in any event within 10 Business Days after receipt of any written request to do so from Purchaser) at any time following the public disclosure of an Acquisition Proposal; or (iv) prior to 10 Business Days after the commencement of a tender or exchange offer for outstanding equity securities of Seller that has been publicly disclosed (other than by Purchaser or an Affiliate of Purchaser), shall fail to recommend against a tender offer or exchange offer.

Section 10.5 Termination by Seller

This Agreement may be terminated at any time prior to the Closing Date by written notice of Seller to Purchaser if:

10.5.1

(i) Seller is not in material breach of any of its obligations hereunder and (ii) Purchaser is in material breach of any of its representations, warranties or obligations hereunder that would render any condition set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied, and such breach is either (A) not capable of being cured prior to the Outside Date or (B) if curable, is not cured within the earlier of (x) 30 Business Days after the giving of written notice by Seller to Purchaser and (y) two Business Days prior to the Outside Date; or

10.5.2

at any time prior to the End Date, if (i) Seller has not breached any of the terms of Section 5.10 and (ii) Seller has complied with the terms of Section 5.10.4.2 and, following the three Business Day period (or shorter period) provided for therein and after consideration of any change to this Agreement proposed in negotiations with Purchaser and during such period, the Seller Board authorizes Seller, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal.

Section 10.6 Procedure and Effect of Termination

10.6.1

In the event of termination and abandonment by Seller or Purchaser, or both, pursuant to Section 10.2, written notice thereof specifying the relevant provision under which termination is made shall be given to the other Party.

10.6.2

In the event that this Agreement is validly terminated in accordance with this Article 10, then each of the Parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Parties; provided, however, that subject to the terms of this Section 10.6.2, (a) no such termination shall (i) restrict the availability of specific performance, if any, set forth in Section 9.2 with respect to surviving obligations that are to be performed following such termination or (ii) relieve any Party from liability for damages resulting from any breach and (b) the provisions of Article 9 and Article 10 shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms. In addition to the foregoing, no termination of this Agreement in accordance with this Article 10 shall relieve either Party of its obligations under Section 9.9.

10.6.3

In the event that this Agreement is terminated by (i) Seller pursuant to Section 10.5.2 or (ii) by Purchaser pursuant to Section 10.4.2, Seller shall pay to Purchaser a fee equal to $360,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated by Purchaser in writing. The Termination Fee shall be paid promptly, but in no event later than five Business Days after the date of receipt by Seller of such wiring instructions. Receipt of the Termination Fee shall be Purchaser’s sole and exclusive remedy against Seller for accepting a Superior Proposal.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement on the date first written above.

SELLER SQZ BIOTECHNOLOGIES COMPANY /s/ Howard Bernstein By: Howard Bernstein, MD, Ph.D. Its: Interim Chief Executive Officer

PURCHASER STEMCELL TECHNOLOGIES CANADA ACQUISITIONS INC. /s/ Sean Marshman By: Sean Marshman Its: Chief Financial Officer

Signature Page to Asset Purchase Agreement

Annex A

Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Acquisition Proposal” means any inquiry, offer or proposal, or any indication of interest in making an offer or proposal made by a Person or group, relating to (i) a single transaction or series of related transactions, which is or are structured to permit such Person or group to acquire beneficial ownership of 20% or more of the Transferred Assets, (ii) a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, exchange offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Seller, (iii) any acquisition, in a single transaction or series of related transactions, of beneficial ownership of 20% or more of the total voting power or of any class of equity securities of Seller, or 20% or more of the consolidated total assets of Seller, in each case other than the transactions contemplated by this Agreement or (iv) any tender offer or exchange offer in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) offers to acquire beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding equity securities of Seller; provided, however, that in no event shall any inquiry, offer or proposal, indication of interest or other action described in this definition constitute an Acquisition Proposal to the extent it (x) relates primarily or exclusively to a sale or other disposition or acquisition solely of any of the Excluded Assets, (y) results in holders of Common Stock immediately prior to the transaction having the same proportionate ownership of securities after the transaction, including any reorganization, recapitalization, spin-off, merger or scheme of arrangement, or (z) specifically contemplates the transactions contemplated by this Agreement.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble hereto.

“Allocation Methodology” shall have the meaning set forth in Section 1.4.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 5.10.4.1.2.

“Applicable Health Law” means any Applicable Law pertaining to the safety, efficacy and quality of medical, biotechnology, diagnostic and similar products by regulating the research, development, manufacturing and distribution of these products, including Applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance and approval, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, including the Federal Food, Drug, and Cosmetic Act (United States), including the rules and regulations promulgated thereunder.

“Applicable Law” means any applicable United States or foreign statute, law, ordinance, regulation, rule, code, Order, guideline or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Government Entity, including any Government Authorization.

“Assumed Liabilities” shall have the meaning set forth in Section 1.3.1.

“Balance Sheet Date” shall have the meaning set forth in Section 3.4.

“Bill of Sale” shall have the meaning set forth in Section 2.2.1.

“Business Day” means any day other than a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Law to be closed in Boston, Massachusetts.

“Cap” shall have the meaning set out in Section 7.6.2.

“Change of Recommendation” shall have the meaning set forth in Section 5.10.4.2.

“Claim Certificate” shall have the meaning set out in Section 7.10.1.

“Claim Notice” shall have the meaning set out in Section 7.8.

“Clinical Study” means a research study in which one or more human subjects are prospectively assigned to one or more interventions (which may include placebo or other control) to evaluate the effects of the interventions on biomedical or behavioral health-related outcomes, and that, as required under Applicable Laws, has been authorized by a Government Entity and, if applicable, approved by an institutional review board or independent ethics committee. Clinical Studies includes Phase 1 Clinical Studies, Phase 2 Clinical Studies, Phase 3 Clinical Studies and Registrational Clinical Studies.

“Closing” shall have the meaning set forth in Section 2.1.

“Closing Date” shall have the meaning set forth in Section 2.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means Seller’s common stock, par value $0.001 per share.

“Competing Business” means mechanically opening cells for the intracellular delivery of cargo.

“Contracts” means all contracts, agreements, leases, instruments and other legally binding documents, whether written or oral, including all amendments thereto, to which a Person is a party or by which it or any Transferred Asset is or are bound.

“Contributor” shall have the meaning set forth in Section 3.13.7.

“Contributor Intellectual Property Assignment Agreement” shall have the meaning set forth in Section 3.13.7.

“Copyrights” means all copyrights, copyrightable works and mask works (including all applications and registrations for each of the foregoing and including all unregistered copyrights), and all other rights corresponding thereto throughout the world, including economic rights in copyrights.

“COVID-19” means the novel coronavirus, SARS-CoV-2 or COVID-19 (and all related strains, sequences and variants), including any intensification, resurgence or any evolutions, variants or mutations thereof, and/or related, associated or other epidemics, pandemics, disease outbreaks or public health emergencies.

“Deductible” shall have the meaning set out in Section 7.6.1.

“DGCL” shall have the meaning set forth in Section 5.11.2.

“Disclosure Schedules” shall have the meaning set forth in Article 3.

“Effective Time” shall have the meaning set forth in Section 2.1.

“Employee Plans” means, collectively, any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related options or awards, pension, retirement benefits, provident fund benefits, profit-sharing, savings, disability benefits, medical insurance, dental insurance, health insurance, life insurance, death benefit, other insurance, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan”, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (United States) or similar provisions of Applicable Law, which is or has been maintained, contributed to, or required to be contributed to, by Seller for the benefit of any current or former employee, director, advisor, contractor or consultant, or for which Seller has any Liability.

“End Date” shall have the meaning set forth in Section 5.10.2.

“Enforceability Exceptions” shall have the meaning set forth in Section 3.2.

“Exchange Act” means the Securities Exchange Act of 1934 (United States), as amended.

“Excluded Assets” shall have the meaning set forth in Section 1.2.

“Excluded Liabilities” shall have the meaning set forth in Section 1.3.2.

“FDA” means US Food and Drug Administration and any foreign equivalent.

“FDCA” shall mean the US Food, Drug and Cosmetics Act.

“Financial Statements” shall have the meaning set forth in Section 3.4.

“GAAP” means the generally accepted accounting principles in the United States as in effect from time to time.

“Government Authorization” means any (a) consent, license, registration, permit authorizations and/or approvals issued, granted, given, or otherwise made available by or under the authority of any Government Entity (including premarket approval applications, premarket notifications, investigational new drug exemptions, investigational device exemptions, manufacturing approvals or authorizations, CE marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are held by Seller for the testing, manufacture, distribution, marketing, storage, transportation, use and sale of any Seller Product; or (b) right under any Contract with any Government Entity. “Government Authorization(s)” includes the INDs.

“Government Entity” means individually, and “Government Entities” means collectively: (a) government of any country or any subdivision of other government of any country, including any federal, state, local, municipal, foreign, or multinational governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, or other entity exercising governmental powers); (b) any body entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or tax authority or power, whether local, national, or international. “Government Entity” includes the FDA and any foreign equivalents.

“HPV Studies” means the Clinical Studies for SQZ-PMBC-HPV, SQZ-eAPC-HPV and SQZ-AAC-HPV.

“IND” means an Investigational New Drug application as defined in the FDCA and applicable regulations promulgated by the FDA, or the equivalent application to the equivalent agency in any other country or group of countries.

“Indemnified Person” and “Indemnified Persons” shall have the meaning set out in Section 7.2.

“Indemnifying Person” shall have the meaning set out in Section 7.7.1.

“Intellectual Property” means any and all of the following in any country: (a)(i) Patents, (ii) Trademarks, (iii) Net Names, (iv) Copyrights, (v) Trade Secrets, (vi) Government Authorizations and all applications for and correspondence in respect of same, (vii) customer lists, (viii) records in any detail or form (ix) Software, and (x) other intellectual property rights, including design rights (whether or not appropriate steps have been taken to protect such rights under Applicable Law) and (xi) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof; and (b) the right (whether under Applicable Law, by contract or otherwise) to use, practice or otherwise exploit any of the foregoing arising from any of the rights referred to in any of paragraphs (a)(i) to (a)(xi).

“Interim Balance Sheet” shall have the meaning set forth in Section 3.4.

“Interim Balance Sheet Date” shall have the meaning set forth in Section 3.4.

“Intervening Event” shall have the meaning set forth in Section 5.10.4.3.1.

“IP Assignments” shall have the meaning set forth in Section 2.2.2.

“Knowledge” means (a) the actual knowledge of such Person, and (b) the knowledge that should have been acquired by such Person after reasonable inquiry. “Knowledge” as it applies to Seller means the Knowledge, at the time of execution of this Agreement, of Howard Bernstein and Lawrence Knopf.

“Laboratory Study” means any in vivo or in vitro experiment in which a “test article”, as such term is defined under the Federal Food, Drug, and Cosmetic Act (United States) and its implementing regulations promulgated by FDA, is studied prospectively in test systems under laboratory conditions to determine its safety or any experiment involving the prospective study of a “test article” in any animal. The term does not include studies utilizing human subjects or Clinical Studies. The term does not include basic exploratory studies carried out to determine whether a test article has any potential utility or to determine physical or chemical characteristics of a test article.

“Liability” or “Liabilities” means any liability, Tax, penalty, assessment, fine, claim, fee, commitment, debt, claim, demand, cost, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, lien, encumbrance, claim, condition, infringement, interference, option, right of first refusal, right of first negotiation, or any other lien, encumbrance or restriction of any nature, including a restriction on the exercise of any attribute of ownership except for any restrictions arising under applicable securities laws.

“Loss” (individually) or “Losses” (collectively) means all damages, losses, costs, Taxes, penalties, fines, fees, judgments, assessments and expenses incurred by an Indemnified Person.

“Material Adverse Effect” means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect” and, collectively, “Effects”) that has, or could reasonably be expected to have, a material adverse effect on the financial condition or results of operations or the value of the Transferred Assets, taken as a whole; provided, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) Effects arising from or relating to general business or economic conditions, whether or not affecting the industries in which the Transferred Assets relate; (b) Effects arising from or relating to national or international political or social conditions, including the engagement by the United States or any other country in hostilities, or the escalation thereof, and the occurrence of any military or terrorist attack (including any cyberattack or cyberterrorism) on the United States or any other country or jurisdiction; (c) Effects arising from or relating to any changes in financial, banking, securities, or commodities markets, including any disruptions thereof and any changes in any prices therein; (d) changes in, or changes in interpretations of, GAAP or other applicable accounting rules, regulations, or pronouncements, and any Effects to the extent arising therefrom or related thereto; (e) changes in, or changes in interpretations of, Applicable Law after the date hereof; (f) the announcement or pendency of the transactions contemplated herein, and any Effects arising therefrom or related thereto; (g) any action taken or omitted to be taken in compliance with this Agreement by any Person, and any Effects arising therefrom; (h) Effects arising from or relating to any violation or breach by Purchaser of any representation or warranty of Purchaser contained in this Agreement; and (i) Effects arising from or relating to the ongoing winding up of Seller’s business to the extent not a breach of Seller’s obligations under this Agreement, except to the extent, in the case of the foregoing clauses (a) through (d), such Effects referred to therein have a disproportionate impact on Seller’s business, taken as a whole, relative to the industry in which Seller’s business competes; provided, that the Effects set forth in the foregoing clauses (a) through (i) shall only be taken into account in determining whether there has been a Material Adverse Effect solely to the extent that such Effects arise from or relate to the subject matter of such clauses, as applicable.

“Microfluidic Chip” shall mean all microfluidic chips proprietary to SQZ and is configured and dimensioned to be used in connection with the SQZ Platform and which has channels capable of constricting cells to enable a cargo to be delivered into the cells. “Microfluidic Chip” includes all research chips, and all generations of high throughput chips.

“MIT” shall have the meaning set forth in Section 1.1.2.

“MIT Agreement” shall have the meaning set forth in Section 1.1.2.

“MIT Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.2.5.

“Net Names” means rights in internet websites, domain names, uniform resource locators (URLs) and other names and locators associated with the Internet, including all applications and registrations thereof and rights in social media accounts, names, tags and keywords.

“Non-Clinical Study” or “Non-Clinical Studies” means a study or studies other than a Laboratory Study intended to generate data required to be carried out in order to support the grant of a Government Authorization to commence a Clinical Study, including toxicology, pharmacokinetics, drug metabolism and pharmacology studies.

“Order” means any order, injunction, judgment, decree, ruling, injunction, award or writ of any Government Entity.

“Ordinary Course of Business” means, with respect to any Person, the conduct of such Person’s business that is consistent in all material respects with the past practices of such Person prior to the date of this Agreement and taken in the ordinary course of normal, day-to-day operations of such Person.

“Organizational Documents” means the articles or certificate of incorporation or organization, bylaws, limited liability company agreement, partnership agreement or other governing documents of an entity.

“Outside Date” shall have the meaning set forth in Section 10.3.1.

“Parties” shall have the meaning set forth in the Preamble hereto.

“Patents” means all issued patents (including utility and design patents) and pending patent applications (including invention disclosures, records of invention, certificates of invention and applications for certificates of inventions and priority rights) filed with any Registration Office, including all non-provisional and provisional patent applications, substitutions, continuations, continuations-in-part, divisions, renewals, revivals, reissues, re-examinations and extensions thereof.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental charges or levies in each case that are not yet due and payable or that are being contested in good faith and by appropriate Proceedings and for which the adequate reserves have been established to the extent required in accordance with GAAP, (b) Liens of carriers, warehousemen, mechanics, and materialmen and other like Liens arising in the Ordinary Course of Business (provided lien statements have not been filed or such Liens otherwise perfected, and which are not, individually or in the aggregate, material to the Transferred Assets), (c) statutory Liens in favor of lessors arising in connection with any property leased to Seller, (d) Liens disclosed in the Financial Statements, (e) pledges or deposits to secure obligations under workers’ compensation or other similar Applicable Laws or to secure public or statutory obligations, (f) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds, and other similar obligations, (g) non-exclusive licenses of Intellectual Property in the ordinary course, (h) all zoning, entitlement, building, subdivision and other land use regulations by any Government Entity which are not violated in any material respect by the current operation of Seller’s business, (i) Liens which are to be released in connection with the transactions contemplated by this Agreement and the Transaction Documents (but only to the extent such Liens are actually released at Closing), (j) contractual and statutory landlord’s liens not created by Seller that affect the underlying fee interest of any real property in which Seller has rights but does not own, (k) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (l) defects, irregularities or imperfections of title and other Liens which, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or Government Entity.

“Pre-Closing Period” means the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Article 10 or the Closing.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and that portion of any Straddle Period ending on (and including) the Closing Date.

“Proceeding” means any action, arbitration, claim, mediation, audit, hearing, investigation, litigation, or suit (in each case, whether civil, criminal, administrative, judicial, or investigative) commenced, brought, conducted, or heard by or before any Government Entity or arbitrator.

“Proxy Statement” shall have the meaning set forth in Section 5.11.1.

“Purchase Price” means USD $11,800,000.

“Purchaser” shall have the meaning set forth in the Preamble hereto.

“Purchaser Group” shall have the meaning set forth in Section 5.1.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium.

“Registered Intellectual Property” means all Intellectual Property for which registrations have been obtained or applications for registration have been filed with a Registration Office.

“Registration Office” means, collectively, the United States Patent and Trademark Office and equivalent foreign patent, trademark, copyright offices or other Government Entity.

“Representative” means, with respect to a particular Person, includes any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, or legal counsel of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Seller” shall have the meaning set forth in the Preamble hereto.

“Seller Board” means the board of directors of Seller.

“Seller Board Recommendation” shall have the meaning set forth in Section 5.11.1.

“Seller Business” means the operation of the business of Seller as currently conducted.

“Seller Fundamental Representations” means the representations and warranties of Seller set forth in Section 3.1, Section 3.2, Section 3.3(a) and (b), the first sentence of Section 3.5 and Section 3.14 of this Agreement.

“Seller Intellectual Property” means the Seller Owned Intellectual Property and the Seller Licensed Intellectual Property.

“Seller Licensed Intellectual Property” means Intellectual Property that is licensed to Seller under the MIT Agreement, and includes any Intellectual Property rights in the Seller Technology licensed to Seller under the MIT Agreement.

“Seller Owned Intellectual Property” means (i) Intellectual Property solely owned by Seller or that is purported by Seller to be solely owned by Seller and (ii) Intellectual Property in which Seller has any joint ownership interest or in which Seller purports to have any joint ownership interest; in each case, including any Intellectual Property rights in the Seller Technology owned by Seller.

“Seller Product(s)” means the SQZ Platform including the Microfluidic Chips, the SQZ Therapeutic Product(s) and all other product(s) under development, manufactured, made available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of Seller.

“Seller Registered Intellectual Property” means any Patents and Trademarks that are Registered Intellectual Property and included in the Seller Owned Intellectual Property.

“Seller Service(s)” means each service offered or provided by Seller on or before the Closing Date.

“Seller Technology” means all Technology owned by or licensed to Seller or purported to be owned by or licensed to Seller that is, as of the date hereof, used by or on behalf of Seller in the manufacture and sale of Seller Products and the performance of Seller Services, including (i) the items set out in Section 1.1.3 and (ii) compositions of Seller Products and designs or part information of the SQZ Platform.

“Shareholder Approval” means the authorization of the transactions contemplated by this Agreement at the Shareholder Meeting by the affirmative vote of the holders of at least two-thirds of the voting power of the issued and outstanding Common Stock voting as a single class in accordance with the provisions of Seller’s Organizational Documents as in effect on the record date for such vote.

“Shareholder Meeting” shall have the meaning set forth in Section 5.11.2.

“Software” means computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof primarily related to the SQZ Platform.

“Straddle Period” means any tax period beginning before or on, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of Seller.

“SQZ Clinical Product(s)” means SQZ-PMBC-HPV 101, SQZ-eAPC-HPV and SQZ-AAC-HPV.

“SQZ Platform” shall mean all tangible equipment, technology and reagents that are necessary or useful for the delivery of any cargo into cells in conjunction with the Microfluidic Chip, including the Microfluidic Chips. “SQZ Platform” includes all versions and variations of the SQZ Platform, including the SQZ Platform for cGMP use, the Single Use Disposable Cell Squeeze Kit, and each element or component of the SQZ Platform, including disposables, kits, reagents, bags, reservoirs, filters, connections, housings for holding Microfluidic Chips and cartridges for holding Microfluidic Chips in parallel.

“SQZ Therapeutic Product(s)” means any product or product candidate developed or made using the SQZ Platform.

“Superior Proposal” means any bona fide written Acquisition Proposal that the Seller Board determines in its good faith judgment after consultation with outside legal counsel and Seller’s financial advisor (a) would, if consummated, result in a transaction more favorable to Seller from a financial point of view than the transactions contemplated by this Agreement (after taking into account any revisions to the terms of this Agreement contemplated by Section 5.10.4), and (b) would, if accepted, be reasonably likely to be consummated in accordance with its terms, taking into account such factors as the Seller Board considers in good faith to be appropriate; provided, however, that for purposes of this definition of “Superior Proposal,” the term “Acquisition Proposal” shall have the meaning assigned to such term herein, except that the references to “20%” in such definition shall be deemed to be references to “50%”.

“Survival Period” means the date which is the earlier of (i) the date that is 12 months following the Closing Date and (ii) the date on which Seller files a certificate of dissolution or similar instrument with the Secretary of State of the State of Delaware.

“Tax” or “Taxes” means and U.S. federal, state, local or non-U.S. income, sales and use, excise, franchise, real or personal property, gross receipt, capital stock, occupation, disability, employment, payroll, severance, or commercial activity or other similar tax imposed by any Government Entity, and any interest or penalties thereto.

“Tax Authority” means any Government Entity having authority to monitor, oversee, impose, determine, or collect any Tax.

“Tax Return” means any return, report, statement, claim for refund, form, declaration, information return or other document with respect to Taxes filed or required to be filed with any Tax Authority with respect to Taxes, including any schedule and attachment and amendments or supplements thereof.

“Technology” means (a) proprietary information or materials, including Records, improvements, modifications, techniques, assays, processes, methods, utilities, formulations, compositions of matter, articles of manufacture, materials (including chemical or biological materials), creation, discovery or findings, designs, protocols, formulas, data (including physical data, chemical data, toxicology data; animal data, raw data, clinical data, and analytical and quality control data), dosage regimens, control assays, product specifications, marketing, pricing and service costs, algorithms, technology, forecasts, profiles, strategies, plans, results in any form whatsoever, know-how, and Trade Secrets (in each case, whether or not patentable, copyrightable, or otherwise protectable), (b) any physical embodiments of any of the foregoing, and (c) all works of authorship (including Software, firmware and middleware in source code and executable code form, architecture, databases and the contents thereof, plugins, libraries, APIs, interfaces, algorithms, models, reference designs, and related documentation).

“Termination Fee” shall have the meaning set forth in Section 10.6.3.

“Third Party” means a Person that is not a party to this Agreement.

“Third-Party Claim” shall have the meaning set out in Section 7.7.1.

“Third-Party Claim Notice” shall have the meaning set out in Section 7.7.1.

“Trade Secrets” means all know-how and all proprietary, confidential and non-public information, however documented, which constitute trade secrets within the meaning of Applicable Law.

“Trademarks” means all (i) registered and unregistered trademarks, service marks, logos, trade dress, trade names, slogans, other similar designations of source or origin (including all applications and registrations for each of the foregoing), and (ii) all goodwill associated with or symbolized by any of the foregoing.

“Transaction” means the transactions contemplated by this Agreement and the Transaction Documents.

“Transaction Documents” means any ancillary agreements or documents entered into in connection with this Agreement, including the Bill of Sale, the IP Assignments, and the MIT Assignment and Assumption Agreement.

“Transfer Taxes” shall have the meaning set forth in Section 5.5.

“Transferred Assets” shall have the meaning set forth in Section 1.1.

“Transferred Contracts” shall have the meaning set forth in Section 1.1.2.

“Transferred Intellectual Property” means the Seller Intellectual Property.

“Transferred Personal Property” shall have the meaning set forth in Section 1.1.1.

EXHIBIT A

Form of MIT Assignment and Assumption Agreement

EXHIBIT B

Form of MIT Amendment

Schedule 1.1.1

Transferred Personal Property

Schedule 1.2.5

Consultants

Schedule 1.4

Allocation Methodology

EXHIBIT B

PLAN OF LIQUIDATION AND DISSOLUTION

OF

SQZ BIOTECHNOLOGIES COMPANY

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to constitute a plan of distribution under Section 281(b) of the General Corporation Law of the State of Delaware (“DGCL”) and accomplish the complete liquidation and dissolution of SQZ Biotechnologies Company, a Delaware corporation (such corporation or a successor entity, the “Company”), in accordance with the DGCL.

1. Approval of Plan. The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the Company’s stockholders to take action on the Plan. If the Plan is adopted by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company.

2. Certificate of Dissolution. Subject to Section 15 hereof, after the stockholders of the Company approve the dissolution of the Company, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL at such time as determined by the Board in its sole discretion (the time of such filing, or such later time as stated therein, the “Effective Time”).

3. Cessation of Business Activities. After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs and distribute its assets in accordance with this Plan.

4. Continuing Employees and Consultants. For the purpose of effecting the dissolution of the Company, the Company may hire or retain such employees, consultants and advisors as the Company deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.

5. Dissolution Process.

From and after the Effective Time, the Company (or any successor entity of the Company) shall complete the following corporate actions:

(i) The Company (a) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company, (b) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party, and (c) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within 10 years after the date of dissolution. Such claims shall be paid or provided for in full if there are sufficient assets. All such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor.

(ii) After the payments are made pursuant to clause (i) above, if there are any assets remaining, the Company shall distribute to its stockholders, in accordance with the liquidation preferences of the Company’s Restated Certificate of Incorporation, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company. Such distribution may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Company may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan.

Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may opt to dissolve and wind-up the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.

6. Cancellation of Stock. The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be deemed to be in complete cancellation of all of the outstanding shares of capital stock of the Company as of the date that the continuation of the Company’s legal existence terminates in accordance with Section 278 of the DGCL. From and after the Effective Time, and subject to applicable law, each holder of outstanding shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 5(ii) hereof and applicable law. As a condition to receipt of any distribution to the Company’s stockholders, the Company may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of capital stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Company of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Company. The Company will close its stock transfer books and discontinue recording transfers of shares of capital stock of the Company at the Effective Time, and thereafter any certificate representing shares of capital stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, operation of law or upon the dissolution of a stockholder or its successors.

7. Conduct of the Company Following Approval of the Plan. Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution. Section 278 of the DGCL provides that a dissolved corporation shall be continued for the term of 3 years from such dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and of enabling it gradually to settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery. The powers of the officers and directors of the Company shall continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

8. Subsidiaries. As part of its liquidation and winding up, the Company may take any and all actions with respect to each of its direct and indirect subsidiaries, in accordance with the requirements of the laws and charter documents governing each subsidiary, to liquidate, dissolve and wind up or otherwise dispose of each such subsidiary.

9. Absence of Appraisal Rights. Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for shares of capital stock of the Company in connection with the transactions contemplated by the Plan.

10. Abandoned Property. If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificate evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11. Stockholder Consent to Sale of Assets. Adoption of this Plan by the requisite vote of the stockholders of the Company shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.

12. Expenses of Dissolution. In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13. Compensation. In connection with and for the purpose of implementing and assuring the completion of this Plan, the Company may pay the Company’s officers, directors, employees, consultants, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the stockholders shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

14. Indemnification. The Company shall continue to indemnify its officers, directors, employees, consultants, agents and trustee in accordance with its Restated Certificate of Incorporation, Amended and Restated Bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Company is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

15. Modification or Abandonment of the Plan. Notwithstanding authorization of or consent to this Plan and the transactions contemplated hereby by the stockholders of the Company, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

16. Authorization. The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable to implement this Plan and the transactions contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up the affairs of the Company.

EXHIBIT C

WRITTEN OPINION OF OUR INDEPENDENT ADVISOR

December 19, 2023

The Board of Directors

SQZ Biotechnologies Company

200 Arsenal Yards Blvd, Suite 210

Watertown, MA 02472

Ladies and Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to SQZ Biotechnologies Company, a Delaware corporation (“Seller”), of the Purchase Price (as defined below) proposed to be paid to Seller pursuant to the terms of the Asset Purchase Agreement to be entered into by and between STEMCELL Technologies Canada Acquisitions Inc. (“Purchaser” and such agreement, the “Asset Purchase Agreement”) and Seller. Capitalized terms used but not defined herein have the meanings set forth in the Asset Purchase Agreement. As more fully described in the Asset Purchase Agreement, (i) Seller will sell, convey, assign, transfer and deliver to Purchaser all of Seller’s right, title and interest in the Transferred Assets and (ii) Buyer will pay to Seller the sum of $11,800,000 in cash (the “Purchase Price”) and will agree to pay, perform or discharge the Assumed Liabilities (the actions in the foregoing clauses (i) and (ii), collectively, the “Transaction” and the Transferred Assets and the Assumed Liabilities, collectively, the “Business). The terms and conditions of the Transaction are more fully set forth in the Asset Purchase Agreement.

We have been engaged by Seller to act as its exclusive financial advisor in connection with the Transaction and we will receive a fee from Seller for providing such services, a portion of which is payable upon delivery of this opinion and the remaining (and principal) portion of which is contingent upon consummation of the Transaction. In addition, Seller has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

Leerink Partners LLC is a full-service securities firm engaged in securities trading and brokerage activities as well as investment banking and financial advisory services. In the ordinary course of business, we may, in the future, provide investment banking services to Seller, Purchaser, or their respective affiliates and would expect to receive customary fees for the rendering of such services. In the ordinary course of our trading and brokerage activities, we have in the past held and may in the future hold positions, for our own account or the accounts of our customers, in equity, debt or other securities of Seller, Purchaser, or their respective affiliates.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research department and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Seller, Purchaser, and the Transaction and other participants in the Transaction that differ from the views of our investment banking personnel.

In connection with this opinion, we have reviewed, among other things: (i) the proposed execution version of the Asset Purchase Agreement, as provided to us by Seller on December 18, 2023; (ii) Seller’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed by Seller with the Securities and Exchange

The Board of Directors

SQZ Biotechnologies Company

December 19, 2023

Commission (the “SEC”); (iii) Seller’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 2023, as filed by Seller with the SEC; (iv) certain Current Reports on Form 8-K, as filed by Seller with, or furnished by Seller to, the SEC; and (v) certain internal information, primarily consisting of (A) a dissolution analysis prepared by Seller assuming an orderly liquidation and dissolution of Seller following consummation of the Transaction (the “Dissolution Case”) and (B) a bankruptcy analysis prepared by Seller assuming that Seller files for bankruptcy protection under the Federal Bankruptcy Code and effects a sale of its assets in bankruptcy (the “Bankruptcy Case”), as furnished to us by the management of Seller and approved by management and the board of directors of Seller (the “Board”) for our use (collectively, the “Internal Data”). We have also conducted discussions with members of the senior management and representatives of Seller regarding such Internal Data. Seller has advised us that it does not have a standalone business plan and its plan in the absence of a sale or merger of Seller or the Business is to pursue a dissolution of Seller, whether through an orderly liquidation and dissolution of Seller, or in a proceeding under the Federal Bankruptcy Code. In addition, we considered the results of our efforts on behalf of Seller to solicit, at the direction of Seller, indications of interest from third parties with respect to a possible acquisition of the Business or Seller or a business combination with Seller. We also conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data, including the Dissolution Case and the Bankruptcy Case, has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Seller as to the matters covered thereby and we have relied, at your direction, on the Internal Data for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of Seller, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of Seller. Seller has advised us, and we have assumed at your direction, that, consistent with the Dissolution Case, following consummation of the Transaction, Seller will effect an orderly liquidation and dissolution.

We have assumed, at your direction, that the final executed Asset Purchase Agreement will not differ in any respect material to our analysis or this opinion from the last version of the Asset Purchase Agreement reviewed by us. We have also assumed, at your direction, that the representations and warranties made by Seller and Purchaser in the Asset Purchase Agreement are and will continue to be true and correct in all respects material to our analysis. Furthermore, we have assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Asset Purchase Agreement and in accordance with all applicable laws and other relevant documents or requirements, without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion. We have not evaluated and do not express any opinion as to the solvency or fair value of Seller or Purchaser, or their respective abilities to pay their obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency, or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

The Board of Directors

SQZ Biotechnologies Company

December 19, 2023

We express no view as to, and our opinion does not address, Seller’s underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to Seller or in which Seller might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to Seller of the Purchase Price proposed to be paid to Seller pursuant to the terms of the Asset Purchase Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Asset Purchase Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Asset Purchase Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors or other constituencies of Seller or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of Seller or any other party, or class of such persons in connection with the Transaction, whether relative to the Purchase Price proposed to be paid to Seller pursuant to the terms of the Asset Purchase Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion does not constitute a recommendation to any stockholder of Seller as to whether or how such stockholder should vote or otherwise act with respect to the Transaction or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Transaction. This opinion has been authorized by the Leerink Partners LLC Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, it is our opinion that, as of the date hereof, the Purchase Price proposed to be paid to Seller pursuant to the terms of the Asset Purchase Agreement is fair, from a financial point of view, to Seller.

Very truly yours,

/s/ Leerink Partners LLC

ANNEX A

Sections 275 through 283 of the DGCL

§ 275. Dissolution generally; procedure.

(a) If it should be deemed advisable in the judgment of the board of directors of any corporation that it should be dissolved, the board, after the adoption of a resolution to that effect by a majority of the whole board at any meeting called for that purpose, shall cause notice of the adoption of the resolution and of a meeting of stockholders to take action upon the resolution to be given to each stockholder entitled to vote thereon as of the record date for determining the stockholders entitled to notice of the meeting.

(b) At the meeting a vote shall be taken upon the proposed dissolution. If a majority of the outstanding stock of the corporation entitled to vote thereon shall vote for the proposed dissolution, a certification of dissolution shall be filed with the Secretary of State pursuant to subsection (d) of this section.

(c) Dissolution of a corporation may also be authorized without action of the directors if all the stockholders entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State pursuant to subsection (d) of this section.

(d) If dissolution is authorized in accordance with this section, a certificate of dissolution shall be executed, acknowledged and filed, and shall become effective, in accordance with § 103 of this title. Such certificate of dissolution shall set forth:

(1) The name of the corporation;

(2) The date dissolution was authorized;

(3) That the dissolution has been authorized by the board of directors and stockholders of the corporation, in accordance with subsections (a) and (b) of this section, or that the dissolution has been authorized by all of the stockholders of the corporation entitled to vote on a dissolution, in accordance with subsection (c) of this section;

(4) The names and addresses of the directors and officers of the corporation; and

(5) The date of filing of the corporation’s original certificate of incorporation with the Secretary of State.

(e) The resolution authorizing a proposed dissolution may provide that notwithstanding authorization or consent to the proposed dissolution by the stockholders, or the members of a nonstock corporation pursuant to § 276 of this title, the board of directors or governing body may abandon such proposed dissolution without further action by the stockholders or members.

(f) If a corporation has included in its certificate of incorporation a provision limiting the duration of its existence to a specified date in accordance with § 102(b)(5) of this title, a certificate of dissolution shall be executed, acknowledged and filed in accordance with § 103 of this title within 90 days before such specified date and shall become effective on such specified date. Such certificate of dissolution shall set forth:

(1) The name of the corporation;

(2) The date specified in the corporation’s certificate of incorporation limiting the duration of its existence;

(3) The names and addresses of the directors and officers of the corporation; and

(4) The date of filing of the corporation’s original certificate of incorporation with the Secretary of State.

Annex-1

The failure to timely file a certificate of dissolution pursuant to this subsection with respect to any corporation shall not affect the expiration of such corporation’s existence on the date specified in its certificate of incorporation pursuant to § 102(b)(5) of this title and shall not eliminate the requirement to file a certificate of dissolution as contemplated by this subsection. If a certificate of good standing is issued by the Secretary of State after the date specified in a corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title, such certificate of good standing shall be of no force or effect.

(g) A corporation shall be dissolved upon the earlier of:

(1) The date specified in such corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title; or

(2) The effectiveness in accordance with § 103 of this title of a certificate of dissolution filed in accordance with this section.

§ 276. Dissolution of nonstock corporation; procedure.

(a) Whenever it shall be desired to dissolve any nonstock corporation, the governing body shall perform all the acts necessary for dissolution which are required by § 275 of this title to be performed by the board of directors of a corporation having capital stock. If any members of a nonstock corporation are entitled to vote for the election of members of its governing body or are entitled to vote for dissolution under the certificate of incorporation or the bylaws of such corporation, such members shall perform all the acts necessary for dissolution which are contemplated by § 275 of this title to be performed by the stockholders of a corporation having capital stock, including dissolution without action of the members of the governing body if all the members of the corporation entitled to vote thereon shall consent in writing and a certificate of dissolution shall be filed with the Secretary of State pursuant to § 275(d) of this title. If there is no member entitled to vote thereon, the dissolution of the corporation shall be authorized at a meeting of the governing body, upon the adoption of a resolution to dissolve by the vote of a majority of members of its governing body then in office. In all other respects, the method and proceedings for the dissolution of a nonstock corporation shall conform as nearly as may be to the proceedings prescribed by § 275 of this title for the dissolution of corporations having capital stock.

(b) If a nonstock corporation has not commenced the business for which the corporation was organized, a majority of the governing body or, if none, a majority of the incorporators may surrender all of the corporation rights and franchises by filing in the office of the Secretary of State a certificate, executed and acknowledged by a majority of the incorporators or governing body, conforming as nearly as may be to the certificate prescribed by § 274 of this title.

(c) If a nonstock corporation has included in its certificate of incorporation a provision limiting the duration of its existence to a specified date in accordance with § 102(b)(5) of this title, a certificate of dissolution shall be executed, acknowledged and filed in accordance with § 103 of this title within 90 days before such specified date and shall become effective on such specified date. Such certificate of dissolution shall include the information required by § 275(f) of this title. The failure to timely file a certificate of dissolution pursuant to this subsection with respect to any nonstock corporation shall not affect the expiration of such corporation’s existence on the date specified in its certificate of incorporation pursuant to § 102(b)(5) of this title and shall not eliminate the requirement to file a certificate of dissolution as contemplated by this subsection. If a certificate of good standing is issued by the Secretary of State after the date specified in a nonstock corporation’s certificate of incorporation pursuant to § 102(b)(5) of this title, such certificate of good standing shall be of no force or effect.

§ 277. Payment of franchise taxes before dissolution, merger, transfer or conversion.

No corporation shall be dissolved, merged, transferred (without continuing its existence as a corporation of this State) or converted under this chapter until:

(1) All franchise taxes due to or assessable by the State including all franchise taxes due or which would be due or assessable for the entire calendar month during which such dissolution, merger, transfer or conversion becomes effective have been paid by the corporation; and

Annex-2

(2) All annual franchise tax reports including a final annual franchise tax report for the year in which such dissolution, merger, transfer or conversion becomes effective have been filed by the corporation;

notwithstanding the foregoing, if the Secretary of State certifies that an instrument to effect a dissolution, merger, transfer or conversion has been filed in the Secretary of State’s office, such corporation shall be dissolved, merged, transferred or converted at the effective time of such instrument.

§ 278. Continuation of corporation after dissolution for purposes of suit and winding up affairs.

All corporations, whether they expire by their own limitation or are otherwise dissolved, shall nevertheless be continued, for the term of 3 years from such expiration or dissolution or for such longer period as the Court of Chancery shall in its discretion direct, bodies corporate for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against them, and of enabling them gradually to settle and close their business, to dispose of and convey their property, to discharge their liabilities and to distribute to their stockholders any remaining assets, but not for the purpose of continuing the business for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its expiration or dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery.

Sections 279 through 282 of this title shall apply to any corporation that has expired by its own limitation, and when so applied, all references in those sections to a dissolved corporation or dissolution shall include a corporation that has expired by its own limitation and to such expiration, respectively.

§ 279. Trustees or receivers for dissolved corporations; appointment; powers; duties.

When any corporation organized under this chapter shall be dissolved in any manner whatever, the Court of Chancery, on application of any creditor, stockholder or director of the corporation, or any other person who shows good cause therefor, at any time, may either appoint 1 or more of the directors of the corporation to be trustees, or appoint 1 or more persons to be receivers, of and for the corporation, to take charge of the corporation’s property, and to collect the debts and property due and belonging to the corporation, with power to prosecute and defend, in the name of the corporation, or otherwise, all such suits as may be necessary or proper for the purposes aforesaid, and to appoint an agent or agents under them, and to do all other acts which might be done by the corporation, if in being, that may be necessary for the final settlement of the unfinished business of the corporation. The powers of the trustees or receivers may be continued as long as the Court of Chancery shall think necessary for the purposes aforesaid.

§ 280. Notice to claimants; filing of claims.

(a)

(1) After a corporation has been dissolved in accordance with the procedures set forth in this chapter, the corporation or any successor entity may give notice of the dissolution, requiring all persons having a claim against the corporation other than a claim against the corporation in a pending action, suit or proceeding to which the corporation is a party to present their claims against the corporation in accordance with such notice. Such notice shall state:

(i) That all such claims must be presented in writing and must contain sufficient information reasonably to inform the corporation or successor entity of the identity of the claimant and the substance of the claim;

(ii) The mailing address to which such a claim must be sent;

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(iii) The date by which such a claim must be received by the corporation or successor entity, which date shall be no earlier than 60 days from the date thereof; and

(iv) That such claim will be barred if not received by the date referred to in paragraph (a)(1)(iii) of this section; and

(v) That the corporation or a successor entity may make distributions to other claimants and the corporation’s stockholders or persons interested as having been such without further notice to the claimant; and

(vi) The aggregate amount, on an annual basis, of all distributions made by the corporation to its stockholders for each of the 3 years prior to the date the corporation dissolved.

Such notice shall also be published at least once a week for 2 consecutive weeks in a newspaper of general circulation in the county in which the office of the corporation’s last registered agent in this State is located and in the corporation’s principal place of business and, in the case of a corporation having $10,000,000 or more in total assets at the time of its dissolution, at least once in all editions of a daily newspaper with a national circulation. On or before the date of the first publication of such notice, the corporation or successor entity shall mail a copy of such notice by certified or registered mail, return receipt requested, to each known claimant of the corporation including persons with claims asserted against the corporation in a pending action, suit or proceeding to which the corporation is a party.

(2) Any claim against the corporation required to be presented pursuant to this subsection is barred if a claimant who was given actual notice under this subsection does not present the claim to the dissolved corporation or successor entity by the date referred to in paragraph (a)(1)(iii) of this section.

(3) A corporation or successor entity may reject, in whole or in part, any claim made by a claimant pursuant to this subsection by mailing notice of such rejection by certified or registered mail, return receipt requested, to the claimant within 90 days after receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title; provided however, that in the case of a claim filed pursuant to § 295 of this title against a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery the time period shall be as provided in § 296 of this title, and the 30-day appeal period provided for in § 296 of this title shall be applicable. A notice sent by a corporation or successor entity pursuant to this subsection shall state that any claim rejected therein will be barred if an action, suit or proceeding with respect to the claim is not commenced within 120 days of the date thereof, and shall be accompanied by a copy of §§ 278-283 of this title and, in the case of a notice sent by a court-appointed receiver or trustee and as to which a claim has been filed pursuant to § 295 of this title, copies of §§ 295 and 296 of this title.

(4) A claim against a corporation is barred if a claimant whose claim is rejected pursuant to paragraph (a)(3) of this section does not commence an action, suit or proceeding with respect to the claim no later than 120 days after the mailing of the rejection notice.

(b)

(1) A corporation or successor entity electing to follow the procedures described in subsection (a) of this section shall also give notice of the dissolution of the corporation to persons with contractual claims contingent upon the occurrence or nonoccurrence of future events or otherwise conditional or unmatured, and request that such persons present such claims in accordance with the terms of such notice. Provided however, that as used in this section and in § 281 of this title, the term “contractual claims” shall not include any implied warranty as to any product manufactured, sold, distributed or handled by the dissolved corporation. Such notice shall be in substantially the form, and sent and published in the same manner, as described in paragraph (a)(1) of this section.

(2) The corporation or successor entity shall offer any claimant on a contract whose claim is contingent, conditional or unmatured such security as the corporation or successor entity determines is

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sufficient to provide compensation to the claimant if the claim matures. The corporation or successor entity shall mail such offer to the claimant by certified or registered mail, return receipt requested, within 90 days of receipt of such claim and, in all events, at least 150 days before the expiration of the period described in § 278 of this title. If the claimant offered such security does not deliver in writing to the corporation or successor entity a notice rejecting the offer within 120 days after receipt of such offer for security, the claimant shall be deemed to have accepted such security as the sole source from which to satisfy the claim against the corporation.

(c)

(1) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security that will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party other than a claim barred pursuant to subsection (a) of this section.

(2) A corporation or successor entity which has given notice in accordance with subsections (a) and (b) of this section shall petition the Court of Chancery to determine the amount and form of security that will be sufficient to provide compensation to any claimant who has rejected the offer for security made pursuant to paragraph (b)(2) of this section.

(3) A corporation or successor entity which has given notice in accordance with subsection (a) of this section shall petition the Court of Chancery to determine the amount and form of security which will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 5 years after the date of dissolution or such longer period of time as the Court of Chancery may determine not to exceed 10 years after the date of dissolution. The Court of Chancery may appoint a guardian ad litem in respect of any such proceeding brought under this subsection. The reasonable fees and expenses of such guardian, including all reasonable expert witness fees, shall be paid by the petitioner in such proceeding.

(d) The giving of any notice or making of any offer pursuant to this section shall not revive any claim then barred or constitute acknowledgment by the corporation or successor entity that any person to whom such notice is sent is a proper claimant and shall not operate as a waiver of any defense or counterclaim in respect of any claim asserted by any person to whom such notice is sent.

(e) As used in this section, the term “successor entity” shall include any trust, receivership or other legal entity governed by the laws of this State to which the remaining assets and liabilities of a dissolved corporation are transferred and which exists solely for the purposes of prosecuting and defending suits, by or against the dissolved corporation, enabling the dissolved corporation to settle and close the business of the dissolved corporation, to dispose of and convey the property of the dissolved corporation, to discharge the liabilities of the dissolved corporation and to distribute to the dissolved corporation’s stockholders any remaining assets, but not for the purpose of continuing the business for which the dissolved corporation was organized.

(f) The time periods and notice requirements of this section shall, in the case of a corporation or successor entity for which a receiver or trustee has been appointed by the Court of Chancery, be subject to variation by, or in the manner provided in, the Rules of the Court of Chancery.

(g) In the case of a nonstock corporation, any notice referred to in the last sentence of paragraph (a)(3) of this section shall include a copy of § 114 of this title. In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.

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§ 281. Payment and distribution to claimants and stockholders.

(a) A dissolved corporation or successor entity which has followed the procedures described in § 280 of this title:

(1) Shall pay the claims made and not rejected in accordance with § 280(a) of this title,

(2) Shall post the security offered and not rejected pursuant to § 280(b)(2) of this title,

(3) Shall post any security ordered by the Court of Chancery in any proceeding under § 280(c) of this title, and

(4) Shall pay or make provision for all other claims that are mature, known and uncontested or that have been finally determined to be owing by the corporation or such successor entity.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to § 280(a)(3) of this title. In the absence of actual fraud, the judgment of the directors of the dissolved corporation or the governing persons of such successor entity as to the provision made for the payment of all obligations under paragraph (a)(4) of this section shall be conclusive.

(b) A dissolved corporation or successor entity which has not followed the procedures described in § 280 of this title shall, prior to the expiration of the period described in § 278 of this title, adopt a plan of distribution pursuant to which the dissolved corporation or successor entity (i) shall pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the corporation or such successor entity, (ii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the corporation which is the subject of a pending action, suit or proceeding to which the corporation is a party and (iii) shall make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the corporation or that have not arisen but that, based on facts known to the corporation or successor entity, are likely to arise or to become known to the corporation or successor entity within 10 years after the date of dissolution. The plan of distribution shall provide that such claims shall be paid in full and any such provision for payment made shall be made in full if there are sufficient assets. If there are insufficient assets, such plan shall provide that such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets legally available therefor. Any remaining assets shall be distributed to the stockholders of the dissolved corporation.

(c) Directors of a dissolved corporation or governing persons of a successor entity which has complied with subsection (a) or (b) of this section shall not be personally liable to the claimants of the dissolved corporation.

(d) As used in this section, the term “successor entity” has the meaning set forth in § 280(e) of this title.

(e) The term “priority,” as used in this section, does not refer either to the order of payments set forth in paragraph (a)(1)-(4) of this section or to the relative times at which any claims mature or are reduced to judgment.

(f) In the case of a nonprofit nonstock corporation, provisions of this section regarding distributions to members shall not apply to the extent that those provisions conflict with any other applicable law or with that corporation’s certificate of incorporation or bylaws.

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§ 282. Liability of stockholders of dissolved corporations.

(a) A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) or (b) of this title shall not be liable for any claim against the corporation in an amount in excess of such stockholder’s pro rata share of the claim or the amount so distributed to such stockholder, whichever is less.

(b) A stockholder of a dissolved corporation the assets of which were distributed pursuant to § 281(a) of this title shall not be liable for any claim against the corporation on which an action, suit or proceeding is not begun prior to the expiration of the period described in § 278 of this title.

(c) The aggregate liability of any stockholder of a dissolved corporation for claims against the dissolved corporation shall not exceed the amount distributed to such stockholder in dissolution.

§ 283. Jurisdiction.

The Court of Chancery shall have jurisdiction of any application prescribed in this subchapter and of all questions arising in the proceedings thereon, and may make such orders and decrees and issue injunctions therein as justice and equity shall require.

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YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:

P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/SQZB • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
PHONE Call 1-866-509-2154 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

SQZ Biotechnologies Company
Special Meeting of Stockholders

For Stockholders of record as of January 23, 2024

DATE:	Thursday, February 29, 2024
TIME:	9:30 AM, Eastern Time
PLACE:	Special Meeting to be held live via the Internet - please visit
www.proxydocs.com/SQZB for more details

This proxy is being solicited on behalf of the Board of Directors

The undersigned stockholder(s) of SQZ Biotechnologies Company (the “Company”) hereby appoint(s) Howard Bernstein and Lawrence Knopf, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of the Company that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at 9:30 a.m. Eastern Time on February 29, 2024, via a live webcast available by registering at www.proxydocs.com/SQZB, and any adjournment, continuation or postponement thereof.

Such proxies are authorized to vote in their discretion on any matter that the Board of Directors did not know would be presented at the Special Meeting of Stockholders by a reasonable time before the proxy solicitation was made, and on such other business as may properly be brought before the meeting or any adjournment, continuation or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

SQZ Biotechnologies Company

Special Meeting of Stockholders

Please make your marks like this: ☒

THE BOARD RECOMMENDS A VOTE:

FOR ON PROPOSALS 1, 2 AND 3

PROPOSAL		YOUR VOTE		THE BOARD RECOMMENDS

	FOR	AGAINST	ABSTAIN

1.  The approval of the sale of all or substantially all of the assets of the Company (the “Sale”) pursuant to the Asset Purchase Agreement, dated December 21, 2023, by and between the Company and STEMCELL Technologies Canada Acquisitions Inc. (the “Purchaser”), a copy of which is attached to the accompanying proxy statement as Exhibit A (such agreement, the “Asset Purchase Agreement,” and such proposal the “Sale Proposal”).

	☐	☐	☐	FOR

2.  The approval of the liquidation and dissolution of the Company (the “Dissolution”) and the Plan of Liquidation and Dissolution (the “Plan of Dissolution”), a copy of which is attached to the accompanying proxy statement as Exhibit B, which, if approved, will authorize the Board of Directors (the “Board”) to liquidate and dissolve the Company in accordance with the Plan of Dissolution (the “Dissolution Proposal”).

	☐	☐	☐	FOR

3.  To grant discretionary authority to the Board to adjourn the Special Meeting, from time to time, to a later date or dates to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the Sale Proposal or the Dissolution Proposal (the “Adjournment Proposal”).

	☐	☐	☐	FOR

4. To transact such other business as may properly come before the Special Meeting or any adjournments, postponements or continuations thereof.

You must register to attend the meeting online and/or participate at www.proxydocs.com/SQZB

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date

You must register to attend the meeting online and/or participate at www.proxydocs.com/SQZB

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date